As filed with the Securities and Exchange Commission on August 2, 2023
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LCNB Corp.
(Exact name of Registrant as specified in its charter)
Ohio (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	31-1626393 (I.R.S. Employer Identification Number)
2 North Broadway, Lebanon, Ohio 45036
(513) 932-1414
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric J. Meilstrup
President & Chief Executive Officer
LCNB Corp.
2 North Broadway, Lebanon, Ohio 45036
(513) 932-1414
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christian Gonzalez, Esq. Dinsmore & Shohl LLP 199 W. Nationwide Blvd., Suite 200 Columbus, Ohio 43215 Phone: (614) 628-6921	Kip A. Weissman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20015 Phone: (202) 274-2029

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer	☒ Non-accelerated filer
☐ Accelerated filer	☒ Smaller reporting company
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐
Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐
Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED AUGUST 2, 2023, SUBJECT TO COMPLETION
Prospectus of LCNB Corp.	Proxy Statement of Cincinnati Bancorp, Inc.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear Fellow Stockholder of Cincinnati Bancorp, Inc.:
LCNB Corp. (“LCNB”) and Cincinnati Bancorp, Inc. (“CNNB”) have entered into an Agreement and Plan of Merger dated as of May 17, 2023 (the “Merger Agreement”), which provides for the merger of CNNB with and into LCNB, with LCNB being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite approval of the stockholders of CNNB and the approval of the Merger by various regulatory agencies.
If completed, the proposed Merger will bring together two customer-focused organizations with deep commitments to the communities they serve, and will be a great benefit to all stakeholders by driving opportunities to expand LCNB’s presence in the Cincinnati metro and surrounding communities. Overall, the Merger will benefit CNNB’s customers by providing them access to a broader array of products and services offered by LCNB.
Under the terms of the Merger Agreement:
•
Prior to the effective time of the Merger, holders of CNNB common stock will be entitled to elect whether they would like to receive cash consideration or LCNB common shares for their outstanding CNNB common stock. Ultimately, 20% of the aggregate consideration will be cash and 80% of the aggregate consideration will be LCNB common shares. In the event the elected ratio is not 20/80 cash / LCNB common shares, the consideration will be reallocated until the 20/80 ratio is obtained, as detailed in the Merger Agreement.

•
Holders of CNNB common stock will be entitled to receive from LCNB, after the Merger is completed, merger consideration payable in the form of a combination of LCNB common shares and cash to be calculated as set forth in the Merger Agreement.

•
At the effective time of the Merger, each previously held share of CNNB common stock will be converted into the right to receive either: (i) 0.9274 LCNB common shares; (ii) cash consideration equal to $17.21; or (iii) a combination thereof, subject to the reallocation procedures detailed in the Merger Agreement.

•
Holders of LCNB common shares will continue to own their existing LCNB common shares. LCNB common shares are traded on the Nasdaq Capital Market® under the symbol “LCNB.”

On May 17, 2023, the date of execution of the Merger Agreement, the closing price of LCNB common shares was $15.65 per share. On July 28, 2023, the closing price of LCNB common shares was $17.35 per share. Shares of CNNB common stock are traded on the OTCQX Market under the symbol “CNNB.” On May 17, 2023, the date of execution of the Merger Agreement, the closing price of shares of CNNB common stock was $13.80 per share. On July 28, 2023, the closing price of CNNB common stock was $14.90 per share. The value of the LCNB common shares at the time of completion of the Merger could be greater than, less than or the same as the value of LCNB common shares on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of LCNB common shares and CNNB common stock.
LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CNNB common stock who would otherwise be entitled to receive a fractional LCNB common shares (after taking into account all shares of CNNB common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by $17.21.
CNNB will hold a special meeting of its stockholders to vote on the approval of the Merger Agreement and the transactions contemplated thereby. The special meeting of CNNB stockholders will be held at Cincinnati Federal’s main office, located at 6581 Harrison Avenue, Cincinnati, Ohio, at [      ], Eastern Daylight Time, on [      ], 2023. CNNB stockholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.
This document is a proxy statement of CNNB that it is using to solicit proxies for use at its special meeting of stockholders to vote on the Merger Agreement and the transactions contemplated by it, including the Merger. It is also a prospectus relating to LCNB’s offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the CNNB special meeting, the Merger proposal, and other related matters.
The board of directors of CNNB unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that stockholders vote “FOR” each of the proposals to be considered at the CNNB special meeting.
You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 15 for a discussion of the risks related to the Merger and owning LCNB common shares after the Merger.
Whether or not you plan to attend the CNNB special meeting, your board urges you to vote by either completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope or by submitting your proxy by telephone or over the Internet.
Not voting by proxy or at the special meeting will have the same effect as voting against the approval of the Merger Agreement. Your board urges you to carefully read this proxy statement/prospectus, which contains a detailed description of CNNB’s special meeting, the Merger proposal, the LCNB common shares to be issued in the Merger and other related matters.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Laurel Hill Advisory Group, LLC, CNNB’s proxy solicitor, by calling toll-free at 1-(888)-742-1305. Banks and brokers should call (516) 933-3100.
Sincerely,
Robert A. Bedinghaus
Chairman and Chief Executive Officer
Cincinnati Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the LCNB common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.
This proxy statement/prospectus is dated            , 2023, and it
is first being mailed to CNNB stockholders on or about            , 2023.

CINCINNATI BANCORP, INC.
6581 Harrison Avenue
Cincinnati, Ohio 45247
(513) 574-3025
Notice of Special Meeting of Stockholders
To be held on [      ], 2023
To the Stockholders of Cincinnati Bancorp, Inc.:
Notice is hereby given that a special meeting of the stockholders of Cincinnati Bancorp, Inc. (“CNNB”) will be held at the main office of Cincinnati Federal, located at the above address, at [      ] a.m., Eastern Daylight Time, on [      ], 2023, for the purpose of considering and voting on the following matters:
1.
A proposal to approve the Agreement and Plan of Merger dated as of May 17, 2023, by and between LCNB Corp. and CNNB; and

2.
A proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

Holders of record of CNNB common stock at the close of business on [      ], 2023, the record date, are entitled to notice of and to vote on each of these proposals at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of CNNB’s shares of common stock outstanding and entitled to vote is required to approve the Agreement and Plan of Merger.
A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.
Pursuant to Maryland law and CNNB’s Amended and Restated Articles of Incorporation, holders of CNNB common stock are not entitled to the rights of an objecting or dissenting stockholder.
Your vote is very important, regardless of the number of shares of CNNB common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of CNNB common stock are represented at the special meeting, you may vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or over the Internet. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.
The CNNB board of directors unanimously recommends that you vote (1) “FOR” the approval of the Agreement and Plan of Merger, and (2) “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.
By Order of the Board of Directors,
Robert A. Bedinghaus
Chairman and Chief Executive Officer
Cincinnati Bancorp, Inc.
         , 2023
Cincinnati, Ohio

WHERE YOU CAN FIND MORE INFORMATION
LCNB Corp. (“LCNB”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). LCNB’s public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of LCNB’s filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below. Certain information filed by LCNB with the SEC is also available, without charge, through LCNB’s website at www.lcnbcorp.com.
LCNB has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to CNNB stockholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about LCNB from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 85. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:
LCNB Corp.
2 North Broadway
Lebanon, Ohio 45036
Attn: Investor Relations
(513) 932-1414
To obtain timely delivery of these documents, you must request the information no later than     , 2023 in order to receive them before the CNNB special meeting.
CNNB does not file reports or other information with the SEC. If you would like to copies of CNNB’s Amended and Restated Articles of Incorporation and/or Bylaws from CNNB, please send a request in writing or by telephone at the CNNB address and telephone number listed below:
Cincinnati Bancorp, Inc.
6581 Harrison Avenue
Cincinnati, OH 45247
Attn: Robert A. Bedinghaus
(513) 574-3025
To obtain timely delivery of these documents, you must request the information no later than     , 2023 in order to receive them before the CNNB special meeting.
LCNB common shares are traded on the Nasdaq Capital Market® under the symbol “LCNB.” CNNB’s common stock is traded on the OTCQX Market under the symbol “CNNB.”
Neither LCNB nor CNNB has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of LCNB’s and CNNB’s business, financial condition, results of operations and prospects may have changed since those dates.

i

Financial Information:
Unaudited Consolidated Financial Statements of Cincinnati Bancorp, Inc. as of and for the Three Months Ended March 31, 2023 and 2022
Audited Consolidated Financial Statements of Cincinnati Bancorp, Inc. as of and for the Years Ended December 31, 2022, 2021 and 2020
Annexes:
ANNEX A Agreement and Plan of Merger	A-1
ANNEX B Opinion of Piper Sandler & Co.	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Merger and the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because LCNB Corp. (“LCNB”) and Cincinnati Bancorp, Inc. (“CNNB”) have entered into an Agreement and Plan of Merger dated as of May 17, 2023 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which CNNB will be merged with and into LCNB, with LCNB being the surviving entity (the “Merger”) on the effective date of the Merger (the “Effective Date”). Immediately following the Merger, Cincinnati Federal, a federal savings bank and wholly-owned subsidiary of CNNB (“Cincinnati Federal”), will merge with and into LCNB National Bank, a national bank and wholly owned subsidiary of LCNB (“LCNB Bank”), with LCNB Bank being the surviving entity (the “Subsidiary Bank Merger”).

The Merger Agreement must be approved by the stockholders of CNNB before the Merger can be completed. To that end, CNNB is holding a special meeting of its stockholders (the “CNNB Special Meeting”) to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by CNNB’s stockholders.
This document constitutes the proxy statement of CNNB for use in soliciting proxies for the CNNB Special Meeting. This document is also a prospectus that is being delivered by LCNB to CNNB’s stockholders because, in connection with the Merger, LCNB is offering LCNB common shares to holders of CNNB’s common stock.
This proxy statement/prospectus contains important information about the Merger and the CNNB Special Meeting, and you should read it carefully. The enclosed voting materials allow you to vote your CNNB common stock without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the Merger?

A:
In the Merger, CNNB will merge with and into LCNB, with LCNB being the surviving entity. Each share of CNNB common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive merger consideration (the “Merger Consideration”). After completion of the Merger, CNNB will cease to exist as a separate legal entity. The Articles of Incorporation and Code of Regulations of LCNB immediately prior to the effective time of the Merger will continue to be the Articles of Incorporation and Code of Regulations of LCNB immediately following the effective time of the Merger. Immediately after the Merger, or at a later time determined by LCNB, the Subsidiary Bank Merger will occur, with LCNB Bank as the surviving bank. Holders of LCNB common shares will continue to own their existing LCNB common shares. See the information provided in the section entitled “THE MERGER” beginning on page 39 and the Merger Agreement included as Annex A for more information about the Merger.

Q:
What will CNNB stockholders receive in the Merger?

A:
Under the terms of the Merger Agreement, stockholders of CNNB will be entitled to receive from LCNB, after the Merger is completed, Merger Consideration payable in the form of LCNB common shares to be calculated as set forth in the Merger Agreement or cash, pursuant to the election made by the CNNB stockholder prior to the Effective Time, or a combination of both LCNB common shares and cash, as discussed herein. At the Effective Time, each share of CNNB common stock, other than treasury shares, will be converted into the right to receive either 0.9274 LCNB common shares or $17.21 in cash, without interest, depending on the CNNB stockholder’s previously completed election and subject to the reallocation procedures detailed in the Merger Agreement. The Merger Consideration may be subject to a pricing adjustment, as provided in the Merger Agreement.

LCNB will not issue any fractional shares in connection with the Merger. Instead, each holder of CNNB common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CNNB common stock owned by such holder at the Effective Time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled multiplied by $17.21. Any such cash paid for fractional shares will not count toward the 20% of consideration to be paid in cash.
Q:
As a CNNB stockholder, can I make an election as to the form of Merger Consideration I receive?

A:
Yes. At least fifteen (15) days prior to the Effective Time, CNNB stockholders will have the opportunity to elect what they would like to receive as Merger Consideration via materials transmitted by the exchange agent, Pacific Stock Transfer Company (the “Exchange Agent”): (i) LCNB common shares at an exchange ratio of 0.9274 per share of CNNB common stock (the “Exchange Ratio”, and such LCNB common shares received the “Per Share Stock Consideration”); (ii) cash at a rate of $17.21 (the “Per Share Cash Consideration”); or (iii) a combination of the Per Share Stock Consideration and Per Share Cash Consideration. In addition to making their election via the materials provided by the Exchange Agent, the CNNB stockholders will provide any shares held in physical form as well as a letter of transmittal or other required exchange materials.

Ultimately, the Merger Consideration for all outstanding shares of CNNB common stock will be 80% LCNB common shares and 20% cash. If holders of CNNB common stock elect to receive more than 80% total Merger Consideration as LCNB common shares or if holders of CNNB common stock elect to receive more than 20% total Merger Consideration as cash, the ratio will be appropriately adjusted to 80% LCNB common shares and 20% cash, and the ratio will be applied pro rata to the holders of CNNB common stock that made such election.
Any holder of CNNB who does not make an election will receive LCNB common shares, cash, or a combination of both at the discretion of the Exchange Agent prior to the re-balancing introduced above in order to help the Exchange Agent reach the 80% LCNB common shares and 20% cash ratio prior to redistributing the shares of those stockholders who made the election.
Q:
Why are LCNB and CNNB proposing to merge?

A:
CNNB believes that the Merger is in the best interests of its stockholders and other constituencies because, among other reasons, the Merger Consideration will provide enhanced value and increased liquidity to CNNB stockholders. Furthermore, as a result of the Merger, CNNB will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs, while maintaining the community bank philosophy that both institutions currently share. To review CNNB’s reasons for the Merger in more detail, see “THE MERGER — CNNB’s Reasons for the Merger” on page 43 of this proxy statement/prospectus.

LCNB believes that the Merger will benefit LCNB and its shareholders by enabling LCNB to further strengthen its position in the Cincinnati, Ohio area market and the competitive position of the combined organization. Furthermore, LCNB believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review LCNB’s reasons for the Merger in more detail, see “THE MERGER — LCNB’s Reasons for the Merger” on page 55 of this proxy statement/prospectus.
Q:
Does CNNB anticipate paying any dividends prior to the Effective Date?

A:
No, CNNB does not anticipate paying any dividends prior to the effective date.

Q:
What are the expected material U.S. Federal Income Tax consequences of the Merger?

A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and LCNB has received a legal opinion to that effect. Accordingly, we expect the Merger, generally, to be tax-free to United States resident CNNB common stockholders for United States federal income tax purposes with respect to the LCNB common shares that they receive pursuant to the Merger. However, neither LCNB nor CNNB has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger

Agreement or the transactions contemplated by it. The United States federal income tax consequences of the Merger to a United States resident CNNB common stockholder will depend on the relative mix of cash and LCNB common shares received by that CNNB common stockholder. United States resident CNNB common stockholders will not recognize any gain or loss for United States federal income tax purposes if they exchange their shares of CNNB common stock solely for LCNB common shares in the Merger, except with respect to cash received in lieu of fractional LCNB common shares. United States resident CNNB common stockholders will recognize gain or loss if they exchange their shares of CNNB common stock solely for cash in the Merger. United States resident CNNB common stockholders will recognize gain, but not loss, if they exchange their shares of CNNB common stock for a combination of LCNB common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. Any gain recognized on the Merger consideration could be subject to an additional tax on “net investment income,” depending on the stockholder’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.” You should consult with your tax advisor for the specific tax consequences of the Merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60.
THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
When and where will the CNNB special meeting of stockholders take place?

A:
The special meeting of stockholders of CNNB (the “CNNB Special Meeting”) will be held at Cincinnati Federal’s main office, located at 6581 Harrison Avenue, Cincinnati, Ohio, at [      ], Eastern Daylight Time, on [      ], 2023.

Even if you plan to attend the CNNB Special Meeting, CNNB recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of CNNB common stock are represented at the special meeting, you may vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or over the Internet. If you hold your shares in “street name” through a broker or other nominee, you should follow the instructions in the notice of Internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common stock. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee.
Q:
What matters will be considered at the special meeting of CNNB?

A:
The stockholders of CNNB will be asked to (1) vote to approve the Merger Agreement and the transactions contemplated thereby, and (2) vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Q:
What vote is needed to approve the Merger Agreement and to approve the other matters at the CNNB Special Meeting?

A:
The CNNB capital stock outstanding on the record date for the CNNB Special Meeting only consists of common stock. The approval of the Merger proposal requires the affirmative vote of the holders of at least a majority of the shares of CNNB common stock outstanding on the record date for the CNNB Special Meeting and entitled to vote.

The adjournment of the CNNB Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CNNB Special Meeting, will be decided by a majority of the votes cast if a quorum is present. If a quorum is not present at the CNNB Special Meeting, CNNB’s Bylaws (“CNNB’s Bylaws”) permit the CNNB Board of Directors or the holders of the majority of shares present at the meeting to adjourn the CNNB Special Meeting to another date, time and place.

Q:
Who is entitled to vote at the CNNB Special Meeting?

A:
If you were the record holder of CNNB common stock as of [      ], 2023 (the record date for the CNNB Special Meeting), you are entitled to receive notice of, and to vote at, the CNNB Special Meeting.

Each holder of CNNB common stock is entitled to cast one (1) vote on each matter properly brought before the CNNB Special Meeting for each share of CNNB common stock that such holder owned as of the record date.
Q:
How do I vote my common stock of CNNB?

A:
Attendance in person at the CNNB Special Meeting is not required to vote. Whether or not you attend the CNNB Special Meeting, the CNNB board of directors urges you to promptly submit your voting instructions before the CNNB Special Meeting so that your shares will be represented at the CNNB Special Meeting. If you return your properly executed and dated proxy card prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of CNNB’s common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Merger proposal and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.

Q:
How can I vote my shares in attendance at the CNNB Special Meeting?

A:
Record Holders.   Shares held directly in your name as the holder of record of CNNB common stock may be voted at the CNNB Special Meeting.

Shares in “street name.”   If your CNNB common stock is held through a broker, bank or other institution, you must obtain a “legal proxy” from the record holder of your shares in order to vote in person at the CNNB Special Meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.
Cincinnati Federal Employee Stock Ownership Plan (the “ESOP”) Participants.   If you participate in the ESOP, you will receive a voting instruction card that reflects all shares that you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions.
Cincinnati Federal 401(k) Profit Sharing Plan (the “401(k) Plan”) Participants.   If you hold CNNB common stock in the 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the 401(k) Plan trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, you may direct the 401(k) Plan trustee how to vote the shares allocated to your account. If the 401(k) Plan trustee does not receive your voting instructions, the 401(k) Plan trustee will be instructed to vote your shares in the same proportion as the voting instructions received from other 401(k) Plan participants.
The deadline for returning your voting instruction cards is [      ], 2023.
Even if you plan to attend the CNNB Special Meeting, as applicable, CNNB recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “How can I vote my share without attending the special meeting?” below. Additional information on attending the special meetings can be found under the section entitled “The Special Meeting of Stockholders of CNNB” on page 37.
Q:
What will happen if I fail to vote or abstain from voting at the CNNB Special Meeting?

A:
A majority of the shares of CNNB common stock outstanding on the record date must be represented at the CNNB Special Meeting in person or by proxy in order to constitute a quorum for purposes of acting on the Merger proposal. If you fail to attend the CNNB Special Meeting and fail to submit timely a proxy for the CNNB Special Meeting (or fail to instruct your bank, broker, or other nominee how to vote), your shares of CNNB common stock will not be counted towards a quorum and will have the same effect as a vote “AGAINST” the approval of the Merger proposal.
If you fail to promptly submit your voting instructions by returning your proxy card before the CNNB Special Meeting or vote in person at the CNNB Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to return your proxy card or submit your voting instructions by telephone or via the Internet or vote in person at the CNNB Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the adjournment of CNNB’s special meeting, if necessary, to solicit additional proxies, it will have no effect on the votes on those proposals.
Q:
How will my shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card or your proxy instructions with respect to the CNNB proposals and do not indicate how you want your shares of CNNB common stock to be voted, then your shares will be voted “FOR” the approval of the Merger Agreement and, if necessary, “FOR” the adjournment of the special meeting to solicit additional proxies.

Q:
If my shares of common stock are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A:
No. You must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your common stock. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common stock will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a CNNB stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal.
Q:
Can I change my vote after I have submitted my proxy?

A:
Whether you vote by mail, by telephone or via the Internet, if you are a registered stockholder, unless otherwise noted, you may later revoke your proxy by:

•
sending a written statement to that effect to our Corporate Secretary;

•
submitting a properly signed proxy card with a later date; or

•
voting in person at the Special Meeting (Note: Attendance at the meeting will not, in itself, constitute revocation of your proxy).

If you hold your shares through the ESOP, a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from you bank, broker, trustee or nominee to change those instructions.
Q:
Are the CNNB stockholders entitled to dissenters’ rights?

A:
No. Under Section 3-202 of Maryland General Corporation Law and CNNB’s Amended and Restated Articles of Incorporation, holders of CNNB common stock are not entitled to dissenter’s rights in connection with the Merger.

Q:
When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the fourth quarter of 2023, assuming stockholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger, detailed in the Merger Agreement, have been satisfied or waived.

Q:
Should CNNB stockholders send in their stock certificates now?

A:
No. In connection with the Merger Consideration election process, which will take place at least fifty-five (55) business days prior to the Effective Date, and conclude at least fifteen (15) business days prior to the Effective Date, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your CNNB stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy form.

Q:
What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its Annexes, please vote your CNNB common stock using one of the methods as described in the questions above entitled “How do I vote my common stock of CNNB?” on page 4, as applicable, as soon as possible. By submitting your proxy, you authorize the individuals named in CNNB to vote your common stock at the CNNB Special Meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the CNNB Special Meeting, please submit your proxy with voting instructions to ensure that your shares will be voted at the CNNB Special Meeting.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the approval of the CNNB merger proposal or the other proposals to be considered at the CNNB Special Meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 15. You also should read and carefully consider the risk factors of LCNB contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What is householding and how does it affect me?

A:
If you and others who share your address own your shares of CNNB common stock in “street name,” your broker or other holder of record may be sending only one proxy statement/prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate proxy statement/prospectus in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of the proxy statement/prospectus, you can request householding by contacting your broker or other holder of record.

Q:
Who can answer my questions about the Merger?

A:
If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards or copies of documents of LCNB incorporated by reference into this proxy statement/prospectus, please contact LCNB or CNNB, as applicable:

LCNB Corp. 2 North Broadway Lebanon, Ohio 45036 Attn: Investor Relations (513) 932-1414	Cincinnati Bancorp, Inc. 6581 Harrison Avenue Cincinnati, OH 45247 Attn: Robert A. Bedinghaus (513) 574-3025

Q:
Who can answer my questions about voting my shares of CNNB Common Stock?

A:
If you have questions about voting your shares of CNNB common stock, please contact CNNB’s proxy solicitor:

Laurel Hill Advisory Group, LLC
Record Holders: 1-(888) 742-1305 (toll-free)
Banks and brokers (516) 933-3100

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about LCNB into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 85. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.
The Companies
LCNB Corp.
LCNB Corp.
P.O. Box 59
2 North Broadway
Lebanon, Ohio 45036
Attention: Eric J. Meilstrup, President and CEO
Phone: (513) 932-1414
LCNB is a financial holding company headquartered in Lebanon, Ohio. Substantially all of the assets, liabilities and operations of LCNB are attributable to its wholly-owned subsidiary, LCNB National Bank (“LCNB Bank”). LCNB Bank, was formed as a national banking association in 1877. On May 19, 1999, LCNB Bank became a wholly-owned subsidiary of LCNB.
LCNB Bank is a full service community bank offering a wide range of commercial, personal banking, and trust and investment services. Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Lifetime Checking accounts (a program designed for senior citizens), individual retirement accounts, and certificates of deposit. Additional supportive services include online banking, bill pay, mobile banking and telephone banking. Commercial customers also have both cash management and remote deposit capture products as potential options. Deposits of LCNB Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”).
Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, various types of consumer loans, and Small Business Administration loans. LCNB Bank’s mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential or commercial mortgages. Most fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained. Consumer lending activities include automobile, boat, home improvement and personal loans.
The wealth management division of LCNB Bank provides complete trust administrative, estate settlement, and fiduciary services and also offers investment management of trusts, agency accounts, individual retirement accounts, and foundations/endowments.
Security brokerage services are offered by the LCNB Bank through arrangements with LPL Financial LLC, a registered broker/dealer. Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance.
Other services offered include safe deposit boxes, night depositories, cashier’s checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, personal computer-based cash management services, 24-hour telephone banking, PC Internet banking, mobile banking, and other services tailored for both individuals and businesses.

LCNB Bank considers its primary market area to consist of counties where it has a physical presence and neighboring counties, which includes Southwestern and South Central Ohio. LCNB Bank has twenty-nine (29) bank offices serving ten (10) southwestern and south-central Ohio counties.
LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” LCNB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about LCNB is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 85 of this proxy statement/prospectus.
Cincinnati Bancorp, Inc.
Cincinnati Bancorp, Inc.
6581 Harrison Avenue,
Cincinnati, Ohio
Phone: (513) 574-3025
CNNB, a Maryland corporation, is the savings and loan holding company for Cincinnati Federal. Through Cincinnati Federal, a federal savings bank, CNNB’s business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in one- to four-family residential real estate loans, nonresidential real estate and multi-family loans, home equity loans and lines of credit, and construction and land loans. CNNB also invests in securities, which consist primarily of mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock. CNNB offers a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. Cincinnati Federal also operates an active mortgage banking business, which originates loans both for sale into the secondary market and for retention in its portfolio.
Cincinnati Federal’s primary market area is concentrated around the Cincinnati area in Southwestern Ohio, which includes four (4) banking offices in Ohio and one (1) banking office in Florence Kentucky, operated by Kentucky Federal, a division of Cincinnati Federal. Cincinnati Federal also operates a lending office in Milford, Ohio.
CNNB’s common stock is quoted on the OTCQX Market under the symbol “CNNB.”
The Merger (page 39)
The Merger Agreement provides that, if all of the conditions to the closing of the Merger are satisfied or waived, CNNB will be merged with and into LCNB, with LCNB as the surviving entity. Immediately following the Merger, or at such later time specified by LCNB, Cincinnati Federal will merge with and into LCNB Bank, with LCNB Bank being the surviving entity. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
What CNNB stockholders will receive in the Merger (page 66)
Under the terms of the Merger Agreement, if the Merger is completed, stockholders of CNNB will be entitled to receive, for each share of CNNB common stock, at the election of the holder thereof:
(i)
0.9274 LCNB common shares;

(ii)
$17.21 in cash, without interest; or

(iii)
a combination of both.

The form of consideration to be received by each holder of CNNB common stock is subject to reallocation to ensure that 20% of the Merger Consideration will consist of cash and 80% of the Merger Consideration will consist of LCNB’s common shares.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CNNB common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all CNNB common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the LCNB fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the Per Share Cash Consideration.
Exchange of CNNB common stock (page 67)
Once the Merger is complete, Pacific Stock Transfer Company, as exchange agent (the “Exchange Agent”), will mail you confirmation of your LCNB common shares to be issued by book-entry transfer. Transmittal instructions will be issued during the election process.
CNNB Special Meeting of stockholders (page 37)
A special meeting of stockholders of CNNB will be held at the main office of Cincinnati Federal, located at 6581 Harrison Avenue, Cincinnati, Ohio, at [      ] a.m., Eastern Daylight Time, on [      ], 2023, for the purpose of considering and voting on the following matters:
•
a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•
a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned shares of CNNB common stock as of the close of business on [      ], 2023. As of [      ], 2023, a total of [      ] shares of CNNB common stock were outstanding, with the outstanding shares of common stock eligible to be voted on each matter submitted to stockholders at the CNNB Special Meeting. As of the same date, there were no shares of CNNB preferred stock outstanding or eligible to be voted at the CNNB Special Meeting.
Required vote (page 37)
A quorum, consisting of a majority of the common stock entitled to vote on a matter, is required in order for stockholders to take action on the Merger proposal at the CNNB Special Meeting. The approval of the Merger Agreement and the transactions contemplated thereby at the CNNB Special Meeting will require the affirmative vote of the holders of at least [      ] shares of CNNB common stock, which is a majority of the [      ] shares of CNNB common stock outstanding and entitled to vote at the CNNB Special Meeting. If a quorum of the CNNB common stock exists, the adjournment of the CNNB Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CNNB Special Meeting, will be approved if a majority of the votes cast are voted in favor of adjournment. If a quorum is not present at the CNNB Special Meeting, CNNB’s Bylaws permit CNNB’s board of directors or a majority of stockholders there present to adjourn the CNNB Special Meeting to another date, time and place.
As of [      ], 2023, directors of CNNB owned an aggregate of [      ] shares of CNNB common stock, an amount equal to approximately [      ]% of the outstanding shares CNNB common stock. The directors of CNNB entered a support agreement with LCNB on May 17, 2023, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares of common stock in favor of the approval of the Merger Agreement. As of [      ], 2023, LCNB and its directors, executive officers and affiliates beneficially owned no CNNB common stock, and CNNB and its directors, executive officers and affiliates beneficially owned [      ] LCNB common shares.
Recommendation to CNNB stockholders (page 44)
The board of directors of CNNB unanimously approved the Merger Agreement. The board of directors of CNNB believes that the Merger is in the best interests of CNNB and its stockholders, and, as a result, the directors unanimously recommend that CNNB stockholders vote “FOR” the approval of the Merger Agreement and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of CNNB considered many factors, which are described in the section captioned “THE MERGER — Background of the Merger” and “THE MERGER — CNNB’s Reasons for the Merger” beginning on page 40 and page 43, respectively, of this proxy statement/prospectus.
Opinion of CNNB’s Financial Advisor (page 44)
In connection with the Merger Agreement, CNNB’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated May 17, 2023, to the CNNB board of directors to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of CNNB common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. Piper Sandler’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the CNNB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of CNNB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the CNNB board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of CNNB common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.
Material U.S. federal income tax consequences of the Merger (page 60)
LCNB and CNNB intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Both LCNB and CNNB intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by LCNB or CNNB as a result of the Merger, and (ii) U.S. resident CNNB stockholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their CNNB common stock solely for LCNB common shares in the Merger, except with respect to cash received in lieu of fractional LCNB common shares. U.S. resident CNNB stockholders will recognize gain or loss if they exchange their shares of CNNB common stock solely for cash in the Merger. U.S. resident CNNB stockholders will recognize gain, but not loss, if they exchange their shares of CNNB common stock for a combination of LCNB common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. Any gain recognized on the Merger consideration could be subject to an additional tax on “net investment income,” depending on the stockholder’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.”
All CNNB stockholders should carefully read the description under the section captioned “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All CNNB stockholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
Interests of directors and executive officers of CNNB (page 56)
The directors and executive officers of CNNB have interests in the Merger that are different from, or in addition to, the interests of CNNB stockholders generally. These include:
•
cash payments and certain health and welfare benefits under new settlement agreements with Robert A. Bedinghaus, Chairman and Chief Executive Officer of CNNB and Cincinnati Federal, Herbert C. Brinkman, Chief Financial Officer of CNNB and Cincinnati Federal, Joseph V. Bunke, President of CNNB and Cincinnati Federal, and Gregory W. Meyers, Senior Vice President and Chief Lending Officer of Cincinnati Federal, which will supersede and replace their employment and change in control agreements, as applicable, existing as of the effective time of the Merger;

•
the accelerated vesting of CNNB restricted stock awards;

•
cash payment in exchange for the cancellation of unexercised CNNB stock options;

•
new consulting agreements with Messrs. Bedinghaus and Meyers;

•
cash payments pursuant to new non-competition and non-solicitation agreements with Messrs. Bedinghaus and Meyers

•
one director of CNNB will be appointed to serve on the board of directors of LCNB, subject to LCNB standard corporate governance practices and standard director evaluation process; and

•
continued indemnification and continued insurance for directors and officers of CNNB for events occurring before the Merger.

Each of LCNB’s and CNNB’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER — Interests of CNNB Directors and Officers in the Merger” beginning on page 56 of this proxy statement/prospectus.
Dissenters’ rights of CNNB stockholders (page 39)
Under Section 3-202 of Maryland General Corporation Law and CNNB’s Amended and Restated Articles of Incorporation, CNNB stockholders are not entitled to exercise dissenters’ or appraisal rights.
Certain differences in shareholder rights (page 80)
When the Merger is completed, some CNNB stockholders will receive LCNB common shares and, therefore, will become LCNB shareholders. As LCNB shareholders, your rights will be governed by LCNB’s Amended and Restated Articles of Incorporation and Code of Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF CNNB STOCKHOLDERS AND LCNB SHAREHOLDERS” beginning on page 80 of this proxy statement/prospectus.
Regulatory approvals required for the Merger (page 56)
The Merger cannot be completed until LCNB receives the required regulatory approvals (or waivers of applications), which include the approval of both the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). LCNB has filed an application with the OCC for the bank merger, and intends to file a waiver request to the Federal Reserve relating to the filing of an application for the approval of the holding company merger.
Conditions to the Merger (page 70)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the approval of the Merger Agreement by CNNB stockholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary closing conditions detailed in the Merger Agreement. Although LCNB and CNNB anticipate the closing of the Merger will occur in the fourth quarter of 2023, neither LCNB nor CNNB can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT — Conditions to Consummation of the Merger” beginning on page 70 of this proxy statement/prospectus.
Termination of the Merger Agreement (page 77)
LCNB and CNNB may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after stockholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either LCNB or CNNB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:
•
a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect under the terms and conditions provided in the Merger Agreement;
•
if the Merger is not consummated by March 31, 2024, unless the failure of the Merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•
(i) the approval of any governmental authority required for consummation of the Merger shall have been denied and the denial has become final and no appealable, (ii) any governmental authority whose approval is required for consummation of the Merger shall have requested, directed or advised LCNB or CNNB to withdraw its application for approval of the Merger, or (iii) any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger; or

•
if the requisite CNNB stockholder vote shall not have been obtained at the Special Meeting, provided that the party seeking to terminate shall not have materially breached its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite CNNB vote.

LCNB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before CNNB stockholders approve the Merger Agreement upon written notice to CNNB if:
•
the CNNB board of directors shall have failed to include its recommendation of the Merger Agreement in the proxy statement/prospectus, or withdrawn, modified or qualified its recommendation in a manner adverse to LCNB, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms of the Merger Agreement;

•
the CNNB board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or

•
CNNB or its board of directors has breached its obligations under certain provisions of the Merger Agreement relating to the CNNB Special Meeting and alternative acquisition proposals in any material respect.

CNNB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:
•
that the CNNB board (or a duly authorized committee thereof) has authorized the acceptance of a superior acquisition proposal; provided, that the right of CNNB to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the prior payment by CNNB to LCNB of a $2,000,000 termination fee in accordance with the Merger Agreement; or

•
if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of LCNB’s common stock drops below a certain pre-determined threshold while the NASDAQ Bank Index does not; subject, however, to LCNB’s right to cure by providing notice to CNNB that LCNB intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 78)
If the Merger Agreement is terminated by CNNB under certain circumstances involving alternative acquisition proposals, CNNB may be required to pay a termination fee to LCNB equal to $2,000,000.
Risk Factors (page 15)
In evaluating the Merger Agreement, the Merger or the issuance of LCNB common shares, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 15.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of LCNB and CNNB, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, project, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 15 and the factors previously disclosed in LCNB’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:
•
changes in general economic, political, or industry conditions;

•
uncertainty in U.S. fiscal and monetary policy, including the ongoing increasing interest rate policies of the Federal Reserve;

•
volatility and disruptions in global capital and credit markets;

•
movements in interest rates;

•
discontinuation of LIBOR;

•
competitive pressures on product pricing and services;

•
ongoing geopolitical volatility and political uncertainty;

•
success, impact, and timing of LCNB’s and CNNB’s business strategies, including market acceptance of any new products or services;

•
the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, as well as those involving the OCC, Federal Reserve, FDIC, and other regulatory authorities, as required;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against LCNB or CNNB;

•
delays in completing the Merger;

•
the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•
the failure to obtain stockholder approval or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•
the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where LCNB and CNNB do business;

•
the effect of divestitures that may be required by regulatory authorities in certain markets in which LCNB and CNNB compete;

•
the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•
the potential impact of any future acquisition activity of LCNB following the completion of the Merger;

•
the ability to complete the Merger and integration of LCNB and CNNB successfully;

•
the dilution caused by LCNB’s issuance of additional shares of its capital stock in connection with the Merger;

•
revenues or earnings following the Merger may be lower than expected; and

•
other factors that may affect the future results of LCNB and CNNB.

In addition, certain statements may be contained in the future filings of LCNB with the SEC, in press releases and in oral and written statements made by or with the approval of LCNB or CNNB that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:
•
statements about the benefits of the Merger between LCNB and CNNB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•
statements regarding plans, objectives and expectations of LCNB or CNNB or their respective management or boards of directors;

•
statements regarding future economic performance; and

•
statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither LCNB nor CNNB undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that LCNB has filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.
LCNB and CNNB expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 13, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.
An investment by CNNB stockholders in LCNB common shares as a result of the exchange of CNNB common stock for LCNB common shares in the Merger involves certain risks. Certain material risks and uncertainties connected with the Merger Agreement and transactions contemplated thereby, including the Merger and the Subsidiary Bank Merger, and ownership of LCNB common shares are discussed below. In addition, LCNB discusses certain other material risks connected with the ownership of LCNB common shares and with LCNB’s business under the caption “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
Holders of CNNB common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the proposals for which they may be entitled to vote at the CNNB Special Meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of LCNB common shares that you, as an existing holder of CNNB common stock, will hold upon consummation of the Merger, and could result in a significant decline in the value of LCNB common shares and the holders of CNNB common stock to lose all or part of the value of their respective investments in LCNB common shares.
Risks Related to the Merger
Because the market price of LCNB common shares may fluctuate, holders of CNNB common stock cannot be certain of the market value of the Merger Consideration they will receive.
Under the terms of the Merger Agreement, holders of 80% of the CNNB common stock will receive 0.9274 LCNB common shares for each share of CNNB common stock they hold immediately prior to the Effective Time.
LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CNNB common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CNNB common stock owned by such holder at the Effective Time) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by $17.21.
Any change in the market price of LCNB common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that CNNB stockholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of LCNB and CNNB, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects, consumer concerns regarding the banking industry, and regulatory considerations. Therefore, at the time of the CNNB Special Meeting, CNNB stockholders will not know the precise market value of the consideration they will receive at the Effective Time. CNNB stockholders should obtain current sale prices for LCNB common shares before voting their shares at the CNNB Special Meeting.
You may receive a form of consideration different from the form of consideration you elect.
Under the terms of the Merger Agreement, stockholders of CNNB will be entitled to receive, after the Merger is completed, for each share of CNNB common stock: (i) cash, (ii) LCNB common shares, or (iii) a combination of both. The form of consideration to be received by each CNNB stockholder is subject to reallocation to ensure that 20% of the Merger Consideration will consist of cash and 80% of the Merger Consideration will consist of LCNB’s common shares. The Merger Agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you will receive a portion of the Merger consideration in the form of LCNB’s common shares. If you elect to receive all LCNB common shares and the available stock is oversubscribed, then you will receive a portion of the Merger consideration in cash. If you elect a combination of cash and LCNB’s common shares, you may not receive the specific combination you elect.
The market price of LCNB common shares after the Merger may be affected by factors different from those affecting the shares of CNNB common stock or LCNB common shares currently.
In the Merger, holders of CNNB common stock will become holders of LCNB common shares. Although similar in some respects, LCNB’s business does differ from that of CNNB. Accordingly, the results of operations of the combined company and the market price of LCNB common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of LCNB and CNNB. For a discussion of the businesses of LCNB and CNNB and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.
LCNB could experience difficulties in managing its growth and effectively integrating the operations of CNNB and Cincinnati Federal.
The earnings, financial condition and prospects of LCNB after the Merger will depend in part on LCNB’s ability to successfully integrate the operations of CNNB and Cincinnati Federal and to continue to implement its own business plan. LCNB may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of CNNB and Cincinnati Federal with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. In addition, the attention of LCNB’s management and leadership team could be diverted should they choose to pursue additional acquisition activity. These factors could contribute to LCNB not fully achieving the expected benefits from the Merger.
The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While CNNB and LCNB have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
The Merger Agreement limits CNNB’s ability to pursue alternatives to the Merger with LCNB, may discourage other acquirers from offering a higher valued transaction to CNNB and may, therefore, result in less value for the CNNB stockholders.
The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits CNNB from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire CNNB or Cincinnati Federal.
In addition, if the Merger Agreement is terminated by CNNB under certain circumstances involving alternative acquisition proposals, CNNB may be required to pay a termination fee to LCNB equal to

$2.0 million. The requirement that CNNB make such a payment could discourage another company from making a competing proposal.
The opinion of CNNB’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.
CNNB’s boards of director received an opinion, dated May 17, 2023, from CNNB’s financial advisor as to the fairness of the Merger Consideration, from a financial point of view, as of the date of each such opinion. Subsequent changes in the operation and prospects of CNNB or LCNB, general market and economic conditions and other factors that may be beyond the control of CNNB or LCNB may significantly alter the value of CNNB or LCNB or the prices of the shares of CNNB common stock or LCNB common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of CNNB’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER — Opinion of CNNB’s Financial Advisor” on page 44 of this proxy statement/prospectus.
The unaudited pro forma consolidated financial information included in this proxy statement/prospectus is preliminary and the actual consideration to be issued in the Merger as well as the actual financial condition and results of operations of the combined company after the Merger may differ materially.
The unaudited pro forma consolidated financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the CNNB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The Merger Consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual Merger Consideration and the fair value of the assets and liabilities of CNNB as of the date of the completion of the Merger. Accordingly, the actual value of the Merger Consideration may vary significantly from the value used in preparing the unaudited pro forma consolidated financial information in this document, and the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 21.
LCNB shareholders and CNNB stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.
The Merger will dilute the ownership position of LCNB shareholders and result in CNNB stockholders having an ownership stake in the combined company that is smaller than their current stake in CNNB. Upon completion of the Merger, we estimate that continuing LCNB shareholders will own approximately 84% of the issued and outstanding common shares of the combined company, and former CNNB stockholders will own approximately 16% of the issued and outstanding common shares of the combined company. Consequently, LCNB shareholders and CNNB stockholders, as a general matter, will have less influence over the management and policies of the combined company after the Effective Time than they currently exercise over the management and policies of LCNB and CNNB, respectively.
The Merger Agreement subjects LCNB and CNNB to certain restrictions on their respective business activities prior to the Effective Time.
The Merger Agreement subjects LCNB and CNNB to certain restrictions on their respective business activities prior to the Effective Time. Subject to certain specified exceptions, the Merger Agreement obligates CNNB to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of LCNB and CNNB to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either LCNB or CNNB to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent LCNB and CNNB from pursuing certain business opportunities that arise prior to the Effective Time. See the section entitled “THE MERGER AGREEMENT — CNNB’s Conduct of Business Pending the Merger” beginning on page 73 and “THE MERGER AGREEMENT — LCNB’s Conduct of Business Pending the Merger” beginning on page 77.
The LCNB common shares to be received by CNNB stockholders upon completion of the Merger will have different rights from CNNB common stock.
Upon completion of the Merger, holders of CNNB common stock will no longer be stockholders of CNNB and some will become shareholders of LCNB, and their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation and Code of Regulations. The terms of LCNB’s Amended and Restated Articles of Incorporation and LCNB’s Code of Regulations are in some respects materially different than the terms of CNNB’s Amended and Restated Articles of Incorporation (“CNNB’s Articles of Incorporation”) and CNNB’s Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF CNNB STOCKHOLDERS AND LCNB SHAREHOLDERS” on page 80 of this proxy statement/prospectus.
Failure to complete the Merger could negatively impact the value of CNNB’s stock and future businesses and financial results of LCNB and CNNB.
If the Merger is not completed, the ongoing businesses of LCNB and CNNB may be adversely affected and LCNB and CNNB will be subject to several risks, including the following:
•
LCNB and CNNB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Merger Agreement, LCNB and CNNB are subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by LCNB and CNNB management, which could otherwise have been devoted to other opportunities that may have been beneficial to LCNB and CNNB as independent companies, as the case may be.

In addition, if the Merger is not completed, CNNB may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. CNNB also could be subject to litigation related to any failure to complete the Merger.
Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.
The respective obligations of LCNB and CNNB to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote CNNB stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the LCNB common shares to be issued to CNNB for listing on the Nasdaq Capital Market®, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT — Conditions to Consummation of the Merger” on page 70 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 31, 2024, either LCNB or CNNB may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the CNNB stockholders. In addition, LCNB or CNNB may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT — Termination of the Merger Agreement” on page 77 of this proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the Merger and the Subsidiary Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the OCC, Federal Reserve and other regulatory authorities. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER — Regulatory Approvals Required” beginning on page 56. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither LCNB, CNNB nor either of LCNB or CNNB’s respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER — Regulatory Approvals Required” beginning on page 56.
Issuance of LCNB common shares in connection with the Merger may adversely affect the market price of LCNB common shares.
In connection with the payment of the Merger Consideration, LCNB expects to issue up to 2,139,825 LCNB common shares to CNNB stockholders. The issuance of these new LCNB common shares may result in fluctuations in the market price of LCNB common shares, including a price decrease.
If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the CNNB stockholders may be required to pay substantial U.S. federal income taxes.
LCNB’s and CNNB’s obligations to complete the Merger are conditioned upon the receipt of a legal opinion from Dinsmore to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue the Code (the “Merger Tax Opinion”). The Merger Tax Opinion will be based on, among other things, certain representations and assumptions as to factual matters made by LCNB and CNNB. The failure of any factual representation or assumption to be true, correct and complete in all material respects could affect the validity of the Merger Tax Opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinion. In addition, the Merger Tax Opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the stock consideration received in the Merger would be taxable to the U.S. resident CNNB stockholders and such stockholders would be treated as selling their CNNB common stock in a taxable transaction in exchange for LCNB common shares and cash (if any) received in the Merger, and could as a result recognize taxable income in the Merger with respect to the stock consideration as well as the cash consideration received in the Merger. All

CNNB stockholders should read carefully the description under the section captioned “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters.
Risks Related to LCNB’s Business
You should read and consider risk factors specific to LCNB’s business that will also affect the combined company after the Merger, described in LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by LCNB with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 85 of this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information for LCNB Corp. and its subsidiaries (“LCNB,” for purposes of this section only, refers to LCNB Corp. and its consolidated subsidiaries collectively, except where the context indicates the reference solely to LCNB Corp.) combines the historical consolidated financial position and results of operations of LCNB and CNNB, as an acquisition by LCNB of CNNB using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of CNNB will be recorded by LCNB at their respective fair values as of the date the Merger is completed. The pro forma financial information presented should be read in conjunction with LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
The unaudited pro forma condensed combined balance sheets give effect to the Merger as if the transaction had occurred on March 31, 2023. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2023 and year ended December 31, 2022, give effect to the Merger as if the transaction had become effective at the beginning of the fiscal year presented and carried forward through any interim period presented.
The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of LCNB, and the historical consolidated financial statements and related notes thereto of CNNB.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(Dollars in thousands)	LCNB	CNNB	Adjustments	Notes	Pro Forma
Assets
Cash and due from banks	$18,071	$13,825	$(9,927)	J	$21,969
Interest-bearing demand deposits	13,805	—			13,805
Total cash and cash equivalents	31,876	13,825	(9,927)	J	35,774
Fed Funds Sold		2,758			2,758
Investment securities:
Equity securities with a Readily Determinable Fair Value (RDFV)	1,286	—			1,286
Equity securities without a RDFV	2,099	—			2,099
Securities available for sale	293,427	6,321	(764)	F	299,984
Securities held to maturity	19,763	—			19,763
Federal Reserve Bank stock, at cost	4,652	—			4,652
Federal Home Loan Bank stock, at cost	6,967	5,828			12,795
Loans and lease financing receivables:
Loans and leases held for sale	—	4,072			4,072
Loans and leases, net of unearned income	1,394,830	258,829	(8,907)	B	1,644,752
Allowance for credit losses	(7,858)	(1,870)	292	B	(9,436)
Premises and equipment, net	33,186	2,599	627	I	36,412
Operating leases ROU asset	6,093				6,093
Goodwill	59,221	—	8,447	C	67,668
Core deposit and other intangibles	1,665	—	3,658	D	5,318
Bank owned life insurance	44,569	4,361			48,930
Interest receivable	8,005	858			8,863
Other assets	24,750	7,144	1,069	E	32,963
Total assets	$1,924,531	$304,725	$(5,505)		$2,223,751
Liabilities
Deposits:
Noninterest-bearing	473,345	—			473,345
Interest-bearing	1,130,536	223,615	750	K	1,354,901
Total deposits	1,603,881	223,615	750	K	1,828,246
Short-term borrowings	76,500	37,000			113,500
Long-term debt	18,598	—			18,598
Operating lease liabilities	6,246	—			6,246
Allowance for credit losses on off-balance sheet credit exposures	482	—			482
Accrued interest and other liabilities	14,752	3,811	5,117	A	23,680
Total liabilities	$1,720,459	$264,426	$5,885		$1,990,752
Shareholders’ Equity
Preferred shares	—	—	—		—
Common shares	144,488	20,455	23,251	A	188,194
Retained earnings	139,115	20,556	(25,409)	A	134,263
Treasury shares, at cost	(54,527)				(54,527)
Accumulated other comprehensive income	(25,004)	(712)	712	A	(25,004)
Total shareholders’ equity	$204,072	$40,299	$(11,372)		$232,999
Total liabilities and shareholders’ equity	$1,924,531	$304,725	$(5,505)		$2,223,751

Unaudited Pro Forma Condensed Combined Income Statement
For the Three Months Ended March 31, 2023
(Dollars in thousands)	LCNB	CNNB	Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$16,143	$2,834	$595	G	$19,572
Interest on investment securities:
Equity w RDFV	17
Equity w/o RDFV	20
Taxable	1,343	73	255	G	1,671
Non-taxable	176				176
Other investments	219	221			440
Total interest income	17,918	3,128	850		21,859
Interest expense:
Interest on deposits	2,456	828	251	G	3,535
Interest on short-term borrowings	1,304	420			1,724
Interest on long-term debt	216	—			216
Total interest expense	3,976	1,248	251		5,475
Net interest income	13,942	1,880	598		16,383
Provision for credit losses	(57)	15			(42)
Net interest income after provision for credit losses	13,999	1,865	598		16,425
Non-interest income:
Trust income	1,740	—			1,740
Service charges and fees on deposit accounts	1,482	—			1,482
Net gains (losses) on sales of securities	—	—			—
Bank owned life insurance income	271				271
Net gains (losses) from sales of loans	6	306			312
Other operating income	82	850			932
Total non-interest income	3,581	1,156	—		4,737
Non-interest expense:
Salaries and employee benefits	7,349	1,498			8,847
Equipment expenses	361	152			513
Occupancy expense, net	963	—	13	G	976
State franchise tax	397	75			472
Marketing	192	116			308
Amortization of intangibles	111		133	G	244
FDIC insurance premiums	215	19			234
ATM expense	397				397
Computer maintenance and supplies	278	—			278
Telephone expense	62				62
Contracted services	641	134			775
Other real estate owned	1				1
Other non-interest expense	1,558	658			2,216
Total noninterest expense	12,525	2,652	145		15,322
Income before income taxes	5,055	369	453		5,840
Provision for income taxes	898	81	95	H	1,074
Net income (loss)	4,157	288	358		4,766
Dividends declared per common share	$0.21	$—			$0.21
Earnings per common share:
Basic	$0.37	$0.11			$0.36
Diluted	$0.37	$0.10			$0.36
Weighted average common shares outstanding:
Basic	11,189,170	2,651,286	(589,084)		13,251,372
Diluted	11,189,170	2,746,433	(684,231)		13,251,372

Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended December 31, 2022
(Dollars in thousands)	LCNB Consolidated	CNNB	Adjustments	Notes	Pro Forma
INTEREST INCOME:
Interest and fees on loans	59,247	9,468	2,380	G	71,095
Interest on securities – Equity with RDFV	56	—			56
Equity w/o RDFV	29	—			29
Taxable	5,027	—	1,019	G	6,046
Non-taxable	753	—			753
Interest certificates of deposit	—	—			—
Other investments	641	526			1,167
TOTAL INTEREST INCOME	65,753	9,994	3,399		79,146
					—
INTEREST EXPENSE:					—
Total interest on deposits	3,682	1,554	1,005	G	6,241
Interest on short-term borrowings	416	282			698
Interest on long-term debt	613	—			613
TOTAL INTEREST EXPENSE	4,711	1,836	1,005		7,552
					—
NET INTEREST INCOME	61,042	8,158	2,393		71,593
Provision for loan losses	250	176	—		426
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	60,792	7,982	2,393		71,167
					—
NON-INTEREST INCOME:					—
Fiduciary income	6,468	—			6,468
Service charges and fees	6,190	—			6,190
Net gain on sale of securities	—	—			—
BOLI Income	1,074	—			1,074
Gains from sales of mortgage loans	196	2,556			2,752
Other	360	2,731			3,091
TOTAL NON-INTEREST INCOME	14,288	5,287			19,575
					—
NON-INTEREST EXPENSE:					—
Salaries and wages	28,483	7,000			35,483
Equipment expenses	1,629	665			2,294
Occupancy expense – net	3,067	—	51	G	3,118
State franchise tax	1,740	283			2,023
Marketing	1,184	394			1,578
Intangible amortization	478	—	530	G	1,008
FDIC insurance premium	530	66			596
ATM expense	1,370	—			1,370
Computer maintenance and supplies	1,114	1,016			2,130
Telephone expense	240	—			240
Outside services	2,503	426			2,929
Other real estate owned	(866)	—			(866)
Merger related expenses	—	—			—
Other expenses	6,662	1,595			8,257
TOTAL NON-INTEREST EXPENSE	48,134	11,445	581		60,160
					—
INCOME BEFORE INCOME TAXES	26,946	1,824	1,812		30,582
PROVISION FOR INCOME TAXES	4,818	406	381	H	5,605
					—
NET INCOME	22,128	1,418	1,432		24,978
DIVIDENDS DECLARED PER COMMON SHARE					0.21
EARNINGS PER COMMON SHARE:
Basic					1.84
Diluted					1.84
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic					13,473,183
Diluted					13,473,183

Note 1.   Basis of Presentation
A.
The components of shareholders’ equity were adjusted to remove CNNB’s stockholder’s equity and reflect the issuance of common stock for the purchase of CNNB in accordance with the merger agreement.

B.
Loans, including loans held for sale, net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on CNNB’s loan portfolio. Allowance for credit losses was adjusted by removing CNNB’s allowance for credit losses and include fair value adjustments to the allowance for credit losses as a result of the merger.

C.
Goodwill generated as a result of agreed upon purchase price and resulting estimated adjustments derived in the business combination.

D.
Record estimated core deposit intangible resulting from the transaction.

E.
Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.

F.
Investment securities were adjusted to reflect the impact of recording available for sale securities at fair value.

G.
Interest income, interest expense and non-interest expenses were adjusted to estimated amortization/accretion based on acquisition accounting adjustments.

H.
Income tax expense as adjusted based on the federal income tax rate of 21%.

I.
Fixed assets were adjusted to reflect the current fair market value of purchased assets of CNNB.

J.
Cash proceeds to be paid to CNNB shareholders based upon the $17.21 stock price agreed upon in merger agreement.

K.
Deposit adjustment to reflect current interest rates and spreads resulting in a discount on CNNB’s deposits.

Note 2.   Pro Forma Purchase Price
Under the terms of the Merger Agreement, each share of CNNB common stock, other than treasury shares, will be converted into the right to receive either 0.9274 LCNB common shares, $17.21 in cash, without interest, or some combination of both, depending on the CNNB stockholder’s previously completed election and subject to the reallocation procedures detailed in the Merger Agreement.
Pro Forma Purchase Price
Cincinnati Bancorp common shares outstanding at March 31, 2023	2,884,171
Remove 20% of shares to be paid in cash	(576,834)
Common shares to be converted to shares of LCNB	2,307,337
Number of common shares of LCNB to be issued for each share of Cincinnati Bancorp	0.9274
Price per LCNB share, based on closing price of March 31, 2023	$16.34
$34,964,730
20% of Cincinnati Bancorp common share to be paid in cash	576,834
Add $17.21 per share to be paid in cash	$9,927,313
Total pro forma purchase price	$44,892,043

UNAUDITED COMPARATIVE PER SHARE DATA
The following table sets forth for LCNB and CNNB certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2022, and as of and for the three months ended March 31, 2023. The information in the table below, in part, is derived from and should be read together with the historical consolidated financial statements of LCNB and CNNB incorporated by reference into and included in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and CNNB equivalent pro forma per share data are prepared assuming a maximum of 2,139,825 common shares will be issued in the Merger. See “THE MERGER AGREEMENT — Merger Consideration” on page 66.
	As of and For the Year Ended December 31, 2022	As of and For the Three Months Ended March 31, 2023
Earnings per share: Basic
LCNB historical	$1.93	$0.37
CNNB historical	0.51	0.11
Pro forma combined	1.84	0.36
Equivalent pro forma for one share of CNNB common stock	1.71	0.33
Earnings per share: Diluted
LCNB historical	$1.93	$0.37
CNNB historical	0.50	0.10
Pro forma combined	1.84	0.36
Equivalent pro forma for one share of CNNB common stock	1.71	1.71
Cash dividends declared per share
LCNB historical	$0.81	$0.21
CNNB historical	1.00	0.00
Pro forma combined	0.81	0.21
Equivalent pro forma for one share of CNNB common stock	0.75	0.19
Book value per share:
LCNB historical	$17.57	$18.24
CNNB historical	14.31	14.67
Pro forma combined	17.00	17.57
Equivalent pro forma for one share of CNNB common stock	15.76	16.30

MARKET PRICE AND DIVIDEND INFORMATION
LCNB’s common shares are listed and traded on the NASDAQ Capital Market® under the symbol “LCNB”. As of [      ], 2023 there were [      ] LCNB common shares outstanding, which were held by [      ] holders of record.
CNNB’s common stock is quoted on the OTCQX under the symbol “CNNB,” however, the shares do not have an active trading market and are not traded frequently. As of [      ], 2023, there were [      ] shares of CNNB common stock outstanding, which were held by [      ] holders of record.
The information presented in the following table reflects the last reported sale prices per share of LCNB common shares and CNNB common stock as of May 17, 2023, the last trading day preceding our public announcement of the Merger, and July 28, 2023, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the implied value of CNNB common stock based on those prices for LCNB’s common shares and the 0.9274 fixed exchange ratio that makes up the common share portion of the Merger Consideration. No assurance can be given of what the market price of LCNB’s common shares will be if and when the Merger is completed.
	LCNB Common Shares	CNNB Common Stock	Implied value per share of CNNB common stock at the 0.9274 fixed exchange ratio
May 17, 2023	$15.65	$13.80	$14.51
July 28, 2023	$17.35	$14.90	$16.09
The following table lists the high and low sales prices per share for LCNB common shares and CNNB common stock and the cash dividends declared by each company for the periods indicated.
	LCNB Common Shares			CNNB Common Stock(1)
	High	Low	Dividend	High	Low	Dividend
2023
First Quarter	$19.10	$15.27	0.21	$17.18	$14.07	—
Second Quarter	17.38	13.33	0.21	14.50	13.06	—
Third Quarter (through July 28, 2023)	17.47	14.03	—	15.00	13.06	—
2022
First Quarter	20.36	17.54	0.20	15.85	14.30	—
Second Quarter	18.05	14.75	0.20	15.94	13.78	$1.00(2)
Third Quarter	16.74	14.73	0.20	16.26	14.31	—
Fourth Quarter	18.75	15.79	0.21	15.21	14.30	—
2021
First Quarter	19.99	14.07	0.19	13.15	11.55	—
Second Quarter	19.00	16.10	0.19	14.38	13.06	—
Third Quarter	18.10	15.85	0.19	15.05	14.02	—
Fourth Quarter	20.69	17.05	0.20	15.35	14.11	—

(1)
CNNB’s common stock is quoted on the over-the-counter market, referred to as the OTCQX Market, does not have an active trading market and is not traded frequently. Consequently, the prices quoted above may not represent an accurate indication of the value of CNNB common stock.

(2)
Special cash dividend.

The following table provides information as of December 31, 2022 with respect to CNNB’s equity compensation plan under which shares of CNNB common stock are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	296,350	$10.65	-0-
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	296,350	$10.65	-0-
CERTAIN INFORMATION ABOUT CNNB
Management’s Discussion and Analysis of Financial Condition of Cincinnati Bancorp, Inc. at March 31, 2023 and December 31, 2022
Total Assets.   Total assets were $304.7 million at March 31, 2023, an increase of $1.6 million, or 0.5%, from the $303.2 million total at December 31, 2022. The increase was primarily due to an increase in loans, net of allowances, of $1.2 million, Federal Home Loan Bank stock of $792,000 and loans held for sale of $734,000, partially offset by a decrease in cash and cash equivalents of $1.8 million.
Cash and Cash Equivalents.   Cash and cash equivalents decreased $1.8 million, or 9.9%, to $16.6 million at March 31, 2023, from $18.4 million at December 31, 2022. The decrease in cash and cash equivalents was primarily attributable to a decrease in deposits of $6.4 million.
Available-for-Sale Securities.   Available-for-sale securities, which consisted entirely of U.S. government-sponsored mortgage-backed securities, decreased $45,000 or 0.7%, to $6.3 million at March 31, 2023 from $6.4 million at December 31, 2022, due primarily to the principal repayments on the securities.
Net Loans.   Net loans increased $1.2 million, or 0.5%, to $257.0 million at March 31, 2023 from $255.8 million at December 31, 2022. The increase in loans was primarily attributable to a $2.8 million, or 2.4%, increase in residential one to four family owner-occupied loans, a $1.6 million, or 13.7% increase in construction loan balances, net of the undisbursed portion of loans and a $562,000, or 4.1% increase in home equity lines of credit, which were partially offset by a $3.0 million, or 5.5%, decrease in multifamily loans.
Loans Held for Sale.   Loans held for sale increased $734,000, or 22.0%, to $4.1 million at March 31, 2023 from $3.3 million at December 31, 2022. Market interest rates increased during the period which had a negative impact on our ability to originate loans for sale in the secondary market. Continued increases in market interest rates is expected to continue to decrease our ability to generate gains on sales of loans.
During the three months ended March 31, 2023, CNNB had proceeds of $20.8 million from sales of one-to- four family residential loans, primarily on servicing — released basis. Our volume of loan sales declined by $14.8 million, or 41.7%, from $35.6 million for the three months ended March 31, 2022.
Mortgage Servicing Rights.   CNNB recognizes mortgage servicing rights when loans are sold on a servicing-retained basis, which are initially, and subsequently, carried at fair value based upon independent third-party appraisals. The fair value of our mortgage servicing rights, based upon the most recent valuation, increased $502,000, or 15.1%, to $3.8 million at March 31, 2023, from $3.3 million at December 31, 2022, primarily due to slower prepayment speed assumptions. The prepayment speed assumptions were derived using data and projections from FNMA. New mortgage servicing rights recorded for the three months ended March 31, 2023 were $800. The change in fair value of mortgage servicing rights was an increase of $501,000 for the three months ended March 31, 2023. The appraised value of the mortgage servicing rights increased 22 basis points to 1.48% at March 31, 2023.
Deposits.   Deposits decreased $6.4 million, or 2.8%, to $223.6 million at March 31, 2023 from $230.0 million at December 31, 2022. The decrease in deposits was primarily due to a decrease in savings accounts and certificates of deposit.

Borrowings.   Borrowings from the Federal Home Loan Bank of Cincinnati increased $8.0 million, or 27.6%, to $37.0 million at March 31, 2023, from $29.0 million at December 31, 2022. Proceeds from borrowings were used to fund deposit withdrawals and loan originations.
Stockholders’ Equity.   Stockholders’ equity increased $465,000, or 1.2%, to $40.3 million at March 31, 2023 from $39.8 million at December 31, 2022. The increase was primarily due to $288,000 in net income for the three month period ended March 31, 2023. The accumulated other comprehensive loss decreased $51,000, or 6.7% to $712,000 at March 31, 2023 from $764,000 at December 31, 2022.
Management’s Discussion and Analysis of Results of Operation of Cincinnati Bancorp, Inc. at March 31, 2023 and 2022
General.   CNNB recorded net income of $288,000 for the quarter ended March 31, 2023, a decrease of $61,000, or 17.5%, compared to net income of $349,000 for the quarter ended March 31, 2022. The decrease in net income was due primarily to a $445,000 decrease in noninterest income, which was partially offset by a $317,000 decrease in noninterest expense. Net interest income after the provision for losses increased $50,000, or 2.7%.
Interest and Dividend Income.   Interest income increased $1.1 million, or 54.1%, to $3.1 million for the quarter ended March 31, 2023 compared to the comparable quarter in 2022. Interest income on portfolio loans increased $847,000, or 43.7%, to $2.8 million as of March 31, 2023. The average balance of portfolio loans during the three months ended March 31, 2023 increased $55.0 million to $257.7 million. The average yield on loans increased 50 basis points to 4.32% for the three months ended March 31, 2023 from 3.82% for the three months ended March 31, 2022. The average balance of loans held for sale decreased $3.4 million, or 48.2%, during the quarter ended March 31, 2023 compared to the same quarter in 2022, while the average yield on loans held for sale increased 250 basis points, to 5.54% for the three months ended March 31, 2023 from 3.04% for the same quarter in 2022.
Interest income on securities increased $58,000, or 389.2%, to $73,000 for the three months ended March 31, 2023 compared to the same period in 2022. The average balance of securities decreased $1.4 million to $6.3 million for the three months ended March 31, 2023. The yield on securities increased 383 basis points to 4.61% for the three months ended March 31, 2023. The securities portfolio consists entirely of one year adjustable rate and one month floating rate mortgage backed securities. Interest income on other interest-earning assets increased $160,000, or 695.7%, to $183,000 for the three months ended March 31, 2023 compared to the same period in 2022. The yield on other interest-bearing assets increased 364 basis points to 4.57% for the three months ended March 31, 2023. The average balance on other interest-earning assets increased $6.1 million, or 61.3%, period to period.
Interest Expense.   Total interest expense increased $1.1 million, or 544.7%, to $1.2 million for the quarter ended March 31, 2023 from $194,000 for the quarter ended March 31, 2022. Interest expense on borrowings increased by $419,000 period to period, reflecting increased short-term market interest rates. Interest expense on deposits increased $635,000, or 330.5%, to $828,000 for the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022. The increase in deposit interest expense between the comparable quarters in 2023 from 2022 was primarily due to a 117 basis point increase in the average cost of deposits.
Interest expense on savings accounts increased $388,000 during the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022, due to an increase of $6.6 million in average savings balances and a 186 basis point increase in the average cost of savings deposits. The average cost of interest-bearing demand deposits remained at 14 basis points for both periods. The average balances in interest-bearing demand accounts decreased $1.7 million during the three months ended March 31, 2023 compared to March 31, 2022. Interest expense on certificates of deposit increased $249,000, or 177.9%. The average cost of certificates increased 92 basis points to 1.61%. The average balance of certificates of deposit increased $15.4 million to $96.9 million for the three months ended March 31, 2023 compared to the same period ended March 31, 2022.
Interest expense on FHLB advances increased $419,000 for the quarter ended March 31, 2023 from the quarter ended March 31, 2022. The average balance of advances increased $35.3 million for the quarter ended

March 31, 2023. The average cost of FHLB borrowings increased 428 basis points to 4.60% for the quarter ended March 31, 2023.
Net Interest Income.   Net interest income increased $44,000, or 2.4%, for the quarter ended March 31, 2023 compared to the same quarter in 2022. The interest rate spread decreased to 2.35% for the quarter ended March 31, 2023 compared to 3.12% for the quarter ended March 31, 2022. The net interest margin decreased 57 basis points to 2.62% for the quarter ended March 31, 2023.
Provision for Loan Losses.   Based on our analysis, CNNB recorded a provision for loan losses for the three months ended March 31, 2023 of $15,000. The allowance for loan losses was $1.9 million, or 0.71% of total loans, at March 31, 2023, compared to $1.7 million, or 0.75% of total loans, at March 31, 2022. CNNB had no net charge-offs during the three-month period ended March 31, 2023. As a percentage of nonperforming loans, the allowance for loan losses was 3,520.7% at March 31, 2023. Total loans past due were $133,000, or 0.1% of total loans, at March 31, 2023.
The credit quality of Cincinnati Federal’s loan portfolio remained consistent, as measured by low levels of nonperforming and delinquent loans, classified loans and impaired loans. As of March 31, 2023, CNNB had no loans deferring loan payments under a forbearance agreement.
The allowance for loan losses reflects the estimate CNNB believes to be adequate to cover probable losses which were inherent in the loan portfolio at March 31, 2023. While CNNB believes the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.
Non-Interest Income.   Non-interest income decreased $445,000, or 27.8%, to $1.2 million for the quarter ended March 31, 2023 from $1.6 million for the comparable quarter in 2022. The gain on sale of loans decreased $642,000, or 67.8%, to $305,000 for the quarter ended March 31, 2023 from $947,000 for the comparable quarter in 2022. The volume of loans sold during the three months ended March 31, 2023 totaled $20.4 million, a decrease of $14.2 million, or 41.0%, from the $34.6 million loan sales volume during the three months ended March 31, 2022. Net mortgage derivative expense was $34,000 for the quarter ended March 31, 2023, compared to net mortgage derivative income of $93,000 for the quarter ended March 31, 2022.
Net mortgage servicing fees increased $393,000, or 144.8%, for the three months ended March 31, 2023 compared to the same period in 2022. The fair value of mortgage servicing rights increased $501,000 for the quarter ended March 31, 2023 compared to an increase in the fair value of $97,000 for the comparable quarter in 2022. The change in fair value of mortgage servicing rights is highly dependent on estimated changes in mortgage prepayment speeds. Generally, estimated mortgage prepayment speeds decrease when market interest rates increase, resulting in an increase in the fair value of mortgage servicing rights. The value of the mortgage servicing rights was increased by the recognition of $800 in new mortgage servicing rights for the quarter ended March 31, 2023 compared to $73,000 in new mortgage servicing rights for the quarter ended March 31, 2022. The increase in market interest rates is likely to have a positive impact on the value of mortgage servicing rights as loan prepayments slow, however, increasing market interest rates are likely to decrease mortgage origination volumes and negatively impact the level of new mortgage servicing rights.
Non-Interest Expense.   Non-interest expense decreased $317,000, or 10.7%, to $2.7 million for the quarter ended March 31, 2023, from the comparable quarter in 2022. Salaries and employee benefits decreased $376,000, or 20.1%, to $1.5 million for the quarter ended March 31, 2023 from $1.9 million for the comparable quarter in 2022, due primarily to decreased loan officer commission expense and staff reductions. Offsetting this decrease were increases in data processing of $39,000, or 18.2%, due to the growth in loans and the addition of new products and services, a $36,000, or 37.2%, increase in professional services, due to costs related to the pending acquisition and a $28,000, or 32.3%, increase in advertising expense due primarily to the checking account marketing program and direct-mail marketing campaigns.

Federal Income Taxes.   The provision for federal income taxes decreased $17,000, or 17.1%, for the three months ended March 31, 2023, compared to the same period in 2022. The decrease was due primarily to a $78,000, or 17.4%, decrease in income before income tax for the quarter ended March 31, 2023. The effective tax rates were 22.1% and 22.0% for the three months ended March 31, 2023 and 2022, respectively.
Management’s Discussion and Analysis of Financial Condition of Cincinnati Bancorp, Inc. at December 31, 2022 and 2021
Total Assets.   Total assets were $303.2 million at December 31, 2022, an increase of $51.7 million, or 20.6%, over the $251.5 million at December 31, 2021. The increase in total assets was due primarily to an increase in loans of $60.2 million, which was partially offset by a decrease in cash and cash equivalents of $3.4 million and a decrease in loans held for sale of $4.8 million.
Cash and Cash Equivalents.   Cash and cash equivalents decreased $3.4 million, or 15.8%, to $18.4 million at December 31, 2022 from $21.8 million at December 31, 2021. This decrease was primarily the result of funding loan growth.
Available-for-Sale Securities.   Investment securities available-for-sale decreased $1.5 million, or 19.3%, to $6.4 million at December 31, 2022 compared to $7.9 million at December 31, 2021. The decrease was due primarily to maturities of $698,000 and a decrease in fair value of $822,000. There were no purchases or sales of available-for-sale securities in 2022.
Loans Held for Sale.   Loans held for sale decreased $4.8 million, or 58.9%, to $3.3 million at December 31, 2022 from $8.1 million at December 31, 2021. During the year ended December 31, 2022, CNNB originated $115.1 million of loans for sale, all of which were one- to four-family residential real estate loans and sold $122.4 million of one-to- four family residential loans, on both a servicing — retained and servicing — released basis.
Net Loans.   Net loans increased $60.2 million, or 30.8%, to $255.8 million at December 31, 2022 from $195.5 million at December 31, 2021. The increase in loans was primarily attributable to a $46.1 million, or 65.5%, increase in residential one to four family owner-occupied loans, an increase of $2.2 million, or 21.0%, in one to four family non-owner occupied loans, an increase of $4.7 million, or 11.3%, in nonresidential mortgage loans, an increase of $2.5 million, or 12.9% in construction loans and an increase in home equity lines of credit of $2.4 million, or 21.2%.
Mortgage Servicing Rights.   Mortgage servicing rights increased $1.1 million, or 48.5%, to $3.3 million, from $2.2 million at December 31, 2022. The value of mortgage servicing rights increased to 126 basis points at December 31, 2022 from 79 basis points at December 31, 2021.
Deposits.   Deposits increased $25.5 million, or 12.5%, to $230.0 million at December 31, 2022 from $204.5 million at December 31, 2021. Our core deposits increased $8.3 million, or 6.8%, to $129.6 million at December 31, 2022 compared to December 31, 2021. Demand deposit accounts decreased $1.5 million, or 3.4% and savings increased $9.8 million, or 13.0%. Time deposits increased $17.3 million, or 20.8%, to $100.4 million at December 31, 2022 from $83.1 million at December 31, 2021. The increase in time deposits was primarily due to the increase in National CD Rateline deposits.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances increased $29.0 million. CNNB had no outstanding advances at December 31, 2021. The proceeds from advances were used primarily to fund the growth in loans.
Stockholders’ Equity.   Stockholders’ equity decreased $3.1 million, or 7.1%, to $39.8 million at December 31, 2022 from $42.9 million at December 31, 2021. The decrease resulted primarily from dividends paid to stockholders of $3.0 million and stock repurchases of $1.6 million, partially offset by net income of $1.4 million for the year ended December 31, 2022.
Management’s Discussion and Analysis of Results of Operation of Cincinnati Bancorp, Inc. at December 31, 2022 and 2021
General.   Net income for the year ended December 31, 2022 was $1.4 million, compared to a net income of $1.6 million for the year ended December 31, 2021, a decrease of $232,000, or 14.1%. The decrease in net income was primarily due to a $4.3 million decrease in noninterest income and a $176,000 increase in the provision for loan losses, which were partially offset by a $1.6 million increase in net interest income, a $2.7 million decrease in noninterest expense and a $42,000 decrease in the provision for income taxes.
Interest and Dividend Income.   Interest and dividend income increased $1.8 million, or 22.6%, to $10.0 million for the year ended December 31, 2022 from $8.2 million for the year ended December 31, 2021. This increase was primarily attributable to a $1.5 million, or 17.8%, increase in interest on loans receivable, primarily due to a $43.5 million increase in the average balance on loans, partially offset by a 10 basis point decrease in the average yield on loans for the year ended December 31, 2022 compared to the year ended December 31, 2021.
Interest income on securities increased $91,000, or 157.8%, for the year ended December 31, 2022 compared to 2021. The average yield on investment securities increased 144 basis points to 2.11% for the year ended December 31, 2022 from 0.67% for the year ended December 31, 2021. The increase in the average yield on available-for-sale securities was attributable to increased coupon rates on the portfolio of adjustable and floating rate mortgage-backed securities. Dividends on Federal Home Loan Bank stock and other investments increased $297,000 primarily due to the increase in the average yield on other interest-bearing deposits of 181 basis points, to 2.29% for the year ended December 31, 2022, from 0.48% for the year ended December 31, 2021. The average balance of other interest-bearing deposits, including certificates of deposit in other financial institutions and federal funds sold decreased $4.7 million to $16.9 million for the year ended December 31, 2022 compared to the year ended December 31, 2021.
Interest Expense.   Total interest expense increased $268,000, or 17.1%, to $1.8 million for the year ended December 31, 2022. Interest expense on deposit accounts increased $526,000, or 51.1%, to $1.6 million for the year ended December 31, 2022 from $1.0 million for the year ended December 31, 2021. The increase was primarily due to an increase of 10 basis points in the average cost of deposits and a $47.6 million increase in the average balance of deposits outstanding year-to-year. The average cost of interest-bearing demand accounts remained at 0.15%, while average interest-bearing demand account balances increased $3.3 million at December 31, 2022. The average cost of savings accounts increased 55 basis points to 0.74%, while average savings account balances increased $21.8 million at December 31, 2022. The average balance of certificates of deposits increased $22.5 million while the average cost of certificates of deposits decreased 24 basis points to 0.99% at December 31, 2022.
Interest expense on FHLB advances decreased $258,000, or 47.7%, to $282,000 for the year ended December 31, 2022 from $540,000 for the year ended December 31, 2021. The average balance of advances decreased $15.8 million to $11.1 million for the year ended December 31, 2022 from $26.9 million for the year ended December 31, 2021 and the average cost of borrowings increased to 2.53% for the year ended December 31, 2022 from 2.01% for the year ended December 31, 2021.
Net Interest Income.   Net interest income increased $1.6 million, or 23.9%, to $8.2 million for the year ended December 31, 2022 from $6.6 million for the year ended December 31, 2021. Average net interest-earning assets decreased $1.7 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The interest rate spread increased to 3.03% for the year ended December 31, 2022 from 2.73% for the year ended December 31, 2021. The net interest margin increased to 3.16% for the year ended December 31, 2022 from 2.88% for the year ended December 31, 2021.
Provision for Loan Losses.   Based on management’s analysis of the allowance for loan losses CNNB recorded a $176,000 provision for loan losses for the year ended December 31, 2022 due to portfolio loan growth. The allowance for loan losses was $1.9 million, or 0.69% of total loans, at December 31, 2022, compared to $1.7 million or 0.86% of total loans, at December 31, 2021. Total nonperforming loans were $54,000 and $120,000 at December 31, 2022 and 2021, respectively. Substandard loans declined to $467,000 at December 31, 2022, from $641,000 at December 31, 2021, and loans past due greater than 30 days totaled $287,000 and $216,000 at December 31, 2022 and 2021, respectively. Cincinnati Federal had no loan charge-offs during the years ended December 31, 2022 and 2021. As a percentage of nonperforming loans, the allowance for loan losses was 3,455% and 1,392% at December 31, 2022 and 2021, respectively.
The allowance for loan losses reflects the estimate CNNB believes to be adequate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2022. While CNNB believes the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.
Non-Interest Income.   Non-interest income decreased $4.3 million, or 45.0%, to $5.3 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was due to a decrease of $6.2 million in gain on sales of loans, partially offset by a $1.7 million increase in mortgage servicing income. The decrease in mortgage banking related revenue was due to an increase in market interest rates. The increase in market interest rates resulted in a decline in the demand for both purchase and refinance residential mortgage loans.
Non-Interest Expense.   Non-interest expense decreased $2.7 million, or 18.8%, to $11.4 million for the year ended December 31, 2022 from $14.1 million for the year ended December 31, 2021. The decrease was due primarily to a $1.6 million, or 18.6%, decrease in salaries and employee benefits and a $767,000 decrease in FHLB advance prepayment penalties. The decrease in salaries and employee benefit expense was primarily due to lower commission expense costs in connection with the decrease in residential mortgage loan origination volume. Loan costs decreased $222,000, or 29.2%, also due to the lower volume of residential mortgage loan originations.
Federal Home Loan Bank advance prepayment penalties totaled $767,000 for the year ended December 31, 2021, while CNNB had no such prepayment penalty expense for the year ended December 31, 2022.
Federal Income Taxes.   The provision for income taxes decreased $42,000, or 9.3%, to $406,000 for the year ended December 31, 2022. The decrease was due primarily to decreased income before income taxes of $274,000, or 13.0%. The effective tax rates were 22.3% and 21.4% for the years ended December 31, 2022 and 2021, respectively.
Management’s Discussion and Analysis of Financial Condition of Cincinnati Bancorp, Inc. at December 31, 2021 and 2020
Total Assets.   Total assets were $251.5 million at December 31, 2021, an increase of $14.3 million, or 6.0%, over the $237.1 million at December 31, 2020. The increase in total assets was due primarily to an increase in loans of $28.9 million and an increase in available for sale debt securities of $2.7 million, which were partially offset by a decrease in cash and cash equivalents of $10.5 million, a decrease in loans held for sale of $5.2 million and a decrease in interest-bearing time deposits of $3.0 million.
Cash and Cash Equivalents.   Cash and cash equivalents decreased $10.5 million, or 32.5%, to $21.9 million at December 31, 2021 from $32.3 million at December 31, 2020. This decrease was primarily the result of funding loan growth and an increase in available-for-sale securities.
Available-for-Sale Securities.   Investment securities available-for-sale increased $2.7 million to $7.9 million at December 31, 2021 compared to $5.2 million at December 31, 2020 due to the purchase of a $5.0 million monthly adjustable mortgage-backed security, partially offset by maturities of $2.3 million. There were no purchases or sales of available-for-sale securities in 2020.
Loans Held for Sale.   CNNB sells certain fixed-rate, 15- and 30-year term, one-to-four family mortgage loans. CNNB has sold loans on both a servicing-released and servicing-retained basis to: the FHLB-Cincinnati, through its mortgage purchase program; Freddie Mac; and certain private sector third-party buyers. Loans held for sale decreased $5.2 million, or 39.1%, to $8.1 million at December 31, 2021 from $13.3 million at December 31, 2020. In 2021, CNNB originated $267.7 million of loans for sale, all of which were one- to four-family residential real estate loans.
During the year ended December 31, 2021, CNNB sold $272.9 million of one-to- four family residential loans, on both a servicing — retained and servicing — released basis. The reduction in interest rates implemented by the Federal Reserve Board in 2020 continued to have a favorable impact on the residential real estate market and our originations of fixed-rate mortgage loans in 2021.
Net Loans.   Net loans increased $28.9 million, or 17.3%, to $195.5 million at December 31, 2021 from $166.7 million at December 31, 2020. During the year ended December 31, 2021, CNNB originated $89.3 million of loans for the portfolio, $22.4 million of which were one- to four- family residential real estate loans, $21.2 million were nonresidential real estate loans, $21.4 million were multi-family loans, $7.6 million were home equity lines of credit, $16.7 million were construction and land loans. The one-to-four family residential loan portfolio declined by $4.1 million, as borrowers elected to refinance their loans at lower mortgage rates, and Cincinnati Federal elected to sell the majority of these new fixed rate residential loans in the secondary market. This decline in the residential loan portfolio was offset by net increases in the nonresidential loan portfolio of $12.2 million and $13.3 million in the multifamily loan portfolio.
Mortgage Servicing Rights.   Mortgage servicing rights increased to $2.2 million, or 10.1%, from $2.0 million at December 31, 2021. New mortgage servicing rights of $941,000 were recognized while the fair value of mortgage servicing rights declined $736,000 due to higher prepayment speed assumptions. Mortgage servicing rights are valued by an independent third-party. During 2021 the value of mortgage servicing rights decreased to 79 basis points at December 31, 2021 from 88 basis points at December 31, 2020.
Other Assets.   Other assets decreased $534,000, or 33.3%, to $1.1 million at December 31, 2021 from $1.6 million at December 31, 2020. The decrease was primarily due to a decrease in the fair value of mortgage banking derivatives and the collection of COVID deferral balances.
Deposits.   Deposits increased $52.2 million, or 34.3%, to $204.5 million at December 31, 2021 from $152.2 million at December 31, 2020. Our core deposits increased $31.3 million, or 34.8%, to $121.3 million at December 31, 2021 compared to December 31, 2020. Demand deposit accounts increased $3.8 million, or 9.2% and savings increased $27.5 million, or 57.2%, as part of our strategy to increase lower cost funding sources. Time deposits increased $20.9 million, or 33.7%, to $83.1 million at December 31, 2021 from $62.2 million at December 31, 2020. The increase in time deposits was primarily due to the increase in National CD Rateline deposits to replace higher rate FHLB-Cincinnati advances. Deposits obtained through the National CD Rateline Program increased to $40.9 million at December 31, 2021 from $5.6 million at December 31, 2020. The increase in wholesale time deposits was part of Cincinnati Federal’s strategy to reduce the cost of funds by repaying higher rate FHLB advances. Per the following Average Balances and Yield table, the cost of interest-bearing liabilities decreased 58 basis points for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Federal Home Loan Bank Advances.   Federal Home Loan Bank advances decreased $38.4 million. CNNB had no outstanding advances at December 31, 2021. The decrease in FHLB advances was part of our strategy to reduce our cost of funds. While the prepayment of advances resulted in FHLB advance prepayment penalties of $767,000 on a pre-tax basis, management anticipates a pretax interest expense reduction of approximately $120,000 per quarter as a result of this transaction, which represents the elimination of interest expense on FHLB borrowings, net of the interest expense expected on the new CD Rateline deposits.
Stockholders’ Equity.   Stockholders’ equity increased $1.4 million, or 3.4%, to $42.9 million at December 31, 2021 from $41.5 million at December 31, 2020. The increase resulted primarily from net income of $1.6 million for the year ended December 31, 2021.
Management’s Discussion and Analysis of Results of Operations of Cincinnati Bancorp, Inc. at December 31, 2021 and 2020
General.   Net income for the year ended December 31, 2021 was $1.65 million, compared to a net income of $3.2 million for the year ended December 31, 2020, a decrease of $1.5 million or 47.8%. The decrease was primarily due to a $1.0 million decrease in noninterest income and a $2.3 million increase in noninterest expense, partially offset by a $1.2 million increase in net interest income and a $265,000 decrease in the provision for loan losses. The decrease in noninterest income was primarily attributable to decreases in gain on sale of loans and mortgage derivative income. The increase in noninterest expense was primarily attributable to increased personnel expenses of $805,000 due to salary and payroll tax expense increases, benefit plan expense increases, and healthcare expense increases. Noninterest expense included Federal Home Loan Bank advance prepayment penalties of $767,000.
Interest and Dividend Income.   Interest and dividend income increased $129,000, or 1.6%, to $8.2 million for the year ended December 31, 2021 from $8.0 million for the year ended December 31, 2020. This increase was primarily attributable to a $212,000, or 2.7%, increase in interest on loans receivable, primarily due to a $12.6 million increase in the average balance on loans, partially offset by a 19 basis point decrease in the average yield on loans.
Interest income on securities decreased $7,000, or 10.7%. The average yield on investment securities decreased 42 basis points to 0.67% for the year ended December 31, 2021 from 1.09% for the year ended December 31, 2020. The decrease in the average yield on available-for-sale securities was attributable to the purchase of lower yielding adjustable and floating rate mortgage-backed securities. Dividends on Federal Home Loan Bank stock and other investments decreased $76,000 primarily due to the decrease in the average yield on other interest-bearing deposits of 45 basis points. The average balance of other interest-bearing deposits, including certificates of deposit in other financial institutions, and federal funds sold increased $2.6 million to $21.6 million at December 31, 2021 compared to December 31, 2020.
Interest Expense.   Total interest expense decreased $1.0 million, or 39.5%, to $1.6 million for the year ended December 31, 2021. Interest expense on deposit accounts decreased $625,000, or 37.8%, to $1.0 million for the year ended December 31, 2021 from $1.7 million for the year ended December 31, 2020. The decrease was primarily due to a decrease of 53 basis points in the average cost of deposits, which was partially offset by a $19.0 million increase in the average balance year-to-year. The average cost of interest-bearing demand accounts decreased 7 basis points to 0.15%, while average interest-bearing demand account balances increased $3.1 million at December 31, 2021. The average cost of savings accounts decreased 9 basis points to 0.19%, while average savings account balances increased $15.5 million at December 31, 2021. The average balance of certificates of deposits increased $364,000 while the average cost of certificates of deposits decreased 87 basis points to 1.23% at December 31, 2021.
Interest expense on FHLB advances decreased $401,000 to $540,000 for the year ended December 31, 2021 from $941,000 for the year ended December 31, 2020. The average balance of advances decreased $15.5 million. There were no FHLB advances outstanding at December 31, 2021.
Net Interest Income.   Net interest income increased $1.2 million, or 21.3%, to $6.6 million for the year ended December 31, 2021 from $5.4 million for the year ended December 31, 2020. Average net interest-earning assets increased $18.0 million compared to year end December 31, 2020. The interest rate spread increased to 2.73% for the year ended December 31, 2021 from 2.39% for the year ended December 31, 2020. The net interest margin increased to 2.88% for the year ended December 31, 2021 from 2.58% for the year ended December 31, 2020.
Provision for Loan Losses.   Based on management’s analysis of the allowance for loan losses described in Note 1 of our financial statements “Nature of Operations and Summary of Significant Accounting Policies,” CNNB did not record a provision for loan losses for the year ended December 31, 2021 compared to a provision for loan losses of $265,000 for the year ended December 31, 2020. The allowance for loan losses was $1.7 million, or 0.80% of total loans, at December 31, 2021, compared to $1.7 million or 0.97% of total loans, at December 31, 2020. The increase in the provision for loan losses in 2020 was due primarily to the uncertainty of impact of the COVID-19 pandemic on the economy as a whole and on our market area in particular. The resurgence of COVID cases nationally in late 2020, and the prospect of continued economic weakness and continued high unemployment, indicated a qualitative factor adjustment was warranted to increase the allowance for loan losses at December 31, 2020. We included in our consideration of the ALLL the continued low balances of our nonperforming loans and delinquent loans during 2021 and the continuing decrease in historical charge-offs for the six year look back period. Total nonperforming loans were $120,000 and $174,000 at December 31, 2021 and 2020, respectively. Substandard loans declined to $641,000 at December 31, 2021, from $883,000 at December 31, 2020, and loans past due greater than 30 days totaled $216,000 and $398,000 at December 31, 2021 and 2020, respectively. Cincinnati Federal had no loan charge-offs during the years ended December 31, 2021 and 2020. As a percentage of nonperforming loans, the allowance for loan losses was 1,392% and 962% at December 31, 2021 and 2020, respectively.

Non-Interest Income.   Non-interest income decreased $1.0 million, or 9.8%, to $9.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was due to a decrease of $755,000 in gain on sales of loans and a $587,000 decrease in mortgage derivative income. The decrease in mortgage banking related revenue was due to an increase in market interest rates. The increase in market interest rates resulted in a decline in the demand for refinance loans.
Non-Interest Expense.   Non-interest expense increased $2.3 million, or 19.0%, to $14.1 million from $11.8 million at December 31, 2020. Salaries and employee benefits increased $805,000, or 10.3%. The increase in salaries and employee benefit expense was due to higher wage costs due to competitive pressures, increased equity incentive plan expense, ESOP expense and higher payroll tax expense. The increase in equity incentive plan expenses is the result of grants made under the equity incentive plans approved by stockholders in May 2021. ESOP expenses increased due to the increase in share price during the year ended December 31, 2021.
Federal Home Loan Bank advance prepayment penalty expense increased $767,000 as Cincinnati Federal repaid all outstanding FHLB advance borrowings. The FHLB advance funding was primarily replaced by $36.7 million in National CD Rateline funds at an average rate of 0.29% and a term of 23 months.
Data processing costs increased $249,000, or 41.6% from due to account growth, new product usage growth, increased ATM management costs, and increased transaction volumes. Advertising expense increased $53,000, primarily from our checking account marketing program through a third-party vendor. Franchise tax expense increased $76,000, or 36.3% due to the increase in Bank equity at December 31, 2020.
Federal Income Taxes.   The provision for Cincinnati Federal’s income taxes decreased $372,000, or 45.3%, to $448,000 at December 31, 2021. The decrease was due primarily to decreased income before income taxes of $1.9 million, or 47.3%. The effective rates were 21.4% and 20.6% for the years ended December 31, 2021 and 2020, respectively.

THE SPECIAL MEETING OF STOCKHOLDERS OF CNNB
Time, Date and Place
This proxy statement/prospectus is being provided to CNNB stockholders in connection with the solicitation of proxies by the CNNB board of directors for use at the special meeting of stockholders to be held at [      ] a.m., Eastern Daylight Time, on [           ] 2023, at Cincinnati Federal’s main office, located at 6581 Harrison Avenue, Cincinnati, Ohio, including proxies solicited for any adjournments of the special meeting.
This proxy statement/prospectus is also being furnished by LCNB to CNNB stockholders as a prospectus in connection with the issuance of LCNB common shares upon completion of the Merger.
Matters to be Considered
At the CNNB Special Meeting, the stockholders of CNNB will be asked to consider and vote upon the following matters:
•
a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•
a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

The board of directors of CNNB believes that the Merger with LCNB is in the best interests of CNNB stockholders and unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement, and (2) “FOR” the proposal adjourning the special meeting of CNNB stockholders, if necessary, to solicit additional proxies.
Record Date; Shares Outstanding and Entitled to Vote
The board of directors of CNNB has fixed the close of business on [           ], 2023, as the record date for determining the CNNB stockholders who are entitled to notice of and to vote at the CNNB Special Meeting of stockholders. Only holders of CNNB common stock at the close of business on the record date will be entitled to notice of and to vote at the CNNB Special Meeting.
As of the close of business on [           ], 2023, there were [      ] shares of CNNB common stock outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of CNNB preferred stock outstanding. The shares of CNNB common stock were held of record by approximately [      ] stockholders. Each share of CNNB common stock entitles the holder to one vote on all matters properly presented at the special meeting.
Votes Required; Quorum
Under CNNB’s Articles of Incorporation and the Maryland General Corporation Law, the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of CNNB common stock outstanding on the record date for the special meeting. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have the effect of a vote against the Merger proposal but will have no effect on the voting on the proposal to adjourn.
As of May 17, 2023, directors of CNNB owned an aggregate of 233,700 shares of CNNB common stock, an amount equal to approximately 8% of the outstanding shares of CNNB common stock. Each of the directors of CNNB entered into a support agreement on such date with LCNB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the approval of the Merger Agreement. As of the date of this proxy statement/prospectus, LCNB and its directors, executive officers and affiliates beneficially owned no CNNB common stock.
Your vote is important. Beneficial owners who hold CNNB common stock in “street name” through a broker must instruct their broker how to vote their shares of CNNB common stock on the approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card or properly-authenticated Internet or telephone voting instructions prior to the deadline for doing so or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your shares of CNNB common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement, but will have no effect on the adjournment proposal.
A quorum, consisting of the holders of a majority of the outstanding shares of common stock, must be present in person or by proxy, to take action on the Merger proposal at the CNNB Special Meeting. A properly executed and dated proxy card marked “ABSTAIN” or voting instructions via the Internet or by telephone instructing abstention will be counted for purposes of determining whether a quorum is present.
The CNNB board of directors does not expect any matter other than the approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the CNNB Special Meeting.
Solicitation and Revocation of Proxies
A proxy card accompanies each copy of this proxy statement/prospectus mailed to CNNB stockholders. Your proxy is being solicited by the board of directors of CNNB. Whether or not you attend the special meeting, the CNNB board of directors urges you to promptly submit your proxy by telephone, over the Internet, or by mail by returning your properly executed and dated proxy card as soon as possible. If you timely submit your properly executed and dated proxy card prior to the CNNB Special Meeting or timely submit your voting instructions via the Internet or by telephone and do not revoke it prior to its use, the CNNB common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of CNNB common stock will be voted as specified on the proxy card or pursuant to your voting instructions via the Internet or by telephone or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.
If you have returned a properly executed and dated proxy card, you may revoke it at any time before a vote is taken at the special meeting:
•
by filing a written notice of revocation with the Secretary of CNNB, at 6581 Harrison Ave., Cincinnati, OH 45247;

•
by executing and returning another proxy card with a later date; or

•
by attending the special meeting in person and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.
If you hold your CNNB common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your shares of common stock, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.
Cost of Solicitation
CNNB will bear its own cost of solicitation of proxies on behalf of the CNNB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of CNNB, none of whom will receive additional compensation for their solicitation activities. CNNB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of CNNB common stock not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of CNNB common stock entitled to vote at the special meeting. In addition, CNNB has retained Laurel Hill Advisory Group, LLC to assist in soliciting proxies. CNNB has agreed to pay Laurel Hill Advisory Group, LLC a fee of $6,000, plus reimbursement of expenses (including telephone solicitation fees per telephone call made or received) for its services.

PROPOSALS SUBMITTED TO CNNB STOCKHOLDERS
CNNB Merger Proposal
As discussed throughout this proxy statement/prospectus, CNNB is asking its stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. CNNB stockholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, stockholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.
The board of directors of CNNB unanimously recommends a vote “FOR” the approval of the Merger Agreement.
CNNB Adjournment Proposal
The CNNB Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the CNNB Special Meeting to approve the Merger Agreement. If, at the time of the CNNB Special Meeting, the number of shares of CNNB common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, CNNB intends to move to adjourn the CNNB Special Meeting in order to enable the CNNB board of directors and proxy solicitor to solicit additional proxies for approval of the proposal. In that event, CNNB will ask the holders of shares of CNNB common stock to vote only upon the adjournment proposal and not the Merger proposal.
In the CNNB adjournment proposal, CNNB is asking the holders of its common stock to authorize the holder of any proxy solicited by the CNNB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the CNNB Special Meeting to another date, time and place for the purpose of soliciting additional proxies. If the CNNB stockholders approve the adjournment proposal, CNNB could adjourn the CNNB Special Meeting and any adjourned session of the CNNB Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CNNB stockholders who have previously voted.
CNNB’s Bylaws provide that if a quorum is not present at a stockholders’ meeting, the chairman of the meeting or the holders of the majority in voting power of shares of CNNB entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date and time.
The CNNB board of directors unanimously recommends a vote “FOR” the CNNB adjournment proposal.
DISSENTERS’ RIGHTS
No Rights for Dissenting CNNB Stockholders
Pursuant to Section 3-202 of the Maryland General Corporation Law and CNNB’s Amended and Restated Articles of Incorporation, holders of CNNB common stock are not entitled to exercise any rights of an objecting stockholder.
THE MERGER
The Proposed Merger
The Merger Agreement provides for the merger of CNNB with and into LCNB, with LCNB as the surviving entity. Thereafter, at a later time specified by LCNB Bank in its certificate of merger filed with the OCC, Cincinnati Federal will be merged with and into LCNB Bank, with LCNB Bank surviving the Subsidiary Bank Merger.
The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger
In January 2020, CNNB completed its initial public offering and became the fully public stock holding company of Cincinnati Federal in connection with the second step conversion of Cincinnati Federal’s former mutual holding company, CF Mutual Holding Company, from the mutual form of organization to the stock form of organization. Since that time, CNNB’s board of directors and senior management have periodically reviewed and assessed CNNB’s strategic alternatives and the business and regulatory environments facing CNNB and Cincinnati Federal. As part of this process, CNNB’s board of directors and senior management have periodically reviewed and discussed strategic alternatives, including a possible merger or sale transaction, and have consulted periodically with representatives of investment banking firms, including Piper Sandler, regarding strategic planning matters. Piper Sandler is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters. CNNB’s board of directors determined that Piper Sandler’s existing relationships as disclosed to CNNB would not interfere with its ability to provide investment banking services to CNNB.
CNNB’s board of directors met on January 11, 2023, with representatives of Piper Sandler, representatives of CNNB’s legal counsel and senior management attending. The board of directors discussed CNNB’s strategic alternatives, including continued independence and potentially engaging in a merger transaction, and the perceived advantages and disadvantages of each alternative in light of the then prevailing market and economic conditions. The board of directors noted that the rising interest rate environment had significantly slowed mortgage banking activity, historically a significant contributor to CNNB’s earnings, and had significantly increased funding costs, which had significantly reduced profitability and narrowed profit margins. The likelihood that market interest rates would continue to rise given continuing inflationary pressures was also noted. The board of directors also discussed succession planning and the financial and other resources that would need to be expended to attract and train qualified successors to CNNB’s senior management. The board of directors also noted that evolving technology in the banking business would require CNNB to invest significantly in infrastructure technology, which would place additional pressure on profitability and profit margins. After lengthy discussion, it was the consensus of the board of directors that CNNB, given its size, prevailing economic conditions, and other factors, would likely face significant challenges to growth and profitability by operating independently under its existing business plan. The board of directors also determined to retain Piper Sandler to assist it in evaluating CNNB’s strategic alternatives.
CNNB’s board of directors met on January 30, 2023, with representatives of Piper Sandler, representatives of legal counsel and senior management attending. The board of directors reviewed and further discussed the matters considered at the January 11th board meeting regarding the challenges faced by CNNB should it continue to operate independently. Representatives of Piper Sandler provided information regarding the then prevailing mergers and acquisitions market, including recent bank and thrift merger transaction pricing metrics. Representatives of Piper Sandler reviewed with the board of directors a financial analysis, based on internal financial projections provided by CNNB’s senior management and pricing multiples for recent comparable Midwest merger and acquisition transactions, which showed a range of potential values of CNNB common stock in the context of a potential merger and acquisition transaction. The board of directors reviewed and discussed a list of banks and credit unions, developed by Piper Sandler, which institutions Piper Sandler considered both likely to have an interest in a potential business combination with CNNB and the capacity to acquire CNNB on terms which may be favorable to CNNB stockholders. The board of directors also discussed with Piper Sandler and legal counsel the process for soliciting non-binding indications of interest from potential interested parties by distributing a confidential information memorandum (“CIM”). After lengthy discussion, the board of directors authorized Piper Sandler to work with CNNB’s senior management and legal counsel to prepare a CIM for distribution to the potential interested parties identified by Piper Sandler in consultation with CNNB, conditioned upon executing a confidentiality agreement with CNNB.
During February 2023, CNNB’s senior management and Piper Sandler prepared a CIM. CNNB’s legal counsel assisted CNNB to prepare a form of confidentiality agreement for use in connection with the distribution of the CIM and CNNB populated a virtual data room containing financial and other information regarding CNNB. Representatives of Piper Sandler contacted 18 potential interested parties (each on the list of potential interested parties identified by Piper Sandler in consultation with CNNB) without revealing the identity of CNNB, of which 11 parties signed confidentiality agreements and the identity of CNNB was disclosed to them. CNNB and LCNB entered into a confidentiality agreement on February 8, 2023. The 11 institutions that signed confidentiality agreements were provided a CIM and granted access to the virtual data room. Each confidentiality agreement included customary non-disclosure provisions and a standstill provision prohibiting the CNNB counterparty, for one year from the date of the confidentiality agreement, from offering to acquire or acquiring CNNB, and from taking certain other actions, including soliciting proxies, without the prior written consent of CNNB; provided, however, that this standstill provision would become null and void if CNNB enters into a definitive acquisition agreement with the CNNB counterparty or another party. As a result of this solicitation process, LCNB submitted a non-binding indication of interest letter (“IOI”) on March 1, 2023, another Midwest bank holding company (“Company A”) submitted an IOI on March 2, 2023, and a Midwest credit union (“Credit Union”) submitted an IOI on March 3, 2023.
CNNB’s board of directors met on March 5, 2023, with representatives of Piper Sandler, representatives of legal counsel and senior management attending, to review the results of the solicitation process and the terms of the IOIs received from LCNB, Company A and Credit Union. LCNB’s IOI proposed a 70% stock/30% cash transaction and a range of price between $17.19 and $17.88 per share with an implied exchange ratio between 0.9274 and 0.9645 based on LCNB’s closing stock price on February 27, 2023. Company A’s IOI proposed an all-stock transaction at a price of $15.00 per share. Credit Union’s IOI proposed a purchase and assumption transaction between Credit Union and Cincinnati Federal at an aggregate cash purchase price of $42,659,000 and additional cash consideration up to $2.0 million to offset the tax liability associated with the proposed transaction. Credit Union’s IOI was silent as to CNNB’s/Cincinnati Federal’s liquidation account liability that would need to be paid in any transaction with Credit Union. Credit Union’s IOI was also silent on other material points related to pricing. For this reason, and due to the inherent structure of the proposed purchase and assumption transaction, CNNB, with the assistance of Piper Sandler, needed to develop a detailed pricing model based on assumptions subject to significant variation to estimate the per share value of Credit Union’s proposal. LCNB’s IOI provided that LCNB would select one director of CNNB to serve on LCNB’s board of directors and LCNB Bank’s board of directors. LCNB’s IOI also provided for CNNB’s Chairman and Chief Executive Officer Robert A. Bedinghaus, and one other CNNB executive officer, to enter into consulting agreements with LCNB to provide consulting services to LCNB to facilitate the integration of CNNB into LCNB. Credit Union’s IOI requested a period of exclusivity to negotiate with CNNB. As part of this discussion, Piper Sandler updated the board of directors regarding the then current bank and thrift mergers and acquisitions market. The board of directors also reviewed again its decision to explore a potential merger and noted the prevailing macroeconomic conditions, including the rising interest rate environment and the challenges it poses to profit margins, funding and growth, the prospect of recession and the effect of these conditions on the banking industry in general and on CNNB in particular, among other matters. As a result of this discussion, the Board concluded that these challenges remained and had likely increased since its decision at the January 30th board meeting to explore a potential business combination. After lengthy discussion, the board of directors authorized Piper Sandler to contact LCNB and Credit Union to give them the opportunity to conduct further due diligence on CNNB so that they may submit revised IOIs for review and consideration by the board of directors and to contact Company A to inform it of CNNB’s decision not to pursue its IOI at this time but that it may submit a revised IOI if it chose to do so.
On March 22, 2023, Credit Union contacted Piper Sandler to clarify aspects of its March 3rd IOI. Some of the terms clarified were less favorable than had previously been described by Credit Union’s financial advisor and its legal counsel. Credit Union did not clarify how payment of CNNB’s/Cincinnati Federal’s liquidation account liability would be addressed in a potential transaction.
On April 4, 2023, LCNB submitted a revised IOI, which proposed an 80% stock/20% cash mix with an exchange ratio of 0.9274 and cash of $17.21 per share, which implied a price of $15.21 per share based on the cash/stock mix and LCNB’s closing stock price on April 5, 2023. The non-pricing terms of the revised IOI were substantially similar to those in the original IOI. The revised IOI also proposed a 45-day period of exclusive negotiations.
CNNB’s board of directors met on April 6, 2023, with representatives of Piper Sandler, representatives of legal counsel and senior management attending, to review LCNB’s revised IOI and Credit Union’s clarification of its March 3rd IOI. Based on the board of directors’ review of LCNB’s revised IOI, Credit Union’s clarification of its March 3rd IOI, and certain analyses prepared by CNNB and Piper Sandler and summarized by Piper Sandler at the meeting, the board of directors determined that LCNB’s revised implied price of $15.21 per share significantly exceeded Credit Union’s implied price, which Piper Sandler estimated at $13.60 per share. The board of directors also noted the additional execution risk and longer regulatory approval process associated with a potential purchase and assumption transaction with Credit Union. Although Company A had not submitted a revised IOI, the board of directors also noted that the implied value of Company’s A March 2nd IOI had decreased to $11.79 per share based on Company A’s closing stock price on April 5, 2023. Following a lengthy discussion of LCNB’s revised IOI and other matters, including a discussion of the recent significant decline in bank stock prices due in part to the failure of certain large regional banks during March 2023 and the potential impact on LCNB’s stock price of LCNB’s potential inclusion in the Russell 3000® Index when it is scheduled to be reconstituted in late June 2023, the board of directors approved LCNB’s revised IOI and authorized Mr. Bedinghaus to execute and deliver it on behalf of CNNB. Following CNNB’s acceptance of LCNB’s revised IOI, there were no further discussions between CNNB and LCNB regarding the pricing terms set forth in the revised IOI.
On April 18, 2023, LCNB’s counsel distributed an initial draft of the Merger Agreement to CNNB’s legal counsel. Between April 27, 2023 and May 16, 2023, multiple drafts of the Merger Agreement were exchanged and representatives of LCNB’s legal counsel and representatives of CNNB’s legal counsel participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of CNNB’s business before closing, certain representations and warranties, and employee matters. During this time period, LCNB conducted further due diligence on CNNB, CNNB conducted reverse due diligence on LCNB and Mr. Bedinghaus conducted separate negotiations with representatives of LCNB regarding the terms of his proposed consulting agreement with LCNB.
CNNB’s board of directors met on May 10, 2023, with representatives of Piper Sandler and legal counsel and senior management attending, to discuss the then current status of the Merger Agreement negotiations. Senior management reported that the reverse due diligence conducted on LCNB generally confirmed their expectations as to LCNB. Piper Sandler provided updated information regarding LCNB’s stock price. Piper Sandler noted that the implied value of LCNB’s revised proposal was $14.37 per share based on LCNB’s closing stock price on May 8, 2023, which exceeded the implied values of Credit Union’s proposal (estimated at $13.60 per share) and Company A’s proposal (implied value of $10.18 per share based on Company A’s closing stock price on May 9, 2023). Legal counsel reviewed with the board of directors the most recent draft of the Merger Agreement and, together with senior management, updated the board on the terms that were still under negotiation.
CNNB’s board of directors met on May 17, 2023, with representatives of Piper Sandler and legal counsel and senior management attending, to consider the approval of the Merger Agreement and the transactions contemplated by it. Before the meeting, senior management distributed to each director the proposed Merger Agreement, and ancillary documents, and a financial presentation prepared by Piper Sandler. Piper Sandler reviewed in detail the pricing and other financial terms of the proposed Merger Agreement. Legal counsel reviewed in detail the non-pricing terms and conditions of the proposed Merger Agreement, including, but not limited to, the transaction structure, the respective representations, warranties and covenants made by CNNB and LCNB, the closing conditions, and the respective termination rights of CNNB and LCNB. The board of directors reviewed all aspects of the merger process, including CNNB’s current financial position, performance and prospects; its decision to pursue a strategic transaction; the process used to identify potential merger partners and solicit merger proposals; then current economic and stock market conditions, including the impact of rising interest rates; CNNB’s due diligence investigation of LCNB; LCNB’s stock price performance and valuation metrics; the terms and conditions of the proposed Merger Agreement; the value of the proposed merger consideration; and the impact of the proposed merger on CNNB’s stockholders and other constituencies. All questions posed by the directors were answered by senior management, representatives of Piper Sandler or representatives of legal counsel, as appropriate. Representatives of Piper Sandler then presented Piper Sandler’s written opinion letter addressed to the board of directors to the effect that, as of May 17, 2023, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the opinion letter, the merger consideration to be paid by LCNB to CNNB’s common stockholders pursuant to the proposed Merger Agreement was fair to CNNB’s common stockholders from a financial point of view. After considering the proposed Merger Agreement, and ancillary documents, and the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted unanimously to adopt and approve the proposed Merger Agreement, to recommend that CNNB’s stockholders vote to approve the proposed Merger Agreement, and to authorize Mr. Bedinghaus to execute and deliver the Merger Agreement, and ancillary documents, on behalf of CNNB.
On May 17, 2023, CNNB and LCNB executed the Merger Agreement. On May 18, 2023, before the opening of trading on the stock markets, CNNB and LCNB issued a joint press release to publicize the execution of the Merger Agreement.
CNNB’s Reasons for the Merger
CNNB’s board of directors, together with CNNB’s senior management and its financial and legal advisors, reviewed and discussed the Merger Agreement and the transactions contemplated by it and the board of directors determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of CNNB and its stockholders. In reaching its conclusion to approve the Merger Agreement and the transactions contemplated by it, the board of directors considered a number of factors. The board of directors considered the following material factors:
•
The board of directors’ understanding of the business, operations, financial condition, earnings, and prospects of CNNB;

•
Prevailing national and local economic conditions, particularly the uncertainty as to future economic conditions given the rise in market interest rates, expected future increases in market interest rates, inflation, the prospects for recession, and other factors, and the expected effect of these conditions on CNNB’s financial condition, earnings, and prospects and on the stock prices of banking institutions, including CNNB;

•
The board of directors’ recognition that CNNB’s ability to grow independently would require substantial investment in information technology and other infrastructure, and the effect such investment would have on CNNB’s future earnings potential;

•
The value of the merger consideration proposed by LCNB compared to the value of the merger consideration proposed by other parties and the estimated potential future value of CNNB’s common stock if CNNB would continue to operate independently;

•
The competitive environment facing financial institutions generally and the competitive environment in CNNB’s geographic market area in particular, and the trend toward consolidation in the financial services industry;

•
LCNB’s ability to pay the merger consideration and obtain regulatory approval for the merger, considering CNNB’s due diligence investigation of LCNB;

•
The scope and results of the solicitation process conducted by CNNB, with Piper Sandler’s assistance;

•
The complementary business cultures of CNNB and LCNB;

•
The historical market prices and the then current market price for CNNB’s common stock;

•
The cash component of the merger consideration, although taxable to a CNNB stockholder, offered value certainty to counteract potential decreases in LCNB’s stock price;

•
The review by the board of directors, with the assistance of legal counsel, of the terms of the Merger Agreement, including the provisions that permit CNNB, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination transaction, subject, in certain circumstances, to paying LCNB a $2.0 million cash termination fee;

•
The perceived favorable impact of the proposed merger on the employees, depositors, customers, and communities served by Cincinnati Federal, considering that LCNB and LCNB Bank would select a member of CNNB’s board of directors to serve as a director of LCNB and LCNB Bank; and

•
The financial analyses and opinion of Piper Sandler, dated May 17, 2023, addressed to CNNB’s board of directors, to the effect that, as of such date and subject to the procedures followed,

assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the opinion letter, the merger consideration as set forth in the Merger Agreement was fair to CNNB’s common stockholders from a financial point of view, as more fully described under “Opinion of CNNB’s Financial Advisor;”
•
LCNB pays a regular quarterly cash dividend, unlike CNNB; and

•
The proposed merger offers a liquidity event for CNNB’s stockholders.

CNNB’s board of directors also considered potential risks associated with the transactions contemplated by the Merger Agreement, including:
•
The interests of CNNB’s executive officers and directors with respect to the transactions contemplated by the Merger Agreement apart from their interests as stockholders of CNNB as disclosed under “Interests of CNNB’s Directors and Executive Officers in the Merger,” and the risk that these interests might influence their decision with respect to the transactions contemplated by the Merger Agreement;

•
The risk that the Merger Agreement provisions relating to the payment by CNNB of a cash termination fee under specified circumstances, although required by LCNB as a condition to entering into the Merger Agreement, could discourage other parties that may be interested in engaging in a business combination transaction with CNNB from proposing it;

•
The risk of litigation;

•
The restrictions imposed by the Merger Agreement on the conduct of CNNB’s business before the completion of the merger, which could delay or prevent CNNB from undertaking certain business opportunities that may arise during that time;

•
That the fixed exchange ratio for the stock consideration, by its nature, would generally not adjust upward to compensate for any declines in LCNB’s stock price before the completion of the merger, meaning that CNNB’s stockholders would not be protected against any decrease in LCNB’s stock price before the completion of the merger, unless, as provided for in the Merger Agreement, the decrease in LCNB’s stock price relative to a broad bank market index was of a magnitude that LCNB would agree to increase the merger consideration; and

•
The need to obtain approval from CNNB’s stockholders and governmental approvals to consummate the proposed merger.

CNNB’s board of directors evaluated the factors described above and reached consensus that the Merger Agreement and the transactions contemplated by it were in the best interests of CNNB and its stockholders. Accordingly, the board of directors unanimously approved the Merger Agreement and unanimously recommends that CNNB’s stockholders vote “FOR” approval of the Merger Agreement and transactions contemplated by it.
The foregoing discussion of the information and factors considered by CNNB’s board of directors is not intended to be exhaustive but constitutes the material factors considered by the board of directors. In reaching its determination to approve the Merger Agreement and recommend that CNNB’s stockholders vote to approve the Merger Agreement, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Merger Agreement were the product of arm’s length negotiations between representatives of CNNB and LCNB.
Recommendation of the CNNB Board of Directors
The board of directors of CNNB unanimously adopted and approved the Merger Agreement. The board of directors of CNNB believes that the Merger is in the best interests of CNNB and its stockholders, and, as a result, the directors unanimously recommend that CNNB stockholders vote “FOR” the approval of the Merger Agreement and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.
Opinion of CNNB’s Financial Advisor
CNNB retained Piper Sandler to act as financial advisor to CNNB’s board of directors in connection with CNNB’s consideration of a possible business combination with LCNB. CNNB selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to CNNB’s board of directors in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the May 17, 2023 meeting, at which CNNB’s board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on May 17, 2023, to the effect that, as of such date, the merger consideration was fair to the holders of CNNB’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CNNB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of CNNB in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any stockholders of CNNB as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of CNNB common stock and did not address the underlying business decision of CNNB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the Merger Agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for CNNB or the effect of any other transaction in which CNNB might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of CNNB or LCNB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the Merger Agreement, dated May 16, 2023;

•
certain publicly available financial statements and other historical financial information of CNNB and its banking subsidiary, Cincinnati Federal, that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of LCNB and its banking subsidiary, LCNB National Bank, that Piper Sandler deemed relevant;

•
certain internal financial projections for CNNB for the year ending December 31, 2023 with long term-estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2027, as provided by the senior management of CNNB;

•
publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of LCNB;

•
the pro forma financial impact of the Merger on LCNB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of LCNB, as well as estimated net income for CNNB for the years ending December 31, 2023 through December 31, 2025 with an estimated annual net income growth rate for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of LCNB;

•
the publicly reported historical price and trading activity for CNNB common stock and LCNB common shares, including a comparison of certain stock market information for CNNB common stock and LCNB common shares and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for CNNB and LCNB with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis) to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of CNNB and its representatives the business, financial condition, results of operations and prospects of CNNB and held similar discussions with certain members of the senior management of LCNB and its representatives regarding the business, financial condition, results of operations and prospects of LCNB.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by CNNB or LCNB or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of CNNB and LCNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information, and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CNNB or LCNB or any of their respective subsidiaries, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of CNNB or LCNB or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of CNNB or LCNB, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to CNNB or LCNB or any of their respective subsidiaries. Piper Sandler assumed, with CNNB’s consent, that the respective allowances for loan losses for both CNNB and LCNB were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for CNNB for the year ending December 31, 2023, with long-term estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2027, as provided by the senior management of CNNB. In addition, Piper Sandler used publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of LCNB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of LCNB, as well as estimated net income for CNNB for the years ending December 31, 2023 through December 31, 2025, with an estimated annual net income growth rate for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of LCNB. With respect to the foregoing information, the respective senior managements of CNNB and LCNB confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of CNNB and LCNB, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of CNNB or LCNB since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that CNNB and LCNB would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with CNNB’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CNNB, LCNB, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with CNNB’s consent, Piper Sandler relied upon the advice that CNNB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler, as of the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of CNNB common stock or LCNB common shares at any time or what the value of LCNB common shares would be once it is actually received by the holders of CNNB common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to CNNB’s board of directors but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to CNNB or LCNB, and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of CNNB and LCNB and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of CNNB common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CNNB, LCNB and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to CNNB’s board of directors at its May 17, 2023 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of CNNB common stock or LCNB common shares or the prices at which CNNB or LCNB common shares may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by CNNB’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of CNNB’s board of directors with respect to the fairness of the Merger Consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of CNNB common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive at the election of the holder thereof, either (i) 0.9274 LCNB common shares (the “Per Share Stock Consideration”), or (ii) $17.21 in cash (the “Per Share Cash Consideration”). The Merger Agreement provides, generally, that eighty percent (80%) of the shares of CNNB common stock issued and outstanding immediately prior to Effective Date shall each be converted into the Per Share Stock Consideration and each of the remaining shares of CNNB common stock shall be converted into the Per Share Cash Consideration. In addition, the Merger Agreement provides, generally, that if CNNB’s Adjusted Shareholders’ Equity is less than $36,800,000 (the “Minimum Adjusted Shareholders’ Equity”), then the aggregate consideration shall be reduced dollar-for-dollar by the amount by which CNNB’s Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity. At CNNB’s direction and with CNNB’s consent, Piper Sandler assumed for purposes of its analyses that CNNB’s Adjusted Shareholders’ Equity would not be less than the Minimum Adjusted Shareholders’ Equity. Piper Sandler calculated an aggregate implied transaction value of approximately $43.1 million and an implied purchase price per share of $14.83 consisting of the implied value of 2,884,171 shares of CNNB common stock outstanding (gross of the elimination of CNNB $1.6 million ESOP loan) and 296,350 options with a weighted average exercise price of $10.65 based on the closing price of LCNB common shares on May 15, 2023. Based upon financial information for CNNB as of or for the last twelve-months (“LTM”) ended March 31, 2023 and the closing price of CNNB common stock on May 15, 2023, Piper Sandler calculated the following implied transaction metrics:
Transaction Price/LTM Earnings Per Share	30.9x
Transaction Price/Est. FY 2023 Earnings Per Share(1)	41.5x
Transaction Price/Est. FY 2024 Earnings Per Share(1)	19.3x
Transaction Price/Tangible Book Value Per Share	106%
Tangible Book Premium/ Core Deposits (CDs greater than $100,000)(2)	1.9%
Tangible Book Premium/ Core Deposits (CDs greater than $250,000)(3)	1.4%
Market Premium (as of May 15, 2023)	9.9%

(1)
LCNB senior management projections for CNNB.

(2)
Core deposits equal to total deposits less CDs greater than $100,000.

(3)
Core deposits equal to total deposits less CDs greater than $250,000.

Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading prices of CNNB common stock and LCNB common shares for the one-year and three-year periods ended May 15, 2023. Piper Sandler then compared the relationship between the movements in the price of CNNB common stock and LCNB common shares, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

CNNB’s One-Year Stock Price Performance
	Beginning Value May 13, 2022	Change in Value May 15, 2023
CNNB	100%	(9.2)%
CNNB Peer Group	100%	(18.8)%
S&P 500 Index	100%	2.8%
NASDAQ Bank Index	100%	(33.6)%
CNNB’s Three-Year Stock Price Performance
	Beginning Value May 15, 2020	Change in Value May 15, 2023
CNNB	100%	55.1%
CNNB Peer Group	100%	18.2%
S&P 500 Index	100%	44.4%
NASDAQ Bank Index	100%	18.9%
LCNB’s One-Year Stock Price Performance
	Beginning Value May 13, 2022	Change in Value May 15, 2023
LCNB	100%	(2.8)%
LCNB Peer Group	100%	(19.4)%
S&P 500 Index	100%	2.8%
NASDAQ Bank Index	100%	(33.6)%
LCNB’s Three-Year Stock Price Performance
	Beginning Value May 15, 2020	Change in Value May 15, 2023
LCNB	100%	20.7%
LCNB Peer Group	100%	11.1%
S&P 500 Index	100%	44.4%
NASDAQ Bank Index	100%	18.9%
Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for CNNB with a group of financial institutions selected by Piper Sandler. The CNNB peer group included banks and thrifts with total assets less than $1.0 billion and that completed a standard or second-step mutual-to-stock conversion since May 15, 2018 but excluded targets of announced merger transactions (the “CNNB Peer Group”). The CNNB Peer Group consisted of the following companies:
1895 Bancorp of Wisconsin, Inc.
Affinity Bancshares, Inc.
Catalyst Bancorp, Inc.
Cullman Bancorp, Inc.
Eureka Homestead Bancorp, Inc.
FFBW, Inc.
First Seacoast Bancorp, Inc.
Generations Bancorp NY, Inc.	Magyar Bancorp, Inc. Mid-Southern Bancorp, Inc. NSTS Bancorp, Inc. PB Bankshares, Inc. TC Bancshares, Inc. Texas Community Bancshares, Inc. VWF Bancorp, Inc. William Penn Bancorporation
The analysis compared publicly available financial information for CNNB with corresponding data for the CNNB Peer Group as of or for the last-twelve-months ended March 31, 2023 (unless otherwise noted)

with pricing data as of May 15, 2023. The table below sets forth the data for CNNB and the median, mean, low and high data for the CNNB Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in CNNB’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
CNNB Comparable Company Analysis
	CNNB	CNNB Peer Group Median	CNNB Peer Group Mean	CNNB Peer Group Low	CNNB Peer Group High
Total assets ($mm)	305	405	447	103	932
Loans / Deposits (%)	115.7	92.9	92.9	58.2	138.4
Non-performing assets(1) / Total assets (%)	0.31	0.37	0.44	0.00	1.03
Tangible common equity/Tangible assets (%)	13.19	16.38	17.90	9.13	31.22
Leverage Ratio (%)	12.87	15.46	16.44	10.06	30.11
Tier 1 Ratio (%)	16.57	17.47	22.59	11.60	56.43
RBC Ratio (%)	17.37	18.57	23.76	12.86	57.69
LTM Return on average assets (%)	0.48	0.41	0.40	(0.16)	1.09
LTM Return on average equity (%)	3.24	1.92	2.46	(1.05)	8.18
LTM Net interest margin (%)	3.02	3.09	3.15	2.15	4.19
LTM Efficiency ratio (%)	85.3	83.4	83.3	60.0	108.9
Price/Tangible book value (%)	98	66	66	53	80
Price/LTM Earnings per share (x)	27.0	18.1	22.2	8.1	38.1
Current Dividend Yield (%)	—	1.2	1.3	0.7	2.6
Market capitalization ($mm)	39	44	49	9	127

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Financial data as of March 31, 2023, for 1895 Bancorp of Wisconsin, Inc., Texas Community Bancshares, Inc., NSTS Bancorp, Inc. and as of December 31, 2022, for VWF Bancorp, Inc.
Piper Sandler used publicly available information to perform a similar analysis for LCNB by comparing selected financial information for LCNB with a group of financial institutions selected by Piper Sandler. The LCNB peer group included banks and thrifts whose securities are publicly traded on a major stock exchange (NYSE, NYSEAM, NASDAQ), headquartered in Indiana, Ohio, Michigan, and Pennsylvania with total assets between $1.0 billion and $4.0 billion, tangible common equity/tangible assets (TCE/TA) less than 10.00% and LTM return on average assets (LTM ROAA) greater than 1.00%, but the LCNB peer group excluded targets of announced merger transactions (the “LCNB Peer Group”). The LCNB Peer Group consisted of the following companies:
ACNB Corporation
CF Bankshares Inc.
ChoiceOne Financial Services, Inc.
Citizens & Northern Corporation
Citizens Financial Services, Inc.
Civista Bancshares, Inc.
Codorus Valley Bancorp, Inc.
Farmers & Merchants Bancorp, Inc.	Fidelity D & D Bancorp, Inc. First Capital, Inc. FNCB Bancorp, Inc. Macatawa Bank Corporation Meridian Corporation Middlefield Banc Corp. Norwood Financial Corp. Peoples Financial Services Corp.
The analysis compared publicly available financial information for LCNB with corresponding data for the LCNB Peer Group as of or for the last-twelve-months ended March 31, 2023 (unless otherwise noted) with pricing data as of May 15, 2023. The table below sets forth the data for LCNB and the median, mean, low and high data for the LCNB Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in LCNB’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
LCNB Comparable Company Analysis
	LCNB	LCNB Peer Group Median	LCNB Peer Group Mean	LCNB Peer Group Low	LCNB Peer Group High
Total assets ($mm)	1,925	2,373	2,383	1,135	3,678
Loans / Deposits (%)	87.0	87.3	83.3	52.4	102.7
Non-performing assets(1) / Total assets (%)	0.12(2)	0.22	0.38	0.04	1.22
Tangible common equity/Tangible assets (%)	7.72	7.38	7.48	4.52	9.88
Leverage Ratio (%)	9.58(2)	9.32	9.31	7.65	10.59
Tier 1 Ratio (%)	11.97(2)	11.96	12.36	8.44	17.08
Total RBC Ratio (%)	12.52(2)	13.36	14.15	11.63	18.08
LTM Return on average assets (%)	1.14	1.13	1.18	1.00	1.46
LTM Return on average equity (%)	10.7	13.8	13.9	10.2	18.0
LTM Net interest margin (%)	3.53	3.34	3.44	2.96	4.19
LTM Efficiency ratio (%)	64.1	57.4	57.9	49.2	72.1
Price/Tangible book value (%)	119	115	116	69	173
Price/LTM Earnings per share (x)	8.0	6.9	7.3	5.3	10.8
Current Dividend Yield (%)	5.5	4.2	4.2	1.5	6.3
Market capitalization ($mm)	172	217	202	81	315

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes troubled debt restructurings.

(2)
Bank level data shown for the period ended March 31, 2023.

Analysis of Precedent Transactions.
Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2021 and May 16, 2023, with target total assets between $200 million and $500 million at announcement, target TCE / TA greater than 10.00% and LTM return on average equity less than 10.00% (the “Nationwide Precedent Transactions”). The Nationwide Precedent Transactions group excluded transactions with non-disclosed deal values, merger-of-equals transactions and transactions with private investors, private equity buyers or credit union buyers.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
CrossFirst Bankshares Inc.	Canyon Bancorp. Inc.
Mid Penn Bancorp Inc.	Brunswick Bancorp
MVB Financial Corp	Integrated Financial Holdings Inc.
Middlefield Banc Corp.	Liberty Bancshares (Ada OH)
Cambridge Bancorp	Northmark Bank
Southern Bancorp Inc.	FCB Financial Services Inc
Rosedale Federal Savings and Loan Association	CBM Bancorp Inc.
Home Bancorp Inc.	Friendswood Capital Corp.

Acquiror	Target
BankFirst Capital Corp.	Citizens Bank of Fayette
Newtek Business Services Corp.	National Bank of New York City
HBT Financial Inc.	NXT Bancorp. Inc.
Farmers & Merchants Bancorp	Perpetual Federal Savings Bank
Fidelity D & D Bancorp Inc.	Landmark Bancorp Inc.
First National Corp.	Bank of Fincastle
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions.
	LCNB/ CNNB	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	30.9	17.9	17.1	0.1	32.4
Transaction Price / Tangible Book Value Per Share (%)	106	120	110	55	147
Core Deposit Premium (%)(1)	1.9	6.4	6.3	0.7	13.8
1-Day Market Premium (%)	9.9	25.9	27.8	1.7	57.1

(1)
Core deposits equal to total deposits less CDs greater than $100,000.

Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of a share of CNNB common stock assuming CNNB performed in accordance with certain internal financial projections for CNNB for the year ending December 31, 2023, with long term-estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2027, as provided by the senior management of CNNB. To approximate the terminal value of a share of CNNB common stock at December 31, 2027, Piper Sandler applied price to 2027 earnings multiples ranging from 10.0x to 40.0x and multiples of 2027 tangible book value ranging from 50.0% to 80.0%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CNNB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CNNB common stock of $1.77 to $7.71 when applying multiples of earnings and $4.52 to $7.87 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	17.5x	25.0x	32.5x	40.0x
10.0%	$1.93	$3.37	$4.82	$6.27	$7.71
10.5%	$1.89	$3.30	$4.72	$6.13	$7.55
11.0%	$1.85	$3.23	$4.62	$6.00	$7.39
11.5%	$1.81	$3.16	$4.52	$5.88	$7.23
12.0%	$1.77	$3.10	$4.42	$5.75	$7.08

Tangible Book Value Per Share Multiples
Discount Rate	50.0%	57.5%	65.0%	72.5%	80.0%
10.0%	$4.92	$5.66	$6.39	$7.13	$7.87
10.5%	$4.81	$5.54	$6.26	$6.98	$7.70
11.0%	$4.71	$5.42	$6.13	$6.83	$7.54
11.5%	$4.61	$5.30	$6.00	$6.69	$7.38
12.0%	$4.52	$5.19	$5.87	$6.55	$7.23
Piper Sandler also considered and discussed with CNNB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming CNNB’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CNNB’s common stock, applying the price to 2027 earnings multiples range of 10.0x to 40.0x referred to above and a discount rate of 11.77%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	17.5x	25.0x	32.5x	40.0x
(20.0)%	$1.43	$2.50	$3.57	$4.65	$5.72
(10.0)%	$1.61	$2.81	$4.02	$5.23	$6.43
0.0%	$1.79	$3.13	$4.47	$5.81	$7.15
10.0%	$1.97	$3.44	$4.91	$6.39	$7.86
20.0%	$2.14	$3.75	$5.36	$6.97	$8.58
Piper Sandler also performed an analysis that estimated the net present value per share of LCNB common shares, assuming LCNB performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2023 and December 31, 2024, with long-term estimated earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by LCNB senior management. To approximate the terminal value of a share of LCNB common shares at December 31, 2027, Piper Sandler applied price to 2027 earnings multiples ranging from 5.0x to 10.0x and multiples of 2027 tangible book value ranging from 80.0% to 155.0%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of LCNB common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per share of LCNB common shares of $7.45 to $13.82 when applying multiples of earnings and $9.79 to $18.86 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	5.0x	6.0x	7.0x	8.0x	9.0x	10.0x
10.0%	$8.58	$9.62	$10.67	$11.72	$12.77	$13.82
11.0%	$8.27	$9.28	$10.28	$11.29	$12.29	$13.29
12.0%	$7.99	$8.95	$9.91	$10.87	$11.84	$12.80
13.0%	$7.71	$8.63	$9.56	$10.48	$11.40	$12.32
14.0%	$7.45	$8.34	$9.22	$10.10	$10.99	$11.87

Tangible Book Value Per Share Multiples
Discount Rate	80.0%	95.0%	110.0%	125.0%	140.0%	155.0%
10.0%	$11.35	$12.85	$14.35	$15.85	$17.35	$18.86
11.0%	$10.93	$12.37	$13.81	$15.24	$16.68	$18.12
12.0%	$10.53	$11.91	$13.29	$14.67	$16.04	$17.42
13.0%	$10.15	$11.47	$12.79	$14.12	$15.44	$16.76
14.0%	$9.79	$11.06	$12.32	$13.59	$14.86	$16.13
Piper Sandler also considered and discussed with CNNB’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming LCNB’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for LCNB common shares, applying the price to 2027 earnings multiples range of 5.0x to 10.0x referred to above and a discount rate of 11.77%.
Earnings Per Share Multiples
Annual Estimate Variance	5.0x	6.0x	7.0x	8.0x	9.0x	10.0x
(20.0)%	$7.08	$7.86	$8.63	$9.41	$10.19	$10.97
(10.0)%	$7.56	$8.44	$9.31	$10.19	$11.06	$11.94
0.0%	$8.05	$9.02	$9.99	$10.97	$11.94	$12.91
10.0%	$8.54	$9.61	$10.67	$11.74	$12.81	$13.88
20.0%	$9.02	$10.19	$11.35	$12.52	$13.69	$14.85
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the Merger on LCNB assuming the transaction closes on December 31, 2023. Piper Sandler utilized the following information and assumptions: (a) estimated net income for CNNB for the years ending December 31, 2023 through December 31, 2025 with an estimated annual net income growth rate for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of LCNB, (b) publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024 with long-term estimated earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by LCNB senior management, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of LCNB. The analysis indicated that the Merger could be accretive, including interest rate marks to LCNB’s estimated earnings per share (excluding one-time transaction costs and expenses), in the years ending December 31, 2024 through December 31, 2027, and dilutive to LCNB’s estimated tangible book value per share at close and for the years ending December 31, 2024 through December 31, 2025 and accretive for the years ending December 31, 2026 through December 31, 2027, with a tangible book value earnback period of 2.50 years using the crossover method and 2.30 years using the simple method. The analysis indicated that the transaction could be accretive excluding interest rate marks to LCNB’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2024 through December 31, 2027 and dilutive to LCNB’s estimated tangible book value per share at close and for the year ending December 31, 2024 and accretive for the years ending December 31, 2025 through December 31, 2027, with a tangible book value earnback period of 2.00 years using the crossover method and 1.66 years using the simple method.

In connection with this analysis, Piper Sandler considered and discussed with CNNB’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship
Piper Sandler is acting as CNNB’s financial advisor in connection with the Merger and will receive an advisory fee for such services in an amount equal to 1.25% of the aggregate purchase price, which fee is contingent upon the closing of the Merger. At the time of announcement of the transaction Piper Sandler’s advisory fee was approximately $500,000. Piper Sandler also received a $150,000 fee from CNNB upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon the closing of the Merger. CNNB has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler did not provide any other investment banking services to CNNB in the two years preceding the date of Piper Sandler’s opinion, nor did Piper Sandler provide any investment banking services to LCNB in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to CNNB, LCNB and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of CNNB, LCNB and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
LCNB’s Reasons for the Merger
LCNB believes that the Merger is in the best interests of LCNB and its shareholders. In reaching this determination, the LCNB board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:
•
the long-term interests of LCNB and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which LCNB operates;

•
the compatibility of the cultures of LCNB and CNNB, particularly with respect to meeting local banking needs and fostering strong community ties;

•
an enhanced market share in Ohio and Kentucky with an increased high-quality loan portfolio;

•
the Merger will expand and enhance LCNB’s existing franchise in the attractive market of Cincinnati, Ohio;

•
enhanced market share with incremental high-quality, low-cost core deposits;

•
the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

•
the anticipated increase in mortgage origination capability; and

•
the anticipated increase in LCNB’s loan-to-deposit ratio, return on average assets and return on average tangible common equity.

The board of directors of LCNB also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of LCNB considered:
•
the costs associated with the regulatory approval process and other Merger related costs;

•
the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•
the dilution to current LCNB shareholders from the issuance of additional LCNB common shares in the Merger;

•
the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of CNNB; and

•
other risks described under the sections entitled “RISK FACTORS” beginning on page 15 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 13.

The above discussion of the information and factors considered by the LCNB board of directors is not intended to be exhaustive but includes the material factors considered by the LCNB board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the LCNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The LCNB board of directors considered all these factors as a whole, including through its discussions with LCNB’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.
Regulatory Approvals Required
To complete the Merger and Subsidiary Bank Merger, LCNB and CNNB need to obtain approvals or consents from, or make filings with, certain U.S. federal bank regulatory authorities. Subject to the terms of the Merger Agreement, LCNB and CNNB have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger and the Subsidiary Bank Merger by the Federal Reserve and the OCC, respectively. The Merger and the Subsidiary Bank Merger must receive approval from the Federal Reserve and the OCC, respectively, before the Merger and the Subsidiary Bank Merger may be consummated. LCNB will submit an application or waiver to the Federal Reserve for approval or nonobjection of the Merger and has submitted application to the OCC for approval of the Subsidiary Bank Merger.
The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to CNNB stockholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.
LCNB and CNNB believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal bank regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.
Interests of CNNB Directors and Officers in the Merger
As described below, some of CNNB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of CNNB stockholders generally. The CNNB board of directors was aware of these interests and considered them in approving the Merger Agreement.

Restricted Stock Awards
CNNB has awarded executive officers restricted CNNB common stock, which may not be transferred and is subject to vesting restrictions. Immediately prior to the consummation of the Merger and pursuant to the Merger Agreement, the vesting restrictions of the restricted stock will end, and the restricted shares will be treated as CNNB common stock for the purposes of the Merger. The following table sets forth the number of unvested restricted stock awards held by each director and each named executive officer of CNNB as of May 17, 2023, the date the Merger Agreement was executed, which will vest as a result of the Merger. The estimated value of the restricted stock awards is based on (i) the average closing market price of LCNB common shares over the first five (5) business days following the first public announcement of the transaction, which began on May 19, 2023, multiplied by (ii) the total number of shares subject to each restricted stock award.
Name	Unvested CNNB Restricted Stock Awards	Aggregate Restricted Stock Award Value
Harold L. Anness	2,640	$35,534
Stuart H. Anness, M.D.	2,640	35,534
Andrew J. Nurre	2,640	35,534
Charles G. Skidmore	2,640	35,534
Philip Wehrman	2,640	35,534
Robert A. Bedinghaus	13,200	177,672
Herbert C. Brinkman	9,100	122,486
Joseph C. Bunke	8,196	110,318
Gregory W. Meyers	9,500	127,870
Options
CNNB has awarded executive officers options to purchase CNNB common stock pursuant to the Cincinnati Bancorp, Inc. 2017 Equity Incentive Plan and the Cincinnati Bancorp, Inc. 2021 Equity Incentive Plan (collectively, the “CNNB Equity Incentive Plans”). Immediately prior to the Effective Time, all options, both vested and unvested, to purchase CNNB common stock issued pursuant to the CNNB Equity Incentive Plans will be cancelled in exchange for a cash payment equal to $17.21 less the exercise price of each such CNNB option. Set forth below is the number of outstanding and unexercised CNNB options held by each director and executive officer of CNNB as of May 17, 2023, the date the Merger Agreement was executed, and the cash-out value of the stock options as determined under the terms of the Merger Agreement. As of the date of signing of the Merger Agreement, all but 110,797 CNNB options held by the executive officers and directors were vested. The options held by the executive officers and directors have continued to vest since the signing of the Merger Agreement, consistent with the terms of the CNNB Equity Incentive Plans.
Name	CNNB Stock Options	Average-Weighted Exercise Price	Aggregate Stock Option Value
Harold L. Anness	15,136	$10.15	$106,860
Stuart H. Anness, M.D.	15,136	10.15	106,860
Andrew J. Nurre	15,136	10.15	106,860
Charles G. Skidmore	15,136	10.15	106,860
Philip Wehrman	8,250	13.75	28,545
Robert A. Bedinghaus	60,030	11.38	349,975
Herbert C. Brinkman	34,152	10.38	233,258
Joseph C. Bunke	31,273	10.41	212,656
Gregory W. Meyers	36,529	10.31	252,050

Indemnification and Directors’ and Officers’ Liability Insurance
Subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of CNNB or its subsidiaries on or after the date of the Merger Agreement and before the Effective Time to the fullest extent provided by CNNB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of CNNB or its subsidiaries. In addition, the Merger Agreement provides that, prior to the Merger, CNNB will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six (6) years following the Effective Date, with a premium not to exceed over 150% of CNNB’s existing policy premium.
Employment, Change in Control, and Settlement Agreements
Cincinnati Federal entered into change in control agreements with each of Robert A. Bedinghaus, Chairman and Chief Executive Officer of CNNB and Cincinnati Federal, Herbert C. Brinkman, Chief Financial Officer of CNNB and Cincinnati Federal, and Joseph V. Bunke, President of CNNB and Cincinnati Federal, which provide certain payments and benefits to each executive officer in the event that executive officer’s employment is terminated (other than for cause) in connection with a change in control. The term of the agreement with Mr. Bedinghaus is three years and the term of the agreements with Messrs. Bunke and Brinkman is two years. Each year, the board of directors of Cincinnati Federal may renew the agreements for an additional year, so that the terms again become either three or two years. If, during the term of the agreement, the executive officer’s employment is involuntarily terminated, other than for “cause” (as defined in the agreement), or if the executive officer voluntarily terminates employment for “good reason” (as defined in the agreement), in either case, following a change in control, Cincinnati Federal, or its successor, will pay the executive severance equal to a multiple of the average taxable income reported on the executive officer’s Form W-2 for the prior five (5) years. The multiple is three times, in the case of Mr. Bedinghaus, and two times, in the case of Messrs. Bunke and Brinkman. In addition, Cincinnati Federal, or its successor, will pay the cost of the executive officer’s medical and dental coverage for eighteen (18) months. For purposes of the agreements, the term “good reason” includes (i) the failure to re-elect or reappoint the executive officer to the position(s) he held immediately before the change in control, (ii) a material change in the executive officer’s position(s) to be one of lesser responsibility, importance or scope, (iii) a liquidation or dissolution of Cincinnati Federal, (iv) a material reduction in the executive officer’s base salary or benefits or (v) a relocation of the executive’s principal place of employment by more than twenty-five (25) miles.
In addition, Cincinnati Federal entered into an employment agreement with Gregory W. Meyers, Senior Vice President and Chief Lending Officer of Cincinnati Federal. The initial term of the agreement was three years, and each year, the board of directors of Cincinnati Federal may renew the agreement for an additional year, so that the term again renews to three years. If, in connection with, or within one year of, a change in control of Cincinnati Federal, Mr. Meyers’ employment is terminated by Cincinnati Federal for any reason other than “just cause” (as defined in the agreement), or if Mr. Meyers elects to terminate his employment, Cincinnati Federal will pay him an amount equal to three times his “average annual compensation” (as that term is used for purposes of Code Section 280G). Mr. Meyers will also be eligible for continued coverage under Cincinnati Federal’s group health, hospitalization and disability plans, at no cost to him, until the earlier of (i) the end of the term of the employment agreement or (ii) the date on which he becomes covered under another employer’s plan providing comparable coverage.
In connection with the Merger, the CNNB executive officers entered settlement agreements, which become effective immediately prior to the effective time of the Merger, and will supersede, replace and terminate their respective change in control and employment agreements, including those agreements described previously under this section. In exchange for the settlement of their existing change in control and employment agreements, the executive officers will receive lump sum cash payments on the closing date of the Merger. The settlement agreements provide that if the payments under the agreements, together with any other payments or benefits to which the executive officer has the right to receive from Cincinnati Federal or CNNB, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to the settlement agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code. The amount of the cash payments that Messrs. Bedinghaus, Brinkman, Bunke, and Meyers are entitled to receive under their settlement agreements are estimated to be $791,264, $393,372, $379,648, and $665,710, respectively. In addition, the settlement agreements provide that the executive officers and their dependents will be entitled to elect continuing medical and dental coverage under Section 4980B of the Code (“COBRA”) and that LCNB Bank shall pay the cost of the executive officers’ (and, to the extent applicable, the executive officers’ dependent’s) continuing medical and dental coverage for a period of eighteen (18) months following the effective time of the Merger, and, for Mr. Meyers, an additional a lump sum cash payment equal to the value of COBRA coverage for what would have been the remaining term of his employment agreement.
Director Retirement Plan
Mr. Bedinghaus is a participant in the Cincinnati Federal Director Retirement Plan and is fully vested in his retirement benefit thereunder. In the event Mr. Bedinghaus’ service as a director terminates within twenty-four (24) months following the Merger, he will be entitled to a lump sum cash payment equal to his vested benefit. The Merger Agreement provides that the Director Retirement Plan will be terminated effective immediately upon the closing of the Merger.
Consulting Agreements
In connection with the Merger, LCNB entered into consulting agreements with Messrs. Bedinghaus and Meyers. The term of each agreement is twelve months. Under the agreements, the executive officer will perform consulting services for LCNB not expected to exceed more than eight hours per week, and, in exchange, LCNB will pay a flat fee of $1,000 per month to each executive officer.
Non-Competition and Non-Solicitation Agreements
In connection with the Merger, LCNB entered into non-competition and non-solicitation agreements with Messrs. Bedinghaus and Meyers. The agreements provide that for a period of two years following the executive officer’s termination from employment, the executive officer will not compete with LCNB and will not solicit the customers or employees of LCNB. In addition, the agreements contain customary and standard non-disparagement and non-disclosure provisions. In exchange for the executive officers’ performance of the covenants set forth in the agreements, the agreements provide that Messrs. Bedinghaus and Meyers shall receive a lump sum cash payment equal to $266,105 and $56,040, respectively.
Director Appointment
Promptly following the Effective Time, LCNB will increase by one (1) the number of directors making up the LCNB board of directors and appoint one (1) member of the CNNB board of directors to the LCNB board of directors, subject to LCNB’s standard corporate governance practices and after conducting a standard director evaluation process. LCNB will, subject to its standard corporate governance practices, nominate and recommend such member for election at the next applicable annual meeting of the shareholders of LCNB.
Indemnification and Directors’ and Officers’ Liability Insurance
Subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of CNNB or its subsidiaries on or after the date of the Merger Agreement and before the Effective Time to the fullest extent provided by CNNB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of CNNB or its subsidiaries. In addition, the Merger Agreement provides that, prior to the Merger, CNNB will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six (6) years following the Effective Date, with a premium not to exceed over 150% of CNNB’s existing policy premium.

Material U.S. Federal Income Tax Consequences of the Merger
This section describes the intended, material U.S. federal income tax consequences of the Merger to LCNB, CNNB, and U.S. holders of CNNB common stock who exchange their shares for LCNB common shares pursuant to the Merger. LCNB and CNNB intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and CNNB intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. LCNB has received an opinion of Dinsmore & Shohl LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of LCNB and CNNB), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.
The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that LCNB and CNNB are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, LCNB and CNNB have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to LCNB, CNNB, and the stockholders of CNNB described in this proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of LCNB or CNNB. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of CNNB common stock who, for U.S. federal income tax purposes, is:
•
an individual citizen or resident of the U.S.;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•
a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CNNB common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding CNNB common stock, you should consult your tax advisors.
This discussion is applicable only to those U.S. resident CNNB stockholders that hold their CNNB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular CNNB stockholders in light of their individual circumstances or to CNNB stockholders that are subject to special rules, such as:
•
financial institutions;

•
S corporations or other pass-through entities and investors in those through entities;

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
insurance companies;

•
mutual funds;

•
tax-exempt organizations;

•
dealers in securities or foreign currencies;

•
traders in securities who elect to use the mark-to-market method of accounting;

•
regulated investment companies;

•
real estate investment trusts;

•
holders of CNNB common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•
persons that exercise dissenters’ rights;

•
persons that hold CNNB common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•
persons who purchase or sell their CNNB common stock as part of a wash sale;

•
expatriates or persons that have a functional currency other than the U.S. dollar;

•
persons who are not U.S. holders;

•
expatriates of the United States;

•
persons that have a functional currency other than the U.S. dollar;

•
holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the CNNB common stock pursuant to the merger) 5% or more of the outstanding CNNB common stock; and

•
persons that acquired their CNNB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex. They will depend on specific situations and on factors that are not within the control of CNNB or LCNB. All holders of CNNB common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.
The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Reorganization Treatment
The Merger is intended to be a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and CNNB are each intended to be a “party to the reorganization”

within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.
Federal Income Tax Consequences to LCNB and CNNB
No Gain or Loss.   No gain or loss will be recognized by LCNB or CNNB as a result of the Merger.
Tax Basis.   The aggregate tax basis of the assets of CNNB in the hands of LCNB will be the same as the aggregate tax basis of such assets in the hands of CNNB immediately prior to the Merger.
Holding Period.   The holding period of the assets of CNNB to be received by LCNB will include the period during which such assets were held by CNNB.
General Federal Income Tax Consequences to U.S. Holders Dependant on Elections
The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash, LCNB common shares or a combination of cash and shares in exchange for such U.S. holder’s CNNB common stock. At the time a CNNB stockholder makes a cash or share election pursuant to the terms of the Merger Agreement, such stockholder will not know whether, and to what extent, the proration provisions of the Merger Agreement will alter the mix of consideration such stockholder will receive. As a result, the tax consequences to such stockholder will not be ascertainable with certainty until such stockholder knows the precise amount of cash and LCNB common shares that such stockholder will receive pursuant to the Merger.
Exchange Solely for LCNB Common Shares
A U.S. holder of CNNB common stock that exchanges all of its CNNB common stock solely for LCNB common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional LCNB common shares as discussed in more detail under “Cash in Lieu of Fractional Shares” below). A U.S. holder’s aggregate tax basis in the LCNB common shares received in the Merger in exchange for its CNNB common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will equal such U.S. holder’s aggregate tax basis in the CNNB common stock surrendered by such U.S. holder in the Merger. The holding period for the LCNB common shares received by such U.S. holder in the Merger in exchange for its CNNB common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will include the holding period for the CNNB common stock exchanged therefor.
Cash in Lieu of Fractional Shares
A U.S. holder of CNNB common stock that receives cash in lieu of a fractional LCNB common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the CNNB common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder held such stock as a capital asset at the time of the Merger and the U.S. holder’s holding period for its CNNB shares exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Tax Consequences to CNNB Stockholders who Receive Only Cash
A U.S. holder of CNNB common stock who receives solely cash in exchange for all of its CNNB common stock (and is not treated as constructively owning LCNB common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in CNNB’s common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the Effective Time. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Exchange for a Combination of LCNB Common Shares and Cash
Except as discussed below, a U.S. holder who exchanges its CNNB common stock for a combination of LCNB common shares and cash pursuant to the Merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any LCNB common shares received in the Merger, over such U.S. holder’s adjusted tax basis in the CNNB common stock surrendered by such U.S. holder in the Merger and (ii) the amount of cash received by such U.S. holder in the Merger (other than cash received in lieu of fractional LCNB common shares).
For purposes of this calculation, the fair market value of LCNB common shares is based on the trading price of LCNB common shares on the date of the Merger, rather than price negotiated between LCNB and CNNB in the Merger Agreement used to calculate the number of LCNB common shares to be issued to the stockholder. In the case of any U.S. holder who acquired different blocks of CNNB common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of common stock exchanged in the Merger. A loss realized on the exchange of one block of common stock cannot be used to offset a gain realized on the exchange of another block of common stock, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Prior to voting on the Merger, any U.S. holder potentially in that circumstance should consult its tax advisor with regard to identifying the basis or holding periods of the particular LCNB common shares received in the Merger.
Generally, a U.S. holder’s aggregate tax basis in the LCNB common shares received by that U.S. holder in the Merger in exchange for its CNNB common stock, including any fractional shares deemed received by the U.S. holder under the treatment (discussed above in “Cash in Lieu of Fractional Shares”) will equal such U.S. holder’s aggregate tax basis in the CNNB common stock surrendered in the Merger, increased by the amount of taxable gain (or dividend income as described below in “Possible Dividend Treatment”), if any, recognized by such U.S. holder in the Merger (other than with respect to cash received in lieu of fractional LCNB common shares) and decreased by the amount of cash, if any, received by such U.S. holder in the Merger (other than cash received in lieu of fractional LCNB common shares). The holding period for the LCNB common shares received in the Merger, including any fractional shares deemed received by the U.S. holder (discussed above in “Cash in Lieu of Fractional Shares”), generally will include the holding period for the CNNB common stock exchanged therefor.
Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), any capital gain generally will be long-term capital gain if the U.S. holder held the CNNB common stock for more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations.
Possible Dividend Treatment
In some cases, if a U.S. holder of CNNB common stock actually or constructively owns LCNB common shares other than the LCNB common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the Internal Revenue Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional LCNB common shares by such holder, ownership of LCNB common shares by a person related to such holder, or a share repurchase by LCNB from other holders of LCNB common shares. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of CNNB common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Medicare Tax on Net Investment Income
A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the Merger.
Backup Withholding and Reporting Requirements
Under certain circumstances, cash payments made to a U.S. holder of CNNB common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of CNNB common stock owning at least 5% (by vote or value) of the outstanding shares of CNNB common stock or having a basis of $1,000,000 or more in its CNNB common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the CNNB common stock exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of CNNB common stock will be required to retain records pertaining to the Merger.
The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.
Each CNNB stockholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the stockholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.
Accounting Treatment
The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of CNNB will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of LCNB common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.
Resale of LCNB Common Shares
LCNB has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of LCNB common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of LCNB common shares issued to any CNNB stockholder who may become an “affiliate” of LCNB for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding LCNB common shares.
Employee Matters
Participation by CNNB Employees in LCNB’s Employee Benefit Program(s):   The Merger Agreement provides that employees of CNNB or Cincinnati Federal who become employees of LCNB as a result of the Merger will, as determined by LCNB, participate in either CNNB’s employee compensation and benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by LCNB for LCNB’s employees. Employees of CNNB or Cincinnati Federal will receive credit for their years of service with CNNB or Cincinnati Federal, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, including credit for years of service and for seniority under LCNB’s paid time off program, but subject to the eligibility and other terms of such plans. In addition, LCNB will waive all restrictions and limitations on pre-existing conditions to the extent the group health plan and insurance policy of LCNB or LCNB Bank permit (or may be amended to permit).
Severance:   Subject to any applicable regulatory restrictions, LCNB has agreed to pay to each employee of CNNB or Cincinnati Federal who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of CNNB or Cincinnati Federal immediately before the Effective Time, (iii) has been an employee of CNNB or Cincinnati Federal for at least six (6) months prior to the Effective Time, (iv) is not offered continued employment by LCNB or any of its subsidiaries for six (6) months after the Effective Time, and (v) who sign and deliver LCNB’s standard form of termination and release agreement, a severance amount. The severance amount is equal to two (2) weeks’ base pay in effect at the time of termination multiplied by the number of whole years of service of such employee with CNNB or Cincinnati Federal, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay. Further, for any employee of CNNB or Cincinnati Federal participating in CNNB’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the full premium rate for the remaining COBRA period.
Termination of CNNB 401(k) Plan:   CNNB is required to terminate the CNNB 401(k) Plan effective immediately prior to the Effective Time. In addition, as soon as feasible after the closing of the Merger, LCNB will take commercially reasonable steps to allow employees of CNNB and Cincinnati Federal who continue as employees of LCNB and its subsidiaries to participate in the LCNB 401(k) Plan and to accept roll-overs of benefits from the CNNB 401(k) Plan to the LCNB 401(k) Plan.
Termination of the Employee Stock Ownership Plan:   Prior to the Effective Time, the CNNB board of directors is required to terminate the Cincinnati Federal Employee Stock Ownership Plan (the “Cincinnati Federal ESOP”). In connection with the termination of the Cincinnati Federal ESOP, all plan accounts will be fully vested and all outstanding indebtedness of the Cincinnati Federal ESOP will be fully repaid by delivering a sufficient number of unallocated shares of CNNB common stock to CNNB, at least five (5) business days prior to the Effective Time. All remaining shares of CNNB common stock held by the Cincinnati Federal ESOP will be converted into the right to receive Merger Consideration, and the balance of the unallocated shares and other unallocated assets remaining in the Cincinnati Federal ESOP after repayment of the Cincinnati Federal ESOP loan will be allocated as earnings to the accounts of the Cincinnati Federal ESOP participants who are employed as of the date of termination of the Cincinnati Federal ESOP based on their account balances and distributed after a favorable determination letter from the IRS.
Termination of Cincinnati Federal Director Retirement Plan and Kentucky Federal Savings and Loan Association Directors’ Supplemental Retirement Plan:   Within 30 days prior to the closing date of the Merger, CNNB and Cincinnati Federal shall take all actions, including through resolutions of the boards of directors of CNNB and Cincinnati Federal to cause both the Cincinnati Federal Director Retirement Plan and the Kentucky Federal Savings and Loan Association Directors’ Supplemental Retirement Plan to terminate, effective immediately upon the closing, and any such actions will be provided to LCNB for review.
Accrued and Unused Paid-Time-Off:   Each employee for the 2023 fiscal year that continues with LCNB will, at the Effective Time, be entitled to the greater of the accrued and unused paid-time-off the employee has as of the Effective Time or ten (10) medical days under LCNB’s existing policies and procedures.
Retention Arrangements:   The Merger Agreement also provides for up to $150,000 to be allocated amongst certain other CNNB or Cincinnati Federal’s employees in such amounts and to such employees as mutually agreed to between CNNB and LCNB.

THE MERGER AGREEMENT
The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
The Merger Agreement contains representations and warranties of CNNB and LCNB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders/stockholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.
The Merger and Subsidiary Bank Merger
Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificate and articles of merger, CNNB will merge with and into LCNB, with LCNB surviving the Merger and continuing as an Ohio corporation and a registered financial holding company and the separate corporate existence of CNNB ceasing to exist. Immediately after the Merger, LCNB will cause Cincinnati Federal to be merged with and into LCNB Bank, with LCNB Bank surviving the Merger and continuing as a national banking association.
Effective Time
LCNB and CNNB will cause the effective date of the Merger to be as soon as practicable after all of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless LCNB and CNNB otherwise agree in writing, the effective date of the Merger will not be later than March 31, 2024. The Merger will become effective upon the later to occur of (a) the filing of articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Ohio Secretary of State, or (b) at a later time that LCNB and CNNB agree to in writing and specify in the articles of merger and certificate of merger.
LCNB and CNNB currently anticipate closing the Merger in the fourth quarter of 2023.
Merger Consideration
Under the terms of the Merger Agreement, if the Merger is completed, stockholders of CNNB will be entitled to receive, for each share of CNNB common stock, at the election of the holder thereof:
(i) the Per Share Stock Consideration;
(ii) the Per Share Cash Consideration; or
(iii) a combination of both.
The form of consideration to be received by each holder of CNNB common stock is subject to reallocation in order to ensure that 20% of the Merger Consideration will consist of cash and 80% of the Merger Consideration will consist of LCNB’s common shares.
LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CNNB common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all CNNB common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the LCNB fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the Per Share Cash Consideration.

At the effective time of the Merger, CNNB common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of CNNB common stock will cease to be, and will have no rights as, stockholders of CNNB, other than the right to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement.
Adjustments to Merger Consideration
Three (3) days prior to the Closing Date, the adjusted shareholders’ equity will be calculated, taking into account various payments and costs associated with the Merger as well as changes to CNNB’s shareholders’ equity, as further detailed in the Merger Agreement (the “Adjusted Shareholders’ Equity”). If the Adjusted Shareholders’ Equity, as mutually agreed upon by CNNB and LCNB in good faith, is less than $36,800,000, then the Merger Consideration shall be reduced dollar-for-dollar by the amount by which the Adjusted Shareholders’ Equity is less than $36,800,000. On the other hand, if Adjusted Shareholders’ Equity equals or exceeds $36,800,000, then there will not be an adjustment to the aggregate consideration.
The Merger Agreement also requires that the Merger Consideration be adjusted if the number of shares of CNNB common stock or LCNB common shares outstanding between the date of the Merger Agreement and the effective time of the Merger shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution to give holders of the CNNB common stock the same economic effect contemplated by the Merger Agreement prior to any such event.
Election, Exchange and Payment Procedures; Surrender of Certificates
LCNB will engage the Exchange Agent to act as its exchange agent to handle the election and exchange of CNNB common stock for the Merger Consideration. An election form (an “Election Form”) will be mailed at least fifty-five (55) business days prior to the Effective Date to each holder of record of CNNB common stock, and each CNNB stockholder will have at least forty (40) business days to make and submit their election.
Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive LCNB common shares with respect to all of such holder’s CNNB common stock, (ii) to elect to receive cash with respect to all of such holder’s CNNB common stock, (iii) to elect to receive cash with respect to some of such holder’s CNNB common stock and to receive LCNB common shares with respect to such holder’s remaining CNNB common stock, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNNB common stock (“No Election Shares”). Any shares of CNNB common stock with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any shares of CNNB common stock with respect to which the holder has elected to receive LCNB common shares are hereinafter referred to as “Stock Election Shares.” Any shares of CNNB common stock with respect to which the holder thereof shall not have made, as of the Election Deadline (as defined below), an election by submission to the Exchange Agent, of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any shares held by holders exercising their dissenter’s rights shall be deemed to be Cash Election Shares for purposes of reallocation of the Merger Consideration, if applicable.
      Any election to receive cash, LCNB common shares or a combination of cash and LCNB common shares will be considered to have been properly made by a CNNB stockholder only if the Exchange Agent receives a properly completed Election Form by the deadline set forth in the Election Form (the “Election Deadline”), accompanied by one or more certificates representing shares of CNNB common stock (“Old Certificate(s)”) (or customary affidavits and, if required, indemnification regarding the loss or destruction of such Old Certificates) representing all shares of CNNB common stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any CNNB stockholder who does not return an Election Form prior to the Election Deadline will receive a transmittal letter from the Exchange Agent as soon as practicable after the Election Deadline. The transmittal letter to be returned by mail from the CNNB stockholder will be deemed properly completed only if accompanied by the Old Certificates to be converted into cash, LCNB common shares or some combination of both.
Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.
Promptly after the effective time of the Merger, the Exchange Agent will cause new certificates representing LCNB common shares into which a stockholders’ shares of CNNB common stock were converted in the Merger, and a check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or distributions which such stockholder is entitled to receive, to be delivered to the stockholder. No interest will be paid on any cash to be paid in exchange for shares of CNNB common stock or in respect of any fractional share interests, dividends or distributions which any stockholder is entitled to receive under the terms of the Merger Agreement. LCNB shall not be responsible for lost, stolen, or damaged stock certificates or checks as a result of delivery to the stockholder.
Until surrendered, each CNNB stock certificate will be deemed after the effective time of the Merger to represent only the right to receive, upon surrender of such certificate, an LCNB stock certificate and/or a check in an amount equal to the sum of the cash to be paid to the holder as part of the Merger Consideration, any cash to be paid in lieu of any fractional LCNB common shares to which the holder is entitled under the terms of the Merger Agreement and any cash to be paid in respect of any distributions to which the holder may be entitled with respect to his or her LCNB common shares (in each case, without interest).
A CNNB stockholder will not be entitled to receive payment of any dividends or distributions with respect to LCNB common shares with a record date occurring after the effective time of the Merger until the stockholder has followed the procedures described above for surrendering his or her CNNB stock certificates. After a CNNB stockholder has properly surrendered his or her CNNB stock certificates in exchange for LCNB common shares, the stockholder will be entitled to receive any dividends or distributions on LCNB common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.
If any CNNB stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the CNNB stockholder must take.
Reallocation of Merger Consideration
All elections by CNNB stockholders are subject to the reallocation procedures described in the Merger Agreement. These procedures are intended to ensure that 20% of the Merger Consideration will consist of cash and 80% of the Merger Consideration will consist of LCNB common shares. As a result, the Merger Agreement describes procedures to be followed if CNNB stockholders in the aggregate elect to receive more LCNB common shares than LCNB has agreed to issue. These procedures are summarized below:
•
Undersubscription of Cash Elections:   If the number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) is less than 20% of the Merger Consideration, then:

•
each of the Cash Election Shares shall receive cash;

•
the Exchange Agent will designate first among the No Election Shares, on a pro rata basis, and then, if necessary, from the Stock Election Shares, on a pro rata basis, a sufficient number of shares to be reclassified to receive cash, until the number of Cash Election Shares (including cash to be paid in lieu of fractional LCNB common shares) plus the number of the reallocated Cash Election Shares equals 20% of the Merger Consideration; and

•
each of the No Election Shares and Stock Election Shares that are not reallocated to Cash Election Shares shall be converted into the right to receive LCNB common shares.

•
Oversubscription of Cash Elections:   If the number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) is greater than 20% of the Merger Consideration, then:

•
each of the Stock Election Shares and No Election Shares shall receive LCNB common shares;

•
the Exchange Agent will designate, among the Cash Election Shares, on a pro rata basis, a sufficient number of shares to be reclassified to receive LCNB common shares, until the remaining number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) equals 20% of Merger Consideration; and

•
each of the Cash Election Shares that are not reallocated to Stock Election Shares will have the right to receive cash.

Neither CNNB nor LCNB is making any recommendation as to whether CNNB stockholders should elect to receive cash or LCNB common shares in the Merger. Each CNNB stockholder must make his or her own decision with respect to any such election.
No guarantee can be made that you will receive the amounts of cash or LCNB common shares that you elect. As a result of the reallocation procedures and other limitations outlined in this proxy statement/prospectus, you might receive LCNB common shares or cash in amounts that vary from the amounts you elected to receive.
Treatment of CNNB Options and Restricted Stock Awards
Immediately prior to the Effective Time, all rights with respect to CNNB common stock pursuant to CNNB Equity Incentive Plans (the “CNNB Options”) shall be cancelled in exchange for a cash payment equal to the Per Share Cash Consideration less the exercise price per share of such each CNNB Option. All unvested CNNB Options will be accelerated immediately prior to cancellation in exchange for payment in cash. In addition, any vesting restrictions on outstanding CNNB restricted shares will automatically lapse and each restricted share will be treated as issued and outstanding.
Treatment of CNNB Shares in the ESOP
CNNB will conduct a pass-through vote of the ESOP participants to direct the ESOP trustee to vote the shares of CNNB common stock owned by the ESOP and allocated to the plan accounts of CNNB ESOP participants either in favor of or against the merger of CNNB with and into LCNB (the “ESOP Vote”). Prior to the Effective Date, the CNNB board of directors will terminate the Cincinnati Federal ESOP prior to the closing date. In connection with the termination of the Cincinnati Federal ESOP, all plan accounts will be fully vested, all outstanding indebtedness of the Cincinnati Federal ESOP will be repaid by delivering a sufficient number of unallocated shares of CNNB common stock to CNNB, and all remaining shares of CNNB common stock held by the Cincinnati Federal ESOP will be converted into the right to receive the aggregate consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Cincinnati Federal ESOP after repayment of the Cincinnati Federal ESOP loan will be allocated as earnings to the accounts of the Cincinnati Federal ESOP participants who are employed as of the date of termination of the Cincinnati Federal ESOP based on their account balances under the Cincinnati Federal ESOP as of the date of termination of the Cincinnati Federal ESOP and distributed to Cincinnati Federal ESOP participants after the receipt of a favorable determination letter from the IRS.
Prior to the Effective Time, CNNB will take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS in advance of the Effective Time. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cincinnati Federal ESOP upon its termination, the account balances in the Cincinnati Federal ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained in the Merger Agreement will delay the distribution or transfer of account balances in the Cincinnati Federal ESOP for reasons other than the termination of such plan.

Indemnification and Directors’ and Officers’ and Company Liability Insurance
For a period of six (6) years after the effective time of the Merger, and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of CNNB on or after the date of the Merger Agreement and before the effective time of the Merger to the fullest extent provided by CNNB’ governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was a director, officer or employee of CNNB or its subsidiaries or was serving at the request of CNNB or any of its subsidiaries as a director or officer of another person. In addition, the Merger Agreement provides that, prior to the Merger, CNNB will procure, at the expense of LCNB, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to six years following the Merger, on terms no less advantageous than those contained in CNNB’s existing policy, provided that the premium on the policy will not exceed 150% of CNNB’s current premium levels (the “Tail Policy”).
Tax Consequences
For federal income tax purposes, the Merger is intended to constitute a reorganization, and CNNB and LCNB adopted the Merger Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).
NASDAQ Stock Listing
LCNB’s common shares are currently listed on the NASDAQ Capital Market® under the symbol “LCNB.” The shares to be issued to CNNB’s stockholders as Merger Consideration will also be eligible for trading on the NASDAQ. LCNB shall cause the LCNB common shares to be issued in the Merger to be approved for listing on the NASDAQ Capital Market® as of the effective time of the Merger.
Conditions to Consummation of the Merger
Conditions of LCNB and CNNB.   The respective obligations of LCNB and CNNB to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:
•
the Merger Agreement shall have been duly adopted and approved by the requisite vote of the holders of CNNB common stock;

•
all regulatory approvals required to consummate the Merger and the transactions contemplated thereby must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB board of directors reasonably determines would either before or after the Effective Time have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB board of directors reasonably determines would either before or after the Effective Time be unduly burdensome. For the purposes of this condition, in the event any regulatory approval does not result in the termination of all outstanding regulatory orders applicable to CNNB and/or its subsidiaries, if any, prior to or at the Effective Time, such outstanding regulatory order, if any, shall be deemed to have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger;

•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•
the LCNB common shares to be issued in the Merger shall have been authorized for listing on the NASDAQ Capital Market®; and

•
the registration statement, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order by the SEC.

Conditions of CNNB.   CNNB will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:
•
the representations and warranties of LCNB contained in the Merger Agreement must be true and correct, subject to certain disclosures, in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date), and CNNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect;

•
LCNB must have performed in all material respects all obligations required to be performed by LCNB under the Merger Agreement at or prior to the Effective Time, and CNNB shall have received a certificate, dated as of the Effective Date, signed on behalf of LCNB by its chief executive officer to such effect;

•
there must not have been any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on LCNB after May 17, 2023; and

•
CNNB must have received an opinion of Luse Gorman, PC, legal counsel to CNNB, dated as of the Effective Date and in form and substance reasonably satisfactory to CNNB, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.

Conditions of LCNB.   LCNB will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:
•
the representations and warranties of CNNB set forth in the Merger Agreement must be true and correct, subject to certain disclosures, in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the effective time of the Merger (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date) and LCNB must have received a certificate, dated the Effective Date, signed on behalf of CNNB by the chief executive officer of CNNB to such effect;

•
CNNB must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated as of the Effective Date and signed on behalf of CNNB by its chief executive officer to such effect;

•
CNNB must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a material adverse effect, after the Effective Time, on LCNB, as the surviving corporation;

•
LCNB shall have received a statement executed on behalf of CNNB, dated as of the effective date of the Merger, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3), in a form reasonably applicable to LCNB certifying that shares of CNNB common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the regulations promulgated thereunder;

•
there must not have been any condemnation, eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to any real estate owned and used as offices by CNNB or any of its subsidiaries;

•
either (i) the results of each Phase I Environmental Site Assessment conducted pursuant to the Merger Agreement as reported shall be satisfactory to LCNB, or (ii) any violation or potential violation of the environmental matters representations and warranties of the Merger Agreement disclosed in a Phase I report shall have been remedied by CNNB or any of its subsidiaries to the reasonable satisfaction of LCNB;
•
CNNB shall have procured the Tail Policy in accordance with the terms of the Merger Agreement;

•
CNNB shall have delivered to LCNB an estoppel certificate, in such form as is acceptable to LCNB, for each applicable lease agreement from the applicable counterparty;

•
from the date of the Merger Agreement, May 17, 2023, there must not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on CNNB; and

•
LCNB shall have received an opinion of Dinsmore & Shohl LLP, legal counsel to LCNB, dated as of the Effective Date and in form and substance reasonably satisfactory to LCNB, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.

LCNB or CNNB may waive in writing any of the conditions listed above, unless the waiver is prohibited by law.
Representations and Warranties
CNNB has made customary representations and warranties in the Merger Agreement relating to:
•
organization, standing and authority;

•
capital structure;

•
corporate authority and enforceability of the Merger Agreement;

•
consents and regulatory approvals;

•
financial statements, material adverse effect, and internal controls;

•
litigation;

•
regulatory matters;

•
compliance with laws;

•
material contracts and any associated defaults;

•
brokerage and finder’s fees;

•
employee benefit plans and employee matters;

•
labor matters;

•
takeover laws;

•
environmental matters;

•
tax matters;

•
use of risk management instruments;

•
books and records;

•
insurance;

•
title to real property and assets;

•
loans;

•
repurchase agreements;

•
investment securities portfolio;

•
deposit insurance;

•
information security;

•
Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•
Community Reinvestment Act compliance;

•
related party transactions;

•
prohibited payments;

•
receipt of Piper Sandler’s fairness opinion;

•
absence of undisclosed liabilities;

•
occurrence of any material adverse effect;

•
tax treatment of Merger;

•
provision of true and complete information; and

•
mortgage banking business.

LCNB has made customary representations and warranties in the Merger Agreement relating to:
•
organization, standing and authority;

•
capital structure;

•
no ownership of CNNB’ common stock;

•
corporate authority and enforceability of the Merger Agreement;

•
consents and regulatory approvals;

•
compliance with SEC reporting requirements;

•
financial statements, material adverse effect, and internal controls;

•
regulatory matters;

•
litigation;

•
compliance with laws;

•
receipt of Janney Montgomery Scott’s fairness opinion;

•
brokerage and finder’s fees;

•
takeover laws;

•
tax treatment of Merger;

•
provision of true and complete information;

•
no stockholder approval;

•
financial ability to pay Merger Consideration; and

•
regulatory capital.

CNNB’s Conduct of Business Pending the Merger
From May 17, 2023 until the Effective Time, except as otherwise expressly contemplated or permitted by the Merger Agreement or as disclosed in the CNNB disclosure schedule, required by any applicable law, regulatory order or other regulation, CNNB shall not, and shall cause its subsidiaries not to:
•
conduct the business of CNNB and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon CNNB’s ability to perform any obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;
•
except upon the exercise of CNNB options outstanding on May 17, 2023 in accordance with their terms, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CNNB common stock or other capital stock or any rights to capital stock of CNNB;

•
enter into any agreement to amend any CNNB equity incentive plans except for as otherwise set forth in the Merger Agreement;

•
permit any additional grants of restricted stock, options, or other rights or stock-based employee rights under the CNNB equity incentive plans or any other plan or program;

•
effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•
make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of CNNB or any of its subsidiaries;

•
hire or engage any full-time employee or consultant, other than as replacements for positions then-existing on May 17, 2023;

•
grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments) except for changes that are required by applicable law;

•
enter into, establish, adopt, amend, modify, make any contributions (except the ESOP contribution and payment otherwise due no later than each December 31 consistent with past practices) to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CNNB or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder, except as set forth in the disclosure schedules to the Merger Agreement;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person or any claims against any person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•
amend the CNNB Articles of Incorporation, the CNNB bylaws or the organizational and governing documents of any subsidiary;

•
implement or adopt any change in its accounting principles, practices or methods other than as required by GAAP;

•
(i) terminate, amend, or waive any provision of, any material contract (a “Material Contract”); (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to CNNB; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by CNNB or any CNNB Subsidiary of $10,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by CNNB or any CNNB Subsidiary from and after the date of this Agreement, would result in aggregate required payments by CNNB or any CNNB Subsidiary in excess of $50,000;

•
settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $10,000 or, in the aggregate, not to exceed $50,000, for all such claims, actions or proceedings;

•
take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the effective time of the Merger, (ii) any of the conditions to the consummation of the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•
(i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail in any material respects to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail in any material respect to follow its existing policies or practices with respect to managing its fiduciary risks;

•
other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements);

•
make or purchase any indirect or brokered loans;

•
purchase from or sell to any financial institution or non-depository lender an interest in a loan, except for such credit facilities made to borrowers in CNNB’ territory which are secured by collateral located in the CNNB’ territory in the ordinary course and consistent with past practices;

•
make, or commit to make, any capital expenditures in excess of $25,000;

•
(i) enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of new loans (other than unsecured loans), if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to Cincinnati Federal that is, in the aggregate, in excess of $1,000,000 or any new loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the loan the person obtaining the modification, renewal, or extension of the loan and the person’s affiliates would have an aggregate credit exposure to CNNB or any of its subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured loans, or the modification, renewal, or extension of any unsecured loan outstanding as of May 17, 2023, if immediately after making the new unsecured loan or immediately after the modification, renewal or extension of the unsecured loan the person obtaining the new unsecured loan or the modification, renewal or extension of the unsecured loan and the person’s affiliates would have unsecured debt owed to CNNB or any of its subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by Cincinnati Federal as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act “Modified Loan,” in each case with respect to any loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) through (iv) above LCNB shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to LCNB;
•
restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $200,000 or in the aggregate that would exceed $1,000,000;

•
(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to pay timely any tax due (whether or not required to be shown on any such tax returns), or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes or file any amended tax return);

•
open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of CNNB or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•
increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with applicable policies of CNNB or its subsidiaries or with past practices in relation to rates prevailing in the relevant market;

•
foreclose upon or otherwise cause CNNB or any of its subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I environmental site assessment thereon, which indicates that the property is free of hazardous material; provided, however, that no such report shall be required to be obtained with respect to residential real property of one acre or less to be foreclosed upon unless CNNB has reason to believe that such real property may contain any such hazardous material;

•
take any action to cause any material change in the amount or composition of deposit liabilities;

•
not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•
agree or commit to do any of the foregoing.

LCNB’s Conduct of Business Pending the Merger
From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of CNNB, LCNB has agreed not to, and to cause LCNB Bank not to do, any of the following:
•
effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•
amend the LCNB Articles of Incorporation or the LCNB Code of Regulations in a manner that would materially and adversely affect the holders of CNNB common stock;

•
take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties in the Merger Agreement being or becoming materially inaccurate at any time at or prior to the effective time of the Merger, (ii) any conditions in the Merger Agreement not being satisfied, (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or (iv) a delay in the consummation of the transactions contemplated by the Merger Agreement; or

•
agree or commit to do any of the foregoing.

Expenses of the Merger
LCNB and CNNB are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
Termination of the Merger Agreement
Termination by mutual consent.   The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the effective time of the Merger, by the mutual written consent of LCNB and CNNB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
Termination by either LCNB or CNNB.   The Merger Agreement may be terminated at any time prior to the Effective Time by LCNB or CNNB upon written notice to the other party, if either board of directors so determines by vote of a majority of the members of the entire board, in the event of the following circumstances:
•
a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect under the terms and conditions provided in the Merger Agreement;

•
if the Merger is not consummated by March 31, 2024, unless the failure of the Merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•
(i) the approval of any governmental authority required for consummation of the Merger shall have been denied and the denial has become final and no appealable, (ii) any governmental authority whose approval is required for consummation of the Merger shall have requested, directed or advised LCNB or CNNB to withdraw its application for approval of the Merger, or (iii) any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger; or

•
if the requisite CNNB stockholder vote shall not have been obtained at the Special Meeting, provided that the party seeking to terminate shall not have materially breached its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite CNNB vote.

Termination by LCNB.   LCNB may terminate the Merger Agreement and abandon the Merger prior to the time the requisite CNNB vote is obtained and CNNB must pay to LCNB a termination fee in the amount of $2,000,000 if:
•
the CNNB board of directors shall have failed to include its recommendation of the Merger Agreement in the proxy statement/prospectus, or withdrawn, modified or qualified its recommendation in a manner adverse to LCNB, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms of the Merger Agreement;

•
the CNNB board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or

•
CNNB or its board of directors has breached its obligations under certain provisions of the Merger Agreement relating to the special meeting and alternative acquisition proposals in any material respect.

Termination by CNNB.   CNNB may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective if:
•
the CNNB board (or a duly authorized committee thereof) has authorized the acceptance of a superior acquisition proposal; provided, that the right of CNNB to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the prior payment by CNNB to LCNB of a $2,000,000 termination fee in accordance with the Merger Agreement; or

•
if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of LCNB’s common stock drops below a certain pre-determined threshold while the NASDAQ Bank Index does not; subject, however, to LCNB’s right to cure by providing notice to CNNB that LCNB intends to proceed with the Merger by paying additional consideration.

Support Agreements
Under the Merger Agreement, the directors and executive officers of CNNB executed support agreements pursuant to which they agreed to vote their CNNB common stock owned directly or indirectly, and, where applicable, their respective spouses have consented to such agreement to the extent of such spouse’s interest in such shares, in favor of the Merger.
Acquisition Proposals and Termination Fee
Pursuant to the Merger Agreement, CNNB shall not, and shall cause any of its subsidiaries and the officers, directors, employees, advisors and other agents of CNNB and its subsidiaries not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, CNNB to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations under the Merger Agreement, or (vii) propose or agree to do any of the foregoing; unless the CNNB board of directors determines in good faith, after consultation with CNNB’s outside legal and financial advisors, that (a) such acquisition proposal constitutes or is reasonably capable of becoming a superior proposal, and (b) the failure of the CNNB board to take such action would cause the CNNB board to violate its fiduciary duties to the stockholders of CNNB under applicable law.

As promptly as practicable (but in no event more than 24 hours) following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal, CNNB (i) must advise LCNB in writing of the receipt of such acquisition proposal, request or inquiry and the terms and conditions of such acquisition proposal, request or inquiry, (ii) must promptly provide to LCNB a written summary of the material terms of such acquisition proposal, request or inquiry including the identity of the person or group making the acquisition proposal, and (iii) must keep LCNB promptly apprised of the status of any related developments, discussions and negotiations.
If CNNB terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, CNNB must pay to LCNB a termination fee of $2,000,000.
Notwithstanding the foregoing, at any time prior to the CNNB stockholder meeting, CNNB may accept or approve a superior acquisition proposal, thereby withdrawing its recommendation of the Merger to its stockholders, only if: (i) CNNB has complied with the terms of the Merger Agreement; (ii) CNNB received an unsolicited, bona fide written acquisition proposal and determined, in good faith, and after consultation with financial advisors and outside legal counsel, that the acquisition proposal was a superior proposal, after taking into account any proposed modification to the Merger Agreement by LCNB; (iii) CNNB provided at least five (5) business days written notice to LCNB and specified the terms and conditions of the proposal to LCNB; (iv) during the notice period, CNNB and its advisors negotiated with LCNB in good faith; and (v) the CNNB board of directors concluded, in good faith, after such negotiations, that the acquisition proposal is superior.
Amendment
Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto at any time before or after the receipt of the requisite CNNB stockholder vote; provided, however, that after the receipt of the requisite CNNB stockholder vote, there may not be, without further approval of the CNNB stockholder, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party.

COMPARISON OF CERTAIN RIGHTS OF CNNB STOCKHOLDERS AND LCNB SHAREHOLDERS
If the Merger is completed, the rights of the CNNB stockholders who receive LCNB common shares in the Merger will be governed by the Ohio General Corporation Law (the “OGCL”), the Amended and Restated Articles of Incorporation of LCNB, as amended, and the Code of Regulations of LCNB, as amended. Prior to the Merger, CNNB stockholders’ rights are determined by the Maryland General Corporation Law (the “MGCL”) and the Amended and Restated Articles of Incorporation and Bylaws of CNNB.
Although the rights of LCNB shareholders and the rights of CNNB stockholders are similar in many respects, there are some differences. The following is a summary of the material differences between (1) the current rights of holders of CNNB common stock under the MGCL and the CNNB Articles of Incorporation and Bylaws and (2) the current rights of holders of LCNB common shares under the OGCL and the LCNB Articles of Incorporation and Code of Regulations.
LCNB and CNNB believe that this summary describes the material differences between the rights of holders of LCNB common shares as of the date of this proxy statement/prospectus and the rights of holders of CNNB common stock as of the date of this proxy statement/prospectus. The following chart compares certain rights of the holders of CNNB’s common stock to the rights of holders of LCNB common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law, Maryland law and the respective corporate governing documents of CNNB and LCNB. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.
CNNB	LCNB
Authorized Capital Stock
Authorized Capital. CNNB’s Amended and Restated Articles of Incorporation authorize CNNB to issue up to 14,000,000 shares of common stock, with $0.01 par value per share, and (ii) 1,000,000 shares of preferred stock, with $0.01 par value per share.	Authorized Capital. LCNB’s Articles of Incorporation authorizes LCNB to issue up to (i) 19,000,000 shares of common stock, without par value, and (ii) 13,400 shares of preferred stock, without par value.
As of the close of business on the record date for the CNNB Special Meeting, there were [ ] shares of common stock outstanding and no shares of preferred stock outstanding.	As of the date of this proxy statement/prospectus, there were [ ] LCNB common shares outstanding.
Board of Directors
Number of Directors. CNNB’s Amended and Restated Articles of Incorporation provide that the board of directors shall initially consist of six (6) members, which number may be increased or decreased in accordance with the CNNB Bylaws, provided that such number shall never be less than the minimum number of directors required by the MGCL. The number of directors of CNNB is currently fixed at six (6).
Number of Directors.   LCNB’s Regulations require that it have not less than five and not more than fifteen members of the board of directors. The board of directors currently has twelve members.
The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors so as to shorten the term of any incumbent director or increase the directors to more than three directors beyond the number fixed at the most recently held meeting of shareholders.

CNNB	LCNB
Stockholder Nominations. CNNB’s Amended and Restated Articles of Incorporation contain the procedures a stockholder must follow in order to nominate a candidate for election to CNNB’s board of directors. Nominations may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of CNNB who (1) is a stockholder of record on the date such stockholder gives the notice required and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the notice procedures in the Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the secretary of CNNB. The stockholder must be entitled to vote in the election of directors and deliver or mail written notice of the intent to make the nomination to the president of CNNB not less than ninety (90) nor more than one hundred (100) days prior by the meeting at which the election will be held provided that if the date of the meeting of stockholders is advanced by more than thirty (30) days before the anniversary of the prior year’s meeting of stockholders, the written notice must be mailed or delivered and received by CNNB’s secretary no later than the tenth day following the earlier of the date notice of the meeting was mailed to stockholders or public disclosure of the date of meeting is first made. Such notice must contain information regarding the each proposed nominee and each person making the nomination, as specified in CNNB’s Bylaws.	Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary (i) at least 45 days prior to an annual meeting and (ii) no more than seven days after notice of a special meeting is given. The proposal must contain certain information about the candidate and the proposing shareholder and include a consent of the candidate to serve as director if elected.
Election of Directors. At all elections of directors, the candidates shall be determined by a plurality of the votes cast.	Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.
Removal of Directors. CNNB’s Amended and Restated Articles of Incorporation provide that the directors of CNNB may be removed at any time, but only for cause upon the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of common stock.	Removal of Directors. In accordance with Section 1701.58 of the OGCL and LCNB’s Articles, directors may be removed by a shareholder vote of not less than two-thirds of the voting power entitled to vote at a meeting for such a purpose.
Cumulative Voting: CNNB’s Amended and Restated Articles of Incorporation prohibit cumulative voting.	Cumulative Voting: The OGCL permits cumulative voting as long as written notice of the intention to exercise cumulative voting rights is given to the secretary of LCNB at least 48 hours before the beginning of the shareholder meeting to elect directors.

CNNB	LCNB
Voting

Required Vote to Pass Certain Actions.   In most instances, matters submitted to the CNNB’s stockholders are decided by holders of a majority of the total number of shares outstanding and entitled to vote. Under the default provisions of the MGCL, certain extraordinary corporate actions, such as a merger, must be approved by two-thirds vote of the total number of shares of all classes of CNNB capital stock.
However, CNNB’s Amended and Restated Articles update the threshold for any provision of the MGCL that would require stockholder authorization by a greater proportion than a majority of the total number of shares of all classes of capital stock to a majority threshold.
Required Vote to Pass Certain Actions. Neither LCNB’s Articles nor its Regulations provide for special voting procedures in connection with a merger unless another party to the merger is, as of the record date, a beneficial owner of 10% or more of LCNB’s outstanding shares of capital stock. Therefore, pursuant to Section 1701.78 of the OGCL and under certain circumstances, the affirmative vote of the holders of not less than two-thirds of the outstanding LCNB common shares is required to adopt a merger or consolidation of LCNB with another bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CNNB
The following tables set forth information with respect to the CNNB common stock beneficially owned by each director of CNNB, by certain executive officers of CNNB and by persons known to us who may be beneficial owners of more than 5% of CNNB common stock. The following table provides information as of June 30, 2023, about the beneficial owners known to CNNB that own more than 5% of CNNB’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Cincinnati Federal Employee Stock Ownership Plan and Trust 6581 Harrison Avenue Cincinnati, OH 45247	234,255(2)	8.12%

(1)
Based on 2,884,171 shares of common stock outstanding as of June 30, 2023.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2023.

The following table provides information as of June 30, 2023, about the shares of CNNB common stock beneficially owned by each director, by each executive officer who is not a director, and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investment power and/or which are subject to stock options exercisable within 60 days after June 30, 2023. Unless otherwise indicated, each named individual has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his shares.
	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Directors:
Robert A. Bedinghaus	139,713(2)	4.79%
Harold L. Anness	61,165(3)	2.11
Stuart H. Anness, M.D.	68,941(4)	2.38
Andrew J. Nurre, CPA	24,706(5)	0.85
Charles G. Skidmore	52,590(6)	1.82
Philip E. Wehrman, CPA	21,600(7)	0.75
Executive Officers Who Are Not Directors:
Joseph V. Bunke	93,578(8)	3.22
Herbert C. Brinkman	59,810(9)	2.06
Gregory W. Meyers	78,921(10)	2.71
All directors and executive officers as a group (9 persons)	601,024	20.69%

(1)
Based on 2,884,171 shares outstanding as of June 30, 2023.

(2)
Includes 71,082 shares held indirectly through an Individual Retirement Account (“IRA”), 2,687 shares held indirectly through the ESOP, 29,171 shares of restricted stock and 35,582 exercisable stock options.

(3)
Includes 44,526 shares held indirectly through an IRA, 6,053 shares of restricted stock and 10,186 exercisable stock options.

(4)
Includes 52,072 shares held indirectly through spouse’s trust, 6,053 shares of restricted stock and 10,186 exercisable stock options.

(5)
Includes 5,167 shares held indirectly through an IRA, 6,053 shares of restricted stock and 10,186 exercisable stock options.

(6)
Includes 6,053 shares of restricted stock and 10,186 exercisable stock options.

(7)
Includes 3,300 shares of restricted stock and 3,300 exercisable stock options.

(8)
Includes 32,702 shares held indirectly through 401(k) Plan, 12,500 shares held indirectly through an IRA, 3,461 shares held indirectly through the ESOP, 19,142 shares of restricted stock, and 20,773 exercisable stock options.

(9)
Includes 13,070 shares held indirectly through 401(k) Plan, 3,672 shares held indirectly through the ESOP, 20,316 shares of restricted stock and 22,752 exercisable stock options.

(10)
Includes 29,721 shares held indirectly through 401(k) Plan, 3,855 shares held indirectly through the ESOP, 20,816 shares of restricted stock and 24,529 exercisable stock options.

FUTURE STOCKHOLDER PROPOSALS
CNNB does not anticipate holding a 2023 annual meeting of stockholders if the Merger is completed as currently expected. If the Merger is not completed within the expected time frame or at all, CNNB may hold an annual meeting in 2023. Any stockholder nominations or proposed business intended to be presented by a stockholder at CNNB’s next annual meeting of stockholders must be submitted to CNNB as set forth below.
CNNB’s Bylaws provides that, for a stockholder to properly bring business before an annual meeting or make nominations for the election of directors, the stockholder must give written notice to CNNB’s Corporate Secretary at CNNB’s principal executive office not less than ninety (90) days nor more than one hundred (100) days before the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days before the anniversary of the prior year’s annual meeting of stockholders, such written notice shall be timely only if delivered or mailed to and received by the Corporate Secretary at the principal executive office no earlier than the day on which public disclosure of the date of such annual meeting is first made and not later than the tenth day following the earlier of the day notice of the meeting was mailed to stockholders or such public disclosure was made. Such written notice must also contain the information specified by CNNB’s Bylaws.

EXPERTS
The consolidated financial statements of LCNB appearing in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of LCNB as of December 31, 2021 and for the two year period ended December 31, 2021, have been audited by FORVIS, LLP (formerly BKD, LLP), an independent registered public accounting firm, as set forth in their reports thereon, and included in this proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of CNNB as of December 31, 2022, 2021, 2020 and 2019, and for each of the years then ended, have been audited by FORVIS, LLP (formerly BKD, LLP), an independent registered public accounting firm, as set forth in their reports thereon, and included in this proxy statement/ prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
Dinsmore & Shohl LLP has rendered an opinion that the LCNB common shares to be issued to the CNNB stockholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore & Shohl LLP.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows LCNB to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that LCNB can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that LCNB incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about LCNB and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by LCNB (File No. 000-26121):
•
Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•
Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2023;

•
Current Reports on Form 8-K filed with the SEC on each of February 27, 2023, April 21, 2023, April 27, 2023, and May 18, 2023 (only with respect to items 1.01 and 8.01);

•
The description of LCNB’s common stock, no par value, contained as an Exhibit in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 4, 2020.

In addition, LCNB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of CNNB’s special meeting of stockholders.
LCNB files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials

LCNB files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.
Neither LCNB nor CNNB have authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FINANCIALS

Cincinnati Bancorp, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2023 (Unaudited) and December 31, 2022
	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$2,054,305	$1,666,664
Interest-bearing demand deposits in banks	11,770,279	13,458,015
Federal funds sold	2,758,000	3,284,000
Cash and cash equivalents	16,582,584	18,408,679
Available-for-sale debt securities	6,321,178	6,366,581
Loans held for sale	4,071,517	3,337,153
Loans, net of allowance for loan losses of $1,869,836 and $1,854,836, respectively	256,959,352	255,762,144
Premises and equipment, net	2,599,087	2,645,243
Federal Home Loan Bank stock	5,827,900	5,036,200
Interest receivable	857,723	841,527
Mortgage servicing rights	3,814,311	3,312,709
Federal Home Loan Bank lender risk account receivable	2,296,012	2,344,577
Bank-owned life insurance	4,361,279	4,340,202
Other assets	1,033,429	760,323
Total assets	$304,724,372	$303,155,338
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$43,408,536	$44,251,354
Savings	82,788,725	85,330,068
Certificates of deposit	97,417,773	100,406,552
Total deposits	223,615,034	229,987,974
Federal Home Loan Bank advances	37,000,000	29,000,000
Advances from borrowers for taxes and insurance	1,347,705	2,082,942
Interest payable	184,396	79,550
Directors deferred compensation	519,420	514,170
Deferred tax liabilities	1,388,668	1,148,967
Other liabilities	370,807	508,715
Total liabilities	264,426,030	263,322,318
Commitments and Contingent Liabilities	—	—
Stockholders’ Equity
Preferred stock – authorized 1,000,000 shares, $0.01 par value, none issued	—	—
Common stock – authorized 14,000,000 shares, $0.01 par value; issued 3,044,839; outstanding 2,884,171 at March 31, 2023 and 2,884,171 at December 31, 2022	28,812	28,812
Additional paid-in capital	21,868,537	21,767,858
Unearned ESOP shares	(1,442,247)	(1,467,960)
Retained earnings – substantially restricted	20,555,604	20,267,994
Accumulated other comprehensive loss	(712,364)	(763,684)
Total stockholders’ equity	40,298,342	39,833,020
Total liabilities and stockholders’ equity	$304,724,372	$303,155,338

Cincinnati Bancorp, Inc.
Condensed Consolidated Statements of Income
Three Months Ended March 31, 2023 and 2022 (Unaudited)
	Three Months Ended March 31,
	2023	2022
Interest and Dividend Income
Loans, including fees	$2,833,453	$1,990,727
Securities	73,193	14,963
Dividends on Federal Home Loan Bank stock and other	221,424	24,158
Total interest and dividend income	3,128,070	2,029,848
Interest Expense
Deposits	827,682	192,255
Federal Home Loan Bank advances	420,452	1,338
Total interest expense	1,248,134	193,593
Net Interest Income	1,879,936	1,836,255
Provision for Loan Losses	15,000	21,000
Net Interest Income After Provision for Loan Losses	1,864,936	1,815,255
Noninterest Income
Gain on sales of loans	305,465	947,284
Mortgage servicing fees (costs)	664,872	271,565
Mortgage derivative expense	(34,317)	92,573
Other	219,758	289,332
Total noninterest income	1,155,778	1,600,754
Noninterest Expense
Salaries and employee benefits	1,497,815	1,873,961
Occupancy and equipment	152,307	181,405
Directors compensation	42,250	42,250
Data processing	250,050	211,486
Professional fees	133,524	97,343
Franchise tax	75,249	74,050
Deposit insurance premiums	18,914	16,084
Advertising	116,010	87,698
Software licenses	30,659	42,819
Loan costs	111,320	120,712
Other	223,594	221,193
Total noninterest expense	2,651,692	2,969,001
Income Before Income Taxes	369,022	447,008
Provision for Income Taxes	81,412	98,189
Net Income	$287,610	$348,819
Earnings per common share – basic	$0.11	$0.12
Earnings per common share – diluted	$0.10	$0.12
Weighted-average shares outstanding – basic	2,651,286	2,727,635
Weighted-average shares outstanding – diluted	2,746,433	2,814,427

Cincinnati Bancorp, Inc.
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2023 and 2022 (Unaudited)
	2023	2022
Operating Activities
Net income	$287,610	$348,819
Items not requiring (providing) cash:
Depreciation and amortization	46,156	58,510
Provision for loan losses	15,000	21,000
Amortization of premiums and discounts on securities, net	655	1,791
Change in deferred income taxes	239,701	353,781
Gain on sale of loans	(305,465)	(947,284)
Impairment of foreclosed assets held for sale	—	60,000
Proceeds from the sale of loans held for sale	20,751,623	35,578,631
Origination of loans held for sale	(21,180,522)	(31,232,149)
Gain on sale of premises and equipment	(62,419)	—
Mortgage servicing rights	(501,602)	(169,154)
Earnings on cash surrender value of bank-owned life insurance	(21,077)	(20,402)
Stock-based compensation expense	86,108	111,133
ESOP shares earned	40,284	38,595
Changes in:
Interest receivable	(16,196)	(12,412)
Federal Home Loan Bank lender risk account receivable	48,565	28,277
Derivative assets	(3,278)	(195,348)
Other assets	(307,872)	(105,703)
Interest payable	104,846	1,752
Derivative liabilities	38,044	102,775
Other liabilities	(139,544)	(175,451)
Net cash provided by (used in) operating activities	(879,383)	3,847,161
Investing Activities
Proceeds from maturities of available-for-sale debt securities	102,954	225,349
Purchase of Federal Home Loan Bank stock	(791,700)	—
Net change in loans	(1,212,208)	(10,642,030)
Purchase of premises and equipment	—	(8,601)
Net cash used in investing activities	(1,900,954)	(10,425,282)
Financing Activities
Net increase in deposits	(6,372,940)	4,426,734
Repurchase of common stock	—	(37,194)
Proceeds from issuance of common stock	—	—
Proceeds from Federal Home Loan Bank advances	310,000,000	15,000,000
Repayment of Federal Home Loan Bank advances	(302,000,000)	(15,000,000)
Net change in advances from borrowers for taxes and insurance	(735,237)	(661,531)
Net cash provided by financing activities	891,823	3,728,009
Decrease in Cash and Cash Equivalents	(1,826,095)	(2,850,112)
Cash and Cash Equivalents, Beginning of Period	18,408,679	21,851,786
Cash and Cash Equivalents, End of Period	$16,582,584	$19,001,674
Supplemental Cash Flows Information
Interest paid	$1,143,288	$191,841
Income taxes paid	56,000	255,000

Independent Auditor’s Report
Board of Directors and Audit Committee
Cincinnati, Bancorp, Inc.
Cincinnati, Ohio
Opinion
We have audited the consolidated financial statements of Cincinnati Bancorp, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Cincinnati Bancorp, Inc. and subsidiary as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Cincinnati Bancorp, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cincinnati Bancorp, Inc.’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cincinnati Bancorp, Inc.’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cincinnati Bancorp, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ FORVIS, LLP

FORVIS, LLP (formerly BKD, LLP)
Cincinnati, Ohio
March 31, 2023

Cincinnati Bancorp, Inc.
Consolidated Balance Sheets
Years Ended December 31, 2022 and 2021
	December 31, 2022	December 31, 2021
Assets
Cash and due from banks	$1,666,664	$2,505,136
Interest-bearing demand deposits in banks	13,458,015	12,831,650
Federal funds sold	3,284,000	6,515,000
Cash and cash equivalents	18,408,679	21,851,786
Available-for-sale debt securities	6,366,581	7,891,232
Loans held for sale	3,337,153	8,121,375
Loans, net of allowance for loan losses of $1,854,836 and $1,672,545, respectively	255,762,144	195,541,821
Premises and equipment, net	2,645,243	3,488,822
Federal Home Loan Bank stock	5,036,200	4,149,300
Interest receivable	841,527	577,002
Mortgage servicing rights	3,312,709	2,230,751
Federal Home Loan Bank lender risk account receivable	2,344,577	2,286,690
Bank-owned life insurance	4,340,202	4,256,570
Other assets	760,323	1,068,690
Total assets	$303,155,338	$251,464,039
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$44,251,354	$45,787,848
Savings	85,330,068	75,527,958
Certificates of deposit	100,406,552	83,137,755
Total deposits	229,987,974	204,453,561
Federal Home Loan Bank advances	29,000,000	—
Advances from borrowers for taxes and insurance	2,082,942	1,808,971
Interest payable	79,550	24
Directors deferred compensation	514,170	696,295
Deferred tax liabilities	1,148,967	1,090,765
Other liabilities	508,715	514,705
Total liabilities	263,322,318	208,564,321
Commitments and Contingent Liabilities	—	—
Stockholders’ Equity
Preferred stock – authorized 1,000,000 shares, $0.01 par value, none issued	—	—
Common stock – authorized 14,000,000 shares, $0.01 par value; issued 3,044,839; outstanding 2,884,171 at December 31, 2022 and 2,930,550 at December 31, 2021	28,812	29,275
Additional paid-in capital	21,767,858	22,953,608
Unearned ESOP shares	(1,467,960)	(1,570,810)
Retained earnings – substantially restricted	20,267,994	21,821,948
Accumulated other comprehensive loss	(763,684)	(334,303)
Total stockholders’ equity	39,833,020	42,899,718
Total liabilities and stockholders’ equity	$303,155,338	$251,464,039
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2022 and 2021
	2022	2021
Interest and Dividend Income
Loans, including fees	$9,468,393	$8,017,345
Securities	149,053	57,828
Dividends on Federal Home Loan Bank stock and other	377,480	80,051
Total interest and dividend income	9,994,926	8,155,224
Interest Expense
Deposits	1,554,050	1,028,520
Federal Home Loan Bank advances	282,193	540,004
Total interest expense	1,836,243	1,568,524
Net Interest Income	8,158,683	6,586,700
Provision for Loan Losses	176,000	—
Net Interest Income After Provision for Loan Losses	7,982,683	6,586,700
Noninterest Income
Gain on sales of loans	2,556,091	8,762,276
Mortgage servicing fees (costs)	1,648,737	(84,772)
Mortgage derivative expense	(93,409)	(233,412)
Other	1,174,704	1,166,259
Total noninterest income	5,286,123	9,610,351
Noninterest Expense
Salaries and employee benefits	6,999,556	8,600,794
Occupancy and equipment	665,311	792,148
Directors compensation	169,000	169,000
Data processing	847,170	847,393
Professional fees	426,171	393,387
Franchise tax	283,043	286,788
Deposit insurance premiums	66,153	60,519
Advertising	393,782	328,089
Software licenses	169,242	136,517
Loan costs	538,194	760,412
FHLB advance prepayment penalties	—	766,671
Net loss on sale of foreclosed assets	56,409	—
Other	831,632	958,608
Total noninterest expense	11,445,663	14,100,326
Income Before Income Taxes	1,823,143	2,096,725
Provision for Income Taxes	406,325	448,181
Net Income	$1,416,818	$1,648,544
Earnings per common share – basic	$0.51	$0.59
Earnings per common share – diluted	$0.50	$0.58
Weighted-average shares outstanding – basic	2,700,675	2,741,888
Weighted-average shares outstanding – diluted	2,782,691	2,811,376
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2022 and 2021
	2022	2021
Net Income	$1,416,818	$1,648,544
Other Comprehensive Loss:
Net unrealized gains (losses) on available-for-sale securities	(821,672)	3,741
Tax benefit (expense)	172,551	(786)
Changes in directors’ retirement plan prior service costs	278,152	(57,270)
Tax (expense) benefit	(58,412)	12,026
Other comprehensive loss	(429,381)	(42,289)
Comprehensive Income	$987,437	$1,606,255
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2022 and 2021
	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2021	29,756	23,266,485	(1,673,660)	20,173,404	(292,014)	41,503,971
ESOP shares earned	—	38,723	102,850	—	—	141,573
Stock based compensation expense	—	306,716	—	—	—	306,716
Stock options exercised	—	19,295	—	—	—	19,295
Net income	—	—	—	1,648,544	—	1,648,544
Repurchase of common stock	(481)	(677,611)	—	—	—	(678,092)
Other comprehensive loss	—	—	—	—	(42,289)	(42,289)
Balance, December 31, 2021	$29,275	$22,953,608	$(1,570,810)	$21,821,948	$(334,303)	$42,899,718
Dividends on common stock, $1.00 per share	—	—	—	(2,970,772)	—	(2,970,772)
ESOP shares earned	—	49,440	102,850	—	—	152,290
Stock based compensation expense	—	392,948	—	—	—	392,948
Net income	—	—	—	1,416,818	—	1,416,818
Repurchase of common stock	(463)	(1,628,138)	—	—	—	(1,628,601)
Other comprehensive loss	—	—	—	—	(429,381)	(429,381)
Balance, December 31, 2022	$28,812	$21,767,858	$(1,467,960)	$20,267,994	$(763,684)	$39,833,020
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2022 and 2021
	2022	2021
Operating Activities
Net income	$1,416,818	$1,648,544
Items not requiring (providing) cash:
Depreciation and amortization	210,616	234,201
Provision for loan losses	176,000	—
Amortization of premiums and discounts on securities, net	4,670	16,049
Change in deferred income taxes	180,227	202,338
Gain on sale of loans	(2,556,091)	(8,762,276)
Impairment of foreclosed assets held for sale	60,000	—
Proceeds from the sale of loans held for sale	122,390,872	281,670,896
Gain on sale of premises and equipment	(62,419)	—
Origination of loans held for sale	(115,050,559)	(267,684,625)
Net loss on sale of foreclosed assets	56,409	—
Mortgage servicing rights	(1,081,958)	(205,428)
Earnings on cash surrender value of bank-owned life insurance	(83,632)	(84,084)
Stock-based compensation expense	392,948	306,716
ESOP shares earned	152,290	141,573
Changes in:
Interest receivable	(264,525)	(56,227)
Federal Home Loan Bank lender risk account receivable	(57,887)	(339,419)
Derivative assets	116,899	347,390
Other assets	191,468	187,072
Interest payable	79,526	(73,561)
Derivative liabilities	(23,490)	(113,978)
Other liabilities	105,641	(823,242)
Net cash provided by operating activities	6,353,823	6,611,939
Investing Activities
Net change in interest-bearing deposits	—	3,000,000
Proceeds from maturities of available-for-sale debt securities	698,309	2,344,664
Purchase of available for sale debt securities	—	(5,034,375)
Purchase of Federal Home Loan Bank stock	(886,900)	(1,347,500)
Net change in loans	(60,523,641)	(28,873,903)
Purchase of premises and equipment	(58,488)	(235,197)
Proceeds from sale of premises and equipment	753,869	—
Proceeds from sale of foreclosed assets	10,909	—
Net cash used in investing activities	(60,005,942)	(30,146,311)
Financing Activities
Net increase in deposits	25,534,413	52,246,518
Repurchase of common stock	(1,628,601)	(678,092)
Proceeds from issuance of common stock	—	19,295
Proceeds from Federal Home Loan Bank advances	396,750,000	212,500,000
Repayment of Federal Home Loan Bank advances	(367,750,000)	(250,912,000)
Dividends paid	(2,970,772)	—
Net change in advances from borrowers for taxes and insurance	273,971	(137,369)
Net cash provided by financing activities	50,209,011	13,038,352
Decrease in Cash and Cash Equivalents	(3,443,107)	(10,496,020)
Cash and Cash Equivalents, Beginning of Period	21,851,786	32,347,806
Cash and Cash Equivalents, End of Period	$18,408,679	$21,851,786
Supplemental Cash Flows Information
Interest paid	$1,756,717	$1,642,085
Income taxes paid	277,500	455,000
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 1:   Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Cincinnati Bancorp (“Bancorp”), the predecessor to Cincinnati Bancorp, Inc. (“CNNB”), was the mid-tier holding company for Cincinnati Federal (“Cincinnati Federal” or the “Bank”), a federally chartered stock savings and loan association that is primarily engaged in providing a full range of banking and financial services to individual and corporate customers. Our business operations are conducted in the larger Greater Cincinnati/Northern Kentucky metropolitan area which includes Hamilton, Warren, Butler and Clermont Counties in Ohio, Boone, Kenton and Campbell Counties in Kentucky, and Dearborn County, Indiana.
CNNB is subject to competition from other financial institutions. CNNB is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Revenue Recognition
CNNB accounts for revenues in accordance with accounting guidance that provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Interest income, net securities gains (losses), gains from the sale of mortgage loans and earnings on bank-owned life insurance are not covered under ASC 606 and are recognized as contractually earned. For other revenue streams including service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of CNNB’s revenue from contracts with customers is recognized within other noninterest income.
Service charges on deposit accounts:   CNNB earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering and other fees, are recognized at the time the transaction is executed as that is the point in time CNNB fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which CNNB satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance. Service charges are recorded in other noninterest income.
Interchange income:   CNNB earns interchange income from cardholder transactions conducted through the various payment networks. Interchange income from cardholder transactions represent a percentage of the underlying transaction value and is recognized daily, concurrently with the transaction processing services provided to the cardholder. The gross amount of these fees is processed through noninterest income. Interchange fees are recorded in other noninterest income.
Principles of Consolidation
The accompanying consolidated financial statements include Cincinnati Bancorp, Inc. and its wholly-owned subsidiary, Cincinnati Federal, together referred to as “CNNB.” All significant intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights and fair values of financial instruments.
Cash Equivalents
CNNB considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2022 and 2021, cash equivalents consisted primarily of due from accounts with the Federal Reserve, Federal Home Loan Bank of Cincinnati and other correspondent banks.
From time to time, CNNB’s interest-bearing cash accounts may exceed the FDIC’s insured limit of $250,000 per account. At December 31, 2022, CNNB held $1,773,000 in various correspondent banks. At December 31, 2022, CNNB held $11,786,000 at the Federal Reserve Bank and Federal Home Loan Bank which are not subject to FDIC limits. Management considers the risk of loss to be low based on the quality of the institutions where the funds are maintained.
Debt Securities
Available-for-sale debt securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost, when CNNB does not intend to sell a debt security, and it is more likely than not CNNB will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
Loans
Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
When cash payments are received on impaired loans in each loan class, CNNB records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.
Loans acquired at the effective date of a merger are recorded at fair value with no carryover of the acquired entity’s previously established allowance for loan losses. The excess of expected cash flows over the estimated fair value of the acquired loans is recognized as interest income over the remaining contractual lives of the loans using the level yield method. Subsequent decreases in expected cash flows will require additions to the allowance for loan losses. Subsequent improvements in expected cash flows result in the recognition of additional interest income over the remaining contractual lives of the loans. Management estimates the cash flows expected to be collected at acquisition using a third-party risk model, which incorporates the estimate of key assumptions, such as default rates and prepayment speeds.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from CNNB’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that CNNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.
In the course of working with borrowers, CNNB may choose to restructure the contractual terms of certain loans. In this scenario, CNNB attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by CNNB to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, CNNB grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by CNNB do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings commence. CNNB may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.
It is CNNB’s policy that any restructured loans on nonaccrual prior to being restructured remain on nonaccrual status until six consecutive months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, CNNB reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.
With regards to determination of the amount of the allowance for credit losses, TDRs are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.
On March 27, 2020, the president of the United States signed the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”), which provides entities with optional temporary relief from certain accounting and financial reporting requirements under U.S. GAAP. Section 4013 of the CARES Act allows financial institutions to suspend application of certain TDR accounting guidance for loan and lease modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. Section 4013 of the CARES Act was amended on December 27, 2020, to extend this relief until January 1, 2022. The relief can be applied to loan and lease modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan and lease modifications that defer or delay the payment of principal or interest, or change the interest rate on a loan. CNNB chose to apply this relief to eligible loan and lease modifications.
Lender Reserve Account
Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (“FHLB”) provide for the establishment of a Lender Reserve Account (“LRA”). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment.
Premises and Equipment
Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
The estimated useful lives for each major depreciable classification of premises and equipment are as follows:
Buildings and improvements	15 – 40 years
Equipment	3 – 5 years
Federal Home Loan Bank Stock
Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at par and evaluated for impairment.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less estimated costs to sell. Net revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense from foreclosed assets. There were no valuation allowances established during 2022 or 2021.
Mortgage Servicing Rights
Mortgage servicing assets are recognized separately when rights are acquired through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50 Transfers and Servicing), servicing rights resulting from the sale of loans originated by CNNB are initially measured at fair value at the date of transfer. CNNB subsequently measures each class of servicing asset using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.
Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction or addition to noninterest income.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.
Bank Owned Life Insurance
CNNB purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Derivative Loan Commitments
Mortgage loan commitments that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.
Forward Loan Sale Commitments
CNNB carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance (ASC 815), as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, CNNB uses both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.
CNNB estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.
Employee Stock Ownership Plan (“ESOP”)
The cost of unearned ESOP shares is shown as a reduction of stockholders’ equity. Compensation expense is based on the average fair value of shares as they are committed to be released to participant accounts and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to reduce annual ESOP debt service. As of December 31, 2022, 57,303 shares have been allocated to eligible participants in the ESOP and an additional 10,285 shares have been released during the year to eligible participants. (See Note 12 — Employee and Director Benefits).
Income Taxes
CNNB accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. CNNB determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.
If necessary, CNNB recognizes interest and penalties on income taxes as a component of income tax expense.
With a few exceptions, CNNB is no longer subject to examinations by tax authorities for years before 2019. As of December 31, 2022 and 2021, CNNB had no uncertain tax positions.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities and changes in the funded status of the directors’ retirement plan.
Earnings Per Share
Basic earnings per share (“EPS”) allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The two-class method is an earnings allocation formula that determines the EPS for each class of common stock and participating securities according to dividends distributed and participation rights in undistributed earnings.
Diluted EPS is adjusted for dilutive effects of stock-based compensation and is calculated using the two-class method or treasury method. The average number of shares of common stock outstanding is increased to include the number of shares that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period, as well as for any adjustment to income that would result from the assumed issuance.
Unallocated shares of common stock held by CNNB’s ESOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average shares of common stock outstanding for both basic and diluted earnings per share calculations until they are committed to be released.
Revisions
Certain immaterial revisions have been made to the 2021 consolidated financial statements related to the tax effect of the directors’ retirement plan through the other comprehensive income statement. These revisions did not have a significant impact on the financial statement line items impacted and had no effect on net income.
Subsequent Events
Subsequent events have been evaluated through March 31, 2023, which is the date the consolidated financial statements were available to be issued.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 2:   Debt Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of debt securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Debt Securities:
December 31, 2022:
Mortgage-backed securities of government sponsored entities	$7,141,201	$—	$(774,620)	$6,366,581
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$7,844,180	$49,809	$(2,757)	$7,891,232
There were no sales of available-for-sale debt securities in 2022 and 2021.
Expected maturities on mortgage-backed securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2022 and 2021, CNNB’s investments consisted entirely of mortgage-backed securities which are not due at a single maturity date.
Total fair value of investments at December 31, 2022 reported at less than historical cost was $6.4 million and was 100.0% of CNNB’s investment portfolio. The increase in available-for-sale securities reported at less than historical cost primarily resulted from higher market interest rates in 2022 compared to market interest rates in 2021. There was $126,000 or approximately 1.6% of the investment portfolio reported at less than historical cost at December 31, 2021.
The following tables show the gross unrealized losses and fair value of CNNB’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and 2021:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2022
Mortgage-backed securities of government sponsored entities	$6,252,709	$(768,920)	$113,872	$(5,700)	$6,366,581	$(774,620)
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$12,977	$(48)	$113,030	$(2,709)	$126,007	$(2,757)

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 3:   Loans and Allowance for Loan Losses
Categories of loans at December 31, 2022 and 2021 include:
	December 31, 2022	December 31, 2021
One to four family mortgage loans – owner occupied	$116,435,398	$70,336,846
One to four family – investment	12,532,697	10,361,388
Multifamily mortgage loans	55,656,743	55,029,111
Nonresidential mortgage loans	46,463,981	41,761,964
Construction and land loans	21,934,487	19,425,025
Real estate secured lines of credit	13,822,569	11,403,262
Commercial loans	233,523	299,851
Other consumer loans	307,903	348,386
Total loans	267,387,301	208,965,833
Less:
Net deferred loan costs	(695,014)	(404,884)
Undisbursed portion of loans	10,465,335	12,156,351
Allowance for loan losses	1,854,836	1,672,545
Net loans	$255,762,144	$195,541,821
Risk characteristics applicable to each segment of the loan portfolio are described as follows:
One to Four Family Mortgage Loans and Real Estate Secured Lines of Credit:   The one to four family mortgage loans and real estate secured lines of credit are secured by owner-occupied one to four family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
One to Four Family Investment Property Loans:   The one to four family investment property loans are secured by non-owner occupied one to four family residences. Repayment of these loans is primarily dependent on the net rental income and personal income of the borrowers. These loans are considered to be higher risk than owner occupied one to four family mortgage loans. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact investment property vacancies, property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Multi-Family and Nonresidential Mortgage Loans:   These loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Construction and Land Loans:   These loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from CNNB until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Commercial Loans:   The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is impacted by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.
Other Consumer Loans:   The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is impacted by consumer economic factors (such as unemployment and general economic conditions in CNNB’s market area) and the creditworthiness of a borrower.
The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2022 and December 31, 2021:
	At or For the Year Ended December 31, 2022
	One- to Four-Family Mortgage Loans Owner Occupied	One- to Four-Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$285,080	$51,763	$691,619	$336,100	$278,828	$28,750	$187	$218	$1,672,545
Provision (credit) charged to expense	66,646	(30,859)	56,319	80,549	(8,097)	11,562	(64)	(56)	176,000
(Charge-offs) recoveries	6,291	—	—	—	—	—	—	—	6,291
Balance, end of year	$358,017	$20,904	$747,938	$416,649	$270,731	$40,312	$123	$162	$1,854,836
Ending balance: Individually evaluated for impairment	$12,633	$8,012	$—	$—	$—	$—	$—	$—	$20,645
Ending balance: Collectively evaluated for impairment	$345,384	$12,892	$747,938	$416,649	$270,731	$40,312	$123	$162	$1,834,191
Loans:
Ending balance	$116,435,398	$12,532,697	$55,656,743	$46,463,981	$21,934,487	$13,822,569	$233,523	$307,903	$267,387,301
Ending balance: Individually evaluated for impairment	$1,058,857	$413,069	$120,400	$—	$—	$47,968	$—	$—	$1,640,294
Ending balance: Collectively evaluated for impairment	$115,376,541	$12,119,628	$55,536,343	$46,463,981	$21,934,487	$13,774,601	$233,523	$307,903	$265,747,007

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
	At or For the Year Ended December 31, 2021
	One- to Four-Family Mortgage Loans Owner Occupied	One- to Four-Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$416,404	$99,978	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,672,545
Provision (credit) charged to expense	(131,324)	(48,215)	20,797	19,768	182,393	(20,586)	(16,924)	(5,909)	—
(Charge-offs) recoveries	—	—	—	—	—	—	—	—	—
Balance, end of year	$285,080	$51,763	$691,619	$336,100	$278,828	$28,750	$187	$218	$1,672,545
Ending balance: Individually evaluated for impairment	$18,924	$40,075	$—	$—	$—	$—	$—	$—	$58,999
Ending balance: Collectively evaluated for impairment	$266,156	$11,688	$691,619	$336,100	$278,828	$28,750	$187	$218	$1,613,546
Loans:
Ending balance	$70,336,846	$10,361,388	$55,029,111	$41,761,964	$19,425,025	$11,403,262	$299,851	$348,386	$208,965,833
Ending balance: Individually evaluated for impairment	$1,154,343	$433,153	$126,451	$—	$—	$54,881	$—	$—	$1,768,828
Ending balance: Collectively evaluated for impairment	$69,182,503	$9,928,235	$54,902,660	$41,761,964	$19,425,025	$11,348,381	$299,851	$348,386	$207,197,005
CNNB has adopted a standard grading system for all loans.
Definitions are as follows:
Prime (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Acceptable (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.
Special Mention (5) loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in CNNB’s credit position at some future date. Special mention loans are not adversely classified and do not expose CNNB to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.
Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that CNNB will sustain some loss if the deficiencies are not corrected.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Doubtful (7) loans have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.
The following tables present the credit risk profile of CNNB’s loan portfolio based on internal rating category and payment activity as of December 31, 2022 and 2021:
	December 31, 2022
	One- to Four-Family Mortgage Loans – Owner Occupied	One- to Four-Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$115,836,913	$12,474,238	$55,656,743	$46,463,981	$21,934,487	$13,774,601	$233,523	$307,903	$266,682,389
Special mention	179,478	58,459	—	—	—	—	—	—	237,937
Substandard	419,007	—	—	—	—	47,968	—	—	466,975
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$116,435,398	$12,532,697	$55,656,743	$46,463,981	$21,934,487	$13,822,569	$233,523	$307,903	$267,387,301
	December 31, 2021
	One- to Four-Family Mortgage Loans – Owner Occupied	One- to Four-Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$69,644,317	$10,283,060	$55,029,111	$41,761,964	$19,425,025	$11,348,381	$299,851	$348,386	$208,140,095
Special mention	106,561	78,328	—	—	—	—	—	—	184,889
Substandard	585,968	—	—	—	—	54,881	—	—	640,849
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$70,336,846	$10,361,388	$55,029,111	$41,761,964	$19,425,025	$11,403,262	$299,851	$348,386	$208,965,833
The pass portfolio within the tables above consists of loans graded Prime (1) through Acceptable (4).
CNNB evaluates the loan risk grading system definitions and the allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the year ended December 31, 2022.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
The following tables present CNNB’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2022 and 2021:
	December 31, 2022
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$224,235	$—	$53,679	$277,914	$116,157,484	$116,435,398	$—
One to four family – investment	—	—	—	—	12,532,697	12,532,697	—
Multi-family mortgage loans	—	—	—	—	55,656,743	55,656,743	—
Nonresidential mortgage loans	—	—	—	—	46,463,981	46,463,981	—
Construction & land loans	—	—	—	—	21,934,487	21,934,487	—
Real estate secured lines of credit	8,752	—	—	8,752	13,813,817	13,822,569	—
Commercial loans	—	—	—	—	233,523	233,523	—
Other consumer loans	—	—	—	—	307,903	307,903	—
Total	$232,987	$—	$53,679	$286,666	$267,100,635	$267,387,301	$—
	December 31, 2021
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$61,602	$34,645	$120,170	$216,417	$70,120,429	$70,336,846	$—
One to four family – investment	—	—	—	—	10,361,388	10,361,388	—
Multi-family mortgage loans	—	—	—	—	55,029,111	55,029,111	—
Nonresidential mortgage loans	—	—	—	—	41,761,964	41,761,964	—
Construction & land loans	—	—	—	—	19,425,025	19,425,025	—
Real estate secured lines of credit	—	—	—	—	11,403,262	11,403,262	—
Commercial loans	—	—	—	—	299,851	299,851	—
Other consumer loans	—	—	—	—	348,386	348,386	—
Total	$61,602	$34,645	$120,170	$216,417	$208,749,416	$208,965,833	$—
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310, Receivables), when based on current information and events, it is probable CNNB will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in TDRs.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
The following tables present impaired loans at and for the years ended December 31, 2022 and 2021:
	December 31, 2022
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,056,490	$1,056,490	$—	$1,068,723	$51,681
One- to four-family – investment	373,509	373,509	—	382,988	16,784
Multi-family mortgage loans	120,400	120,400	—	123,329	5,569
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	47,968	47,968	—	48,866	3,355
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	2,367	15,000	12,633	15,000	—
One- to four-family – investment	39,560	47,572	8,012	48,138	2,967
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$1,640,294	$1,660,939	$20,645	$1,687,044	$80,356
	December 31, 2021
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,148,015	$1,148,015	$—	$1,162,455	$49,247
One- to four-family – investment	231,387	231,387	—	266,054	11,559
Multi-family mortgage loans	126,451	126,451	—	128,666	5,806
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	54,881	54,881	—	56,694	3,967
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	6,328	25,252	18,924	26,031	920
One- to four-family – investment	201,766	241,841	40,075	245,350	10,422
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$1,768,828	$1,827,827	$58,999	$1,885,250	$81,921

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Interest income recognized on a cash basis was not materially different than interest income recognized.
The following table presents CNNB’s nonaccrual loans at December 31, 2022 and 2021. This table excludes accruing TDRs, which totaled $965,000 and $990,000 at December 31, 2022 and 2021, respectively.
	December 31, 2022	December 31, 2021
(unaudited)
One- to four-family mortgage loans	$53,679	$120,170
One to four family – investment	—	—
Multi-family mortgage loans	—	—
Nonresidential mortgage loans	—	—
Construction and land loans	—	—
Real estate secured lines of credit	—	—
Commercial loans	—	—
Other consumer loans	—	—
Total	$53,679	$120,170
There were no newly classified TDRs at December 31, 2022 or December 31, 2021.
As of December 31, 2022, borrowers with loans designated as TDRs and totaling $845,000 of residential real estate loans and $120,000 of multifamily loans, met the criteria for placement back on accrual status. This criterion includes a minimum of six consecutive months of payment performance under existing or modified terms.
As of December 31, 2021, borrowers with loans designated as TDRs and totaling $864,000 of residential real estate loans and $126,000 of multifamily loans, met the criteria for placement back on accrual status. This criterion includes a minimum of six consecutive months of payment performance under existing or modified terms.
There were no foreclosed real estate properties at December 31, 2022 and 2021. There was one consumer mortgage loan in process of foreclosure at December 31, 2022 with a net loan balance of $53,679.
Note 4:   Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	2022	2021
Land	$632,042	$720,971
Buildings and improvements	4,170,106	4,808,309
Furniture and equipment	1,216,963	1,206,942
	6,019,111	6,736,222
Less accumulated depreciation	(3,373,868)	(3,247,400)
Net premises and equipment	$2,645,243	$3,488,822
Depreciation expense was $210,616 and $234,201 for the years ended December 31, 2022 and 2021, respectively.
Note 5:   Loan Servicing
Loans serviced for others are not included in the accompanying balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
interest rates. The unpaid principal balance of residential mortgage loans serviced for others was $263,056,470 and $282,021,641 at December 31, 2022 and 2021, respectively.
The following summarizes the activity in mortgage servicing rights measured using the fair value method for the years ended December 31, 2022 and 2021:
	2022	2021
Fair value as of the beginning of the period	$2,230,751	$2,025,323
Recognition of mortgage servicing rights on the sale of loans	122,409	941,129
Change in fair value due to changes in valuation inputs or assumptions used in the valuation model and loan payments received on loan balances	959,549	(735,701)
Fair value at the end of the period	$3,312,709	$2,230,751
Contractually specified servicing fees were approximately $689,000 and $651,000 for the years ended December 31, 2022 and 2021, respectively.
Certain loan sale transactions with the FHLB provide for establishment of an LRA. The LRA consists of amounts withheld from the loan sale proceeds by the FHLB for absorbing potential losses on those loans sold. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The LRA funds withheld to settle these potential losses totaled approximately $4,240,000 and $4,092,000 at December 31, 2022 and 2021, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration of potential credit losses, at the time of the establishment of the LRA. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds to CNNB in seven annual installments beginning five years after the sale date or in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA is equal to the initial fair value plus an interest component less any cash receipts, which totaled approximately $2,345,000 and $2,287,000 at December 31, 2022 and 2021, respectively.
CNNB had mandatory delivery contracts outstanding as of December 31, 2022 of $1.6 million.
Note 6:   Time Deposits
Time deposits in denominations of $250,000 or more were approximately $10.8 million and $7.6 million at December 31, 2022 and 2021, respectively. Deposit accounts in excess of $250,000 are not insured by the FDIC. At December 31, 2022, approximately $49.4 million of our certificates of deposit had been obtained through the National CD Rateline program.
At December 31, 2022 and 2021, the scheduled maturities of time deposits were as follows:
	2022	2021
One year or less	$63,852,007	$31,068,958
Over one year to two years	25,943,113	23,491,368
Over two years to three years	8,410,769	19,101,494
Over three years to four years	1,571,456	7,365,269
Over four years to five years	222,484	1,904,092
Thereafter	406,723	206,574
	$100,406,552	$83,137,755

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Interest expense during the years ended December 31, 2022 and 2021 for each major category of deposits was as follows:
	2022	2021
Deposit Type:
Savings	$585,487	$112,374
Interest Bearing Demand	50,082	45,575
Certificates of Deposit	918,481	870,571
Total Deposit Interest Expense	$1,554,050	$1,028,520
Note 7:   Federal Home Loan Bank Advances
FHLB advances are secured by a blanket pledge of qualifying mortgage loans totaling approximately $142,623,000 and $89,916,000 and CNNB’s investment in FHLB stock at December 31, 2022 and 2021, respectively. Advances are subject to restrictions or penalties in the event of prepayment.
At December 31, 2022, CNNB had $29.0 million in FHLB advances outstanding. CNNB had no outstanding FHLB advances at December 31, 2021. During the year ended December 31, 2021 CNNB repaid all FHLB advances totaling $38.4 million and incurred prepayment penalties of $766,671. FHLB letters of credit were obtained in lieu of pledging securities to secure certain public fund deposits that are over the FDIC insurance limit. At December 31, 2022, FHLB letters of credit in the amount of $27.3 million were collateral for these deposits. CNNB had no letters of credit with the FHLB at December 31, 2021.
Aggregate annual maturities of FHLB advances at December 31, 2022 are as follows:
2022
One year or less	$29,000,000
Over one year to two years	—
Over two years to three years	—
Over three years to four years	—
29,000,000
CNNB had capacity to borrow approximately an additional $35.6 million from the FHLB-Cincinnati based on its collateral capacity at December 31, 2022. CNNB also had $11.5 million available on lines of credit with three commercial banks. No amount was outstanding on these lines at December 31, 2022.
Note: 8   Income Taxes
The provision for income taxes includes these components for the years ended December 31, 2022 and 2021.
	2022	2021
Taxes currently payable	$226,098	$245,843
Deferred income taxes	180,227	202,338
Income tax expense	$406,325	$448,181

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
	2022	2021
Computed at the statutory rate	$382,860	$440,312
Increase (decrease) resulting from:
Bank-owned life insurance	(17,563)	(17,658)
Other	26,532	—
Stock based compensation	14,496	25,527
Actual tax expense	$406,325	$448,181
A reconciliation between the statutory income tax and CNNB’s effective rate follows:
	2022	2021
Computed at the statutory rate	21.00%	21.00%
Increase (decrease) resulting from:
Bank-owned life insurance	(0.96)%	(0.84)%
Other	2.25%	1.22%
Effective tax rate	22.29%	21.38%
The tax effects of temporary differences related to deferred taxes shown on the balance sheets at December 31, 2022 and 2021 were:
	2022	2021
Deferred tax assets
Allowance for loan losses	$376,585	$338,304
Loans held for sale	8,647	39,718
Operating lease right of use liability	21,249	29,564
Directors’ Retirement Plan	107,975	146,222
Net operating loss	164,897	171,197
Unrealized losses on available-for-sale securities	162,670	—
Other	23,439	2,117
	865,462	727,122
Deferred tax liabilities
Deferred loan costs	(145,953)	(85,026)
Dividends on FHLB stock	(332,211)	(332,211)
Mortgage servicing rights	(695,669)	(468,458)
FHLB lender risk account receivable	(492,361)	(480,205)
Depreciation	(125,589)	(261,251)
Operating lease right of use asset	(21,249)	(29,564)
Unrealized gains on available-for-sale securities	—	(9,881)
Fair value mortgage banking derivative net assets	(5,634)	(25,250)
Other	(176,441)	(106,719)
	(1,995,107)	(1,798,565)
Valuation allowance	(19,322)	(19,322)
Net deferred tax liability	$(1,148,967)	$(1,090,765)

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Retained earnings at both December 31, 2022 and 2021, include approximately $766,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $160,900 at both December 31, 2022 and 2021.
As of December 31, 2022, CNNB has net operating loss carryforwards of approximately $547,000 which expire between 2028 and 2036 and $240,000 with no expiration. A valuation allowance for deferred tax assets is provided for all or some portion of the deferred tax asset when it is more likely than not an amount will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances is included in income tax expense in the period they are identified. At December 31, 2022, CNNB has a valuation allowance of $19,322 to reduce deferred tax assets to the amount that is more likely than not to be realized under Code Section 382 limitations.
Note 9:   Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:
	December 31, 2022	December 31, 2021
Net unrealized gains (losses) on available for sale securities	$(774,620)	$47,052
Directors’ retirement plan	(192,068)	(432,667)
	(966,688)	(385,615)
Tax benefit	(203,004)	(51,312)
Net of tax amount	$(763,684)	$(334,303)
Note 10:   Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on CNNB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes that, as of December 31, 2022 and 2021, the Bank met all capital adequacy requirements to which it was subject at such dates.
Management opted out of the accumulated comprehensive income treatment under the Basel III capital requirements, and as such, unrealized gains and losses from available-for-sale securities will continue to be excluded from regulatory capital.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at December 31, 2022.
As of December 31, 2022, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Bank’s actual and required capital amounts and ratios are presented in the following table:
	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2022:
Total risk-based capital (to risk-weighted assets)	$40,274	16.9%	$19,077	8.0%	$23,846	10.0%
Tier I capital (to risk-weighted assets)	38,419	16.1%	14,307	6.0%	19,077	8.0%
Common Equity Tier I capital (to risk-weighted assets)	38,419	16.1%	10,731	4.5%	15,500	6.5%
Tier I capital (to adjusted average total assets)	38,419	13.1%	11,749	4.0%	14,686	5.0%
As of December 31, 2021:
Total risk-based capital (to risk-weighted assets)	$38,714	20.0%	$15,474	8.0%	$19,343	10.0%
Tier I capital (to risk-weighted assets)	37,041	19.2%	11,606	6.0%	15,474	8.0%
Common Equity Tier I capital (to risk-weighted assets)	37,041	19.2%	8,704	4.5%	12,573	6.5%
Tier I capital (to adjusted average total assets)	37,041	14.7%	10,106	4.0%	12,633	5.0%
Note 11:   Related Party Transactions
At December 31, 2022 and 2021, CNNB had loans outstanding to executive officers, directors and their affiliates (related parties). Annual activity consisted of the following:
	2022	2021
Beginning balance	$598,055	$761,280
New loans	—	—
Repayments	69,206	163,225
Ending balances	$528,849	$598,055
In management’s opinion, such loans and other extensions of credit are consistent with sound lending practices and are within applicable regulatory lending limitations. In management’s opinion these loans did not involve more than normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the Bank at December 31, 2022 and 2021 totaled $2.9 million and $3.1 million, respectively.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 12:   Employee and Director Benefits
CNNB has a 401(k) profit-sharing plan covering substantially all employees. CNNB’s contributions to the plan are determined annually by the Board of Directors of Cincinnati Federal. Contributions to the plan charged to employee benefit expense were approximately $201,000 and $216,000 for the years ended December 31, 2022 and 2021, respectively.
In connection with the conversion to the mutual holding company, Cincinnati Bancorp, established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. The ESOP borrowed funds from Cincinnati Bancorp in an amount sufficient to purchase 67,397 shares (approximately 3.92% of the common stock sold in the initial stock offering). In the second-step stock offering completed January 22, 2020, the ESOP borrowed funds from Cincinnati Bancorp, Inc. and purchased 132,237 shares (approximately 8.0% of the common stock sold in the second-step offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by CNNB and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants.
Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of CNNB. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation from service, or termination of the ESOP.
The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, CNNB reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation expense was approximately $153,000 and $142,000 for the years ended December 31, 2022 and 2021, respectively.
A summary of the ESOP shares as of December 31, 2022 and 2021 are as follows:
	December 31, 2022	December 31, 2021
Shares allocated to participants	57,303	47,018
Shares released to participants	10,285	10,285
Unreleased shares	174,637	184,922
Total	242,225	242,225
Fair value of unreleased shares	$2,671,946	$2,681,369
In addition, CNNB provides post-retirement benefits to directors of CNNB. CNNB accounts for the policies in accordance with ASC 715-60 Defined Benefit Plans, which requires companies to recognize a liability and related compensation costs that provide a benefit to a director extending to post-retirement periods. The liability is recognized based on the substantive agreement with the director.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
CNNB uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:
	2022	2021
Change in benefit obligation:
Beginning of year	$696,295	$612,884
Service cost	10,239	14,312
Interest cost	24,273	15,564
Loss/(gain)	(201,637)	—
Service cost adjustment	—	68,535
Benefits paid	(15,000)	(15,000)
End of year	$514,170	$696,295
Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:
	2022	2021
Prior service cost	$25,280	$25,280
Net loss	$15,882	$18,567
The accumulated benefit obligation for the benefit plan was $514,170 and $696,295 at December 31, 2022 and 2021, respectively.
The estimated prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $25,280.
	2022	2021
Components of net periodic benefit cost:
Service cost	$10,239	$14,312
Interest Cost	24,273	15,564
(Gain)/loss recognized	15,882	18,567
Prior service cost	25,280	25,280
	$75,674	$73,723
The retiree accrued liability expected to be reversed from the plan as of December 31, 2022 and December 31, 2021 is as follows:
	2022	2021
One year or less	$15,000	$15,000
Over one year to two years	15,000	15,000
Over two years to three years	15,000	15,000
Over three years to four years	15,000	15,000
Over four years to five years	30,000	15,000
Thereafter	180,000	180,000
	$270,000	$255,000

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Significant assumptions for the benefit plan liability include the following as of December 31, 2022 and 2021:
	2022	2021
Weighted average assumptions used to determine benefit cost obligation:
Discount Rate	5.00%	2.32%
Note 13:   Disclosures About Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full-term of the assets or liabilities.

Level 3
Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Recurring Measurements
The following table presents the fair value measurements of assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2022 and 2021:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022:
Mortgage-backed securities of government sponsored entities	$6,366,581	$—	$6,366,581	$—
Mortgage servicing rights	3,312,709	—	—	3,312,709
Interest rate lock commitments (included in other assets)	773	—	—	773
Interest rate lock commitments (included in other liabilities)	(6,487)	—	—	(6,487)
Forward sale commitments (included in other assets)	33,583	—	33,583	—
Forward sale commitments (included in other liabilities)	(1,041)	—	(1,041)	—

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$7,891,232	$—	$7,891,232	$—
Mortgage servicing rights	2,230,751	—	—	2,230,751
Interest rate lock commitments (included in other assets)	60,441	—	—	60,441
Interest rate lock commitments (included in other liabilities)	(7,640)	—	—	(7,640)
Forward sale commitments (included in other assets)	90,814	—	90,814	—
Forward sale commitments (included in other liabilities)	(23,378)	—	(23,378)	—
Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of loan balance, weighted average coupon, weighted average maturity, escrow payments, servicing fees, prepayment speeds, float, cost to service, ancillary income, and discount rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Mortgage servicing rights are tested for impairment. Management measures mortgage servicing rights through use of a third-party independent valuation. Inputs to the model are reviewed by management.
Mortgage servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in other noninterest income in the period in which the changes occur.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Derivative — Interest Rate Lock Commitments
The fair value of the interest rate lock commitments is based on the investor prices for the underlying loans or current secondary market prices for loans with similar characteristics plus the expected value of expected servicing assets less estimated costs to originate the loans and adjusted for the anticipated funding probability (pull-through rate).
The fair value of interest rate lock commitments is also obtained from an independent third party and is based on investor prices for the underlying loans or current secondary market prices for loans with similar characteristics, less estimated costs to originate the loans and adjusted for the anticipated funding probability (pull-through rate). The fair value of interest rate lock commitments is classified as Level 3 in the fair value hierarchy.
Derivative — Forward Sale Commitments
Mortgage loan commitments that relate to the origination of a mortgage loan that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.
The fair value of forward mortgage loan sale commitments is obtained from an independent third party and is based on the gain or loss that would occur if CNNB were to pair-off the sales transaction with the investor. The fair value of forward mortgage loan sale commitments is classified as Level 2 in the fair value hierarchy.
The table below provides information on CNNB’s derivative financial instruments as of December 31, 2022 and December 31, 2021:
	Notional Amount	Asset Derivatives	Liability Derivatives
December 31, 2022:
Interest rate lock commitments	$1,583,700	$773	$6,487
Forward sale commitments	4,920,723	33,583	1,041
	$6,504,423	$34,356	$7,528
December 31, 2021:
Interest rate lock commitments	$8,725,795	$60,441	$7,640
Forward sale commitments	16,842,514	90,814	23,378
	$25,568,309	$151,255	$31,018
Income (loss) related to derivative financial instruments included in noninterest income in the accompanying consolidated statements of income for the year ended December 31, 2022 is as follows:
	2022	2021
Interest rate lock commitments	$(58,515)	$(445,842)
Forward sale commitments	(34,895)	212,430
Unrealized gains (losses) recognized in earnings	$(93,410)	$(233,412)
Forward Loan Sale Commitments
CNNB carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance (ASC 815), as facts and circumstances

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, CNNB uses both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.
CNNB estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative interest rate lock commitments.
Nonrecurring Measurements
The following table presents the fair value of assets measured at fair value on a nonrecurring basis and the level of hierarchy in which the fair value measurements fall at December 31, 2022 and 2021:
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022:
Collateral-dependent impaired loans	$53,679	$—	$—	$53,679
December 31, 2021:
Collateral-dependent impaired loans	$120,170	$—	$—	$120,170
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Collateral-dependent Impaired Loans, Net of ALLL
The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements at December 31, 2022 and 2021:
	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
December 31, 2022:
Mortgage servicing rights	$3,312,709	Discounted cash flow	Discount rate PSA prepayment speeds	10% (156% – 329%) 167%
Interest rate lock and mandatory commitments (assets)	$773	Secondary market prices	Pull-through rate	(70% – 100%) 89%
Interest rate lock and mandatory commitments (liabilities)	$(6,487)	Secondary market prices	Pull-through rate	(70% – 100%) 89%
Impaired loans (collateral dependent)	$53,679	Market comparable properties	Marketability discount	(10% – 15%) 12%
December 31, 2021:
Mortgage servicing rights	$2,230,751	Discounted cash flow	Discount rate PSA prepayment speeds	10% (274% – 473%) 341%
Interest rate lock and mandatory commitments (assets)	$60,441	Secondary market prices	Pull-through rate	(70% – 100%) 80%
Interest rate lock and mandatory commitments (liabilities)	$(7,640)	Secondary market prices	Pull-through rate	(70% – 100%) 80%
Impaired loans (collateral dependent)	$120,170	Market comparable properties	Marketability discount	(10% – 15%) 12%
Uncertainty of Fair Value Measurements
The following is a description of the uncertainty of the fair value measurement at the reporting date from the use of significant unobservable inputs, if those inputs reasonably could not have been different at the reporting date, the interrelationships between those inputs and other unobservable inputs used in the recurring fair value measurement and how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair measurements.
Interest Rate Lock and Mandatory Commitments (assets & liabilities)
The significant unobservable input used in the fair value measurement of CNNB’s interest rate lock and mandatory commitments is the investor pricing adjusted by the probability of funding. Significant increases (decreases) in this input in isolation would result in a significantly lower (higher) fair value measurement. In general, a change in the assumption would not impact any other inputs.
Mortgage Servicing Rights
The significant unobservable input used in the fair value measurement of CNNB’s mortgage servicing rights is the discount rate. Significant increases (decreases) in this input in isolation would result in a significantly lower (higher) fair value measurement. In general, a change in the assumption would not affect any other inputs.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Collateral-Dependent Impaired Loans
The significant unobservable input used in the fair value measurement of CNNB’s collateral-dependent impaired loans is a marketability discount. Significant increases (decreases) in this input in isolation would result in a significantly lower (higher) fair value measurement. In general, a change in the assumption would not affect any other inputs.
Fair Value of Financial Instruments
The following table presents estimated fair values of CNNB’s financial instruments carried at cost at December 31, 2022 and 2021:
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022:
Financial Assets:
Cash and cash equivalents	$18,408,679	$18,408,679	$—	$—
Loans held for sale	3,337,153	—	3,378,330	—
Loans, net of allowance for loan losses	255,762,144	—	—	239,674,705
Federal Home Loan Bank stock	5,036,200	—	5,036,200	—
Interest receivable	841,527	—	841,527	—
Federal Home Loan Bank lender risk account receivable	2,344,577	—	—	2,062,956
Financial Liabilities:
Deposits	229,987,974	129,581,422	97,550,804	—
Federal Home Loan Bank advances	29,000,000	—	29,000,000	—
Advances from borrowers for taxes and insurance	2,082,942	—	2,082,942	—
Interest payable	79,550	—	79,550	—
December 31, 2021:
Financial Assets:
Cash and cash equivalents	$21,851,786	$21,851,786	$—	$—
Loans held for sale	8,121,375	—	8,316,473	—
Loans, net of allowance for loan losses	195,541,821	—	—	193,058,440
Federal Home Loan Bank stock	4,149,300	—	4,149,300	—
Interest receivable	577,002	—	577,002	—
Federal Home Loan Bank lender risk account receivable	2,286,690	—	—	2,413,880
Financial Liabilities:
Deposits	204,453,561	121,315,806	83,215,894	—
Advances from borrowers for taxes and insurance	1,808,971	—	1,808,971	—
Interest payable	24	—	24	—

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 14:   Commitments and Credit Risk
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
Forward sale commitments are commitments to sell groups of residential mortgage loans that CNNB originates or purchases as part of its mortgage banking activities. CNNB commits to sell the loans at specified prices in a future period. These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale since CNNB is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.
The dollar amount of commitments to fund fixed rate loans at December 31, 2021 and 2020 follows:
	December 31, 2022		December 31, 2021
	Amount	Interest Rate Range	Amount	Interest Rate Range
Commitments to fund fixed-rate loans	$5,788,234	5.75% – 7.00%	$15,298,287	2.50% – 4.125%
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
Loan commitments outstanding at December 31, 2022 and 2021 were composed of the following:
	December 31, 2022	December 31, 2021
Commitments to originate loans for portfolio	$1,526,171	$3,405,020
Forward sale commitments	9,125,257	23,415,006
Lines of credit	25,975,287	20,881,558

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Note 15:   Earnings Per Share
Basic earnings per common share is computed based upon the weighted-average number of shares of common stock outstanding during the period, less shares in CNNB’s ESOP that are unallocated and not committed to be released. The computations are as follows for December 31, 2022 and 2021:
	Year ended December 31,
	2022	2021
Net income	$1,416,818	$1,648,544
Less allocation of net income to participating securities	32,821	31,242
Net income allocated to common shareholders	1,383,997	1,617,302
Shares outstanding for basic earnings per share:
Weighted-average shares issued	2,946,653	3,007,615
Less: Average unearned ESOP shares and unvested restricted stock	245,978	265,727
Weighted-average shares outstanding – basic	2,700,675	2,741,888
Basic earnings per common share	$0.51	$0.59
Effect of dilutive securities:
Weighted-average shares outstanding – basic	2,700,675	2,741,888
Stock options	82,016	69,488
Weighted-average shares outstanding – diluted	2,782,691	2,811,376
Diluted earnings per share	$0.50	$0.58
Options for 165,206 shares were not included in the calculation of diluted weighted-average shares outstanding for the year ended December 31, 2021, because the exercise prices were greater than the average market price of the shares.
Note 16:   Equity Incentive Plan
In May 2017, CNNB’s stockholders approved the Cincinnati Bancorp 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan authorized the issuance or delivery to participants of up to 192,844 shares of CNNB’s common stock pursuant to the grants of restricted stock awards, restricted stock unit awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2017 Plan pursuant to the exercise of stock options is 137,746 (as adjusted) shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards or restricted stock units is 55,098 (as adjusted) shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares subject to award under the 2017 Plan may be authorized but unissued shares or treasury shares. The 2017 Plan contains annual and lifetime limits on certain types of awards to individual participants.
In May 2021, CNNB’s stockholders approved the Cincinnati Bancorp 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan authorized the issuance or delivery to participants of up to 231,414 shares of CNNB’s common stock pursuant to the grants of restricted stock awards, restricted stock unit awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2021 Plan pursuant to the exercise of stock options is 165,296 shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards or restricted stock units is 66,118 shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares subject to award under the 2021 Plan may be authorized but unissued shares or treasury shares. The 2021 Plan contains annual and lifetime limits on certain types of awards to individual participants.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2017 and 2021 Plans).
The fair value of each option award is estimated on the date of the grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of CNNB’s stock and other factors. CNNB uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options granted represents the period of time that options are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
2021
Volatility	20%
Weighted-average volatility	20%
Expected dividends	—
Expected term (in years)	10
Risk-free rate	1.62%
Activity in the stock option plans was as follows for the year ended December 31, 2022:
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
December 31, 2022:
Outstanding, beginning of period	296,342	$10.64	7.90	$1,143,880
Granted	—	$—
Exercised	—	$—
Forfeited	(2,680)	$14.00
Outstanding, end of period	293,662	$10.64	6.90	$1,318,542
Exercisable, end of period	152,163	$7.84	6.00	$1,108,824
In June 2017, CNNB awarded 55,098 (as adjusted) restricted shares to members of the Board of Directors and certain members of management. The restricted stock awards have a five year vesting period. Shares of restricted stock granted to employees under the 2017 Plan are subject to vesting based on continuous employment for a specified time period following the date of grant. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities.
On May 20, 2021, CNNB awarded 17,000 restricted shares to members of the Board of Directors under the 2021 Plan. On June 9, 2021, CNNB awarded 49,000 restricted shares to certain members of management. The restricted stock awards have a five year vesting period.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
A summary of the status of CNNB’s nonvested shares as of December 31, 2022, and changes during the period then ended, is presented below:
	Shares	Weighted-average grant-date fair value
Nonvested, beginning of period	77,639	$12.83
Granted	—	—
Vested	(24,050)	12.83
Forfeited	—	—
Nonvested, end of period	53,589	$12.83
Total compensation expense recognized in the income statement for share-based payment arrangements was $392,951 and $306,716 for the years ended December 31, 2022 and 2021, respectively.
As of December 31, 2022, there was approximately $1,154,609 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.4 years.
Note 17:   Multiemployer Defined Benefit Plan
In connection with the acquisition of Kentucky Federal Savings and Loan Association, Cincinnati Federal is now part of a multiple-employer pension plan that is considered a multiemployer plan for accounting purposes. The Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan) is a tax-qualified defined benefit plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multiemployer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the IRC. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.
The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits of other participating employers. If Cincinnati Federal chooses to stop participating in this plan, it may be required to pay an amount based on the underfunded status of the plan, referred to as the withdrawal liability. Effective June 30, 2016, participation in the plan was frozen.
The funded status (market value divided by funding target) of the plan at June 30, 2022 and 2021 was 77.81% and 88.66%, respectively.
Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $248,562,928 and $253,198,886 for the plan years ended June 30, 2021 and June 30, 2020. Cincinnati Federal’s contribution to the Pentegra DB Plan for the fiscal year ending December 31, 2022 are not more than 5% of the total contributions to the Pentegra DB Plan for the plan year ended June 30, 2021.
Accounting Standards Update 2011-09 requires the use of the most recently available annual return (Form 5500) to determine if an employer’s contributions represent more than 5% of total contributions to the Pentegra DB Plan. The 2020 Form 5500 is the most recently available annual report. The Schedule SB contains the total contributions to the Pentegra DB Plan for the year ending June 30, 2021. Cincinnati Federal’s contributions to the plan were $62,372 and $70,769 for the years ending December 31, 2022 and 2021, respectively.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Plan Name	Employer Identification Number	Company Contributions		FIP/RP Status Pending/ Implemented	Expiration of Collective Bargaining Agreement
		2022	2021
Pentegra Defined Benefit Plan for Financial Institutions	13-5645888/333	$62,372	$70,769	No	Not applicable
Note 18:   Future Change in Accounting Principle
The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.
The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized.
The CECL model represents a significant change from existing practice and may result in material changes to CNNB’s accounting for financial instruments. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those years. CNNB currently expects the adoption of the ASU will result in an increase in the allowance between $0 and $50,000. CNNB expects no change related to accounting for credit losses on available-for-sale debt securities and other financial assets.
Note 19:   Condensed Financial Information (Parent Company Only)
Presented below is condensed financial information as to the financial position, results of operations and cash flows of CNNB:
Condensed Balance Sheet
	2022	2021
Assets
Cash and due from banks	$1,606,330	$5,671,762
Investment in bank subsidiary	37,783,987	36,860,287
Other assets	442,703	367,669
Total assets	$39,833,020	$42,899,718
Stockholders’ Equity	39,833,020	42,899,718
Total stockholders’ equity	$39,833,020	$42,899,718

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
Condensed Statements of Income and Comprehensive Income
	2022	2021
Income
Dividend Income	$750,000	$—
Interest income on deposits	162	—
Total interest income	750,162	—
Other noninterest expenses	356,852	342,982
Total noninterest expense	356,852	342,982
Income (loss) before federal income tax benefits and equity in undistributed income of the subsidiary	393,310	(342,982)
Federal income tax benefits	74,949	72,027
Equity in undistributed income of subsidiary	948,559	1,919,499
Net Income	$1,416,818	$1,648,544
Comprehensive Income	$987,437	$1,606,255
Condensed Statement of Cash Flows
	2022	2021
Operating Activities
Net Income	$1,416,818	$1,648,544
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(948,559)	(1,919,499)
Increase (decrease) in cash due to changes in:
Accrued expenses and other assets	(75,034)	10,363
Net cash provided by (used in) operating activities	393,225	(260,592)
Investing Activities
Repayment on ESOP note	140,716	141,374
Net cash provided by investing activities	140,716	141,374
Financing Activities
Dividends paid	(2,970,772)	—
Repurchase of common stock	(1,628,601)	(678,092)
Issuance of common stock	—	19,295
Net cash used in financing activities	(4,599,373)	(658,797)
Net change in cash and due from banks	(4,065,432)	(778,015)
Cash and due from banks at beginning of year	5,671,762	6,449,777
Cash and due from banks at end of year	$1,606,330	$5,671,762
Note 20:   Impact of COVID-19 on Cincinnati Bancorp, Inc.
In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of CNNB as well as CNNB’s customers. In response to economic concerns over COVID-19, in March 2020

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2022 and 2021
the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting CNNB into 2021.
The CARES Act included several provisions designed to help financial institutions like CNNB in working with their customers. Section 4013 of the CARES Act, as extended until January 1, 2022, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR).
CNNB has taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2022 and 2021, CNNB had no loans that were modified under the CARES Act guidance, that remain on modified terms. CNNB modified other loans under the guidance that had returned to normal repayment status as of December 31, 2021.

Report of Independent Registered Public Accounting Firm
To the Shareholders, Board of Directors and Audit Committee
Cincinnati Bancorp, Inc.
Cincinnati, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cincinnati Bancorp, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNNB as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of CNNB’s management. Our responsibility is to express an opinion on CNNB’s financial statements based on our audits.
We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to CNNB in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. CNNB is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of CNNB’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Allowance for Loan Losses
As described in Note 3 to the consolidated financial statements, CNNB’s consolidated allowance for loan losses (ALL) was $1.7 million at December 31, 2021. CNNB also describes in Note 1 of the consolidated financial statements the “Allowance for Loan Losses” accounting policy around this estimate. The ALL is an estimate of losses inherent in the loan portfolio. The determination of the reserve requires significant judgment reflecting CNNB’s best estimate of probable loan losses.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management determines that an outstanding loan will not be collected. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by Company management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from CNNB’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
The primary reason for our determination that the allowance for loan losses is a critical audit matter is that auditing the estimated allowance for loan losses involved significant judgment and complex review.
There is a high degree of subjectivity in evaluating management’s estimate, such as evaluating management’s assessment of economic conditions and other environmental factors including the impact of the COVID-19 pandemic on the loan portfolio, evaluating the adequacy of specific allowances associated with impaired loans and assessing the appropriateness of loan grades.
Our audit procedures related to the estimated allowance for loan losses included:
•
Testing clerical and computational accuracy of the ALL model.

•
Testing the completeness and accuracy of the underlying information utilized in the ALL model.

•
Computing an independent calculation of an acceptable range and comparing it to CNNB’s estimate.

•
Evaluating the qualitative and environmental adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness, reliability and relevance of the significant assumptions and underlying data.

•
Evaluating the relevance and reliability of data and assumptions.

•
Testing of the loan review function and the accuracy of loan grades determined. Specifically, utilizing internal loan review professionals to assist us in evaluating the appropriateness of loan grades and to assess the reasonableness of specific impairments on loans.

•
Evaluating the accuracy and completeness of disclosures in the consolidated financial statements.

We have served as CNNB’s auditor since 2011.
/s/ BKD, LLP

BKD, LLP
Cincinnati, Ohio
March 31, 2022

Cincinnati Bancorp, Inc.
Consolidated Balance Sheets
Years Ended December 31, 2021 and 2020
	2021	2020
Assets
Cash and due from banks	$2,505,136	$2,951,787
Interest-bearing demand deposits in banks	12,831,650	23,558,019
Federal funds sold	6,515,000	5,838,000
Cash and cash equivalents	21,851,786	32,347,806
Interest-bearing time deposits	—	3,000,000
Available-for-sale debt securities	7,891,232	5,213,830
Loans held for sale	8,121,375	13,345,370
Loans, net of allowance for loan losses of $1,672,545 and $1,672,545, respectively	195,541,821	166,667,918
Premises and equipment, net	3,488,822	3,487,826
Federal Home Loan Bank stock	4,149,300	2,801,800
Interest receivable	577,002	520,775
Mortgage servicing rights	2,230,751	2,025,323
Federal Home Loan Bank lender risk account receivable	2,286,690	1,947,271
Bank-owned life insurance	4,256,570	4,172,486
Other assets	1,068,690	1,603,150
Total assets	$251,464,039	$237,133,555
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$45,787,848	$41,945,628
Savings	75,527,958	48,056,629
Certificates of deposit	83,137,755	62,204,786
Total deposits	204,453,561	152,207,043
Federal Home Loan Bank advances	—	38,412,000
Advances from borrowers for taxes and insurance	1,808,971	1,946,340
Interest payable	24	73,585
Directors deferred compensation	696,295	601,536
Deferred tax liabilities	1,090,765	905,975
Other liabilities	514,705	1,483,105
Total liabilities	208,564,321	195,629,584
Commitments and Contingent Liabilities	—	—
Stockholders’ Equity
Preferred stock – authorized 1,000,000 shares, $0.01 par value, none issued	—	—
Common stock – authorized 14,000,000 shares, $0.01 par value; issued 2,975,625; outstanding 2,930,550 at December 31, 2021 and 2,975,625 at December 31, 2020	29,275	29,756
Additional paid-in capital	22,953,608	23,266,485
Unearned ESOP shares	(1,570,810)	(1,673,660)
Retained earnings – substantially restricted	21,821,948	20,173,404
Accumulated other comprehensive loss	(334,303)	(292,014)
Total stockholders’ equity	42,899,718	41,503,971
Total liabilities and stockholders’ equity	$251,464,039	$237,133,555
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2021 and 2020
	2021	2020
Interest and Dividend Income
Loans, including fees	$8,017,345	$7,805,587
Securities	57,828	64,778
Dividends on Federal Home Loan Bank stock and other	80,051	156,353
Total interest and dividend income	8,155,224	8,026,718
Interest Expense
Deposits	1,028,520	1,653,918
Federal Home Loan Bank advances	540,004	940,754
Total interest expense	1,568,524	2,594,672
Net Interest Income	6,586,700	5,432,046
Provision for Loan Losses	—	265,000
Net Interest Income After Provision for Loan Losses	6,586,700	5,167,046
Noninterest Income
Gain on sales of loans	8,762,276	9,516,967
Mortgage servicing fees (costs)	(84,772)	(301,014)
Mortgage derivative income (expense)	(233,412)	353,649
Other	1,166,259	1,084,320
Total noninterest income	9,610,351	10,653,922
Noninterest Expense
Salaries and employee benefits	8,600,794	7,795,886
Occupancy and equipment	792,148	700,851
Directors compensation	169,000	174,833
Data processing	847,393	598,483
Professional fees	393,387	337,166
Franchise tax	286,788	210,383
Deposit insurance premiums	60,519	32,889
Advertising	328,089	275,156
Software licenses	136,517	134,198
Loan costs	760,412	645,672
FHLB advance prepayment penalties	766,671	—
Other	958,608	939,764
Total noninterest expense	14,100,326	11,845,281
Income Before Income Taxes	2,096,725	3,975,687
Provision for Income Taxes	448,181	819,966
Net Income	$1,648,544	$3,155,721
Earnings per common share – basic	$0.59	$1.14
Earnings per common share – diluted	$0.58	$1.12
Weighted-average shares outstanding – basic	2,741,888	2,749,689
Weighted-average shares outstanding – diluted	2,811,376	2,789,346
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2021 and 2020
	2021	2020
Net Income	$1,648,544	$3,155,721
Other Comprehensive Income (Loss):
Net unrealized gains on available-for-sale securities	3,741	50,548
Tax expense	(786)	(10,615)
Changes in directors’ retirement plan prior service costs	(19,260)	(51,846)
Tax (expense) benefit	(25,984)	10,888
Other comprehensive loss	(42,289)	(1,025)
Comprehensive Income	$1,606,255	$3,154,696
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2021 and 2020
	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2020	29,607	7,529,850	(449,313)	17,017,683	(290,989)	23,836,838
Proceeds from issuance of 1,652,960 shares of common stock (which included 132,237 shares to the ESOP), net of the offering costs of $1.2 million	29,756	15,577,194	(1,322,370)	—	—	14,284,580
Contribution by CF Mutual Holding Company		50,000	—	—	—	50,000
Exchange of common stock	(29,607)	—	—	—	—	(29,607)
ESOP shares earned	—	(975)	98,023	—	—	97,048
Stock-based compensation expense	—	110,416	—	—	—	110,416
Net income	—	—	—	3,155,721	—	3,155,721
Other comprehensive loss	—	—	—	—	(1,025)	(1,025)
Balance, December 31, 2020	29,756	23,266,485	(1,673,660)	20,173,404	(292,014)	41,503,971
ESOP shares earned	—	38,723	102,850	—	—	141,573
Stock based compensation expense	—	306,716	—	—	—	306,716
Stock options exercised	—	19,295	—	—	—	19,295
Net income	—	—	—	1,648,544	—	1,648,544
Repurchase of common stock	(481)	(677,611)	—	—	—	(678,092)
Other comprehensive loss	—	—	—	—	(42,289)	(42,289)
Balance, December 31, 2021	$29,275	$22,953,608	$(1,570,810)	$21,821,948	$(334,303)	$42,899,718
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
	2021	2020
Operating Activities
Net income	$1,648,544	$3,155,721
Items not requiring (providing) cash:
Depreciation and amortization	234,201	220,756
Provision for loan losses	—	265,000
Amortization of premiums and discounts on securities, net	16,049	22,654
Amortization of deferred prepayment penalty on Federal Home Loan Bank advances	—	3,086
Change in deferred income taxes	202,338	51,470
Gain on sale of loans	(8,762,276)	(9,516,967)
Proceeds from the sale of loans held for sale	281,670,896	300,877,832
Origination of loans held for sale	(267,684,625)	(301,592,154)
Mortgage servicing rights	(205,428)	(811,508)
Earnings on cash surrender value of bank-owned life insurance	(84,084)	(85,841)
Stock-based compensation expense	306,716	110,416
ESOP shares earned	141,573	97,048
Changes in:
Interest receivable	(56,227)	103,558
Federal Home Loan Bank lender risk account receivable	(339,419)	(234,031)
Derivative assets	347,390	498,644
Other assets	187,072	(864,699)
Interest payable	(73,561)	(18,051)
Derivative liabilities	(113,978)	(144,995)
Other liabilities	(823,242)	1,200,230
Net cash provided by (used in) operating activities	6,611,939	(6,661,831)
Investing Activities
Net change in interest-bearing deposits	3,000,000	(3,000,000)
Proceeds from maturities of available-for-sale debt securities	2,344,664	1,547,277
Purchase of available for sale debt securities	(5,034,375)	—
Purchase of Federal Home Loan Bank stock	(1,347,500)	(144,400)
Net change in loans	(28,873,903)	12,399,108
Purchase of premises and equipment	(235,197)	(354,135)
Net cash (used in) provided by investing activities	(30,146,311)	10,447,850
Financing Activities
Net increase (decrease) in deposits	52,246,518	(14,610,675)
Repurchase of common stock	(678,092)	—
Proceeds from issuance of common stock	19,295	14,060,646
Proceeds from Federal Home Loan Bank advances	212,500,000	14,000,000
Repayment of Federal Home Loan Bank advances	(250,912,000)	(22,763,152)
Net change in advances from borrowers for taxes and insurance	(137,369)	139,702
Net cash provided by (used in) financing activities	13,038,352	(9,173,479)
Decrease in Cash and Cash Equivalents	(10,496,020)	(5,387,460)
Cash and Cash Equivalents, Beginning of Period	32,347,806	37,735,266
Cash and Cash Equivalents, End of Period	$21,851,786	$32,347,806
Supplemental Cash Flows Information
Interest paid	$1,642,085	$2,612,723
Income taxes paid	455,000	441,193
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 1:   Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Cincinnati Bancorp (“Bancorp”), the predecessor to Cincinnati Bancorp, Inc. (“Company”), was the mid-tier holding company for Cincinnati Federal (the “Bank”), a federally chartered stock savings and loan association that is primarily engaged in providing a full range of banking and financial services to individual and corporate customers. Our business operations are conducted in the larger Greater Cincinnati/Northern Kentucky metropolitan area which includes Hamilton, Warren, Butler and Clermont Counties in Ohio, Boone, Kenton and Campbell Counties in Kentucky, and Dearborn County, Indiana.
On October 14, 2015, the Bank had reorganized into the mutual holding company structure. As part of the reorganization, the Bancorp sold 773,663 shares of common stock at a price of $10.00 per share in a public offering and issued 945,587 shares of common stock to CF Mutual Holding Company, the Bancorp’s parent mutual holding company.
On December 20, 2019, the Bancorp’s shareholders approved a plan of conversion and reorganization, whereby CF Mutual Holding Company and Cincinnati Bancorp would convert and reorganize from the mutual holding company structure to the stock holding company structure. The conversion and reorganization were completed effective January 22, 2020, whereby CNNB, a Maryland corporation and successor to the Bancorp, sold a total of 1,652,960 shares of common stock at a price of $10.00 per share in the subscription offering, which included 132,237 shares sold to Cincinnati Federal’s Employee Stock Ownership Plan, and issued 1,322,665 shares of common stock in exchange for the outstanding shares of common stock of the Bancorp owned by stockholders other than CF Mutual Holding Company. The exchange ratio for previously held shares of Cincinnati Bancorp was 1.6351 as applied in the conversion offering. References herein to the “Company” include Cincinnati Bancorp, Inc. and Cincinnati Bancorp before completion of the conversion.
CNNB is subject to competition from other financial institutions. CNNB is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Revenue Recognition
CNNB accounts for revenues in accordance with accounting guidance that provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Interest income, net securities gains (losses), gains from the sale of mortgage loans and earnings on bank-owned life insurance are not covered under ASC 606 and are recognized as contractually earned. For other revenue streams including service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of CNNB’s revenue from contracts with customers is recognized within other noninterest income.
Service charges on deposit accounts:   CNNB earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering and other fees, are recognized at the time the transaction is executed as that is the point in time CNNB fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which CNNB satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs.
Service charges on deposits are withdrawn from the customer’s account balance. Service charges are recorded in other noninterest income.
Interchange income:   CNNB earns interchange income from cardholder transactions conducted through the various payment networks. Interchange income from cardholder transactions represent

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
a percentage of the underlying transaction value and is recognized daily, concurrently with the transaction processing services provided to the cardholder. The gross amount of these fees is processed through noninterest income. Interchange fees are recorded in other noninterest income.
Principles of Consolidation
The accompanying condensed consolidated financial statements include Cincinnati Bancorp, Inc. and its wholly-owned subsidiary, Cincinnati Federal, together referred to as “CNNB.” All significant intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights and fair values of financial instruments.
Cash Equivalents
CNNB considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2021 and 2020, cash equivalents consisted primarily of due from accounts with the Federal Reserve, Federal Home Loan Bank of Cincinnati and other correspondent banks.
From time to time, CNNB’s interest-bearing cash accounts may exceed the FDIC’s insured limit of $250,000 per account. At December 31, 2021, CNNB held $1,812,000 in various correspondent banks. At December 31, 2021, CNNB held $11,233,000 at the Federal Reserve Bank and Federal Home Loan Bank which are not subject to FDIC limits. Management considers the risk of loss to be low based on the quality of the institutions where the funds are maintained.
Interest-bearing Time Deposits in Banks
Interest-bearing deposits in banks are carried at cost.
Debt Securities
Available-for-sale debt securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost, when CNNB does not intend to sell a debt security, and it is more likely than not CNNB will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
Loans
Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
When cash payments are received on impaired loans in each loan class, CNNB records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.
Loans acquired at the effective date of a merger are recorded at fair value with no carryover of the acquired entity’s previously established allowance for loan losses. The excess of expected cash flows over the estimated fair value of the acquired loans is recognized as interest income over the remaining contractual lives of the loans using the level yield method. Subsequent decreases in expected cash flows will require additions to the allowance for loan losses. Subsequent improvements in expected cash flows result in the recognition of additional interest income over the remaining contractual lives of the loans. Management estimates the cash flows expected to be collected at acquisition using a third-party risk model, which incorporates the estimate of key assumptions, such as default rates and prepayment speeds.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from CNNB’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that CNNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.
In the course of working with borrowers, CNNB may choose to restructure the contractual terms of certain loans. In this scenario, CNNB attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by CNNB to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, CNNB grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by CNNB do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings commence. CNNB may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.
It is CNNB’s policy that any restructured loans on nonaccrual prior to being restructured remain on nonaccrual status until six consecutive months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, CNNB reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.
With regards to determination of the amount of the allowance for credit losses, TDRs are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.
On March 27, 2020, the president of the United States signed the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”), which provides entities with optional temporary relief from certain accounting and financial reporting requirements under U.S. GAAP. Section 4013 of the CARES Act allows financial institutions to suspend application of certain TDR accounting guidance for loan and lease modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. Section 4013 of the CARES Act was amended on December 27, 2020, to extend this relief until

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
January 1, 2022. The relief can be applied to loan and lease modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan and lease modifications that defer or delay the payment of principal or interest, or change the interest rate on a loan. CNNB chose to apply this relief to eligible loan and lease modifications.
Lender Reserve Account
Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (FHLB) provide for the establishment of a Lender Reserve Account (LRA). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment.
Premises and Equipment
Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.
The estimated useful lives for each major depreciable classification of premises and equipment are as follows:
Buildings and improvements	15 – 40 years
Equipment	3 – 5 years
Federal Home Loan Bank Stock
Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at par and evaluated for impairment.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less estimated costs to sell. Net revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense from foreclosed assets. There were no valuation allowances established during 2021 or 2020.
Mortgage Servicing Rights
Mortgage servicing assets are recognized separately when rights are acquired through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50 Transfers and Servicing), servicing rights resulting from the sale of loans originated by CNNB are initially measured at fair value at the date of transfer. CNNB subsequently measures each class of servicing asset using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.
Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction or addition to noninterest income.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Derivative Loan Commitments
Mortgage loan commitments that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.
Forward Loan Sale Commitments
CNNB carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance (ASC 815), as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, CNNB uses both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.
CNNB estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.
Employee Stock Ownership Plan (“ESOP”)
The cost of unearned ESOP shares is shown as a reduction of stockholders’ equity. Compensation expense is based on the average fair value of shares as they are committed to be released to participant accounts and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to reduce annual ESOP debt service. As of December 31, 2021, 47,018 shares have been released to eligible participants in the ESOP and 10,285 shares have been allocated to eligible participants. (See Note 12 — Employee and Director Benefits).
Income Taxes
CNNB accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. CNNB determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.
If necessary, CNNB recognizes interest and penalties on income taxes as a component of income tax expense.
With a few exceptions, CNNB is no longer subject to examinations by tax authorities for years before 2018. As of December 31, 2021 and 2020, CNNB had no uncertain tax positions.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities and changes in the funded status of the directors’ retirement plan.
Earnings Per Share
Basic earnings per share (“EPS”) allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The two-class method is an earnings allocation formula that determines the EPS for each class of common stock and participating securities according to dividends distributed and participation rights in undistributed earnings.
Diluted EPS is adjusted for dilutive effects of stock-based compensation and is calculated using the two-class method or treasury method. The average number of shares of common stock outstanding is increased to include the number of shares that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period, as well as for any adjustment to income that would result from the assumed issuance.
Unallocated shares of common stock held by CNNB’s ESOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average shares of common stock outstanding for both basic and diluted earnings per share calculations until they are committed to be released.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 2:   Debt Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of debt securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Debt Securities:
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$7,844,180	$49,809	$(2,757)	$7,891,232
December 31, 2020:
Mortgage-backed securities of government sponsored entities	$5,170,519	$46,278	$(2,967)	$5,213,830
There were no sales of available-for-sale debt securities in 2021 and 2020.
Expected maturities on mortgage-backed securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2021 and 2020, CNNB’s investments consisted entirely of mortgage-backed securities which are not due at a single maturity date.
Total fair value of investments at December 31, 2021 reported at less than historical cost was $126,007 and was approximately 1.6% of CNNB’s investment portfolio. The decline in available-for-sale securities reported at less than historical cost primarily resulted from low market interest rates during 2021. There was $192,587 or approximately 3.7% of the investment portfolio reported at less than historical cost at December 31, 2020.
The following tables show the gross unrealized losses and fair value of CNNB’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$12,977	$(48)	$113,030	$(2,709)	$126,007	$(2,757)
December 31, 2020:
Mortgage-backed securities of government sponsored entities	$51,122	$(617)	$141,465	$(2,350)	$192,587	$(2,967)

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 3:   Loans and Allowance for Loan Losses
Categories of loans at December 31, 2021 and 2020 include:
	December 31, 2021	December 31, 2020
One to four family mortgage loans – owner occupied	$70,336,846	$72,697,588
One to four family – investment	10,361,388	12,058,824
Multi-family mortgage loans	55,029,111	41,749,223
Nonresidential mortgage loans	41,761,964	29,531,917
Construction and land loans	19,425,025	5,841,415
Real estate secured lines of credit	11,403,262	9,934,387
Commercial loans	299,851	736,979
Other consumer loans	348,386	338,709
Total loans	208,965,833	172,889,042
Less:
Net deferred loan costs	(404,884)	(332,908)
Undisbursed portion of loans	12,156,351	4,881,487
Allowance for loan losses	1,672,545	1,672,545
Net loans	$195,541,821	$166,667,918
Risk characteristics applicable to each segment of the loan portfolio are described as follows:
One to Four Family Mortgage Loans and Real Estate Secured Lines of Credit:   The one to four family mortgage loans and real estate secured lines of credit are secured by owner-occupied one to four family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
One to Four Family Investment Property Loans:   The one to four family investment property loans are secured by non-owner occupied one to four family residences. Repayment of these loans is primarily dependent on the net rental income and personal income of the borrowers. These loans are considered to be higher risk than owner occupied one to four family mortgage loans. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact investment property vacancies, property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Multi-Family and Nonresidential Mortgage Loans:   These loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Construction and Land Loans:   These loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from CNNB until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Commercial Loans:   The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is impacted by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.
Other Consumer Loans:   The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is impacted by consumer economic factors (such as unemployment and general economic conditions in CNNB’s market area) and the creditworthiness of a borrower.
The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and December 31, 2020:
	At or For the Year Ended December 31, 2021
	One- to Four-Family Mortgage Loans Owner Occupied	One- to Four-Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$416,404	$99,978	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,672,545
Provision (credit) charged to expense	(131,324)	(48,215)	20,797	19,768	182,393	(20,586)	(16,924)	(5,909)	—
(Charge-offs) recoveries	—	—	—	—	—	—	—	—	—
Balance, end of year	$285,080	$51,763	$691,619	$336,100	$278,828	$28,750	$187	$218	$1,672,545
Ending balance:
Individually evaluated for impairment	$18,924	$40,075	$—	$—	$—	$—	$—	$—	$58,999
Ending balance:
Collectively evaluated for impairment	$266,156	$11,688	$691,619	$336,100	$278,828	$28,750	$187	$218	$1,613,546
Loans:
Ending balance	$70,336,846	$10,361,388	$55,029,111	$41,761,964	$19,425,025	$11,403,262	$299,851	$348,386	$208,965,833
Ending balance:
Individually evaluated for impairment	$1,154,343	$433,153	$126,451	$—	$—	$54,881	$—	$—	$1,768,828
Ending balance:
Collectively evaluated for impairment	$69,182,503	$9,928,235	$54,902,660	$41,761,964	$19,425,025	$11,348,381	$299,851	$348,386	$207,197,005

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
	At or For the Year Ended December 31, 2020
	One- to Four-Family Mortgage Loans Owner Occupied	One- to Four-Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$324,647	$82,219	$524,183	$277,026	$69,457	$105,187	$11,408	$13,418	$1,407,545
Provision (credit) charged to expense	91,757	17,759	146,639	39,306	26,978	(55,851)	5,703	(7,291)	265,000
(Charge-offs) recoveries	—	—	—	—	—	—	—	—	—
Balance, end of year	$416,404	$99,978	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,672,545
Ending balance:
Individually evaluated for impairment	$20,722	$40,075	$—	$—	$—	$—	$—	$—	$60,797
Ending balance:
Collectively evaluated for impairment	$395,682	$59,903	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,611,748
Loans:
Ending balance	$72,697,588	$12,058,824	$41,749,223	$29,531,917	$5,841,415	$9,934,387	$736,979	$338,709	$172,889,042
Ending balance:
Individually evaluated for impairment	$1,236,597	$561,660	$210,524	$—	$—	$58,557	$—	$—	$2,067,338
Ending balance:
Collectively evaluated for impairment	$71,460,991	$11,497,164	$41,538,699	$29,531,917	$5,841,415	$9,875,830	$736,979	$338,709	$170,821,704
CNNB has adopted a standard grading system for all loans.
Definitions are as follows:
Prime (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Acceptable (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.
Special Mention (5) loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in CNNB’s credit position at some future date. Special mention loans are not adversely classified and do not expose CNNB to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that CNNB will sustain some loss if the deficiencies are not corrected.
Doubtful (7) loans have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.
The following tables present the credit risk profile of CNNB’s loan portfolio based on internal rating category and payment activity as of December 31, 2021 and 2020:
	December 31, 2021
	One- to Four-Family Mortgage Loans – Owner Occupied	One- to Four-Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$69,644,317	$10,283,060	$55,029,111	$41,761,964	$19,425,025	$11,348,381	$299,851	$348,386	$208,140,095
Special mention	106,561	78,328	—	—	—	—	—	—	184,889
Substandard	585,968	—	—	—	—	54,881	—	—	640,849
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$70,336,846	$10,361,388	$55,029,111	$41,761,964	$19,425,025	$11,403,262	$299,851	$348,386	$208,965,833
	December 31, 2020
	One- to Four-Family Mortgage Loans – Owner Occupied	One- to Four-Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$71,930,902	$11,538,993	$41,669,892	$29,063,783	$5,841,415	$9,783,448	$736,979	$338,709	$170,904,121
Special mention	113,516	519,831	—	468,134	—	—	—	—	1,101,481
Substandard	653,170	—	79,331	—	—	150,939	—	—	883,440
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$72,697,588	$12,058,824	$41,749,223	$29,531,917	$5,841,415	$9,934,387	$736,979	$338,709	$172,889,042
The pass portfolio within the tables above consists of loans graded Prime (1) through Acceptable (4).
CNNB evaluates the loan risk grading system definitions and the allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the year ended December 31, 2021.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The following tables present CNNB’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2021 and 2020:
	December 31, 2021
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$61,602	$34,645	$120,170	$216,417	$70,120,429	$70,336,846	$—
One to four family – investment	—	—	—	—	$10,361,388	10,361,388	—
Multi-family mortgage loans	—	—	—	—	$55,029,111	55,029,111	—
Nonresidential mortgage loans	—	—	—	—	$41,761,964	41,761,964	—
Construction & land loans	—	—	—	—	$19,425,025	19,425,025	—
Real estate secured lines of credit	—	—	—	—	$11,403,262	11,403,262	—
Commercial loans	—	—	—	—	$299,851	299,851	—
Other consumer loans	—	—	—	—	348,386	348,386	—
Total	$61,602	$34,645	$120,170	$216,417	$208,749,416	$208,965,833	$—
	December 31, 2020
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$96,826	$127,616	$173,877	$398,319	$72,299,269	$72,697,588	$—
One to four family – investment	—	—	—	—	12,058,824	12,058,824	—
Multi-family mortgage loans	—	—	—	—	41,749,223	41,749,223	—
Nonresidential mortgage loans	—	—	—	—	29,531,917	29,531,917	—
Construction & land loans	—	—	—	—	5,841,415	5,841,415	—
Real estate secured lines of credit	—	—	—	—	9,934,387	9,934,387	—
Commercial loans	—	—	—	—	736,979	736,979	—
Other consumer loans	—	—	—	—	338,709	338,709	—
Total	$96,826	$127,616	$173,877	$398,319	$172,490,723	$172,889,042	$—
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310, Receivables), when based on current information and events, it is probable CNNB will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in TDRs.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The following tables present impaired loans at and for the years ended December 31, 2021 and 2020:
	December 31, 2021
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,148,015	$1,148,015	$—	$1,162,455	$49,247
One- to four-family – investment	231,387	231,387	—	266,054	11,559
Multi-family mortgage loans	126,451	126,451	—	128,666	5,806
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	54,881	54,881	—	56,694	3,967
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	6,328	25,252	18,924	26,031	920
One- to four-family – investment	201,766	241,841	40,075	245,350	10,422
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$1,768,828	$1,827,827	$58,999	$1,885,250	$81,921

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
	December 31, 2020
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,177,459	$1,177,459	$—	$1,190,698	$52,684
One- to four-family – investment	352,514	352,514	—	362,021	19,387
Multi-family mortgage loans	210,524	210,524	—	330,855	22,817
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	58,557	58,557	—	60,115	4,087
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	59,138	79,860	20,722	80,701	1,689
One- to four-family – investment	209,146	249,221	40,075	252,341	11,794
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$2,067,338	$2,128,135	$60,797	$2,276,731	$112,458
Interest income recognized on a cash basis was not materially different than interest income recognized.
The following table presents CNNB’s nonaccrual loans at December 31, 2021 and 2020. This table excludes accruing TDRs, which totaled $990,000 and $1,143,000 at December 31, 2021 and 2020, respectively.
	December 31, 2021	December 31, 2020
One- to four-family mortgage loans	$120,170	$173,877
One to four family – investment	—	—
Multi-family mortgage loans	—	—
Nonresidential mortgage loans	—	—
Construction and land loans	—	—
Real estate secured lines of credit	—	—
Commercial loans	—	—
Other consumer loans	—	—
Total	$120,170	$173,877

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
There were no newly classified TDRs at December 31, 2021. The following table presents the newly   classified TDRs at December 31, 2020:
December 31, 2020
	Number of Loans	Pre-Modification Recorded Balance	Post-Modification Recorded Balance
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	1	$82,561	$82,561
Residential 1 – 4 family – investment	—	—	—
Multifamily	—	—	—
Nonresidential mortgage loans	—	—	—
Construction & land loans	—	—	—
Construction & land loans	—	—	—
Real estate secured lines of credit	—	—	—
Commercial loans	—	—	—
Consumer loans	—	—	—
	1	$82,561	$82,561
Newly restructured loans by type of modification are as follows at December 31, 2020:
December 31, 2020
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	$82,561	$—	$—	$82,561
Residential 1 – 4 family – investment	—	—	—	—
Multifamily	—	—	—	—
Nonresidential mortgage loans	—	—	—	—
Construction & land loans	—	—	—	—
Real estate secured lines of credit	—	—	—	—
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—
	$82,561	$—	$—	$82,561
CNNB had no loans that were modified as TDRs and that were impaired.
CNNB had no TDRs modified during the years ended December 31, 2021 and 2020 that subsequently defaulted.
As of December 31, 2021, borrowers with loans designated as TDRs and totaling $864,000 of residential real estate loans and $126,000 of multifamily loans, met the criteria for placement back on accrual status. This criteria includes a minimum of six consecutive months of payment performance under existing or modified terms.
As of December 31, 2020, borrowers with loans designated as TDRs and totaling $932,000 of residential real estate loans and $211,000 of multifamily loans, met the criteria for placement back on accrual status. This criteria includes a minimum of six consecutive months of payment performance under existing or modified terms.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
There were no foreclosed real estate properties at December 31, 2021 and 2020. There was one consumer mortgage loan in process of foreclosure at December 31, 2021 with a net loan balance of $65,500.
Note 4:   Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	2021	2020
Land	$720,971	$720,971
Buildings and improvements	4,808,309	4,649,005
Furniture and equipment	1,206,942	1,131,050
	6,736,222	6,501,026
Less accumulated depreciation	(3,247,400)	(3,013,200)
Net premises and equipment	$3,488,822	$3,487,826
Depreciation expense was $234,201 and $220,756 for the years ended December 31, 2021 and 2020, respectively.
Note 5:   Loan Servicing
Loans serviced for others are not included in the accompanying balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of residential mortgage loans serviced for others was $282,021,641 and $230,156,936 at December 31, 2021 and 2020, respectively.
The following summarizes the activity in mortgage servicing rights measured using the fair value method for the years ended December 31, 2021 and 2020:
	2021	2020
Fair value as of the beginning of the period	$2,025,323	$1,213,815
Recognition of mortgage servicing rights on the sale of loans	941,129	1,460,328
Change in fair value due to changes in valuation inputs or assumptions used in the valuation model and loan payments received on loan balances	(735,701)	(648,820)
Fair value at the end of the period	$2,230,751	$2,025,323
Contractually specified servicing fees were approximately $651,000 and $348,000 for the years ended December 31, 2021 and 2020, respectively.
Certain loan sale transactions with the FHLB provide for establishment of an LRA. The LRA consists of amounts withheld from the loan sale proceeds by the FHLB for absorbing potential losses on those loans sold. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The LRA funds withheld to settle these potential losses totaled approximately $4,092,000 and $3,437,000 at December 31, 2021 and 2020, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration of potential credit losses, at the time of the establishment of the LRA. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds to CNNB in seven annual installments beginning five years after the sale date or in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA is equal to the initial fair value plus an interest component less any cash receipts, which totaled approximately $2,287,000 and $1,947,000 at December 31, 2021 and 2020, respectively.
CNNB had mandatory delivery contracts outstanding as of December 31, 2021 of $16.8 million.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 6:   Time Deposits
Time deposits in denominations of $250,000 or more were approximately $7.6 million and $2.6 million at December 31, 2021 and 2020, respectively. Deposit accounts in excess of $250,000 are not insured by the FDIC. At December 31, 2021, approximately $40.9 million of our certificates of deposit had been obtained through the National CD Rateline program.
At December 31, 2021 and 2020, the scheduled maturities of time deposits were as follows:
	2021	2020
One year or less	$31,068,958	$35,131,024
Over one year to two years	23,491,368	14,359,679
Over two years to three years	19,101,494	5,507,330
Over three years to four years	7,365,269	4,077,670
Over four years to five years	1,904,092	2,922,656
Thereafter	206,574	206,427
	$83,137,755	$62,204,786
Interest expense during the years ended December 31, 2021 and 2020 for each major category of deposits was as follows:
	2021	2020
Deposit Type:
Savings	$112,374	$115,409
Interest Bearing Demand	45,575	61,269
Certificates of Deposit	870,571	1,477,240
Total Deposit Interest Expense	$1,028,520	$1,653,918
Note 7:   Federal Home Loan Bank Advances
FHLB advances are secured by a blanket pledge of qualifying mortgage loans totaling approximately $89,916,000 and $91,040,000 and CNNB’s investment in FHLB stock at December 31, 2021 and 2020, respectively. Advances are subject to restrictions or penalties in the event of prepayment.
CNNB had no outstanding FHLB advances at December 31, 2021. During the year ended December 31, 2021 CNNB repaid all FHLB advances totaling $38.4 million and incurred prepayment penalties of $766,671. FHLB letters of credit were obtained in lieu of pledging securities to secure certain public fund deposits that are over the FDIC insurance limit. At December 31, 2021, FHLB letters of credit in the amount of $25.0 million were collateral for these deposits. CNNB had no letters of credit with the FHLB at December 31, 2020.
CNNB had capacity to borrow approximately an additional $44.7 million from the FHLB-Cincinnati based on its collateral capacity at December 31, 2021. CNNB also had $11.5 million available on lines of credit with three commercial banks. No amount was outstanding on these lines at December 31, 2021.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 8:   Income Taxes
The provision for income taxes includes these components for the years ended December 31, 2021 and 2020.
	2021	2020
Taxes currently payable	$245,843	$768,496
Deferred income taxes	202,338	51,470
Income tax expense	$448,181	$819,966
	2021	2020
Computed at the statutory rate	$440,312	$834,894
Increase (decrease) resulting from:
Bank-owned life insurance	(17,658)	(18,027)
Other	25,527	3,099
Actual tax expense	$448,181	$819,966
A reconciliation between the statutory income tax and CNNB’s effective rate follows:
	2021	2020
Computed at the statutory rate	21.00%	21.00%
Increase (decrease) resulting from:
Bank-owned life insurance	(0.84)%	(0.45)%
Other	1.22%	0.07%
Effective tax rate	21.38%	20.62%

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The tax effects of temporary differences related to deferred taxes shown on the balance sheets at December 31, 2021 and 2020 were:
	2021	2020
Deferred tax assets
Allowance for loan losses	$338,304	$333,573
Loans held for sale	39,718	72,541
Operating lease right of use liability	29,564	37,879
Directors’ Retirement Plan	146,222	126,323
Net operating loss	171,197	178,467
Other	2,117	43,562
	727,122	792,345
Deferred tax liabilities
Deferred loan costs	(85,026)	(69,911)
Prepaid penalties on FHLB advances	—	—
Dividends on FHLB stock	(332,211)	(332,211)
Mortgage servicing rights	(468,458)	(425,318)
FHLB lender risk account receivable	(480,205)	(408,927)
Depreciation	(261,251)	(248,975)
Operating lease right of use asset	(29,564)	(37,879)
Unrealized gains on available-for-sale securities	(9,881)	(9,095)
Fair value mortgage banking derivative net assets	(25,250)	(74,266)
Other	(106,719)	(72,416)
	(1,798,565)	(1,678,998)
Valuation allowance	(19,322)	(19,322)
Net deferred tax liability	$(1,090,765)	$(905,975)
Retained earnings at both December 31, 2021 and 2020, include approximately $766,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $160,900 at both December 31, 2021 and 2020.
As of December 31, 2020, CNNB has net operating loss carryforwards of approximately $575,000 which expire between 2028 and 2036 and $240,000 with no expiration. A valuation allowance for deferred tax assets is provided for all or some portion of the deferred tax asset when it is more likely than not an amount will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances is included in income tax expense in the period they are identified. At December 31, 2021, CNNB has a valuation allowance of $19,322 to reduce deferred tax assets to the amount that is more likely than not to be realized under Code Section 382 limitations.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 9:   Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:
	December 31, 2021	December 31, 2020
Net unrealized gains on available for sale securities	$37,171	$43,311
Directors’ retirement plan	(432,667)	(413,407)
	(395,496)	(370,096)
Tax benefit	(61,193)	(78,082)
Net of tax amount	$(334,303)	$(292,014)
Note 10:   Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on CNNB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes that, as of December 31, 2021 and 2020, the Bank met all capital adequacy requirements to which it was subject at such dates.
Management opted out of the accumulated comprehensive income treatment under the Basel III capital requirements, and as such, unrealized gains and losses from available-for-sale securities will continue to be excluded from regulatory capital.
The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at December 31, 2021.
As of December 31, 2021, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
The Bank’s actual and required capital amounts and ratios are presented in the following table:
	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2021:
Total risk-based capital (to risk-weighted assets)	$38,714	20.0%	$15,474	8.0%	$19,343	10.0%
Tier I capital (to risk-weighted assets)	37,041	19.2%	11,606	6.0%	15,474	8.0%
Common Equity Tier I capital (to risk-weighted assets)	37,041	19.2%	8,704	4.5%	12,573	6.5%
Tier I capital (to adjusted average total assets)	37,041	14.7%	10,106	4.0%	12,633	5.0%
As of December 31, 2020:
Total risk-based capital (to risk-weighted assets)	$36,465	22.0%	$13,272	8.0%	$16,590	10.0%
Tier I capital (to risk-weighted assets)	34,792	21.0%	9,954	6.0%	13,272	8.0%
Common Equity Tier I capital (to risk-weighted assets)	34,792	21.0%	7,465	4.5%	10,783	6.5%
Tier I capital (to adjusted average total assets)	34,792	14.8%	9,415	4.0%	11,769	5.0%
Note 11:   Related Party Transactions
At December 31, 2021 and 2020, CNNB had loans outstanding to executive officers, directors and their affiliates (related parties). Annual activity consisted of the following:
	2021	2020
Beginning balance	$761,280	$821,388
New loans	—	—
Repayments	163,225	60,108
Ending balances	$598,055	$761,280
In management’s opinion, such loans and other extensions of credit are consistent with sound lending practices and are within applicable regulatory lending limitations. In management’s opinion these loans did not involve more than normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the Bank at December 31, 2021 and 2020 totaled $3.1 million and $3.1 million, respectively.
Note 12:   Employee and Director Benefits
CNNB has a 401(k) profit-sharing plan covering substantially all employees. CNNB’s contributions to the plan are determined annually by the Board of Directors of Cincinnati Federal. Contributions to the plan charged to employee benefit expense were approximately $216,000 and $197,000 for the years ended December 31, 2021 and 2020, respectively.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
In connection with the conversion to the mutual holding company, Cincinnati Bancorp, established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. The ESOP borrowed funds from Cincinnati Bancorp in an amount sufficient to purchase 67,397 shares (approximately 3.92% of the common stock sold in the initial stock offering). In the second-step stock offering completed January 22, 2020, the ESOP borrowed funds from Cincinnati Bancorp, Inc. and purchased 132,237 shares (approximately 8.0% of the common stock sold in the second-step offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by CNNB and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants.
Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of CNNB. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation from service, or termination of the ESOP.
The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, CNNB reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation expense was approximately $141,573 and $97,048 for the years ended December 31, 2021 and 2020, respectively.
A summary of the ESOP shares as of December 31, 2021 and 2020 are as follows:
	December 31, 2021	December 31, 2020
Shares released to participants	47,018	36,733
Shares allocated to participants	10,285	10,285
Unreleased shares	184,922	195,207
Total	242,225	242,225
Fair value of unreleased shares	$2,681,369	$2,252,689
In addition, CNNB provides post-retirement benefits to directors of CNNB. CNNB accounts for the policies in accordance with ASC 715-60 Defined Benefit Plans, which requires companies to recognize a liability and related compensation costs that provide a benefit to a director extending to post-retirement periods. The liability is recognized based on the substantive agreement with the director.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
CNNB uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:
	2021	2020
Change in benefit obligation:
Beginning of year	$612,884	$559,295
Service cost	14,312	12,389
Interest cost	15,564	18,860
Loss/(gain)	—	97,340
Service cost adjustment	68,535	—
Benefits paid	(15,000)	(75,000)
End of year	$696,295	$612,884
Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:
	2021	2020
Prior service cost	$25,280	$25,280
Net loss	$18,567	$13,522
The accumulated benefit obligation for the benefit plan was $696,295 and $612,884 at December 31, 2021 and 2020, respectively.
The estimated prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $16,456.
	2021	2020
Components of net periodic benefit cost:
Service cost	$14,312	$12,389
Interest Cost	15,564	18,860
(Gain)/loss recognized	18,567	8,866
Prior service cost	25,280	25,280
	$73,723	$65,395
The retiree accrued liability expected to be reversed from the plan as of December 31, 2021 and December 31, 2020 is as follows:
	2021	2020
One year or less	$15,000	$15,000
Over one year to two years	15,000	15,000
Over two years to three years	15,000	15,000
Over three years to four years	15,000	15,000
Over four years to five years	15,000	15,000
Thereafter	180,000	165,000
	$255,000	$240,000

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Significant assumptions for the benefit plan liability include the following as of December 31, 2021 and 2020:
	2021	2020
Weighted average assumptions used to determine benefit cost obligation:
Discount Rate	2.32%	3.08%
Note 13:   Operating Lease Income
CNNB had no operating leases as of December 31, 2021. CNNB had one operating lease where it acted as lessor of office space at December 31, 2020. The subject office space was a branch location for an unaffiliated bank. The lessee notified CNNB that the branch would be relocating within their banking system. The lease was set to expire in November 2021 with three additional renewal options for five years each. CNNB occupied the vacated bank branch and has operated a full-service branch facility since June 2021. Rental income from the lease including an early termination penalty was approximately $46,600 for the year ended December 31, 2021. Rental income from the leases was approximately $77,800 for the year ended December 31, 2020.
Note 14:   Disclosures About Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1   Quoted prices in active markets for identical assets or liabilities.
Level 2   Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full-term of the assets or liabilities.
Level 3   Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Recurring Measurements
The following tables present the fair value measurements of assets and liabilities measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021:
Mortgage-backed securities of government sponsored entities	$7,891,232	$—	$7,891,232	$—
Mortgage servicing rights	2,230,751	—	—	2,230,751
Interest rate lock commitments (included in other assets)	60,441	—		60,441
Interest rate lock commitments (included in other liabilities)	(7,640)	—	—	(7,640)
Forward sale commitments (included in other assets)	90,814	—	90,814	—
Forward sale commitments (included in other liabilities)	(23,378)	—	(23,378)	—
December 31, 2020:
Mortgage-backed securities of government sponsored entities	$5,213,830	$—	$5,213,830	$—
Mortgage servicing rights	2,025,323	—	—	2,025,323
Interest rate lock commitments (included in other assets)	498,644	—	—	498,644
Interest rate lock commitments (included in other liabilities)	—	—	—	—
Forward sale commitments (included in other assets)	—	—	—	—
Forward sale commitments (included in other liabilities)	(144,995)	—	(144,995)	—
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of loan balance, weighted average coupon, weighted average maturity, escrow payments, servicing fees, prepayment speeds, float, cost to service, ancillary income, and discount rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Mortgage servicing rights are tested for impairment. Management measures mortgage servicing rights through use of a third-party independent valuation. Inputs to the model are reviewed by management.
Mortgage servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in other noninterest income in the period in which the changes occur.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Derivative — Interest Rate Lock Commitments
The fair value of the interest rate lock commitments is based on the investor prices for the underlying loans or current secondary market prices for loans with similar characteristics plus the expected value of expected servicing assets less estimated costs to originate the loans and adjusted for the anticipated funding probability (pull-through rate).
The fair value of interest rate lock commitments is also obtained from an independent third party and is based on investor prices for the underlying loans or current secondary market prices for loans with similar characteristics, less estimated costs to originate the loans and adjusted for the anticipated funding probability (pull-through rate). The fair value of interest rate lock commitments is classified as Level 3 in the fair value hierarchy.
Derivative — Forward Sale Commitments
Mortgage loan commitments that relate to the origination of a mortgage loan that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.
The fair value of forward mortgage loan sale commitments is obtained from an independent third party and is based on the gain or loss that would occur if CNNB were to pair-off the sales transaction with the investor. The fair value of forward mortgage loan sale commitments is classified as Level 2 in the fair value hierarchy.
The table below provides information on CNNB’s derivative financial instruments as of December 31, 2021 and December 31, 2020:
	Notional Amount	Asset Derivatives	Liability Derivatives
December 31, 2021
Interest rate lock commitments	$8,725,795	$60,441	$7,640
Forward sale commitments	16,842,514	90,814	23,378
	$25,568,309	$151,255	$31,018

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
	Notional Amount	Asset Derivatives	Liability Derivatives
December 31, 2020
Interest rate lock commitments	$19,613,510	$498,644	$—
Forward sale commitments	32,953,442	—	144,995
	$52,566,952	$498,644	$144,995
Income (loss) related to derivative financial instruments included in noninterest income in the accompanying consolidated statements of income for the year ended December 31, 2021 is as follows:
	2021	2020
Interest rate lock commitments	$(445,842)	$498,644
Forward sale commitments	212,430	(144,995)
Unrealized gains (losses) recognized in earnings	$(233,412)	$353,649
Forward Loan Sale Commitments
CNNB carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance (ASC 815), as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, CNNB uses both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.
CNNB estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative interest rate lock commitments.
Nonrecurring Measurements
The following table presents the fair value of assets measured at fair value on a nonrecurring basis and the level of hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021:
Collateral-dependent impaired loans	$120,170	$—	$—	$120,170
December 31, 2020
Collateral-dependent impaired loans	$173,877	$—	$—	$173,877

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Unobservable (Level 3) Inputs
The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements at December 31, 2021 and 2020:
	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
December 31, 2021:
Mortgage servicing rights	$2,230,751	Discounted cash flow	Discount rate PSA prepayment speeds	10% (274% – 473%) 341%
Interest rate lock and mandatory commitments (assets)	$151,255	Secondary market prices	Pull-through rate	(70% – 100%) 80%
Interest rate lock and mandatory commitments (liabilities)	$(31,018)	Secondary market prices	Pull-through rate	(70%-100%) 80%
Impaired loans (collateral dependent)	$120,170	Market comparable properties	Marketability discount	(10% – 15%) 12%
December 31, 2020:
Mortgage servicing rights	$2,025,323	Discounted cash flow	Discount rate PSA prepayment speeds	10% (177% – 565%) 296%
Interest rate lock and mandatory commitments	$498,644	Secondary market prices	Pull-through rate	(70% – 100%) 85%
Interest rate lock and mandatory commitments (liabilities)	$(144,995)	Secondary market prices	Pull-through rate	(70% – 100%) 85%
Impaired loans (collateral dependent)	$173,877	Market comparable properties	Marketability discount	(10% – 15%) 12%
The following table presents estimated fair values of CNNB’s financial instruments carried at cost at December 31, 2021 and 2020:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021:
Financial Assets:
Cash and cash equivalents	$21,851,786	$21,851,786	$—	$—
Loans held for sale	8,121,375	—	8,316,473	—
Loans, net of allowance for loan losses	195,541,821	—	—	193,058,440
Federal Home Loan Bank stock	4,149,300	—	4,149,300	—
Interest receivable	577,002	—	577,002	—
Federal Home Loan Bank lender risk account receivable	2,286,690	—	—	2,413,880
Financial Liabilities:
Deposits	204,453,561	121,315,806	83,215,894	—
Advances from borrowers for taxes and insurance	1,808,971	—	1,808,971	—
Interest payable	24	—	24	—
December 31, 2020:
Financial Assets:
Cash and cash equivalents	$32,347,806	$32,347,806	$—	$—
Interest-bearing time deposits	3,000,000	—	3,000,000	—
Loans held for sale	13,345,370	—	13,690,802	—
Loans, net of allowance for loan losses	166,667,918	—	—	165,251,240
Federal Home Loan Bank stock	2,801,800	—	2,801,800	—
Interest receivable	520,775	—	520,775	—
Federal Home Loan Bank lender risk account receivable	1,947,271	—	—	2,157,661
Financial Liabilities:
Deposits	152,207,043	90,002,257	63,577,288	—
Federal Home Loan Bank advances	38,412,000	—	39,718,400	—
Advances from borrowers for taxes and insurance	1,946,340	—	1,946,340	—
Interest payable	73,585	—	73,585	—
Note 15:   Commitments and Credit Risk
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
Forward sale commitments are commitments to sell groups of residential mortgage loans that CNNB originates or purchases as part of its mortgage banking activities. CNNB commits to sell the loans at specified prices in a future period. These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale since CNNB is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.
The dollar amount of commitments to fund fixed rate loans at December 31, 2021 and 2020 follows:
	December 31, 2021		December 31, 2020
	Amount	Interest Rate Range	Amount	Interest Rate Range

Commitments to fund fixed-rate loans	$15,298,287	2.50% – 4.125%	$28,451,835	2.25% – 3.25%
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
Loan commitments outstanding at December 31, 2021 and 2020 were composed of the following:
	December 31, 2021	December 31, 2020
Commitments to originate loans for portfolio	$3,405,020	$189,200
Forward sale commitments	23,415,006	41,791,767
Lines of credit	20,881,558	19,826,038

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Note 16:   Earnings Per Share
Basic earnings per common share is computed based upon the weighted-average number of shares of common stock outstanding during the period, less shares in CNNB’s ESOP that are unallocated and not committed to be released. The computations are as follows for December 31, 2021 and 2020:
	Year ended December 31,
	2021	2020
Net income	$1,648,544	$3,155,721
Less allocation of net income to participating securities	31,242	28,869
Net income allocated to common shareholders	1,617,302	3,126,852
Shares outstanding for basic earnings per share:
Weighted-average shares issued	3,007,615	2,970,211
Less: Average unearned ESOP shares and unvested restricted stock	265,727	220,522
Weighted-average shares outstanding – basic	2,741,888	2,749,689
Basic earnings per common share	$0.59	$1.14
Effect of dilutive securities:
Weighted-average shares outstanding – basic	2,741,888	2,749,689
Stock options	69,488	39,657
Weighted-average shares outstanding – diluted	2,811,376	2,789,346
Diluted earnings per share	$0.58	$1.12
Options for 165,206 shares were not included in the calculation of diluted weighted-average shares outstanding for the year ended December 31, 2021, because the exercise prices were greater than the average market price of the shares.
Note 17:   Equity Incentive Plan
In May 2017, CNNB’s stockholders approved the Cincinnati Bancorp 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan authorized the issuance or delivery to participants of up to 192,844 shares of CNNB’s common stock pursuant to the grants of restricted stock awards, restricted stock unit awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2017 Plan pursuant to the exercise of stock options is 137,746 (as adjusted) shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards or restricted stock units is 55,098 (as adjusted) shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares subject to award under the 2017 Plan may be authorized but unissued shares or treasury shares. The 2017 Plan contains annual and lifetime limits on certain types of awards to individual participants.
In May 2021, CNNB’s stockholders approved the Cincinnati Bancorp 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan authorized the issuance or delivery to participants of up to 231,414 shares of CNNB’s common stock pursuant to the grants of restricted stock awards, restricted stock unit awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2021 Plan pursuant to the exercise of stock options is 165,296 shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards or restricted stock units is 66,118 shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares subject to award under the 2021 Plan may be authorized but unissued shares or treasury shares. The 2021 Plan contains annual and lifetime limits on certain types of awards to individual participants.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2017 and 2021 Plans).
The fair value of each option award is estimated on the date of the grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of CNNB’s stock and other factors. CNNB uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options granted represents the period of time that options are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
2021
Volatility	20%
Weighted-average volatility	20%
Expected dividends	—
Expected term (in years)	10
Risk-free rate	1.62%
Activity in the stock option plans was as follows for the years ended December 31, 2021 and 2020:
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
December 31, 2021:
Outstanding, beginning of year	134,328	$6.34	6.87	$698,506
Granted	166,608	$13.93
Exercised	(3,304)	$5.84
Forfeited	(1,290)	$6.94
Outstanding, end of year	296,342	$10.64	7.90	$1,144,637
Exercisable, end of year	92,895	$6.06	5.67	$784,036
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
December 31, 2020:
Outstanding, beginning of period	126,634	$6.07	7.66	$528,573
Granted	11,000	$9.38
Exercised	—	—
Forfeited	(3,306)	$5.84
Outstanding, end of period	134,328	$6.34	6.87	$698,506
Exercisable, end of period	70,726	$5.92	6.56	$397,480
In June 2017, CNNB awarded 55,098 (as adjusted) restricted shares to members of the Board of Directors and certain members of management. The restricted stock awards have a five year vesting period.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Shares of restricted stock granted to employees under the 2017 Plan are subject to vesting based on continuous employment for a specified time period following the date of grant. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities.
On May 20, 2021, CNNB awarded 17,000 restricted shares to members of the Board of Directors under the 2021 Plan. On June 9, 2021, CNNB awarded 49,000 restricted shares to certain members of management. The restricted stock awards have a five year vesting period.
A summary of the status of CNNB’s nonvested shares as of December 31, 2021, and changes during the period then ended, is presented below:
	Shares	Weighted average grant-date fair value
Nonvested, beginning of period	22,482	$6.31
Granted	66,000	13.94
Vested	(10,843)	6.03
Forfeited	—	—
Nonvested, end of period	77,639	$12.83
Total compensation expense recognized in the income statement for share-based payment arrangements was $306,716 and $110,416 for the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, there was approximately $1,547,600 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.3 years.
Note 18:   Multiemployer Defined Benefit Plan
In connection with the acquisition of Kentucky Federal Savings and Loan Association, Cincinnati Federal is now part of a multiple-employer pension plan that is considered a multiemployer plan for accounting purposes. The Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan) is a tax-qualified defined benefit plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multiemployer plan for accounting purposes and as a multiple — employer plan under the Employee Retirement Income Security Act of 1974 and the IRC. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.
The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits of other participating employers. If Cincinnati Federal chooses to stop participating in this plan, it may be required to pay an amount based on the underfunded status of the plan, referred to as the withdrawal liability. Effective June 30, 2016, participation in the plan was frozen.
The funded status (market value divided by funding target) of the plan at June 30, 2021 and 2020 was 88.66% and 85.68%, respectively.
Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $253,198,886 and $138,321,604 for the plan years ended June 30, 2020 and June 30, 2019. Cincinnati Federal’s contribution to the Pentegra DB Plan for the fiscal year ending December 31, 2021 are not more than 5% of the total contributions to the Pentegra DB Plan for the plan year ended June 30, 2020.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Accounting Standards Update 2011-09 requires the use of the most recently available annual return (Form 5500) to determine if an employer’s contributions represent more than 5% of total contributions to the Pentegra DB Plan. The 2019 Form 5500 is the most recently available annual report. The Schedule SB contains the total contributions to the Pentegra DB Plan for the year ending June 30, 2020. Cincinnati Federal’s contributions to the plan were $70,769 and $107,772 for the years ending December 31, 2021 and 2020, respectively.
Plan Name	Employer Identification Number	Company Contributions		FIP/RP Status Pending/ Implemented	Expiration of Collective Bargaining Agreement
		2021	2020
Pentegra Defined Benefit Plan for Financial Institutions	13-5645888/333	$70,769	$107,772	No	Not applicable
Note 19:   Recent Accounting Pronouncements
FASB ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326)
In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income.
In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees.
The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today.
The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination.
ASU No. 2016-13 is effective for public business entities that are U.S. Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For SEC filers that are Smaller Reporting Companies, all other public business entities, and other non-public entities, the amendments are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).
CNNB is currently evaluating the impact of these amendments to CNNB’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from these amendments. The Allowance for Loan Losses (ALL) estimate is material to CNNB and given the change from an incurred loss model to

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. CNNB is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. CNNB continues to collect and retain historical loan and credit data. CNNB is in the process of identifying data gaps. Certain CECL models are currently being evaluated. The Audit Committee is informed of ongoing CECL developments. For additional information on the allowance for loan losses, see Notes 1 and 3.
Note 20:   Condensed Financial Information (Parent Company Only)
Presented below is condensed financial information as to the financial position, results of operations and cash flows of CNNB:
Condensed Balance Sheet
	2021	2020
Assets
Cash and due from banks	$5,671,762	$6,449,777
Investment in bank subsidiary	36,860,287	34,676,167
Other assets	367,669	378,027
Total assets	$42,899,718	$41,503,971
Stockholders’ Equity	42,899,718	41,503,971
Total stockholders’ equity	$42,899,718	$41,503,971
Condensed Statements of Income and Comprehensive Income
	2021	2020
Dividend Income	$—	$—
Other noninterest expenses	342,982	316,466
Total noninterest expense	342,982	316,466
Income (loss) before federal income tax benefits and equity in undistributed income of the subsidiary	(342,982)	(316,466)
Federal income tax benefits	72,027	66,456
Equity in undistributed income of subsidiary	1,919,499	3,405,731
Net Income	$1,648,544	$3,155,721
Comprehensive Income	$1,606,255	$3,154,696

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020
Condensed Statement of Cash Flows
	2021	2020
Operating Activities
Net Income	$1,648,544	$3,155,721
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(1,919,499)	(3,405,731)
Increase (decrease) in cash due to changes in:
Accrued expenses and other assets	10,363	(152,505)
Net cash (used in) operating activities	(260,592)	(402,515)
Investing Activities
Repayment on ESOP note	141,374	—
Proceeds from second step stock issuance downstreamed to bank	—	(7,667,532)
Net cash provided by (used in) investing activities	141,374	(7,667,532)
Financing Activities
Repurchase of common stock	(678,092)	—
Issuance of common stock	19,295	14,060,646
Net cash provided by (used in) financing activities	(658,797)	14,060,646
Net change in cash and due from banks	(778,015)	5,990,599
Cash and due from banks at beginning of year	6,449,777	459,178
Cash and due from banks at end of year	$5,671,762	$6,449,777
Note 21:   Impact of COVID-19 on Cincinnati Bancorp, Inc.
In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of CNNB as well as CNNB’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting CNNB into 2021.
The CARES Act included several provisions designed to help financial institutions like CNNB in working with their customers. Section 4013 of the CARES Act, as extended until January 1, 2022, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR).
CNNB has taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2021, CNNB had no loans that were modified under the CARES Act guidance, that remain on modified terms. CNNB modified other loans under the guidance that have since returned to normal repayment status as of December 31, 2021.

Report of Independent Registered Public Accounting Firm
To the Shareholders, Board of Directors and Audit Committee
Cincinnati Bancorp, Inc.
Cincinnati, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cincinnati Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNNB as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of CNNB’s management. Our responsibility is to express an opinion on CNNB’s financial statements based on our audits.
We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to CNNB in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. CNNB is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of CNNB’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which it relates.
Allowance for Loan Losses
As described in Note 3 to the consolidated financial statements, CNNB’s consolidated allowance for loan losses (ALL) was $1.7 million at December 31, 2020. CNNB also describes in Note 1 of the consolidated financial statements the “Allowance for Loan Losses” accounting policy around this estimate. The ALL is an estimate of losses inherent in the loan portfolio. The determination of the reserve requires significant judgment reflecting CNNB’s best estimate of probable loan losses.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management determines that an outstanding loan will not be collected. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by Company management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from CNNB’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
The primary reason for our determination that the allowance for loan losses is a critical audit matter is that auditing the estimated allowance for loan losses involved significant judgment and complex review.
There is a high degree of subjectivity in evaluating management’s estimate, such as evaluating management’s assessment of economic conditions and other environmental factors including the impact of the COVID-19 pandemic on the loan portfolio, evaluating the adequacy of specific allowances associated with impaired loans and assessing the appropriateness of loan grades.
Our audit procedures related to the estimated allowance for loan losses included:
•
Testing clerical and computational accuracy of the ALL model.

•
Testing the completeness and accuracy of the underlying information utilized in the ALL model.

•
Computing an independent calculation of an acceptable range and comparing it to CNNB’s estimate.

•
Evaluating the qualitative and environmental adjustments to the historical loss rates, including assessing the basis for the adjustments and the reasonableness, reliability and relevance of the significant assumptions and underlying data.

•
Evaluating the relevance and reliability of data and assumptions.

•
Testing of the loan review function and the accuracy of loan grades determined. Specifically, utilizing internal loan review professionals to assist us in evaluating the appropriateness of loan grades and to assess the reasonableness of specific impairments on loans.

•
Evaluating the accuracy and completeness of disclosures in the consolidated financial statements.

We have served as CNNB’s auditor since 2011.
/s/ BKD, LLP
Cincinnati, Ohio
March 31, 2021

Cincinnati Bancorp, Inc.
Consolidated Balance Sheets
Years Ended December 31, 2020 and 2019
	2020	2019
Assets
Cash and due from banks	$2,951,787	$2,348,157
Interest-bearing demand deposits in banks	23,558,019	31,622,109
Federal funds sold	5,838,000	3,765,000
Cash and cash equivalents	32,347,806	37,735,266
Interest-bearing time deposits	3,000,000	—
Available-for-sale debt securities	5,213,830	6,733,213
Loans held for sale	13,345,370	3,114,081
Loans, net of allowance for loan losses of $1,672,545 and $1,407,545, respectively	166,667,918	179,332,026
Premises and equipment, net	3,487,826	3,354,447
Federal Home Loan Bank stock	2,801,800	2,657,400
Interest receivable	520,775	624,333
Mortgage servicing rights	2,025,323	1,213,815
Federal Home Loan Bank lender risk account receivable	1,947,271	1,713,240
Bank-owned life insurance	4,172,486	4,086,645
Other assets	1,603,150	1,237,095
Total assets	$237,133,555	$241,801,561
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$41,945,628	$28,658,432
Savings	48,056,629	37,514,343
Certificates of deposit	62,204,786	77,237,932
Total deposits	152,207,043	143,410,707
Federal Home Loan Bank advances	38,412,000	47,172,066
Stock subscription proceeds in escrow	—	23,407,011
Advances from borrowers for taxes and insurance	1,946,340	1,806,638
Interest payable	73,585	91,636
Directors deferred compensation	601,536	559,295
Deferred tax liabilities	905,975	757,075
Other liabilities	1,483,105	515,968
Total liabilities	195,629,584	217,720,396
Commitments and Contingent Liabilities
Temporary Equity
ESOP Shares subject to mandatory redemption	—	244,327
Stockholders’ Equity
Preferred stock – authorized 1,000,000 shares, $0.01 par value, none issued	—	—
Common stock – authorized 14,000,000 shares, $0.01 par value, 2,975,625 and 2,972,391 issued and outstanding at December 31, 2020 and December 31, 2019, respectively(1)	29,756	29,607
Additional paid-in capital	23,266,485	7,529,850
Unearned ESOP shares	(1,673,660)	(449,313)
Retained earnings – substantially restricted	20,173,404	17,017,683
Accumulated other comprehensive loss	(292,014)	(290,989)
Total stockholders’ equity	41,503,971	23,836,838
Total liabilities, temporary equity, and stockholders’ equity	$237,133,555	$241,801,561

(1)
Share amounts related to the periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering. (see Note 1).

See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2020 and 2019
	2020	2019
Interest and Dividend Income
Loans, including fees	$7,805,587	$8,171,041
Securities	64,778	28,492
Dividends on Federal Home Loan Bank stock and other	156,353	334,948
Total interest and dividend income	8,026,718	8,534,481
Interest Expense
Deposits	1,653,918	1,948,595
Federal Home Loan Bank advances	940,754	954,999
Total interest expense	2,594,672	2,903,594
Net Interest Income	5,432,046	5,630,887
Provision for Loan Losses	265,000	25,000
Net Interest Income After Provision for Loan Losses	5,167,046	5,605,887
Noninterest Income
Gain on sales of loans	9,516,967	2,121,166
Mortgage servicing fees (costs)	(301,014)	(33,579)
Mortgage derivative income	353,649	—
Other	1,084,320	860,132
Total noninterest income	10,653,922	2,947,719
Noninterest Expense
Salaries and employee benefits	7,795,886	4,334,338
Occupancy and equipment	700,851	597,741
Directors compensation	174,833	194,083
Data processing	598,483	640,747
Professional fees	337,166	349,252
Franchise tax	210,383	207,584
Deposit insurance premiums	32,889	37,391
Advertising	275,156	95,920
Software licenses	134,198	118,388
Loan costs	645,672	336,428
Net gains on sales of foreclosed assets	—	(104,814)
Merger-related expenses	—	18,000
Other	939,764	842,380
Total noninterest expense	11,845,281	7,667,438
Income Before Income Taxes	3,975,687	886,168
Provision for Income Taxes	819,966	87,694
Net Income	$3,155,721	$798,474
Earnings per common share – basic	$1.14	$0.28
Earnings per common share – diluted	$1.12	$0.27
Weighted-average shares outstanding – basic(1)	2,749,689	2,865,400
Weighted-average shares outstanding – diluted(1)	2,789,346	2,907,811

(1)
Share amounts related to the periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering. (see Note 1).

See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2020 and 2019
	2020	2019
Net Income	$3,155,721	$798,474
Other Comprehensive Income:
Net unrealized gains (losses) on available-for-sale securities	50,548	(8,151)
Tax (expense) benefit	(10,615)	1,712
Changes in directors’ retirement plan prior service costs	(51,846)	(40,643)
Tax benefit	10,888	8,535
Other comprehensive loss	(1,025)	(38,547)
Comprehensive Income	$3,154,696	$759,927
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2020 and 2019
	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2019	$29,593	$7,458,745	$(494,245)	$16,219,209	$(252,442)	$22,960,860
Issuance of common stock	14	12,860	—	—	—	12,874
ESOP shares subject to mandatory redemption	—	(63,764)	—	—	—	(63,764)
ESOP shares earned	—	18,857	44,932	—	—	63,789
Stock-based compensation expense	—	103,152	—	—	—	103,152
Net income	—	—	—	798,474	—	798,474
Other comprehensive loss	—	—	—	—	(38,547)	(38,547)
Balance, December 31, 2019	29,607	7,529,850	(449,313)	17,017,683	(290,989)	23,836,838
Proceeds from issuance of 1,652,960 shares of common stock (which included 132,237 shares to the ESOP), net of the offering costs of $1.2 million	29,756	15,577,194	(1,322,370)	—	—	14,284,580
Contribution by CF Mutual Holding Company		50,000	—	—	—	50,000
Exchange of common stock	(29,607)	—	—	—	—	(29,607)
ESOP shares earned	—	(975)	98,023	—	—	97,048
Stock-based compensation expense	—	110,416	—	—	—	110,416
Net income	—	—	—	3,155,721	—	3,155,721
Other comprehensive loss	—	—	—	—	(1,025)	(1,025)
Balance, December 31, 2020	$29,756	$23,266,485	$(1,673,660)	$20,173,404	$(292,014)	$41,503,971
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019
	2020	2019
Operating Activities
Net income	$3,155,721	$798,474
Items not requiring (providing) cash:
Depreciation and amortization	220,756	195,327
Provision for loan losses	265,000	25,000
Amortization of premiums and discounts on securities, net	22,654	10,430
Amortization of deferred prepayment penalty on Federal Home Loan Bank advances	3,086	4,628
Change in deferred income taxes	51,470	18,829
Gain on sale of loans	(9,516,967)	(2,121,166)
Proceeds from the sale of loans held for sale	300,877,832	94,080,210
Origination of loans held for sale	(301,592,154)	(93,791,125)
Earnings on cash surrender value of bank-owned life insurance	(85,841)	(89,403)
Stock-based compensation expense	110,416	103,152
ESOP shares earned	97,048	63,789
Gain on sale of foreclosed assets	—	(104,814)
Changes in:
Interest receivable	103,558	(54,674)
Mortgage servicing rights	(811,508)	38,925
Federal Home Loan Bank lender risk account receivable	(234,031)	(9,964)
Other assets	(366,055)	(724,915)
Interest payable	(18,051)	37,691
Other liabilities	1,055,235	56,033
Net cash used in operating activities	(6,661,831)	(1,463,573)
Investing Activities
Net change in interest-bearing deposits	(3,000,000)	—
Proceeds from maturities of available-for-sale securities	1,547,277	278,470
Purchase of available for sale securities	—	(6,399,903)
Purchase of Federal Home Loan Bank stock	(144,400)	(74,300)
Net change in loans	12,399,108	(9,040,122)
Proceeds from the maturities of interest-bearing time deposits	—	200,000
Purchase of premises and equipment	(354,135)	(142,589)
Proceeds from sale of foreclosed assets	—	255,039
Net cash provided by (used in) investing activities	10,447,850	(14,923,405)
Financing Activities
Net increase in deposits	(14,610,675)	1,018,951
Proceeds from issuance of common stock	14,060,646	23,407,011
Proceeds from Federal Home Loan Bank advances	14,000,000	106,486,000
Repayment of Federal Home Loan Bank advances	(22,763,152)	(87,899,000)
Proceeds from stock options exercised	—	12,874
Net increase in advances from borrowers for taxes and insurance	139,702	7,219
Net cash provided by (used in) financing activities	(9,173,479)	43,033,055
(Decrease) Increase in Cash and Cash Equivalents	(5,387,460)	26,646,077
Cash and Cash Equivalents, Beginning of Year	37,735,266	11,089,189
Cash and Cash Equivalents, End of Year	$32,347,806	$37,735,266
Supplemental Cash Flows Information
Interest paid	$2,612,723	$2,865,903
Income taxes paid	441,193	—
Supplemental Disclosure of Noncash Investing and Financing Activities
Real estate acquired in settlement of loans	$—	$48,127
See Notes to Consolidated Financial Statements

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Note 1:   Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Cincinnati Bancorp (“Bancorp”), the predecessor to Cincinnati Bancorp, Inc. (“Company”), was the mid-tier holding company for Cincinnati Federal (the “Bank”), a federally chartered stock savings and loan association that is primarily engaged in providing a full range of banking and financial services to individual and corporate customers. Our business operations are conducted in the larger Greater Cincinnati/Northern Kentucky metropolitan area which includes Hamilton, Warren, Butler and Clermont Counties in Ohio, Boone, Kenton and Campbell Counties in Kentucky, and Dearborn County, Indiana.
On October 14, 2015, the Bank had reorganized into the mutual holding company structure. As part of the reorganization, the Bancorp sold 773,663 shares of common stock at a price of $10.00 per share in a public offering and issued 945,587 shares of common stock to CF Mutual Holding Company, the Bancorp’s parent mutual holding company.
On December 20, 2019, the Bancorp’s shareholders approved a plan of conversion and reorganization, whereby CF Mutual Holding Company and Cincinnati Bancorp would convert and reorganize from the mutual holding company structure to the stock holding company structure. The conversion and reorganization were completed effective January 22, 2020, whereby CNNB, a Maryland corporation and successor to the Bancorp, sold a total of 1,652,960 shares of common stock at a price of $10.00 per share in the subscription offering, which included 132,237 shares sold to Cincinnati Federal’s Employee Stock Ownership Plan, and issued 1,322,665 shares of common stock in exchange for the outstanding shares of common stock of the Bancorp owned by stockholders other than CF Mutual Holding Company. The exchange ratio for previously held shares of Cincinnati Bancorp was 1.6351 as applied in the conversion offering. References herein to the “Company” include Cincinnati Bancorp, Inc. and Cincinnati Bancorp before completion of the conversion.
CNNB is subject to competition from other financial institutions. CNNB is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Revenue Recognition
On January 1, 2019, CNNB adopted Accounting Standards Update (ASU) 2014-09 “Revenue from Contracts with Customers” (Accounting Standards Codification (ASC) 606) and all subsequent ASUs that modified ASC 606. ASC 606 provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Interest income, net securities gains (losses), gains from the sale of mortgage loans and bank-owned life insurance are not included within the scope of ASC 606. For the revenue streams in the scope of ASC 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of CNNB’s in scope revenue from contracts with customers is recognized within other noninterest income.
Service charges on deposit accounts:   CNNB earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering and other fees, are recognized at the time the transaction is executed as that is the point in time CNNB fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which CNNB satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance. Service charges are recorded in other noninterest income.
Interchange income:   CNNB earns interchange income from cardholder transactions conducted through the various payment networks. Interchange income from cardholder transactions represents

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
a percentage of the underlying transaction value and is recognized daily, concurrently with the transaction processing services provided to the cardholder. The gross amount of these fees is processed through noninterest income. Interchange fees are recorded in other noninterest income.
Principles of Consolidation
The accompanying condensed consolidated financial statements include Cincinnati Bancorp and its wholly-owned subsidiary, Cincinnati Federal, together referred to as “CNNB.” All significant intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights and fair values of financial instruments.
Cash Equivalents
CNNB considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2020 and 2019, cash equivalents consisted primarily of due from accounts with the Federal Reserve, Federal Home Loan Bank of Cincinnati and other correspondent banks.
From time to time, CNNB’s interest-bearing cash accounts may exceed the FDIC’s insured limit of $250,000 per account. At December 31, 2020, CNNB held $2,829,000 in various correspondent banks. At December 31, 2020, CNNB held $20,727,000 at the Federal Reserve Bank and Federal Home Loan Bank which are not subject to FDIC limits. Management considers the risk of loss to be low based on the quality of the institutions where the funds are maintained.
Interest-bearing Time Deposits in Banks
Interest-bearing deposits in banks are carried at cost.
Securities
Available-for- sale debt securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost, when CNNB does not intend to sell a debt security, and it is more likely than not CNNB will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income. Direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.
Loans
Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
When cash payments are received on impaired loans in each loan class, CNNB records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.
Loans acquired at the effective date of a merger are recorded at fair value with no carryover of the acquired entity’s previously established allowance for loan losses. The excess of expected cash flows over the estimated fair value of the acquired loans is recognized as interest income over the remaining contractual lives of the loans using the level yield method. Subsequent decreases in expected cash flows will require additions to the allowance for loan losses. Subsequent improvements in expected cash flows result in the recognition of additional interest income over the remaining contractual lives of the loans. Management estimates the cash flows expected to be collected at acquisition using a third-party risk model, which incorporates the estimate of key assumptions, such as default rates and prepayment speeds.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from CNNB’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that CNNB will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.
In the course of working with borrowers, CNNB may choose to restructure the contractual terms of certain loans. In this scenario, CNNB attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by CNNB to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, CNNB grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by CNNB do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings commence. CNNB may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.
It is CNNB’s policy that any restructured loans on nonaccrual prior to being restructured remain on nonaccrual status until six consecutive months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, CNNB reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.
With regards to determination of the amount of the allowance for credit losses, TDRs are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.
On March 27, 2020, the president of the United States signed the Coronavirus Aid, Relief, and Economic Security Act (“the CARES Act”), which provides entities with optional temporary relief from certain accounting and financial reporting requirements under U.S. GAAP. Section 4013 of the CARES Act allows financial institutions to suspend application of certain TDR accounting guidance for loan and lease modifications related to the COVID-19 pandemic made between March 1, 2020 and the earlier of December 31, 2020 or 60 days after the end of the COVID-19 national emergency, provided certain criteria are met. Section 4013 of the CARES Act was amended on December 27, 2020, to extend this relief until

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
January 1, 2022. The relief can be applied to loan and lease modifications for borrowers that were not more than 30 days past due as of December 31, 2019 and to loan and lease modifications that defer or delay the payment of principal or interest, or change the interest rate on a loan. CNNB chose to apply this relief to eligible loan and lease modifications.
Lender Reserve Account
Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (FHLB) provide for the establishment of a Lender Reserve Account (LRA). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset evaluated for impairment.
Premises and Equipment
Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.
The estimated useful lives for each major depreciable classification of premises and equipment are as follows:
Buildings and improvements	15 – 40 years
Equipment	3 – 5 years
Federal Home Loan Bank Stock
Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at par and evaluated for impairment.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less estimated costs to sell. Net revenue and expenses from operations and changes in the valuation allowance are included in noninterest expense from foreclosed assets. There were no valuation allowances established during 2020 or 2019.
Mortgage Servicing Rights
Mortgage servicing assets are recognized separately when rights are acquired through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50 Transfers and Servicing), servicing rights resulting from the sale of loans originated by CNNB are initially measured at fair value at the date of transfer. CNNB subsequently measures each class of servicing asset using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.
Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction or addition to noninterest income.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange-traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Derivative Loan Commitments
Mortgage loan commitments that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance (ASC 815, Derivatives and Hedging). Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in noninterest income.
Forward Loan Sale Commitments
CNNB carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance (ASC 815), as facts and circumstances may differ significantly. If agreements qualify, to protect against the price risk inherent in derivative loan commitments, CNNB uses both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheet in other assets and liabilities with changes in their fair values recorded in other noninterest income.
CNNB estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.
Employee Stock Ownership Plan (“ESOP”)
The cost of unearned ESOP shares is shown as a reduction of stockholders’ equity. Compensation expense is based on the average fair value of shares as they are committed to be released to participant accounts and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to reduce annual ESOP debt service. As of December 31, 2020, 36,733 shares have been released to eligible participants in the ESOP and 10,285 shares have been allocated to eligible participants. (See Note 12 — Employee and Director Benefits).
Income Taxes
CNNB accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. CNNB determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.
If necessary, CNNB recognizes interest and penalties on income taxes as a component of income tax expense.
With a few exceptions, CNNB is no longer subject to examinations by tax authorities for years before 2017. As of December 31, 2020 and 2019, CNNB had no uncertain tax positions.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities and changes in the funded status of the directors’ retirement plan.
Earnings Per Share
Basic earnings per share (“EPS”) allocated to common stockholders is calculated using the two-class method and is computed by dividing net income allocated to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The two-class method is an earnings allocation formula that determines the EPS for each class of common stock and participating securities according to dividends distributed and participation rights in undistributed earnings.
Diluted EPS is adjusted for dilutive effects of stock-based compensation and is calculated using the two-class method or treasury method. The average number of shares of common stock outstanding is increased to include the number of shares that would have been outstanding if all potentially dilutive common stock equivalents were issued during the period, as well as for any adjustment to income that would result from the assumed issuance.
Unallocated shares of common stock held by CNNB’s ESOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average shares of common stock outstanding for both basic and diluted earnings per share calculations until they are committed to be released.
Subsidiary and Other Activities
The Bank had no active subsidiaries at December 31, 2020 and 2019.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Reclassifications
Certain reclassifications have been made to the 2019 consolidated financial statements to conform to the 2020 consolidated financial statement presentation. These reclassifications had no effect on net income.
Note 2:   Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Debt Securities:
December 31, 2020:
Mortgage-backed securities of government sponsored entities	$5,170,519	$46,278	$(2,967)	$5,213,830
December 31, 2019:
Mortgage-backed securities of government sponsored entities	$6,740,450	$7,335	$(14,572)	$6,733,213
There were no sales of available-for-sale securities in 2020 and 2019.
Expected maturities on mortgage-backed securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2020 and 2019, CNNB’s investments consisted entirely of mortgage-backed securities which are not due at a single maturity date.
Total fair value of investments at December 31, 2020 reported at less than historical cost was $192,587 and was approximately 3.7% of CNNB’s investment portfolio. The decline in available-for-sale securities reported at less than historical cost primarily resulted from the decrease in market interest rates during 2020. There was $5,814,388 or approximately 86% of the investment portfolio reported at less than historical cost at December 31, 2019.
The following tables show the gross unrealized losses and fair value of CNNB’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2020:
Mortgage-backed securities of government sponsored entities	$51,122	$(617)	$141,465	$(2,350)	$192,587	$(2,967)
December 31, 2019:
Mortgage-backed securities of government sponsored entities	$5,582,540	$(14,154)	$231,848	$(418)	$5,814,388	$(14,572)

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Note 3:   Loans and Allowance for Loan Losses
Categories of loans at December 31, 2020 and 2019 include:
	December 31, 2020	December 31, 2019
One to four family mortgage loans – owner occupied	$72,697,588	$91,919,064
One to four family – investment	12,058,824	12,846,342
Multi-family mortgage loans	41,749,223	36,628,238
Nonresidential mortgage loans	29,531,917	23,377,598
Construction and land loans	5,841,415	5,329,188
Real estate secured lines of credit	9,934,387	10,029,917
Commercial loans	736,979	557,268
Other consumer loans	338,709	863,546
Total loans	172,889,042	181,551,161
Less:
Net deferred loan costs	(332,908)	(482,681)
Undisbursed portion of loans	4,881,487	1,294,271
Allowance for loan losses	1,672,545	1,407,545
Net loans	$166,667,918	$179,332,026
Risk characteristics applicable to each segment of the loan portfolio are described as follows:
One to Four Family Mortgage Loans and Real Estate Secured Lines of Credit:   The one to four family mortgage loans and real estate secured lines of credit are secured by owner-occupied one to four family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
One to Four Family Investment Property Loans:   The one to four family investment property loans are secured by non-owner occupied one to four family residences. Repayment of these loans is primarily dependent on the net rental income and personal income of the borrowers. These loans are considered to be higher risk than owner occupied one to four family mortgage loans. Credit risk in these loans can be impacted by economic conditions within CNNB’s market areas that might impact investment property vacancies, property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Multi-Family and Nonresidential Mortgage Loans:   These loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Construction and Land Loans:   These loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from CNNB until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in CNNB’s market areas.
Commercial Loans:   The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is impacted by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.
Other Consumer Loans:   The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is impacted by consumer economic factors (such as unemployment and general economic conditions in CNNB’s market area) and the creditworthiness of a borrower.
The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2020 and December 31, 2019:
	At or For the Year Ended December 31, 2020
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$324,647	$82,219	$524,183	$277,026	$69,457	$105,187	$11,408	$13,418	$1,407,545
Provision (credit) charged to expense	91,757	17,759	146,639	39,306	26,978	(55,851)	5,703	(7,291)	265,000
(Charge-offs) recoveries	—	—	—	—	—	—	—	—	—
Balance, end of year	$416,404	$99,978	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,672,545
Ending balance:
Individually evaluated for impairment	$20,722	$40,075	$—	$—	$—	$—	$—	$—	$60,797
Ending balance:
Collectively evaluated for impairment	$395,682	$59,903	$670,822	$316,332	$96,435	$49,336	$17,111	$6,127	$1,611,748
Loans:
Ending balance	$72,697,588	$12,058,824	$41,749,223	$29,531,917	$5,841,415	$9,934,387	$736,979	$338,709	$172,889,042
Ending balance:
Individually evaluated for impairment	$1,236,597	$561,660	$210,524	$—	$—	$58,557	$—	$—	$2,067,338
Ending balance:
Collectively evaluated for impairment	$71,460,991	$11,497,164	$41,538,699	$29,531,917	$5,841,415	$9,875,830	$736,979	$338,709	$170,821,704

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
	At or For the Year Ended December 31, 2019
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Allowance for loan loans:
Balance, beginning of year	$456,630	$123,017	$224,384	$182,338	$100,187	$296,873	$9,001	$12,642	$1,405,072
Provision (credit) charged to expense	(117,552)	(32,786)	299,799	94,688	(30,730)	(191,686)	2,407	860	25,000
(Charge-offs) recoveries	(14,431)	(8,012)	—	—	—	—	—	(84)	(22,527)
Balance, end of year	$324,647	$82,219	$524,183	$277,026	$69,457	$105,187	$11,408	$13,418	$1,407,545
Ending balance:
Individually evaluated for impairment	$20,722	$8,013	$—	$—	$—	$—	$—	$—	$28,735
Ending balance:
Collectively evaluated for impairment	$303,925	$74,206	$524,183	$277,026	$69,457	$105,187	$11,408	$13,418	$1,378,810
Loans:
Ending balance	$91,919,064	$12,846,342	$36,628,238	$23,377,598	$5,329,188	$10,029,917	$557,268	$863,546	$181,551,161
Ending balance:
Individually evaluated for impairment	$1,115,573	$760,733	$507,066	$56,190	$—	$81,505	$—	$—	$2,521,067
Ending balance:
Collectively evaluated for impairment	$90,803,491	$12,085,609	$36,121,172	$23,321,408	$5,329,188	$9,948,412	$557,268	$863,546	$179,030,094
CNNB has adopted a standard grading system for all loans.
Definitions are as follows:
Prime (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.
Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.
Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.
Acceptable (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.
Special Mention (5) loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in CNNB’s credit position at some future date. Special mention loans are not adversely classified and do not expose CNNB to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.
Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that CNNB will sustain some loss if the deficiencies are not corrected.
Doubtful (7) loans have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.
The following tables present the credit risk profile of CNNB’s loan portfolio based on internal rating category and payment activity as of December 31, 2020 and 2019:
	December 31, 2020
	One- to Four- Family Mortgage Loans – Owner Occupied	One- to Four- Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$71,930,902	$11,538,993	$41,669,892	$29,063,783	$5,841,415	$9,783,448	$736,979	$338,709	$170,904,121
Special mention	113,516	519,831	—	468,134	—	—	—	—	1,101,481
Substandard	653,170	—	79,331	—	—	150,939	—	—	883,440
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$72,697,588	$12,058,824	$41,749,223	$29,531,917	$5,841,415	$9,934,387	$736,979	$338,709	$172,889,042
	December 31, 2019
	One- to Four- Family Mortgage Loans – Owner Occupied	One- to Four- Family Mortgage Loans – Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total
Pass	$91,281,765	$12,115,427	$36,256,469	$22,813,758	$5,329,188	$9,870,477	$557,268	$863,546	$179,087,898
Special mention	—	548,876	—	563,840	—	—	—	—	1,112,716
Substandard	637,299	182,039	371,769	—	—	159,440	—	—	1,350,547
Doubtful	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—
Total	$91,919,064	$12,846,342	$36,628,238	$23,377,598	$5,329,188	$10,029,917	$557,268	$863,546	$181,551,161
The pass portfolio within table above consists of loans graded Prime (1) through Acceptable (4).
CNNB evaluates the loan risk grading system definitions and the allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the year ended December 31, 2020
The following tables present CNNB’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2020 and 2019:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
	December 31, 2020
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$96,826	$127,616	$173,877	$398,319	$72,299,269	$72,697,588	$—
One to four family – investment	—	—	—	—	12,058,824	12,058,824	—
Multi-family mortgage loans	—	—	—	—	41,749,223	41,749,223	—
Nonresidential mortgage loans	—	—	—	—	29,531,917	29,531,917	—
Construction & land loans	—	—	—	—	5,841,415	5,841,415	—
Real estate secured lines of credit	—	—	—	—	9,934,387	9,934,387	—
Commercial loans	—	—	—	—	736,979	736,979	—
Other consumer loans	—	—	—	—	338,709	338,709	—
Total	$96,826	$127,616	$173,877	$398,319	$172,490,723	$172,889,042	$—
	December 31, 2019
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days Past Due & Accruing
One to four-family mortgage loans	$—	$—	$110,934	$110,934	$91,808,130	$91,919,064	$—
One to four family – investment	—	—	—	—	12,846,342	12,846,342	—
Multi-family mortgage loans	—	—	—	—	36,628,238	36,628,238	—
Nonresidential mortgage loans	—	—	—	—	23,377,598	23,377,598	—
Construction & land loans	—	—	—	—	5,329,188	5,329,188	—
Real estate secured lines of credit	97,679	—	—	97,679	9,932,238	10,029,917	—
Commercial loans	—	—	—	—	557,268	557,268	—
Other consumer loans	—	—	—	—	863,546	863,546	—
Total	$97,679	$—	$110,934	$208,613	$181,342,548	$181,551,161	$—
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310, Receivables), when based on current information and events, it is probable CNNB will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in TDRs.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The following tables present impaired loans at and for the years ended December 31, 2020 and 2019:
	December 31, 2020
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,177,459	$1,177,459	$—	$1,190,698	$52,684
One- to four-family – investment	352,514	352,514	—	362,021	19,387
Multi-family mortgage loans	210,524	210,524	—	330,855	22,817
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	58,557	58,557	—	60,115	4,087
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	59,138	79,860	20,722	80,701	1,689
One- to four-family – investment	209,146	249,221	40,075	252,341	11,794
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$2,067,338	$2,128,135	$60,797	$2,276,731	$112,458
	December 31, 2019
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$1,054,515	$1,054,515	$—	$1,077,076	$52,394
One- to four-family – investment	374,389	374,389	—	383,268	21,191
Multi-family mortgage loans	507,066	507,066	—	510,866	43,647
Nonresidential mortgage loans	56,190	56,190	—	75,260	4,583
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	81,505	81,505	—	86,326	5,416
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	61,058	81,780	20,722	79,941	1,170
One- to four-family – investment	386,344	394,357	8,013	401,718	19,965
Multi-family mortgage loans	—	—	—	—	—
Nonresidential mortgage loans	—	—	—	—	—
Construction & land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
	$2,521,067	$2,549,802	$28,735	$2,614,455	$148,366

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Interest income recognized on a cash basis was not materially different than interest income recognized.
The following table presents CNNB’s nonaccrual loans at December 31, 2020 and 2019. This table excludes accruing TDRs, which totaled $1,143,000 and $1,445,000 at December 31, 2020 and 2019, respectively.
	December 31, 2020	December 31, 2019
One- to four-family mortgage loans	$173,877	$110,934
One to four family – investment	—	—
Multi-family mortgage loans	—	—
Nonresidential mortgage loans	—	—
Construction and land loans	—	—
Real estate secured lines of credit	—	—
Commercial loans	—	—
Other consumer loans	—	—
Total	$173,877	$110,934
The following tables present the new classified TDRs at December 31, 2020 and 2019:
December 31, 2020
	Number of Loans	Pre- Modification Recorded Balance	Post-Modification Recorded Balance
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	1	$82,561	$82,561
Residential 1 – 4 family – investment	—	—	—
Multifamily	—	—	—
Nonresidential mortgage loans	—	—	—
Construction & land loans	—	—	—
Construction & land loans	—	—	—
Real estate secured lines of credit	—	—	—
Commercial loans	—	—	—
Consumer loans	—	—	—
	1	$82,561	$82,561

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
December 31, 2019
	Number of Loans	Pre- Modification Recorded Balance	Post-Modification Recorded Balance
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	3	$266,418	$240,926
Residential 1 – 4 family – investment	—	—	—
Multifamily	—	—	—
Nonresidential mortgage loans	—	—	—
Construction & land loans	—	—	—
Construction & land loans	—	—	—
Real estate secured lines of credit	1	—	40,627
Commercial loans	—	—	—
Consumer loans	—	—	—
	4	$266,418	$281,553
Newly restructured loans by type of modification are as follows at December 31, 2020 and 2019:
December 31, 2020
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	$82,561	$—	$—	$82,561
Residential 1 – 4 family – investment	—	—	—	—
Multifamily	—	—	—	—
Nonresidential mortgage loans	—	—	—	—
Construction & land loans	—	—	—	—
Real estate secured lines of credit	—	—	—	—
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—
	$82,561	$—	$—	$82,561
December 31, 2019
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1 – 4 family – owner occupied	$—	$—	$240,926	$240,926
Residential 1 – 4 family – investment	—	—	—	—
Multifamily	—	—	—	—
Nonresidential mortgage loans	—	—	—	—
Construction & land loans	—	—	—	—
Real estate secured lines of credit	40,627	—	—	40,627
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—
	$40,627	$—	$240,926	$281,553

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
CNNB had no loans that were modified as TDRs and that were impaired.
CNNB had no TDRs modified during the years ended December 31, 2020 and 2019 that subsequently defaulted.
As of December 31, 2020, borrowers with loans designated as TDRs and totaling $932,000 of residential real estate loans and $211,000 of multifamily loans, met the criteria for placement back on accrual status. This criteria includes a minimum of six consecutive months of payment performance under existing or modified terms.
As of December 31, 2019, borrowers with loans designated as TDRs and totaling $937,635 of residential real estate loans and $507,065 of multifamily loans, met the criteria for placement back on accrual status. This criteria includes a minimum of six consecutive months of payment performance under existing or modified terms.
There were no foreclosed real estate properties at December 31, 2020 and 2019. There was one consumer mortgage loan in process of foreclosure at December 31, 2020 with a net loan balance of $65,500.
Note 4:   Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	2020	2019
Land	$720,971	$720,971
Buildings and improvements	4,649,005	4,412,275
Furniture and equipment	1,131,050	1,013,645
	6,501,026	6,146,891
Less accumulated depreciation	(3,013,200)	(2,792,444)
Net premises and equipment	$3,487,826	$3,354,447
Depreciation expense was $220,756 and $195,327 for the years ended December 31, 2020 and 2019, respectively.
Note 5:   Loan Servicing
Loans serviced for others are not included in the accompanying balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of residential mortgage loans serviced for others was $230,156,936 and $103,853,962 at December 31, 2020 and 2019, respectively.
The following summarizes the activity in mortgage servicing rights measured using the fair value method for the years ended December 31, 2020 and 2019:
	2020	2019
Fair value as of the beginning of the year	$1,213,815	$1,252,740
Recognition of mortgage servicing rights on the sale of loans	1,460,328	245,790
Change in fair value due to changes in valuation inputs or assumptions used in the valuation model	(648,820)	(284,715)
Fair value at the end of the year	$2,025,323	$1,213,815
Contractually specified servicing fees were approximately $348,000 and $251,000 for the years ended December 31, 2020 and 2019, respectively.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Certain loan sale transactions with the FHLB provide for establishment of an LRA. The LRA consists of amounts withheld from the loan sale proceeds by the FHLB for absorbing potential losses on those loans sold. These withheld funds are an asset to CNNB as they are scheduled to be paid to CNNB in future years, net of any credit losses on those loans sold. The LRA funds withheld to settle these potential losses totaled approximately $3,437,000 and $2,911,000 at December 31, 2020 and 2019, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration of potential credit losses, at the time of the establishment of the LRA. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds to CNNB in seven annual installments beginning five years after the sale date or in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA is equal to the initial fair value plus an interest component less any cash receipts, which totaled approximately $1,947,000 and $1,713,000 at December 31, 2020 and 2019, respectively. CNNB had mandatory delivery contracts outstanding as of December 31, 2020 of $19.6 million.
Note 6:   Time Deposits
Time deposits in denominations of $250,000 or more were approximately $2,584,000 and $3,777,000 at December 31, 2020 and 2019, respectively. Deposit accounts in excess of $250,000 are not insured by the FDIC. At December 31, 2020, approximately $5.6 million of our certificates of deposit had been obtained through the National CD Rateline program.
At December 31, 2020 and 2019, the scheduled maturities of time deposits were as follows:
	2020	2019
One year or less	$35,131,024	$32,896,686
Over one year to two years	14,359,679	25,095,507
Over two years to three years	5,507,330	10,338,194
Over three years to four years	4,077,670	4,837,993
Over four years to five years	2,922,656	3,861,470
Thereafter	206,427	208,082
	$62,204,786	$77,237,932
Interest expense during the years ended December 31, 2020 and 2019 for each major category of deposits was as follows:
	2020	2019
Deposit Type:
Savings	$61,269	$184,626
Interest Bearing Demand	115,409	148,163
Certificates of Deposit	1,477,240	1,615,806
Total Deposit Interest Expense	$1,653,918	$1,948,595
Note 7:   Federal Home Loan Bank Advances
FHLB advances are secured by a blanket pledge of qualifying mortgage loans totaling approximately $91,040,000 and $116,882,000 and CNNB’s investment in FHLB stock at December 31, 2020 and 2019, respectively. Advances, at effective interest rates ranging from 1.59% to 2.90%, are subject to restrictions or penalties in the event of prepayment.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Aggregate annual maturities of FHLB advances at December 31, 2020 and 2019 are as follows:
	2020	2019
One year or less	$7,700,000	$8,763,152
Over one year to two years	15,600,000	7,700,000
Over two years to three years	8,600,000	15,600,000
Over three years to four years	6,512,000	15,112,000
	38,412,000	47,175,152
Deferred prepayment penalty, net of amortization	—	(3,086)
	$38,412,000	$47,172,066
At December 31, 2020, we had $38.4 million outstanding in advances from the FHLB-Cincinnati, and had capacity to borrow approximately an additional $34.1 million from the FHLB-Cincinnati based on our collateral capacity. We also had $11.5 million available on lines of credit with three commercial banks. No amount was outstanding on these lines at December 31, 2020.
Note 8:   Income Taxes
The provision for income taxes includes these components for the years ended December 31, 2020 and 2019.
	2020	2019
Taxes currently payable	$768,496	$68,865
Deferred income taxes	51,470	18,829
Income tax expense	$819,966	$87,694
	2020	2019
Computed at the statutory rate	$834,894	$186,095
Increase (decrease) resulting from:
Bank-owned life insurance	(18,027)	(18,775)
Acquired bank-owned life insurance	—	(36,329)
Other	3,099	(43,297)
Actual tax expense	$819,966	$87,694
A reconciliation between the statutory income tax and CNNB’s effective rate follows:
	2020	2019
Computed at the statutory rate	21.00%	21.00%
Increase (decrease) resulting from:
Bank-owned life insurance	(0.45)%	(2.12)%
Merger expenses	—	(4.10)%
Other	0.07%	(4.88)%
Effective tax rate	20.62%	9.90%

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The tax effects of temporary differences related to deferred taxes shown on the balance sheets at December 31, 2020 and 2019 were:
	2020	2019
Deferred tax assets
Allowance for loan losses	$333,573	$282,653
Loans held for sale	72,541	13,437
Operating lease right of use assets	37,879	—
Unrealized losses on available-for-sale securities	—	1,520
Directors’ Retirement Plan	126,323	117,452
Net operating loss	178,467	183,123
Other	43,562	24,939
	792,345	623,124
Deferred tax liabilities
Deferred loan costs	(69,911)	(101,363)
Prepaid penalties on FHLB advances	—	(648)
Dividends on FHLB stock	(332,211)	(332,211)
Mortgage servicing rights	(425,318)	(254,901)
FHLB lender risk account receivable	(408,927)	(359,780)
Depreciation	(248,975)	(195,450)
Operating lease right of use liabilities	(37,879)	—
Unrealized gains on available-for-sale securities	(9,095)	—
Fair value mortgage banking derivative net assets	(74,266)	—
Other	(72,416)	(116,524)
	(1,678,998)	(1,360,877)
Valuation allowance	(19,322)	(19,322)
Net deferred tax liability	$(905,975)	$(757,075)
Retained earnings at both December 31, 2020 and 2019, include approximately $766,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $160,900 at both December 31, 2020 and 2019.
As of December 31, 2020, CNNB has net operating loss carryforwards of approximately $610,000 which expire between 2028 and 2037 and $240,000 with no expiration. A valuation allowance for deferred tax assets is provided for all or some portion of the deferred tax asset when it is more likely than not an amount will not be realized. An increase or decrease in the valuation allowance that results from a change in circumstances is included in income tax expense in the period they are identified. At December 31, 2020, CNNB has a valuation allowance of $19,322 to reduce deferred tax assets to the amount that is more likely than not to be realized under Code Section 382 limitations.
Note 9:   Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, included in stockholders’ equity, are as follows:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
	December 31, 2020	December 31, 2019
Net unrealized gain (loss) on available for sale securities	$43,311	$(7,237)
Directors’ retirement plan	(413,407)	(361,104)
	(370,096)	(368,341)
Tax benefit	(78,082)	(77,352)
Net of tax amount	$(292,014)	$(290,989)
Note 10:   Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on CNNB’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes that, as of December 31, 2020 and 2019, the Bank met all capital adequacy requirements to which it was subject at such dates.
Management opted out of the accumulated comprehensive income treatment under the Basel III capital requirements, and as such, unrealized gains and losses from available-for-sale securities will continue to be excluded from regulatory capital.
The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was phased in under Basel III from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 2.50% at December 31, 2020.
As of December 31, 2020, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The Bank’s actual and required capital amounts and ratios are presented in the following table:
	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
As of December 31, 2020
Total risk-based capital (to risk-weighted assets)	$36,465	22.0%	$13,272	8.0%	$16,590	10.0%
Tier I capital (to risk-weighted assets)	34,792	21.0%	9,954	6.0%	13,272	8.0%
Common Equity Tier I capital (to risk-weighted assets)	34,792	21.0%	7,465	4.5%	10,783	6.5%
Tier I capital (to adjusted average total assets)	34,792	14.8%	9,415	4.0%	11,769	5.0%
As of December 31, 2019
Total risk-based capital (to risk-weighted assets)	$24,898	16.3%	$12,204	8.0%	$15,255	10.0%
Tier I capital (to risk-weighted assets)	23,490	15.4%	9,153	6.0%	12,204	8.0%
Common Equity Tier I capital (to risk-weighted assets)	23,490	15.4%	6,865	4.5%	9,916	6.5%
Tier I capital (to adjusted average total assets)	23,490	10.2%	9,183	4.0%	11,478	5.0%

Note 11:   Related Party Transactions
At December 31, 2020 and 2019, CNNB had loans outstanding to executive officers, directors and their affiliates (related parties). Annual activity consisted of the following:
	2020	2019
Beginning balance	$821,388	$879,142
New loans	—	—
Repayments	60,108	57,754
Ending balances	$761,280	$821,388
In management’s opinion, such loans and other extensions of credit are consistent with sound lending practices and are within applicable regulatory lending limitations. In management’s opinion these loans did not involve more than normal risk of collectability or present other unfavorable features.
Deposits from related parties held by the Bank at December 31, 2020 and 2019 totaled $3,102,000 and $2,321,000, respectively.
Note 12:   Employee and Director Benefits
CNNB has a 401(k) profit-sharing plan covering substantially all employees. CNNB’s contributions to the plan are determined annually by the Board of Directors of Cincinnati Federal. Contributions to the plan were approximately $197,000 and $124,100 for the years ended December 31, 2020 and 2019, respectively.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
In connection with the conversion to the mutual holding company, Cincinnati Bancorp, established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. The ESOP borrowed funds from Cincinnati Bancorp in an amount sufficient to purchase 67,397 shares (approximately 3.92% of the common stock sold in the initial stock offering). In the second-step stock offering completed January 22, 2020, the ESOP borrowed funds from Cincinnati Bancorp, Inc. and purchased 132,937 shares (approximately 8.0% of the common stock sold in the second-step offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by CNNB and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants. Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of CNNB. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation from service, or termination of the ESOP.
The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, CNNB reports compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation expense was approximately $97,000 and $64,800 for the years ended December 31, 2020 and 2019, respectively.
A summary of the ESOP shares as of December 31, 2020 and 2019 are as follows:
	December 31, 2020	December 31, 2019
Shares released to participants(1)	36,733	29,386
Shares allocated to participants	10,285	7,347
Unreleased shares	195,207	73,468
Total	242,225	110,201
Fair value of unreleased shares	$2,252,689	$745,871

(1)
Share amounts related to the periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering (see Note 1).

In addition, effective July 2014, CNNB provides post-retirement benefits to directors of CNNB. CNNB accounts for the policies in accordance with ASC 715-60 Defined Benefit Plans, which requires companies to recognize a liability and related compensation costs that provide a benefit to a director extending to post-retirement periods. The liability is recognized based on the substantive agreement with the director.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
CNNB uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:
	2020	2019
Change in benefit obligation:
Beginning of year	$559,295	$487,077
Service cost	12,389	10,114
Interest cost	18,860	22,557
Loss/(gain)	97,340	69,547
Benefits paid	(75,000)	(30,000)
End of year	$612,884	$559,295
Amounts recognized in accumulated other comprehensive loss not yet recognized as components of net periodic benefit cost consist of:
	2020	2019
Prior service cost	$25,280	$25,280
Net loss	$13,522	$7,676
The accumulated benefit obligation for the benefit plan was $612,884 and $559,295 at December 31, 2020, and December 31, 2019, respectively.
The estimated prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $25,280.
	2020	2019
Components of net periodic benefit cost:
Service cost	$12,389	$10,114
Interest Cost	18,860	22,557
(Gain)/loss recognized	8,866	3,622
Prior service cost	25,280	25,280
	$65,395	$61,573
The retiree accrued liability expected to be reversed from the plan as of December 31, 2020 and December 31, 2019 is as follows:
	2020	2019
One year or less	$15,000	$30,000
Over one year to two years	15,000	30,000
Over two years to three years	15,000	30,000
Over three years to four years	15,000	30,000
Over four years to five years	15,000	15,000
Thereafter	165,000	135,000
	$240,000	$270,000

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Significant assumptions for the benefit plan liability include the following as of December 31, 2020 and 2019:
	2020	2019
Weighted average assumptions used to determine benefit cost obligation:
Discount Rate	3.08%	4.14%
Note 13:   Operating Lease Income
CNNB had one operating lease where it acts as lessor of office space at December 31, 2020. The subject office space was a branch location for an unaffiliated bank. The lessee notified CNNB that the branch would be relocating within their banking system. The lease was set to expire in November 2021 with three additional renewal options for five years each. As the leased space is a bank branch facility with ATM and drive-thru lane functionality, CNNB intends to occupy the vacated bank branch and operate a full-service branch facility. Rental income from leases was approximately $77,800 and $92,300 for the years ended December 31, 2020 and 2019, respectively.
Note 14:   Disclosures About Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full-term of the assets or liabilities.

Level 3
Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Recurring Measurements
The following tables present the fair value measurements of assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
	Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Mortgage-backed securities of government sponsored entities	$5,213,830	$—	$5,213,830	$—
Mortgage servicing rights	2,025,323	—	—	2,025,323
Derivative assets (included in other assets)	498,644	—		498,644
Derivative liabilities (included in other liabilities)	144,995	—	144,995	—
December 31, 2019
Mortgage-backed securities of government sponsored entities	$6,733,213	$—	$6,733,213	$—
Mortgage servicing rights	1,213,815	—	—	1,213,815
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.
Derivative Financial Instruments
The fair value of the interest lock commitments is based on the investor prices for the underlying loans or current secondary market prices for loans with similar characteristics less estimated costs to originate the loans and adjusted for the anticipated funding probability (pull-through rate). The fair value of the interest rate lock commitments is classified as Level 3 in the fair value hierarchy.
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of loan balance, weighted average coupon, weighted average maturity, escrow payments, servicing fees, prepayment speeds, float, cost to service, ancillary income, and discount rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Mortgage servicing rights are tested for impairment. Management measures mortgage servicing rights through use of a third-party independent valuation. Inputs to the model are reviewed by management.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The following is reconciliation of the beginning and ending balances of recurring fair value measurements related to mortgage servicing rights recognized in the accompanying balance sheets using significant unobservable (Level 3) inputs:
	2020	2019
Fair value as of the beginning of the year	$1,213,815	$1,252,740
Recognition of mortgage servicing rights on the sale of loans	1,460,328	245,790
Change in fair value due to changes in valuation inputs or assumptions used in the valuation model	(648,820)	(284,715)
Fair value at the end of the year	$2,025,323	$1,213,815
Mortgage servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in other noninterest income in the period in which the changes occur.
Loan Commitments
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of interest rate lock commitments was $498,600, partially offset by a negative fair value on forward sale commitments of $145,000. The fair value of mortgage banking derivatives is estimated based on current market prices for loans of similar terms and credit quality.
Nonrecurring Measurements
The following table presents the fair value of assets measured at fair value on a nonrecurring basis and the level of hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Collateral-dependent impaired loans	$173,877	$—	$—	$173,877
December 31, 2019
Collateral-dependent impaired loans	$51,568	$—	$—	$51,568
Collateral-dependent Impaired Loans
CNNB considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Unobservable (Level 3) Inputs
The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements at December 31, 2020 and 2019:
	Fair Value	Valuation Technique	Unobservable Inputs	Range
December 31, 2020
Mortgage servicing rights	$2,025,323	Discounted cash flow	Discount rate PSA prepayment speeds	10% 177 – 565%
Interest rate lock commitments	$498,644	Secondary market prices	Pull-through rate	85%
Impaired loans (collateral dependent)	$173,877	Market comparable properties	Marketability discount	10% – 15% 12%
December 31, 2019
Mortgage servicing rights	$1,213,815	Discounted cash flow	Discount rate PSA prepayment speeds	10% 89% – 173%
Impaired loans (collateral dependent)	$51,568	Market comparable properties	Marketability discount	10% – 15% 12%
Fair Value of Financial Instruments
The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.
Cash and cash equivalents, Federal Home Loan Bank Stock and Interest Receivable
The carrying amount approximates fair value.
Loans Held for Sale
Fair value of loans held for sale is based on quoted market prices, where available, or is determined by discounting estimated cash flows using interest rates approximating CNNB’s current origination rates for similar loans and adjusted to reflect the inherent credit risk.
Loans
The estimated fair value of loans follows the guidance in ASU 2016-01, which prescribes an “exit price” in estimating and disclosing the fair value of financial instruments. The fair value calculation discounted estimated cash flows using rates that incorporated discounts for credit, liquidity and marketability factors.
Federal Home Loan Bank Lender Risk Account Receivable
The fair value of the Federal Home Loan Bank lender risk account receivable is estimated by discounting the estimated remaining cash flows of each strata of the receivable at current rates applicable to each strata for the same remaining maturities.
Deposits
Deposits include demand deposits and savings accounts. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Federal Home Loan Bank Advances
Rates currently available to CNNB for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market. If a quoted market price is not available, an expected present value technique is used to estimate fair value.
Stock Subscription Proceeds in Escrow, Advances from Borrowers for Taxes and Insurance and Interest Payable
The carrying amount approximates fair value.
Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2020 and 2019, the fair value of letters of credit and lines of credit was not material.
The following table presents estimated fair values of CNNB’s financial instruments carried at cost at December 31, 2020 and 2019:
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Financial Assets:
Cash and cash equivalents	$32,347,806	$32,347,806	$—	$—
Interest-bearing time deposits	3,000,000	—	3,000,000	—
Loans held for sale	13,345,370	—	13,690,802	—
Loans, net of allowance for loan losses	166,667,918	—	—	165,251,240
Federal Home Loan Bank stock	2,801,800	—	2,801,800	—
Interest receivable	520,775	—	520,775	—
Federal Home Loan Bank lender risk account receivable	1,947,271	—	—	2,157,661
Financial Liabilities:
Deposits	152,207,043	90,002,257	63,577,288	—
Federal Home Loan Bank advances	38,412,000	—	39,718,400	—
Advances from borrowers for taxes and insurance	1,946,340	—	1,946,340	—
Interest payable	73,585	—	73,585	—

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2019
Financial Assets:
Cash and cash equivalents	$37,735,266	$37,735,266	$—	$—
Loans held for sale	3,114,081	—	3,178,068	—
Loans, net of allowance for loan losses	179,332,026	—	—	175,117,724
Federal Home Loan Bank stock	2,657,400	—	2,657,400	—
Interest receivable	624,333	—	624,333	—
Federal Home Loan Bank lender risk account receivable	1,713,240	—	—	1,820,707
Financial Liabilities:
Deposits	143,410,707	66,172,775	78,065,313	—
Federal Home Loan Bank advances	47,172,066	—	47,707,920	—
Stock subscription proceeds in escrow	23,407,011	23,407,011	—
Advances from borrowers for taxes and insurance	1,806,638	—	1,806,638	—
Interest payable	91,636	—	91,636	—
Note 15:   Derivative Financial Instruments
CNNB enters into commitments to originate loans whereby the interest rate on the loans is determined prior to funding (i.e. rate lock commitment). CNNB also enters into forward mortgage loan commitments to sell to various investors to protect itself against exposure to various factors and to reduce sensitivity to interest rate movements.
Both the interest rate lock commitments and the related forward mortgage loan sales contracts are considered derivatives and are recorded on the consolidated balance sheets at fair value in accordance with FASB ASC 815, Derivatives and Hedging, with changes in fair value recorded in noninterest income in the accompanying consolidated statements of income. All such derivatives are considered stand-alone derivatives and have not been formally designated as hedges by management.
The table below provides information on CNNB’s derivative financial instruments as of December 31, 2020. CNNB’s derivative instruments at December 31, 2019 were not material. Income related to derivative financial instruments included in noninterest income in the accompanying consolidated statements of income for the year ended December 31, 2020 is as follows:
	Notional Amount	Asset Derivatives	Liability Derivatives
December 31, 2020
Interest rate lock commitments	$19,613,510	$498,644	—
Forward sale commitments	32,953,442	—	144,995
	52,566,952	$498,644	144,995

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Income (loss) related to derivative financial instruments included in noninterest income in the accompanying consolidated statements of income for the year ended December 31, 2020 is as follows:
2020
Interest rate lock commitments	$498,644
Forward sale commitments	(144,995)
353,649
Note 16:   Commitments and Credit Risk
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
Forward sale commitments are commitments to sell groups of residential mortgage loans that CNNB originates or purchases as part of its mortgage banking activities. CNNB commits to sell the loans at specified prices in a future period. These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale since CNNB is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.
The dollar amount of commitments to fund fixed rate loans at December 31, 2020 and 2019 follows:
	December 31, 2020		December 31, 2019
	Amount	Interest Rate Range	Amount	Interest Rate Range
Commitments to fund fixed-rate loans	$28,451,835	2.25% – 3.25%	$3,917,445	3.5% – 5.125%
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
Loan commitments outstanding at December 31, 2020 and 2019 were composed of the following:
	December 31, 2020	December 31, 2019
Commitments to originate loans for portfolio	$189,200	$761,055
Forward sale commitments	41,791,767	7,031,526
Lines of credit	19,826,038	16,840,828

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Note 17:   Earnings Per Share
Basic earnings per common share is computed based upon the weighted-average number of shares of common stock outstanding during the period, less shares in CNNB’s ESOP that are unallocated and not committed to be released. The computations are as follows for December 31, 2020 and 2019:
	Year ended December 31,
	2020	2019
Net income	$3,155,721	$798,474
Less allocation of net income to participating securities	28,869	7,372
Net income allocated to common shareholders	3,126,852	791,102
Shares outstanding for basic earnings per share(1):
Shares issued	2,970,211	2,944,383
Less: Average unearned ESOP shares and unvested restricted stock	220,522	78,983
Weighted-average shares outstanding – basic	2,749,689	2,865,400
Basic earnings per common share	$1.14	$0.28
Effect of dilutive securities:
Weighted-average shares outstanding – basic	2,749,689	2,865,400
Stock options	39,657	42,411
Weighted-average shares outstanding – diluted	2,789,346	2,907,812
Diluted earnings per share	$1.12	$0.27

(1)
Share amounts related to the periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering. (see Note 1)

Note 18:   Equity Incentive Plan
In May 2017, CNNB’s stockholders approved the Cincinnati Bancorp 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan authorized the issuance or delivery to participants of up to 192,844 shares of CNNB’s common stock pursuant to the grants of restricted stock awards, restricted stock unit awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2017 Plan pursuant to the exercise of stock options is 137,476 (as adjusted) shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards or restricted stock units is 55,098 (as adjusted) shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares subject to award under the 2017 Plan may be authorized but unissued shares or treasury shares. The 2017 Plan contains annual and lifetime limits on certain types of awards to individual participants.
Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2017 Plan).

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Stock option awards and related information is as follows for the years ended December 31, 2020 and 2019:
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
December 31, 2020
Outstanding, beginning of period	126,634	$6.07	7.66	$528,573
Granted	11,000	$9.38
Exercised	—	—
Forfeited	(3,306)	$5.84
Outstanding, end of period	134,328	$6.34	6.87	$698,506
Exercisable, end of period	70,726	$5.92	6.56	$397,480
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
December 31, 2019
Outstanding, beginning of period	129,479	$5.84	8.50	$194,008
Granted	8,176	$9.36	10.00
Exercised	(3,306)	$5.84
Forfeited	(7,714)	$5.84
Outstanding, end of period	126,634	$6.07	7.66	$528,573
Exercisable, end of period	50,654	$5.84	7.50	$195,199

(1)
Share amounts related to periods prior to the January 22, 2020 closing of the conversion offering have been restated to give retroactive recognition to the 1.6351 exchange ratio applied in the conversion offering. (see Note 1).

In June 2017, CNNB awarded 55,098 (as adjusted) restricted shares to members of the Board of Directors and certain members of management. The restricted stock awards have a five year vesting period. Shares of restricted stock granted to employees under the 2017 Plan are subject to vesting based on continuous employment for a specified time period following the date of grant. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities.
Total compensation expense recognized in the income statement for share-based payment arrangements was $110,416 and $103,152 for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, there was approximately $200,800 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.2 years.
Note 19:   Multiemployer Defined Benefit Plan
In connection with the acquisition of Kentucky Federal Savings and Loan Association, Cincinnati Federal is now part of a multiple-employer pension plan that is considered a multiemployer plan for accounting purposes. The Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan) is a tax-qualified defined benefit plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
and the Plan Number is 333. The Pentegra DB Plan operates as a multiemployer plan for accounting purposes and as a multiple — employer plan under the Employee Retirement Income Security Act of 1974 and the IRC. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.
The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits of other participating employers. If Cincinnati Federal chooses to stop participating in this plan, it may be required to pay an amount based on the underfunded status of the plan, referred to as the withdrawal liability. Effective June 30, 2016, participation in the plan was frozen.
The funded status (market value divided by funding target) of the plan at June 30, 2020 and 2019 was 85.68% and 85.94%, respectively.
Total contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $138,321,604 and $164,570,408 for the plan years ended June 30, 2019 and June 30, 2018. Cincinnati Federal’s contribution to the Pentegra DB Plan for the fiscal year ending December 31, 2020 are not more than 5% of the total contributions to the Pentegra DB Plan for the plan year ended June 30, 2019.
Accounting Standards Update 2011-09 requires the use of the most recently available annual return (Form 5500) to determine if an employer’s contributions represent more than 5% of total contributions to the Pentegra DB Plan. The 2018 Form 5500 is the most recently available annual report. The Schedule SB contains the total contributions to the Pentegra DB Plan for the year ending June 30, 2019. Cincinnati Federal’s contributions to the plan were $107,772 and $105,511 for the years ending December 31, 2020 and 2019, respectively.
Plan Name	Employer Identification Number	Company Contributions		FIP/RP Status Pending/ Implemented	Expiration of Collective Bargaining Agreement
		2020	2019
Pentegra Defined Benefit Plan for Financial Institutions	13-5645888/333	$107,772	$105,511	No	Not applicable
Note 20:   Recent Accounting Pronouncements
FASB ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326)
In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income.
In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees.
The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination.
ASU No. 2016-13 is effective for public business entities that are U.S. Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For SEC filers that are Smaller Reporting Companies, all other public business entities, and other non-public entities, the amendments are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).
CNNB is currently evaluating the impact of these amendments to CNNB’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from these amendments. The Allowance for Loan Losses (ALL) estimate is material to CNNB and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. CNNB is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. CNNB continues to collect and retain historical loan and credit data. CNNB is in the process of identifying data gaps. Certain CECL models are currently being evaluated. The Audit Committee is informed of ongoing CECL developments. For additional information on the allowance for loan losses, see Notes 1 and 3.
FASB ASU 2016-02, Leases (Topic 842)
ASU No. 2016-02 Leases, was issued in February 2016 and requires a lessee to recognize in the statement of financial position a liability to make lease payments (“the lease liability”) and a right to use the underlying asset for the lease term, initially measured at the present value of the lease payments. When measuring assets and liabilities arising from a lease, the lessee should include payments to be made in optional periods only if the lessee is reasonably certain, as defined, to exercise an option to the lease or not to exercise an option to terminate the lease. Optional payments to purchase the underlying asset should be included if the lessee is reasonably certain it will exercise the purchase option. Most variable lease payments should be excluded except for those that depend on an index or a rate or are in substance fixed payments.
A lessee shall classify a lease as a finance lease if it meets any of the five listed criteria:
a.
The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b.
The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

c.
The lease term is for the major part of the remaining economic life of the underlying asset.

d.
The present value of the sum of the lease payments and any residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset.

e.
The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
For finance leases, a lessee shall recognize in the statement of income interest on the lease liability separately from the amortization of the right-of-use asset. Amortization of the right-to-use asset shall be on a straight-line basis, unless another basis is more representative of the pattern in which the lessee expects to consume the right-of-use asset’s future economic benefits. If the lease does not meet any of the five criteria, the lessee shall classify it as an operating lease and shall recognize a single lease cost on a straight line basis over the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. On October 16, 2019, FASB approved a final ASU delaying the effective date for nonpublic business entities. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available. CNNB adopted ASU No. 2016-02 effective January 1, 2020, as required, without material effect on CNNB’s consolidated financial position or results of operations, since CNNB does not have a material amount of lease agreements. The right of use asset and lease obligation recorded as of December 31, 2020 was approximately $180,000 and is reflected in other assets and liabilities, respectively on the balance sheet. The modified retrospective method was applied. Due to immateriality of the impact, certain disclosures under ASU 842 have been omitted.
Note 21:   Condensed Financial Information (Parent Company Only)
Presented below is condensed financial information as to the financial position, results of operations and cash flows of CNNB:
Condensed Balance Sheet
	2020	2019
Assets
Cash and due from banks	$6,449,777	$459,178
Investment in bank subsidiary	34,676,167	23,396,464
Other assets	378,027	225,523
Total assets	$41,503,971	$24,081,165
Temporary Equity
ESOP shares subject to mandatory redemption	$—	$244,327
Stockholders’ Equity	41,503,971	23,836,838
Total temporary equity and stockholders’ equity	$41,503,971	$24,081,165

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Condensed Statements of Income and Comprehensive Income
	2020	2019
Dividend Income	$—	$750,000
Merger-related expenses	—	18,000
Other noninterest expenses	316,466	262,666
Total noninterest expense	$316,466	$280,666
Income (loss) before federal income tax benefits and equity in undistributed income of the subsidiary	(316,466)	469,334
Federal income tax benefits	66,456	102,907
Equity in undistributed income of subsidiary	3,405,731	226,233
Net Income	$3,155,721	$798,474
Comprehensive Income	$3,154,696	$759,927
Condensed Statement of Cash Flows
	2020	2019
Operating Activities
Net Income	$3,155,721	$798,474
Items not requiring (providing) cash
Equity in undistributed income of subsidiary	(3,405,731)	(226,233)
Increase (decrease) in cash due to changes in:
Accrued expenses and other assets	(152,505)	(398,607)
Net cash provided by (used in) operating activities	(402,515)	173,634
Investing Activities
Proceeds from second step stock issuance downstreamed to bank	(7,667,532)	—
Net cash provided by (used in) investing activities	(7,667,532)	—
Financing Activities
Issuance of common stock	14,060,646	—
Net cash provided by (used in) financing activities	14,060,646	—
Net change in cash and due from banks	5,990,599	173,634
Cash and due from banks at beginning of year	459,178	285,544
Cash and due from banks at end of year	$6,449,777	$459,178

Cincinnati Bancorp, Inc.
Notes to the Consolidated Financial Statements
December 31, 2020 and 2019
Note 21:   Impact of COVID-19 on Cincinnati Bancorp, Inc.
In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of CNNB as well as CNNB’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting CNNB into 2021.
The CARES Act included several provisions designed to help financial institutions like CNNB in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. CNNB has taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2020, CNNB has six loans totaling $1.0 million that were modified during 2020 under the CARES Act guidance, that remain on modified terms. CNNB modified other loans during 2020 under the guidance that have since returned to normal repayment status as of December 31, 2020.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
May 17, 2023
by and between
LCNB CORP.
and
CINCINNATI BANCORP, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2023 (this “Agreement”), is made and entered into by and between LCNB CORP., an Ohio corporation (“LCNB”), and CINCINNATI BANCORP, INC., a Maryland corporation (“CNNB”).
WITNESSETH
WHEREAS, LCNB is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of capital stock of LCNB National Bank, a national bank (“LCNB Bank”);
WHEREAS, CNNB is a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”) and owns all of the outstanding shares of capital stock of Cincinnati Federal, a federal savings bank (“Cincinnati Federal”);
WHEREAS, the Boards of Directors of LCNB and CNNB believe that the merger of CNNB with and into LCNB, followed by the subsidiary bank merger of Cincinnati Federal with and into LCNB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the respective shareholders of LCNB and CNNB;
WHEREAS, the Boards of Directors of LCNB and CNNB have each approved this Agreement and the transactions contemplated hereby;
WHEREAS the parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, as an inducement for LCNB to enter into this Agreement, the directors and executive officers of CNNB have entered into Support Agreements with LCNB (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors and officers have agreed, among other matters, to vote all of the shares of CNNB Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreement; and
WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LCNB and CNNB hereby agree as follows:
ARTICLE I
Certain Definitions
1.01   Certain Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).
“Acquisition Proposal” has the meaning set forth in Section 6.06(e)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.06(e)(iii).
“Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.01(b)(v).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).
“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” has the meaning set forth in the Recitals to this Agreement.
“CARES Act Modified Loan” has the meaning set forth in Section 5.01(s)(vii).
“CARES Act” has the meaning set forth in Section 5.01(s)(vii).
“Cash Election Shares” has the meaning set forth in Section 3.03(b).
“Chosen Courts” has the meaning set forth in Section 9.06.
“Cincinnati Federal” has the meaning set forth in the Preamble to this Agreement.
“Closing” has the meaning set forth in Section 2.04.
“CNNB” has the meaning set forth in the Preamble to this Agreement.
“CNNB 401(k) Plan” has the meaning set forth in Section 6.10(c).
“CNNB Articles” means the Articles of Amendment and Restatement of CNNB, as amended.
“CNNB Board” means the Board of Directors of CNNB.
“CNNB Bylaws” means the bylaws of CNNB, as amended.
“CNNB Common Stock” means the shares of common stock, with $0.01 par value of CNNB.
“CNNB Disclosure Schedule” has the meaning set forth in Section 5.01.
“CNNB Equity Incentive Plans” means the Cincinnati Bancorp, Inc. 2017 Equity Incentive Plan and the Cincinnati Bancorp, Inc. 2021 Equity Incentive Plan.
“CNNB ESOP” means the Cincinnati Federal Employee Stock Ownership Plan.
“CNNB Group” has the meaning set forth in Section 5.01(n)(vii).
“CNNB Meeting” has the meaning set forth in Section 5.01(d)(i).
“CNNB Options” has the meaning set forth in Section 3.04(a).
“CNNB Preferred Stock” has the meaning set forth in Section 5.01(b)(i).
“CNNB Recommendation” has the meaning set forth in in Section 6.02(b).
“CNNB Restricted Stock” has the meaning set forth in Section 3.04(d).
“CNNB Stock” has the meaning set forth in Section 5.01(b)(i).
“CNNB’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio and Commonwealth of Kentucky.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals to this Agreement.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(k)(i).
“Consultants” has the meaning set forth in Section 5.01(k)(i).

“Data Conversion” has the meaning set forth in Section 6.12.
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.01(k)(i).
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.
“Election Deadline” has the meaning set forth in Section 3.03(c).
“Election Form” has the meaning set forth in Section 3.03(b).
“Employees” has the meaning set forth in Section 5.01(k)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.01(k)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(k)(iii).
“ESOP Trustee” means Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica.
“ESOP Vote” has the meaning set forth in Section 6.10(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“Exchange Ratio” shall mean 0.9274.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Group” has the meaning set forth in Section 13(d) under the Exchange Act.
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“HOLA” has the meaning set forth in the Recitals to this Agreement.

“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.01(k)(ii).
“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Lending Officer, Chief Wealth Officer or Chief Investment Officer and, with respect to CNNB, the Knowledge of any officer of CNNB and Cincinnati Federal with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Bank Secrecy Act Officer, Chief Lending Officer, Director of Risk Management or Compliance Officer. An officer of LCNB or CNNB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
“LCNB” has the meaning set forth in the Preamble to this Agreement.
“LCNB Articles” means the Articles of Incorporation of LCNB, as amended.
“LCNB Bank” has the meaning set forth in the Preamble to this Agreement.
“LCNB Board” means the Board of Directors of LCNB.
“LCNB Common Shares” means shares of common stock, without par value, of LCNB.
“LCNB Disclosure Schedule” has the meaning set forth in Section 5.02.
“LCNB Equity Plan” means the 2015 Ownership Incentive Plan of LCNB, as amended.
“LCNB Regulations” means the regulations of LCNB, as amended.
“LCNB SEC Reports” has the meaning set forth in Section 5.02(f)(ii).
“Letter of Transmittal” has the meaning set forth in Section 3.03(g).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or other encumbrance.
“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).
“Material Adverse Effect” means, with respect to LCNB, or CNNB, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of LCNB and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of CNNB and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either LCNB or CNNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries; (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (e) public disclosure of the execution of this Agreement, or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees, including, without limitation, in the case of CNNB, employees of CNNB’s mortgage banking business) or actions or omissions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (f) the occurrence of any natural or man-made disaster; and (g) expenses incurred by the party and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement; except, with respect to subclauses (a), (b), (c), (d) and (f), to the extent that the effects of the change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which the party and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 5.01(i)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Bank Merger, as set forth in Sections 2.01 and 2.05.
“MGCL” means the Maryland General Corporation Law.
“Minimum Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.01(b)(v).
“Minimum Equity Determination Date” has the meaning set forth in Section 3.01(b)(v).
“No Election Shares” has the meaning set forth in Section 3.03(b).
“Notifying Party” has the meaning set forth in Section 6.11(a).
“NASDAQ” means the NASDAQ Stock Market.
“Notice Period” has the meaning set forth in Section 6.06(d)(ii).
“OCC” means the Office of the Comptroller of the Currency.
“Old Certificates” has the meaning set forth in Section 3.03(c).
“OGCL” means the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code, as amended.
“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Phase I” has the meaning set forth in Section 6.19.
“Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).
“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(i)(2).
“Record Holder” means, with respect to CNNB Common Stock, a Person in whose name shares of CNNB Common Stock are registered on the books of CNNB or its transfer agent, as applicable.
“Record Holder List” has the meaning set forth in Section 3.03(b).
“Registration Statement” has the meaning set forth in Section 5.01(d)(i).
“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(g)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(g)(i).
“Related Parties” has the meaning set forth in Section 5.01(z).
“Related Party Agreements” has the meaning set forth in Section 5.01(z).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Requisite CNNB Vote” has the meaning set forth in Section 5.01(c)(i).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SDAT” means the State Department of Assessments and Taxation of Maryland.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Settlement Agreement” has the meaning ascribed to it in Section 6.10(h).
“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.
“Subsidiary Bank Merger” has the meaning set forth in Section 2.05(a).
“Subsidiary Bank Merger Agreement” has the meaning set forth in Section 2.05(a).
“Subsidiary Bank Merger Certificates” has the meaning set forth in Section 2.05(b).
“Superior Proposal” has the meaning set forth in Section 6.06(e)(i).
“Support Agreements” has the meaning set forth in the Recitals to this Agreement.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.01(l).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Tail Policy” has the meaning set forth in Section 6.18(b).
“Termination Fee” has the meaning set forth in Section 8.02(b)(i).
“Third Party System” has the meaning set forth in Section 5.01(w).
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means CNNB Stock held by CNNB or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Unduly Burdensome” means that a condition, restriction or requirement would (i) prohibit or materially limit LCNB or LCNB Bank from engaging in any business activity engaged in by any of LCNB, LCNB Bank, CNNB or Cincinnati Federal as engaged by them as of the date of this Agreement, (ii) prohibit or materially limit LCNB’s or LCNB Bank’s ownership or operation of any material portion of the property or business of LCNB, LCNB Bank, CNNB or Cincinnati Federal, (iii) compel LCNB or LCNB Bank to dispose of or hold any material asset or property of LCNB, LCNB Bank, CNNB or Cincinnati Federal, or (iv) have a Material Adverse Effect on LCNB.
ARTICLE II
The Merger
2.01   The Parent Merger.
(a)   The Parent Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CNNB shall merge with and into LCNB (the “Parent Merger”), LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CNNB shall cease. At the Effective Time:
(i)   The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;
(ii)   The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL;
(iii)   Each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL; and
(iv)   At and after the Effective Time, each share of LCNB Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.
(b)   Option to Change Method of Merger.   LCNB may, at any time prior to the Effective Time, change the method of effecting the Parent Merger and/or the Subsidiary Bank Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:
(i)   Alter or change the amount or kind of consideration to which the holders of CNNB Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;
(ii)   Materially impede or delay consummation of the transactions contemplated by this Agreement; or
(iii)   Cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code. If requested by LCNB, CNNB shall enter into one or more amendments to this Agreement in order to effect any such change.
(c)   No Dissenters’ Rights.   In connection with the Parent Merger, the holders of shares of CNNB Common Stock are not entitled to any rights of an objecting or dissenting shareholder under Section 3-202 of the MGCL.
2.02   Effectiveness of Parent Merger.   Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the SDAT; or (ii) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL and MGCL.
2.03   Effective Date and Effective Time.   Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and CNNB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time.”
2.04   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Lebanon, Ohio time, on a date as soon as reasonably practicable to be mutually agreed upon by LCNB and CNNB, and after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing).
2.05   The Subsidiary Bank Merger.
(a)   Immediately following the Parent Merger, or at such later time as LCNB may determine, Cincinnati Federal will merge with and into LCNB Bank (the “Subsidiary Bank Merger”). LCNB Bank shall be the surviving entity in the Subsidiary Bank Merger and, upon the consummation of the Subsidiary Bank Merger, the separate corporate existence of Cincinnati Federal shall cease and LCNB Bank shall survive and continue to exist as a national bank. Promptly after the date of this Agreement, LCNB Bank and Cincinnati Federal shall enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit B (the “Subsidiary Bank Merger Agreement”).
(b)   Each of LCNB and CNNB, as the sole shareholder of LCNB Bank and Cincinnati Federal, respectively, shall approve the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger. Prior to the Effective Time, CNNB shall cause Cincinnati Federal, and LCNB shall cause LCNB Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Bank Merger (“Subsidiary Bank Merger Certificates”). The Parent Merger and the Subsidiary Bank Merger shall sometimes collectively be referred to herein as the “Merger.”
ARTICLE III
Aggregate Consideration
3.01   Aggregate Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of any holder of CNNB Common Stock:
(a)   Conversion of CNNB Common Stock.   Subject to Sections 3.01 and 3.03, each share of CNNB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:
(i)   a number of LCNB Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); or
(ii)   cash in the amount of $17.21 (the “Per Share Cash Consideration”).
(b)   Aggregate Consideration.
(i)   The “Aggregate Consideration” shall mean the Aggregate Cash Consideration and the Aggregate Stock Consideration.

(ii)   The “Aggregate Cash Consideration” for purposes of this Agreement shall be a dollar amount equal to the Per Share Cash Consideration multiplied by the sum of the total number of Cash Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Cash Shares, if any.
(iii)   The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to the Exchange Ratio multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Stock Shares, if any.
(iv)   If the number of shares of CNNB Common Stock issued and outstanding immediately prior to the Effective Time exceeds the number of shares of CNNB Common Stock issued and outstanding as of the date hereof for reasons other than the exercise of CNNB Options outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.
(v)   If the Adjusted Shareholders’ Equity (as defined below), as mutually agreed to by CNNB and LCNB, each acting in good faith, is less than $36,800,000 (“Minimum Adjusted Shareholders’ Equity”), then the Aggregate Consideration shall be reduced dollar-for-dollar by the amount by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity. If the Adjusted Shareholders’ Equity equals or exceeds the Minimum Adjusted Shareholders’ Equity, then there shall be no adjustment to the Aggregate Consideration. As used herein, “Adjusted Shareholders’ Equity” shall equal CNNB’s consolidated shareholders’ equity as determined in accordance with GAAP as of the date that is three (3) business days immediately prior to the Closing Date (the “Minimum Equity Determination Date”), plus the sum of (i) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by CNNB or any CNNB Subsidiary in connection with this Agreement or the transactions contemplated hereby, (ii) any amounts paid or payable to any director, officer or employee of the CNNB or any CNNB Subsidiary under any contract, severance arrangement, benefit plan or employment practice of CNNB or any CNNB Subsidiary and all other payroll and non-payroll related costs and expenses incurred by CNNB or any CNNB Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iii) any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy pursuant to this Agreement, (iv) any costs associated with the termination of the CNNB’s employee benefit plans, (v) any costs associated with the termination of the CNNB’s and CNNB Subsidiaries’ agreements with any of their vendors, including any data processing agreement, (vi) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in the valuation of mortgage serving rights (as determined in accordance with GAAP) from March 31, 2023 through the Minimum Equity Determination Date, (vii) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in the valuation of interest rate lock commitments and/or forward loan sale commitments (as determined in accordance with GAAP) from March 31, 2023 through the Minimum Equity Determination Date, (viii) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in accumulated other comprehensive income from March 31, 2023 through the Minimum Equity Determination Date, (ix) the balance of the Cincinnati Federal ESOP loan on the Minimum Equity Determination Date, and (x) any other expenses incurred solely in connection with the transactions contemplated by this Agreement, in each case incurred or to be incurred by the CNNB or any CNNB Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.
(c)   Treasury Shares.   All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02   Rights as Shareholders; Share Transfers.   At the Effective Time, holders of shares of CNNB Common Stock shall cease to be, and shall have no rights as, stockholders of CNNB, other than (a) to receive any dividend or other distribution with respect to such shares of CNNB Common Stock with a record date occurring prior to the Effective Time, or (b) to receive the Aggregate Consideration. After the Effective

Time, there shall be no transfers on the stock transfer books of CNNB or the Surviving Corporation of any shares of CNNB Common Stock.
3.03   Election, Exchange and Payment Procedures .
(a)   Exchange Agent.   Computershare Inc. will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)   Election Procedure.   Upon written request of LCNB, which request will be made not less than two, nor more than five, Business Days prior to the date LCNB causes the Exchange Agent to mail the Election Forms (as hereinafter described), CNNB will provide to LCNB and the Exchange Agent an accurate and complete written list of the Record Holders of shares of CNNB Common Stock as of the date of delivery of such list (the “Record Holder List”). No later than forty (40) business days prior to the anticipated Election Deadline, LCNB shall cause the Exchange Agent to mail to each Person on the Record Holder List an election form in such form as LCNB and CNNB shall mutually agree (the “Election Form”); provided, however, that the Registration Statement shall have been declared effective by the SEC before the Exchange Agent shall mail the Election Forms to the holders of shares of CNNB Common Stock, and if such effectiveness is less than forty (40) business days prior to the anticipated Election Deadline, immediately following such effectiveness. Each Election Form shall permit the holder (or in the case of nominee Record Holders of shares of CNNB Common Stock, the beneficial owner through proper instructions and documentation) of CNNB Common Stock (i) to elect to receive LCNB Common Shares with respect to all of such holder’s CNNB Common Stock, (ii) to elect to receive cash with respect to all of such holder’s CNNB Common Stock, (iii) to elect to receive cash with respect to some of such holder’s CNNB Common Stock and to receive LCNB Common Shares with respect to such holder’s remaining CNNB Common Stock, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNNB Common Stock. Any CNNB Common Stock with respect to which the holder has properly elected to receive cash are referred to as “Cash Election Shares.” Any CNNB Common Stock with respect to which the holder has properly elected to receive LCNB Common Shares are referred to as “Stock Election Shares.” Any CNNB Common Stock with respect to which the holder has indicated that such holder makes no such election are referred to as “No Election Shares.” Any CNNB Common Stock with respect to which the holder thereof shall not have made, as of the Election Deadline, an effective election by submission to the Exchange Agent of a properly completed Election Form shall be deemed to be No Election Shares.
(c)   Election Deadline; Revocation or Modification of Election.   For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the fifteenth (15th) business day prior to the Effective Date, or such other date upon which LCNB and CNNB shall mutually agree to prior to the Effective Time. Any election to receive cash, LCNB Common Shares or a combination of cash and LCNB Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with (i) the certificates representing CNNB Common Stock (the “Old Certificates”) covered by such Election Form if such shares of CNNB Common Stock are certificated, and (ii) duly executed transmittal materials included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.
(d)   Reallocation of LCNB Common Shares and Cash.   No later than the fifth (5th) business day prior to the Effective Date, the Exchange Agent shall effect the proper allocation among holders of CNNB Common Stock of rights to receive cash, LCNB Common Shares, or a combination of cash and LCNB Common Shares in accordance with the Election Forms and as follows:
(i)   If the number of Cash Election Shares is greater than 20% of the total number of shares of CNNB Common Stock outstanding, then:
(1)   each of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;

(2)   the Exchange Agent will designate among the Cash Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares referred to as “Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals 20% of the total number of shares of CNNB Common Stock outstanding, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and
(3)   each of the Cash Election Shares that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.
(ii)   If the number of Stock Election Shares is greater than 80% of the total number of shares of CNNB Common Stock outstanding, then:
(1)   each of the Cash Election Shares and No Election Shares shall have the right to receive the Per Share Cash Consideration;
(2)   the Exchange Agent will designate among the Stock Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares referred to as “Reallocated Cash Shares”) such that the number of remaining Stock Election Shares equals 80% of the total number of shares of CNNB Common Stock outstanding, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and
(3)   each of the Stock Election Shares that are not Reallocated Cash Shares shall have the right to receive the Per Share Stock Consideration.
(iii)   If the number of Cash Election Shares is less than 20% of the total number of shares of CNNB Common Stock outstanding and the number of Stock Election Shares is less than 80% of the total number of shares of CNNB Common Stock outstanding, then:
(1)   each of the Cash Election Shares shall have the right to receive the Per Share Cash Consideration;
(2)   each of the Stock Election Shares shall have the right to receive the Per Share Stock Consideration; and
(3)   the Exchange Agent will designate among the No Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares as Reallocated Cash Shares such that the number of Cash Election Shares plus the number of Reallocated Cash Shares equals 20% of the total number of CNNB shares outstanding, with the remaining No Election Shares designated as Reallocated Stock Shares.
(e)   Method of Designation.
(i)   If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.
(ii)   If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.
(iii)   If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall have a pro rata portion (based on such holder’s Cash

Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.
(f)   Exchange Fund.   Prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates and holders of uncertificated shares of CNNB Common Stock, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) the Per Share Cash Consideration, (B) cash in lieu of fractional shares pursuant to Section 3.03(i), (C) cash in an aggregate amount sufficient for the Option Cash-Out Amount, pursuant to Section 3.04 and (D) any dividends or distributions on account of LCNB Common Shares to be exchanged for shares of CNNB Common Stock with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CNNB Common Stock. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of the Exchange Fund as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.
(g)   Surrender of Old Certificates Following the Election Deadline.
(i)   Appropriate transmittal materials (the “Letter of Transmittal”) in a form satisfactory to LCNB and CNNB shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of CNNB Common Stock as of the Election Deadline who did not previously submit a properly completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.
(ii)   The Letter of Transmittal shall (A) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent; (B) be in a form and contain any other provisions as LCNB and CNNB may reasonably determine; (C) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates; and (D) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Aggregate Consideration. Upon the effective surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional LCNB Common Shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03). Old Certificates so surrendered shall be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, but in any event not more than five (5) business days, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of CNNB Common Stock not registered in the transfer records of CNNB, the applicable portion of the Aggregate Consideration shall be issued to the transferee thereof only if the Old Certificates representing such shares of CNNB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(iii)   No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such person’s Old Certificates.
(h)   Release of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the shareholders of CNNB for six (6) months after the Effective Time shall be paid to LCNB. Any shareholders of CNNB who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Aggregate Consideration.
(i)   No Fractional LCNB Common Shares.
(i)   No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)   Each holder of CNNB Common Stock who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (A) the fractional LCNB Common Share interest to which such holder (after taking into account all CNNB Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Per Share Cash Consideration. For the avoidance of doubt, payments made pursuant to this Section 3.03(i) shall not be included in determining the Aggregate Cash Consideration or any limits on the amount thereof.
(j)   No Liability.   None of LCNB, CNNB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CNNB Common Stock for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(k)   Withholding Rights.   LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CNNB Common Stock such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the CNNB Common Stock.
(l)   Book Entry.   All shares of LCNB Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in LCNB’s discretion.
(m)   Waiver.   The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.
(n)   Stock Splits, Recapitalization, etc.   If, prior to the Effective Time, the outstanding LCNB Common Shares or CNNB Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration to give holders of CNNB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
3.04   CNNB Options/Restricted Stock Awards.
(a)   Immediately prior to the Effective Time, all rights with respect to CNNB Common Stock pursuant to CNNB Equity Incentive Plans (the “CNNB Options”) shall be cancelled in exchange for a cash payment equal to the Per Share Cash Consideration less the exercise price per share of such

CNNB Option (the “Option Cash-Out Amount”). All unvested CNNB Options will be accelerated immediately prior to cancellation in exchange for the cash payment in accordance with this Section 3.04.
(b)   The CNNB Board shall not make any grants of CNNB Options following the execution of this Agreement, except grants required to be made under the CNNB Equity Incentive Plans.
(c)   The CNNB Board shall make such adjustments and amendments to or make such determinations with respect to the CNNB Options to effect the foregoing provisions of this Section 3.04.
(d)   Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“CNNB Restricted Stock”) pursuant to the CNNB Equity Incentive Plans shall automatically lapse, and each share of CNNB Restricted Stock shall be treated as an issued and outstanding share of CNNB Common Stock for the purposes of this Agreement.
3.05   Tax Consequences.
(a)   For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).
(b)   Notwithstanding anything in this Agreement to the contrary, if, in the reasonable opinion of LCNB, the Parent Merger may potentially fail to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then LCNB shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable, in the reasonable opinion of LCNB, the Parent Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.
ARTICLE IV
Actions Pending Consummation of Merger
4.01   Forbearances of CNNB.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by law or regulation, by any Governmental Authority or by an applicable Regulatory Order, without the prior written consent of LCNB, CNNB shall not, and shall cause its Subsidiaries not to:
(a)   Ordinary Course.   Conduct the business of CNNB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon CNNB’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable policies imposed by any Governmental Authority.
(b)   Capital Stock.   (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CNNB Common Stock, other capital stock of CNNB, (ii) enter into any agreement, or amend or modify the CNNB Equity Incentive Plans except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional new grants of any restricted stock, options, other Rights or similar stock-based employee rights under CNNB Equity Incentive Plans or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)   Dividends; Distributions; Adjustments.   (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)   Compensation; Employment Agreements.    Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CNNB or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof , or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law. For the avoidance of doubt, CNNB may in the ordinary course extend the terms of the employment and change in control agreements in effect as of the date of this Agreement.
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify, make any contributions (except the ESOP contribution and payment otherwise due no later than each December 31 consistent with past practices) to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the CNNB Equity Incentive Plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CNNB or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any options, restricted stock, phantom stock or other compensation or benefits payable thereunder, except as set forth in Section 4.01(e) of the CNNB Disclosure Schedule.
(f)   Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.
(g)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)   Governing Documents.   Amend the CNNB Articles, the CNNB Bylaws or the organizational and governing documents of its Subsidiaries.
(i)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)   Material Contracts.   (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to CNNB; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by CNNB or any CNNB Subsidiary of $10,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by CNNB or any CNNB Subsidiary from and after the date of this Agreement, would result in aggregate required payments by CNNB or any CNNB Subsidiary in excess of $50,000.
(k)   Claims.   Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $10,000 or, in the aggregate, not to exceed $50,000, for all such claims, actions or proceedings.
(l)   Adverse Actions.   Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement.

(m)   Risk Management.   Except as set forth in Section 4.01(m) of the CNNB Disclosure Schedule, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail in any material respect to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail in any material respect to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)   Borrowings.   Other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).
(o)   Indirect Loans; Participations.   (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in CNNB’s Territory which are secured by collateral located in CNNB’s Territory in the ordinary course and consistent with past practices.
(p)   Capital Expenditures.   Make, or commit to make, any capital expenditures in excess of $25,000.
(q)   Lending.   (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Cincinnati Federal that is, in the aggregate, in excess of $1,000,000 or any new Loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to CNNB or any of its Subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to CNNB or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by Cincinnati Federal as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) through (iv) above LCNB shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to LCNB. If LCNB does not respond negatively in writing within such time period, LCNB shall be deemed to have granted its consent to such Loan or extension of credit.

(r)   Investment Securities Portfolio.   Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $200,000 or in the aggregate that would exceed $1,000,000.
(s)   Taxes.   (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(t)   Offices and Facilities.   (i) Open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of CNNB or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(u)   Interest Rates.   Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with applicable policies of CNNB or its Subsidiaries or with past practices in relation to rates prevailing in the relevant market.
(v)   Foreclosures.   Foreclose upon or otherwise cause CNNB or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to residential real property of one acre or less to be foreclosed upon unless CNNB has reason to believe that such real property may contain any such Hazardous Material.
(w)   Deposit Liabilities.   Take any action to cause any material change in the amount or general composition of deposit liabilities.
(x)   Reorganization 368(a).   Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(y)   Commitments.   Agree or commit to do any of the foregoing.
4.02   Forbearances of LCNB.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or required by an applicable Regulatory Order, without the prior written consent of CNNB, LCNB shall not, and shall cause its Subsidiaries not to:
(a)   Capital Stock.   Effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(b)   Governing Documents.   Amend the LCNB Articles or the LCNB Regulations in a manner that would adversely affect the holders of LCNB Common Shares.
(c)   Adverse Actions.   Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.
(d)   Commitments.   Agree or commit to do any of the foregoing.

ARTICLE V
Representations and Warranties
5.01   Representations and Warranties of CNNB.   Except as disclosed in the disclosure schedule delivered by CNNB to LCNB concurrently herewith (the “CNNB Disclosure Schedule”); provided that (i) the mere inclusion of an item in the CNNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CNNB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, CNNB hereby represents and warrants to LCNB as follows:
(a)   Organization, Standing and Authority.
(i)   CNNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company duly registered with the FRB under HOLA. CNNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CNNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the CNNB Disclosure Schedule sets forth the foreign jurisdictions in which CNNB conducts business.
(ii)   Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CNNB, each Subsidiary of CNNB (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CNNB to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Cincinnati Federal are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of CNNB, threatened. Section 5.01(a)(ii) of the CNNB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CNNB as of the date hereof.
(b)   Capital Structure of CNNB.
(i)   As of the date hereof, the authorized capital stock of CNNB consists of (A) 14,000,000 shares of CNNB Common Stock, of which 2,884,171 shares are issued and outstanding, and (B) 1,000,000 shares of preferred stock, $0.01 par value per share (“CNNB Preferred Stock”), of which no shares are issued and outstanding. The CNNB Common Stock and CNNB Preferred Stock are collectively referred to herein as “CNNB Stock.” As of the date hereof, there are: (A) 160,668 Treasury Shares held by CNNB or otherwise owned by CNNB or its Subsidiaries; (B) 303,041 shares of CNNB Common Stock reserved for issuance for awards of CNNB Options under the CNNB Equity Incentive Plans (of which 296,350 CNNB Options are outstanding as of the date hereof); and (C) 121,216 shares of CNNB Common Stock reserved for issuance for awards of CNNB Restricted Stock under the CNNB Equity Incentive Plans (of which 53,596 shares of CNNB Restricted Stock are outstanding as of the date hereof). No shares of CNNB Preferred Stock are issued and outstanding or reserved for issuance. All of the issued and outstanding CNNB Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for plans and other obligations set forth in this paragraph (i), CNNB does not have, and is not bound by, any outstanding or issued Rights with respect to any CNNB Stock.

(ii)   There are no outstanding options or warrants under the CNNB Equity Incentive Plan, except as set forth in Section 5.01(b) of the CNNB Disclosure Schedule. The restricted stock awards issued pursuant to the CNNB Equity Incentive Plans have been granted in compliance in all material respects with the terms of the applicable restricted stock award agreement, the CNNB Equity Incentive Plans and all applicable laws. With respect to each restricted stock award outstanding as of the date hereof, the name of each recipient, the date of each restricted stock award granted, the number of shares subject to each such restricted stock award and the market value at the time of granting of the restricted stock award are set forth in Section 5.01(b) of the CNNB Disclosure Schedule.
(iii)   Neither CNNB nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which CNNB is a party or by which it is bound with respect to any equity security of any class of capital stock of CNNB or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
(c)   Authority; No Violation.
(i)   CNNB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of CNNB. The Board of Directors of CNNB has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CNNB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CNNB’s shareholders for approval (with the CNNB Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CNNB Common Stock (the “Requisite CNNB Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreements by CNNB as sole shareholder of Cincinnati Federal, no other corporate proceedings on the part of CNNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CNNB and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of CNNB, enforceable against CNNB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(ii)   Neither the execution and delivery of this Agreement by CNNB nor the consummation by CNNB of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Bank Merger, nor compliance by CNNB with any of the terms or provisions hereof, will (A) violate any provision of the CNNB Articles or CNNB Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNNB or any CNNB Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of CNNB or any CNNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CNNB or any CNNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.
(d)   Consents and Regulatory Approvals.
(i)   No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNNB or any of its Subsidiaries in connection with the execution, delivery or performance by CNNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournments or postponements thereof, of CNNB shareholders to be held in connection with this Agreement and the Merger (the “CNNB Meeting”), (C) Requisite CNNB Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and the filing the Subsidiary Bank Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)   As of the date hereof, CNNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)   As of the date hereof, there is no dispute or other proceeding pending between CNNB or Cincinnati Federal or any of their Subsidiaries and any community groups relating to CNNB or Cincinnati Federal, and, to CNNB’s Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by LCNB to consummate the transactions contemplated by this Agreement.
(e)   Financial Statements; Material Adverse Effect; Internal Controls.
(i)   CNNB has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2022, 2021 and 2020, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by FORVIS, LLP, CNNB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the three-month interim period ended March 31, 2023 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited consolidated monthly financial statements for April 30, 2023 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, the “CNNB Financial Statements”). The CNNB Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of CNNB and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. As of the date hereof, the books and records of CNNB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, FORVIS, LLP has not resigned (or informed CNNB that it intends to resign) or been dismissed as the independent public accountants of CNNB as a result of or in connection with any disagreements with CNNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)   Neither CNNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of CNNB included in the CNNB Financial Statements for fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)   Since December 31, 2022, (A) CNNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to CNNB.
(iv)   CNNB has established and maintains a system of internal accounting controls for CNNB and its Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CNNB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of CNNB and its Subsidiaries are being made in accordance with authorizations of management and directors of CNNB and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CNNB or its Subsidiaries that could have a material effect on their financial statements. CNNB has no Knowledge of any deficiency in the effectiveness of CNNB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by the CNNB Financial Statements and, to CNNB’s Knowledge, or of any fraud, whether or not material, that involves management or other employees of CNNB or its Subsidiaries. CNNB has provided LCNB access to all documentation related to CNNB’s internal control over financial reporting. Since December 31, 2020, except as set forth in CNNB’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNNB or any of its Subsidiaries or their respective internal accounting controls, including without limitation any complaint, allegation, assertion or claim that CNNB or Cincinnati Federal has engaged in questionable accounting or auditing practices.
(f)   Litigation.   Except as set forth in Section 5.01(f) of the CNNB Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to CNNB’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a Material Adverse Effect on CNNB, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by CNNB, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to LCNB or any of its Affiliates) that is or could reasonably be expected to be have a Material Adverse Effect on CNNB.
(g)   Regulatory Matters.
(i)   Neither CNNB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC, the FRB and the SDAT) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)   Neither CNNB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(h)   Compliance with Laws.   CNNB, and each of its Subsidiaries, hold, and have held at all times, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNNB, and, to the Knowledge of CNNB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. CNNB and its Subsidiaries have complied in all material respects with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to CNNB or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
(i)   Material Contracts; Defaults.
(i)   Except as set forth in the CNNB Disclosure Schedule listed under Section 5.01(i)(i), neither CNNB nor its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is being negotiated or discussed as of the date hereof:
(A)   any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(B)   any contract relating to any direct or indirect indebtedness of CNNB or its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)   any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CNNB or its Subsidiaries;
(D)   any contract containing covenants limiting the freedom of CNNB or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)   any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)   any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CNNB’s or its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)   any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)   any contract with any insider of CNNB or its Subsidiaries or any arrangement under which CNNB or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)   any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)   other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CNNB or its Subsidiaries;
(K)   any contract that requires the payment of royalties;
(L)   any contract pursuant to which CNNB or its Subsidiaries has any obligation to share revenues or profits derived from CNNB or its Subsidiaries with any other Person;
(M)   any contract between (i) CNNB or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of CNNB or any of its Subsidiaries, on the other hand, and (ii) CNNB or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CNNB or any of its Subsidiaries, on the other hand; and
(N)   any other legally binding contract not of the type covered by any of the other items of this Section 5.01(i) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)   ”Material Contracts” shall mean those contracts on the CNNB Disclosure Schedule listed under Section 5.01(i)(i). True, complete and correct copies of all of the Material Contracts have been provided to LCNB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CNNB or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of CNNB, as to the other parties to such Material Contracts. Except as disclosed in the CNNB Disclosure Schedule, CNNB and/or its Subsidiaries, as applicable, and to the Knowledge of CNNB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither CNNB nor its Subsidiaries, and to the Knowledge of CNNB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither CNNB nor its Subsidiaries, and to the Knowledge of CNNB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither CNNB nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of CNNB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(j)   Brokerage and Finder’s Fees.   Except as set forth in Section 5.01(j) of CNNB Disclosure Schedule, neither CNNB nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(k)   Employee Benefit Plans; Employee Matters.
(i)   Section 5.01(k) of CNNB Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings,

employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the“ Consultants”) or director or former director (the “Directors”) of CNNB or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CNNB or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither CNNB nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any CNNB Common Stock, except for the CNNB ESOP and the CNNB 401(k) Plan.
(ii)   Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a pre-approved plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of CNNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither CNNB nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CNNB or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)   None of the Compensation and Benefit Plans is subject to Title IV of ERISA, except for the Pentegra Defined Benefit Plan for Financial Institutions. No liability under Title IV of ERISA has been or is expected to be incurred by CNNB or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CNNB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”) or with respect to any terminated “multiple employer plan” within the meaning of Section 413(c) of the Code. None of CNNB, its Subsidiaries or any ERISA Affiliate has contributed to, or has been obligated to contribute to a multiple employer plan, except for the Pentegra Defined Benefit Plan for Financial Institutions. None of CNNB, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980, except for the Pentegra Defined Benefit Plan for Financial Institutions. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CNNB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
(iv)   All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which CNNB or any of its Subsidiaries was or is a party have been timely made or have been reflected in accordance with GAAP on the CNNB Financial Statements.
(v)   Neither CNNB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by CNNB or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)   Neither CNNB, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)   With respect to each Compensation and Benefit Plan, if applicable, CNNB has provided to LCNB, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) any notices to or from the IRS or Department of Labor or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)   The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)   Neither CNNB nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)   As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, CNNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CNNB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(xi)   CNNB and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of CNNB or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against CNNB or any of its Subsidiaries pending or, to the knowledge of CNNB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
(xii)   Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither CNNB nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.
(l)   Labor Matters.   Neither CNNB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CNNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CNNB’s Knowledge, threatened, nor is CNNB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNNB and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(m)   Takeover Laws.   CNNB has taken all action required to be taken by CNNB in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the State of Maryland including Section 3-602 and Subtitle 7 of Title 3 of the MGCL (“Takeover Laws”), and (ii) any applicable provisions of the CNNB Articles, the CNNB Bylaws and/or the governing documents of any CNNB Subsidiary.
(n)   Environmental Matters.   Neither the conduct nor the operation of CNNB or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to CNNB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither CNNB nor any of its Subsidiaries has received any notice from any Person that CNNB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(o)   Tax Matters.
(i)(A)   All Tax Returns that were or are required to be filed by or with respect to CNNB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(o)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CNNB or its Subsidiaries. CNNB has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by CNNB and its Subsidiaries for each of the three most recent fiscal years. Neither CNNB nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in CNNB Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2020. The accruals and reserves for Taxes reflected in the CNNB Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of CNNB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)   No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)   CNNB and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected, except as set forth in Section 5.01(o)(iii) of the CNNB Disclosure Schedule.
(iv)   No claim has ever been made by any Governmental Authority in a jurisdiction where CNNB or any of its Subsidiaries do not file Tax Returns that CNNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)   Neither CNNB nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)   Neither CNNB nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to CNNB or any of its Subsidiaries and, to the Knowledge of CNNB, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of CNNB, is threatening to assert against CNNB or any of its Subsidiaries any deficiency or claim for additional Taxes.
(vii)   Neither CNNB nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among CNNB and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which CNNB is or was the common parent corporation (the “CNNB Group”), or (C) has any liability for the Taxes of any Person (other than members of the CNNB Group) as a transferee or successor, by contract, or otherwise.
(viii)   Neither CNNB nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)   Neither CNNB nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)   There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CNNB or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xi)   Except as set forth on Section 5.01(o) of the CNNB Disclosure Schedule, neither CNNB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)   None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(xiii)   CNNB has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(p)   Risk Management Instruments.   Neither CNNB nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, except for forward loan sale commitments in the ordinary course of business.
(q)   Books and Records.   The books of account, minute books, stock record books, and other records of CNNB and its Subsidiaries, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CNNB and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of CNNB and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the CNNB Board and the governing bodies of its Subsidiaries, and committees of the CNNB Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, CNNB Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(r)   Insurance.   Section 5.01(r) of the CNNB Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CNNB or its Subsidiaries. CNNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; CNNB and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and CNNB and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.
(s)   Title to Real Property and Assets.
(i)   Section 5.01(s) of the CNNB Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by CNNB or its Subsidiaries. CNNB and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the CNNB Financial Statements as being owned by CNNB as of December 31, 2022, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by CNNB or its Subsidiaries is (A) operated as a nonconforming use under applicable zoning codes, (B) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.
(ii)   Each lease agreement set forth on Section 5.01(s) of the CNNB Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by CNNB or its Subsidiaries, or to the Knowledge of CNNB, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither CNNB nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)   The real property owned or leased by CNNB or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to CNNB’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by CNNB or its Subsidiaries, as used in the ordinary course, consistent with past practices of CNNB and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by CNNB or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.
(iv)   All leases pursuant to which CNNB or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that CNNB or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.
(t)   Loans.
(i)   The allowance for loan and lease losses as reflected on CNNB’s Financial Statements was, in the reasonable opinion of CNNB’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices, and (C) in conformance with recommendations and comments in reports of examination in all material respects.
(ii)   Each loan, loan agreement, extension of credit, credit agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of CNNB and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of CNNB and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(t) of the CNNB Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $25,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by CNNB or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.
(iii)   Each outstanding Loan of CNNB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CNNB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(iv)   Except as disclosed in Section 5.01(t) of the CNNB Disclosure Schedule, none of the agreements pursuant to which CNNB or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).
(v)   There are no outstanding Loans made by CNNB or any of its Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of CNNB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(t) of the CNNB Disclosure Schedule.
(vi)   Neither CNNB nor any of its Subsidiaries is (A) now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.
(vii)   Without limitation of the foregoing, CNNB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(t) of the CNNB Disclosure Schedule lists (A) each Loan of CNNB or any CNNB Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of CNNB and its Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (C) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to SARS-CoV-2 or COVID-19.
(u)   Repurchase Agreements.   With respect to all agreements pursuant to which CNNB or its Subsidiaries has purchased securities subject to an agreement to resell, if any, CNNB or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(v)   Investment Securities Portfolio.   All investment securities held by CNNB or its Subsidiaries, as reflected in the CNNB Financial Statements, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. CNNB or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the CNNB Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CNNB or its Subsidiaries.
(w)   Deposit Insurance.   All of the deposits held by CNNB and its Subsidiaries (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of CNNB or its Subsidiaries, as applicable, and (ii) all applicable laws. The deposit accounts of CNNB and any of its Subsidiaries are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to CNNB’s Knowledge, threatened.

(x)   Information Security.   To CNNB’s Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of CNNB and its Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of CNNB and its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to CNNB. CNNB maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.
(y)   Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.   CNNB is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause CNNB or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. CNNB is not aware of any facts or circumstances that would cause CNNB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CNNB or any of its Subsidiaries to undertake any material remedial action. The CNNB Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and CNNB (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(z)   CRA Compliance.   Neither CNNB nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Cincinnati Federal has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither CNNB nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause CNNB or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Cincinnati Federal to fall below “satisfactory.”
(aa)   Related Party Transactions.   Neither CNNB nor any of its Subsidiaries has entered into any transactions with any Affiliate of CNNB or its Subsidiaries or any Affiliate of any director or officer of CNNB or its Subsidiaries (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of CNNB or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that CNNB or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, CNNB or its Subsidiaries, or (iv) on behalf of CNNB or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of CNNB or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.01(aa) of the CNNB Disclosure Schedule contains (i) a complete list of all contracts between CNNB, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which CNNB has given its prior written consent). Cincinnati Federal is not party to any transaction with any Related Party on other than arm’s-length terms.
(bb)   Prohibited Payments.   None of CNNB, or its Subsidiaries, or to the Knowledge of CNNB, any director, officer, employee, agent or other Person acting on behalf of CNNB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CNNB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CNNB or any of the CNNB Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CNNB or any of the CNNB Subsidiaries, (v) made any fraudulent entry on the books or records of CNNB or any of the CNNB Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CNNB or any of the CNNB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CNNB or any of the CNNB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(cc)   Fairness Opinion.   The CNNB Board has received the written opinion of Piper Sandler & Co., to the effect that, as of the date hereof, the Aggregate Consideration to be received by the CNNB shareholders in the Parent Merger is fair to the holders of CNNB Common Stock from a financial point of view.
(dd)   Absence of Undisclosed Liabilities.   Neither CNNB nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CNNB, except as disclosed in the CNNB Financial Statements.
(ee)   Material Adverse Effect.   CNNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2022, that has had or could reasonably be expected to have a Material Adverse Effect on CNNB.
(ff)   Tax Treatment of Merger.   As of the date of this Agreement, CNNB is not aware of any fact or circumstance relating to CNNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code
(gg)   CNNB Information.   The information provided in writing by CNNB relating to CNNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any Governmental Authorities in connection with the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by CNNB, and no statement by CNNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to LCNB.
(hh)   Mortgage Banking Business.
(i)   CNNB and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CNNB and its Subsidiaries has satisfied in all material respects, (A) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between CNNB or its Subsidiaries and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except such noncompliance that, individually or in the aggregate, has not caused, and would not reasonably be likely to cause, a Material Adverse Effect.
(ii)   No Agency, Loan Investor or Insurer has (A) notified CNNB or its Subsidiaries in writing that CNNB or its Subsidiaries has violated or has not complied with the applicable underwriting or servicing standards with respect to mortgage loans sold by CNNB or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of CNNB or its Subsidiaries or (C) notified CNNB or its Subsidiaries in writing that it has terminated or intends to terminate its relationship with CNNB or its Subsidiaries for poor performance, poor loan quality or concern with respect to CNNB or its Subsidiaries’compliance with laws.
(iii)   CNNB and its Subsidiaries have provided LCNB with a true and complete list of all mortgage loans that CNNB and its Subsidiaries has been required to repurchase, and all other information related to mortgage buybacks, since January 1, 2020.
(iv)   As used in this Agreement:
(A)   ”Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other governmental authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by CNNB or its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;
(B)   ”Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by CNNB or its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and
(C)   ”Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by CNNB or its Subsidiaries, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
5.02   Representations and Warranties of LCNB.   Except as disclosed in the disclosure schedule delivered by LCNB to CNNB concurrently herewith to the extent applicable (the “LCNB Disclosure Schedule”); provided that (i) the mere inclusion of an item in the LCNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by LCNB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, LCNB hereby represents and warrants to CNNB as follows:
(a)   Organization, Standing and Authority.
(i)   LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHCA. LCNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. LCNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(ii)   Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on LCNB, each Subsidiary of LCNB (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of LCNB to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of LCNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of LCNB, threatened.
(b)   Capital Structure of LCNB. As of March 31, 2023, the authorized capital stock of LCNB consists of 19,000,000 LCNB Common Shares, of which 11,202,063 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, LCNB has available 284,561 of LCNB Common Shares for issuance under the LCNB Equity Plan. As of March 31, 2023, 3,118,498 LCNB Common Shares were held in treasury by LCNB. LCNB has a sufficient number of authorized and unreserved LCNB Common Shares to pay the Aggregate Stock Consideration.
(c)   Ownership of CNNB Common Stock. As of the date of this Agreement, LCNB and its Subsidiaries do not beneficially own any of the outstanding CNNB Common Stock.
(d)   Authority; No Violation.
(i)   LCNB has full corporate power and authority to execute and deliver this Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of LCNB. The Board of Directors of LCNB has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of LCNB and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement, the transactions contemplated herein, and the adoption and approval of the Subsidiary Bank Merger Agreement by LCNB, as LCNB Bank sole shareholder, no other corporate proceedings on the part of LCNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LCNB and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of LCNB, enforceable against LCNB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The LCNB Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of LCNB will have any preemptive right or similar rights in respect thereof.
(ii)   Neither the execution and delivery of this Agreement by LCNB, nor the consummation by LCNB of the transactions contemplated hereby, including the Merger and the Subsidiary Bank Merger, nor compliance by LCNB with any of the terms or provisions hereof, will (A) violate any provision of the LCNB Articles or the LCNB Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LCNB, any of the LCNB Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LCNB or any of the LCNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LCNB or any of the LCNB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LCNB.
(e)   Consents and Regulatory Approvals.
(i)   No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite CNNB Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and filing the Subsidiary Bank Merger Certificates, (E) any approvals and notices required with respect to the LCNB Common Shares to be issued as part of the Aggregate Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).
(ii)   As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(f)   SEC Reports.
(i)   LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “LCNB SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any LCNB SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all LCNB SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(g)   Financial Statements; Material Adverse Effect; Internal Controls.
(i)   The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in the LCNB SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries,

(B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Plante & Moran PLLC has not resigned (or informed LCNB that it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)   Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)   Since December 31, 2022, (A) LCNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or any of its Subsidiaries.
(iv)   LCNB has established and maintains a system of internal accounting controls for LCNB and its Subsidiaries designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LCNB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of LCNB and its Subsidiaries are being made in accordance with authorizations of management and directors of LCNB and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LCNB or its Subsidiaries that could have a material effect on their financial statements. LCNB has no Knowledge of any deficiency in the effectiveness of LCNB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by LCNB’s financial statements included in the LCNB SEC Reports and, to LCNB’s Knowledge, any fraud, whether or not material, that involves management or other employees of LCNB or its Subsidiaries who have a significant role in LCNB’s internal controls over financial reporting. LCNB has made available to CNNB access to all documentation related to LCNB’s internal control over financial reporting. Since December 31, 2021 there has been no material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or any of its Subsidiaries or their respective internal accounting controls, including without limitation any material complaint, allegation, assertion or claim that LCNB or LCNB Bank has engaged in questionable accounting or auditing practices
(h)   Regulatory Matters.
(i)   Neither LCNB nor LCNB Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii)   Neither LCNB nor LCNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(i)   Litigation.   Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or Governmental Authority is pending against LCNB or LCNB Bank, and, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.
(j)   Compliance with Laws.   LCNB and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB and, to LCNB’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that LCNB or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). LCNB and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to LCNB or any of its Subsidiaries.
(k)   Fairness Opinion.   The LCNB Board has received the written opinion of Janney Montgomery Scott LLC, as of the date hereof, as to the fairness from a financial point of view to LCNB of the Aggregate Consideration to be paid by LCNB in the Merger.
(l)   Brokerage and Finder’s Fees.   Except for Janney Montgomery Scott LLC, LCNB has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)   Takeover Laws.   LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of LCNB Bank.
(n)   Tax Treatment of Merger.   As of the date of this Agreement, LCNB is not aware of any fact or circumstance relating to LCNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
(o)   LCNB Information.   The information provided in writing by LCNB relating to LCNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any Governmental Authorities in connection with the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by LCNB, and no statement by LCNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to CNNB.
(p)   No Stockholder Approval.   LCNB does not require the approval of its stockholders to consummate the Parent Merger and the other transactions contemplated by this Agreement.
(q)   Financial Ability.   LCNB has sufficient cash to pay the Aggregate Cash Consideration.
(r)   Regulatory Capital.   LCNB and LCNB Bank are as of the date hereof, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations of the FRB and the OCC, respectively.
ARTICLE VI
Covenants
6.01   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of CNNB and LCNB shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02   Shareholder Approval.
(a)   CNNB shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the Requisite CNNB Vote, in each case as promptly as practicable for the purpose of obtaining the Requisite CNNB Vote. CNNB shall cooperate and keep LCNB informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of CNNB. Each member of the CNNB Board shall have executed and delivered to LCNB a Support Agreement concurrently with the execution of this Agreement.
(b)   Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, CNNB shall solicit, and use its reasonable best efforts to obtain, the Requisite CNNB Vote at the CNNB Meeting. Subject to Section 6.06(d), CNNB shall (i) through the CNNB Board, recommend to its shareholders adoption of this Agreement (the “CNNB Recommendation”), and (ii) include such recommendation in the Proxy Statement/Prospectus. CNNB hereby acknowledges its obligation to submit this Agreement to its shareholders at the CNNB Meeting as provided in this Section 6.02. If requested by LCNB, CNNB will engage a proxy solicitor, reasonably acceptable to LCNB, to assist in the solicitation of proxies from shareholders relating to the Requisite CNNB Vote.
6.03   Registration Statement; Proxy Statement/Prospectus.
(a)   Upon the execution and delivery of this Agreement, LCNB and CNNB shall promptly cause the Registration Statement to be prepared and LCNB shall cause the Registration Statement to be filed with the SEC. LCNB and CNNB shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to CNNB or LCNB is discovered by CNNB or LCNB, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon LCNB shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC after CNNB shall have been given reasonable time to review such amendment. Upon the effectiveness of such amendment, each of CNNB and LCNB (if prior to the meeting of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. LCNB shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CNNB shall furnish all information concerning CNNB and the holders of CNNB Common Stock as may be reasonably requested in connection with any such action. CNNB and LCNB shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.
(b)   LCNB and CNNB each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the CNNB shareholders.
(c)   If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04   Public Announcements.   Neither CNNB (or its Representatives) nor LCNB (or its Representatives) shall, and neither CNNB nor LCNB shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of LCNB, in the case of a proposed announcement, statement or disclosure by CNNB, or CNNB, in the case of a proposed announcement, statement or disclosure by LCNB; provided that LCNB may, without the prior consent of CNNB (but after prior consultation with CNNB to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.
6.05   Access; Information.
(a)   Upon reasonable notice and subject to applicable laws and regulations relating to the exchange of information, CNNB shall, and shall cause each of its Subsidiaries to, afford Representatives of LCNB, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, CNNB shall, and shall cause its Subsidiaries to, make available to LCNB (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as LCNB may reasonably request, including periodic updates of the information provided in Section 5.01(gg). CNNB shall invite one Representative of LCNB selected by LCNB from time to time to attend, solely as an observer, all meetings of the CNNB Board (and committees thereof) and Cincinnati Federal board after the date of this Agreement; provided, however, that in no event shall such LCNB Representative be invited to or permitted to attend any executive session of the CNNB Board, Cincinnati Federal’s board or any meeting at which CNNB reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the CNNB Board or Cincinnati Federal board, as applicable. Upon the reasonable request of CNNB, LCNB shall furnish such reasonable information about it and its business as is relevant to CNNB and its shareholders in connection with the transactions contemplated by this Agreement. Neither CNNB nor LCNB, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)   Neither CNNB nor LCNB will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)   In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)   During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, CNNB will furnish to LCNB (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of CNNB or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the CNNB Board or any committee thereof relating to the financial performance and risk management of CNNB or any of its Subsidiaries.
6.06   Acquisition Proposal.
(a)   From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, CNNB shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of CNNB and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, CNNB to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.
(b)   Notwithstanding anything to the contrary in Section 6.06(a), if CNNB or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), CNNB and its Representatives may take any action described in Section 6.06(a)(ii), only if the CNNB Board determines in good faith, after consultation with CNNB’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the CNNB Board to take such action could reasonably be expected to cause the CNNB Board to violate its fiduciary duties to the shareholders of CNNB under applicable Law; provided, that CNNB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.
(c)   As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, CNNB shall (i) advise LCNB in writing of the receipt of any Acquisition Proposal, request or inquiry and the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to LCNB a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep LCNB promptly apprised of any related developments, discussions and negotiations (including providing LCNB with a copy of all material documentation and correspondence relating thereto) on a current basis. CNNB agrees that it shall simultaneously provide to LCNB any information concerning CNNB that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to LCNB.
(d)   Notwithstanding anything herein to the contrary, at any time prior to the CNNB Meeting, CNNB may accept or approve a Superior Proposal and thereby withdraw its recommendation of the Agreement (“Acceptance of Superior Proposal”), only if (i) from and after the date hereof, CNNB has complied with Sections 6.02 and 6.06, and (ii) the CNNB Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the CNNB Board may not effect an Acceptance of Superior Proposal unless:
(i)   CNNB shall have received an unsolicited bona fide written Acquisition Proposal and the CNNB Board shall have concluded in good faith (after consultation with CNNB’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by LCNB;
(ii)   CNNB shall have provided prior written notice to LCNB at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise LCNB that the CNNB Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);
(iii)   during the Notice Period, CNNB shall, and shall cause its financial advisors and outside counsel to, negotiate with LCNB in good faith (to the extent LCNB desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
(iv)   the CNNB Board shall have concluded in good faith (after consultation with CNNB’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by LCNB, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal, CNNB shall deliver a new written notice to LCNB giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.
(e)   As used in this Agreement:
(i)   ”Superior Proposal” means any bona fide written Acquisition Proposal on terms which the CNNB Board determines in good faith, after consultation with CNNB’s outside legal counsel and outside financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of CNNB Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by LCNB); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”
(ii)   ”Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to CNNB or publicly announced to CNNB’s shareholders) by any Person or Group (in each case other than LCNB or any of its Affiliates) relating to an Acquisition Transaction involving CNNB or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of CNNB as reflected on CNNB’s consolidated statement of condition prepared in accordance with GAAP.
(iii)   ”Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from CNNB by any Person or Group, other than LCNB or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of CNNB or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than LCNB or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of CNNB or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving CNNB pursuant to which the shareholders of CNNB immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of CNNB, or (C) any liquidation or dissolution of CNNB or any of its Subsidiaries.
6.07   Takeover Laws.   No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08   Certain Policies.   Before the Effective Time, CNNB shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CNNB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 7.01 and 7.02 of this Agreement have been satisfied or, if permitted, waived (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to CNNB that LCNB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that LCNB is otherwise in material compliance with this Agreement; provided further, however, that CNNB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP or applicable law. CNNB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09   Regulatory Applications.
(a)   LCNB and CNNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow LCNB to prepare and submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable and LCNB agrees that it will consult with CNNB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep CNNB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. CNNB shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement.

Notwithstanding the forgoing sentence, CNNB shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by LCNB to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)   CNNB agrees, upon request, to furnish LCNB with all information concerning itself, Cincinnati Federal and its Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.
6.10   Employment Matters; Employee Benefits.
(a)   Except as set forth in Section 6.18 of this Agreement, it is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give CNNB’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and CNNB’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CNNB or any of its Subsidiaries who become employees of LCNB as a result of the Merger shall participate in either CNNB Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB for LCNB’s employees (with credit for their years of service with CNNB or its Subsidiaries for participation and vesting purposes under LCNB’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent CNNB’s employees participate in LCNB’s group health plan (instead of continued participation in CNNB’s group health plan), LCNB agrees to waive all restrictions and limitations for pre-existing conditions under LCNB’s group health plan and applicable insurance policy to the extent that CNNB’s group health plan and insurance policy permit such waiver.
(b)   Subject to any applicable regulatory restrictions, LCNB shall pay to each employee of CNNB or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of CNNB or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of CNNB or any of its Subsidiaries for at least six months prior to the Effective Time, (iv) is not offered continued employment by LCNB or any of its Subsidiaries after the Effective Time or is terminated by LCNB without cause within six (6) months after the Effective Time, and (v) who sign and deliver LCNB’s standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with CNNB or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, for the avoidance of doubt, excluding any commission, bonus or incentive compensation, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum no later than the first payroll date following the expiration of any revocation period contained in the termination and release agreement, but in any case no later than sixty (60) days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of CNNB or its Subsidiaries participating in CNNB’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(c)   Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite CNNB Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the CNNB Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “CNNB 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the CNNB Board shall approve the adoption of any amendments to the CNNB 401(k) Plan sufficient to terminate the CNNB 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Prior to the Effective Time, CNNB shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS with respect to the CNNB 401(k) Plan in advance of the Effective Time. No distributions from the CNNB 401(k) Plan will be made prior to the receipt of such favorable determination letter. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the CNNB 401(k) Plan to the LCNB 401(k) plan for employees of CNNB and its Subsidiaries who continue as employees of LCNB and its Subsidiaries after the Effective Time, subject to the provisions of the LCNB 401(k) Plan.
(d)   As soon as practicable after the date of this Agreement, CNNB will request that the ESOP Trustee take all necessary action required by the CNNB ESOP plan documents and applicable law to conduct a pass-through vote of the CNNB ESOP participants to direct the ESOP Trustee to vote the shares of CNNB Common Stock owned by the CNNB ESOP and allocated to the plan accounts of CNNB ESOP participants either in favor of or against the Parent Merger (the “ESOP Vote”). CNNB will further request the ESOP Trustee provide to LCNB for review and comment, reasonably in advance of the ESOP Vote, but in any event within 10 business days of the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to the CNNB ESOP participants in connection with the ESOP Vote. LCNB shall have five business days to review and provide comments with respect to the materials to be distributed to ESOP participants with respect to the ESOP Vote.
(e)   Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite CNNB Vote and the regulatory approvals required by Section 7.01(b) of this Agreement and, subject to the occurrence of the Closing, the CNNB Board shall terminate the Cincinnati Federal ESOP prior to the Closing Date. In connection with the termination of the Cincinnati Federal ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the Cincinnati Federal ESOP shall be repaid by delivering a sufficient number of unallocated shares of CNNB Common Stock to CNNB, at least five (5) Business Days prior to the Effective Time, all remaining shares of CNNB Common Stock held by the Cincinnati Federal ESOP shall be converted into the right to receive the Aggregate Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Cincinnati Federal ESOP after repayment of the Cincinnati Federal ESOP loan shall be allocated as earnings to the accounts of the Cincinnati Federal ESOP participants who are employed as of the date of termination of the Cincinnati Federal ESOP based on their account balances under the Cincinnati Federal ESOP as of the date of termination of the Cincinnati Federal ESOP and distributed to Cincinnati Federal ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, CNNB shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS in advance of the Effective Time. Cincinnati Federal will adopt such amendments to the Cincinnati Federal ESOP to effect the provisions of this Section 6.10(e). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cincinnati Federal ESOP upon its termination, the account balances in the Cincinnati Federal ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Cincinnati Federal ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, CNNB shall provide LCNB with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Cincinnati Federal shall continue to accrue and make contributions to the Cincinnati Federal ESOP trust from the date of this Agreement through the termination date of the Cincinnati Federal ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the Cincinnati Federal ESOP prior to the termination of the Cincinnati Federal ESOP and shall make a pro-rated payment on the Cincinnati Federal ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the Cincinnati Federal ESOP.
(f)   For current 2023 fiscal year, each employee of CNNB and its Subsidiaries that continues with LCNB, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off (i.e. the amounts accumulated from vacation, occasional non-work illness, appointments, personal emergencies, etc.) such employee has as of the Effective Time, or (B) ten (10) medical days under LCNB’s policies and procedures.

(g)   Prior to the Effective Time, CNNB may agree to make certain retention or stay bonus payments to certain employees of CNNB and its Affiliates pursuant to retention or stay bonus agreements substantially in the form contained in Section 6.10(g) of the CNNB Disclosure Schedules; provided, however, that (i) total aggregate amount of payments to be made pursuant to such agreements shall not exceed the dollar amount set forth in Section 6.10(g) of the CNNB Disclosure Schedule and (ii) LCNB has reviewed and approved the employees of CNNB and its Affiliates with whom CNNB proposes to enter into retention or stay bonus agreements (substantially in the form contained in Section 6.10(g) of the CNNB Disclosure Schedules) and the amounts agreed to be paid. For purposes of this Section 6.10(g)(ii), LCNB shall be deemed to have approved of CNNB entering into retention or stay bonus agreements with the employees, and for such amounts, listed on Section 6.10(g) of the CNNB Disclosure Schedule.
(h)   Subject to the terms and provisions of the Settlement Agreements and the limitations and restrictions described in Section 5.01(k)(x), LCNB shall honor all obligations under the existing employment and change in control agreements as set forth in Section 5.01(k) of CNNB Disclosure Schedule. Concurrently with the execution of this Agreement, CNNB, Cincinnati Federal, LCNB and LCNB Bank shall enter into a Settlement Agreement with each of Robert A. Bedinghaus, Herbert C. Brinkman, Joseph V. Bunke, and Gregory W. Meyers, in the forms included in Exhibit C (each a “Settlement Agreement” and collectively the “Settlement Agreements”), to accept in full settlement of their rights under their respective employment or change in control agreement.
(i)   Not later than thirty (30) days prior to the Closing Date, CNNB and Cincinnati Federal shall take all actions, including through resolutions of the boards of directors of CNNB and Cincinnati Federal, that may be necessary or appropriate, to cause both the Cincinnati Federal Director Retirement Plan and the Kentucky Federal Savings and Loan Association Directors’ Supplemental Retirement Plan to terminate, effective immediately upon the Closing, with such termination being contingent on the Closing. Any action taken by CNNB or Cincinnati Federal (including resolutions of the boards of directors) pursuant to this provision shall be provided to LCNB for review.
(j)   On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by CNNB with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of LCNB, and CNNB shall consider in good faith revising such notice or communication to reflect any comments or advice that LCNB timely provides.
(k)   Nothing in this Agreement shall confer upon any employee, director or consultant of CNNB or any of the CNNB Subsidiaries or affiliates any right to continue in the employ or service of LCNB, or any LCNB Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of CNNB, LCNB or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of CNNB or any of the CNNB Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of CNNB or any of the CNNB Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.18 of this Agreement.
(l)   Concurrently with the execution of this Agreement, LCNB Bank shall enter into a Consultant Agreement with each of Robert A. Bedinghaus and Gregory W. Meyers, in the forms included in Exhibit D for the provision of services to LCNB Bank after the Effective Time.
(m)   Concurrently with the execution of this Agreement, LCNB and LCNB Bank shall enter into a Non-Competition and Non-Solicitation Agreement with each of Robert A. Bedinghaus and Gregory E. Meyers, in the forms included in Exhibit E.

6.11   Notification of Certain Matters; Disclosure Supplements.
(a)   LCNB and CNNB (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.
(b)   LCNB and CNNB shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LCNB Disclosure Schedule and the CNNB Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LCNB Disclosure Schedule or the CNNB Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LCNB or CNNB (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the LCNB Disclosure Schedule or CNNB Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.
6.12   Data Conversion.   From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of CNNB with the business of LCNB following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by LCNB. CNNB agrees to use all commercially reasonable efforts to promptly commence and aid LCNB preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about December 1, 2023. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.
6.13   Consents.   CNNB shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14   Insurance Coverage.   CNNB shall cause the policies of insurance listed in the CNNB Disclosure Schedule to remain in effect until the Effective Time.
6.15   Reserved.
6.16   Confidentiality.   Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CNNB and LCNB pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of CNNB, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of CNNB under Section 6.03. CNNB and LCNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. CNNB and LCNB agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of CNNB or LCNB to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, CNNB and LCNB agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17   Regulatory Matters.   LCNB, CNNB and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any Regulatory Order from any Regulatory Authority to CNNB or Subsidiary, to the satisfaction of such Regulatory Authority.
6.18   Indemnification.
(a)   For a period of six years after the Effective Time, LCNB shall indemnify each Person who served as a director or officer of CNNB on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the CNNB Articles and the CNNB Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CNNB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)   Before the Effective Date, CNNB shall procure, at the expense of LCNB, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by CNNB (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in CNNB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 150% of CNNB’s current premium levels.
6.19   Environmental Assessments.   CNNB hereby agrees to permit LCNB to engage, at the expense of LCNB, a qualified consultant, mutually agreeable to CNNB and LCNB, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) or such other lesser standard of review as determined by LCNB in its sole discretion, of each parcel of real estate owned by CNNB or any Subsidiary, including real estate acquired by Cincinnati Federal upon foreclosure.
6.20   Litigation and Claims.   Each of LCNB and CNNB shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of LCNB or CNNB, as applicable, threatened against LCNB, CNNB or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against LCNB, CNNB or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. CNNB shall give LCNB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against CNNB and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without CNNB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.21   NASDAQ Listing.   LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on the NASDAQ — Capital Market® as of the Effective Time.
6.22   Board Seat.   Promptly following the Effective Time, LCNB shall increase by one (1) the number of directors constituting the LCNB Board and appoint one member of the CNNB Board to be mutually agreed upon by the parties, to the LCNB Board, subject to LCNB standard corporate governance practices and standard director evaluation process. LCNB shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of LCNB.
6.23   Absence of Control.   It is the intent of the parties to this Agreement that LCNB, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CNNB or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CNNB or any of its Subsidiaries. Prior to the Effective Time, CNNB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.24   Tax Treatment.   No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of LCNB and CNNB agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a) of the Code.
ARTICLE VII
Conditions to Consummation of the Merger
7.01   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of LCNB and CNNB to consummate the Merger is subject to the fulfillment or written waiver by LCNB and CNNB, as the case may be, prior to the Effective Time of each of the following conditions:
(a)   Shareholder Approval.   This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CNNB.
(b)   Regulatory Approvals.   All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would either before or after the Effective Time be Unduly Burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CNNB and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)   Listing of LCNB Common Shares.   The LCNB Common Shares to be issued in the Parent Merger shall have been authorized for listing on the NASDAQ — Capital Market®.
(e)   Effectiveness of Registration Statement and Proxy Statement/Prospectus.   The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
7.02   Conditions to Obligation of CNNB.   The obligation of CNNB to consummate the Merger is also subject to the fulfillment or written waiver by CNNB prior to the Effective Time of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of LCNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.
(b)   Performance of Obligations of LCNB.   LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and CNNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the Chief Executive Officer of LCNB to such effect.
(c)   No Material Adverse Effect.   From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on LCNB.
(d)   Tax Opinion.   CNNB shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to CNNB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CNNB to the extent they receive shares of LCNB Common Shares in connection with the Parent Merger in exchange for their shares of CNNB Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.
7.03   Conditions to Obligation of LCNB.   The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of CNNB set forth in this Agreement shall be true and correct, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CNNB, by the chief executive officer of CNNB to such effect.
(b)   Performance of Obligations of CNNB.   CNNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CNNB by the president of CNNB to such effect.
(c)   Consents.   CNNB shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts under Section 5.01(i).
(d)   FIRPTA Certification.   LCNB shall have received a statement executed on behalf of CNNB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to LCNB certifying that the CNNB Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)   Reserved.
(f)   Real Estate.   There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by CNNB or any of its Subsidiaries, including real estate acquired in connection with foreclosure.

Either (i) the results of each Phase I as reported shall be reasonably satisfactory to LCNB, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(m) of this Agreement disclosed in a Phase I report shall have been remedied by CNNB or any of its Subsidiaries to the reasonable satisfaction of LCNB.
(g)   Tail Policy.   CNNB shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)   Estoppel Certificates.   CNNB shall have delivered to LCNB an estoppel certificate, in such form as is reasonably acceptable to LCNB, for each lease agreement set forth in Section 5.01(r) of the CNNB Disclosure Schedule from the applicable counterparty.
(i)   No Material Adverse Effect.   From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CNNB.
(j)   Tax Opinion.   LCNB shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to LCNB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CNNB to the extent they receive shares of LCNB Common Shares in connection with the Parent Merger in exchange for their shares of CNNB Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
Termination
8.01   Termination.   This Agreement may be terminated, and the Merger may be abandoned:
(a)   At any time prior to the Effective Time, by the mutual written consent of LCNB and CNNB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)   At any time prior to the Effective Time, by LCNB or CNNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect.
(c)   At any time prior to the Effective Time, by LCNB or CNNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by March 31, 2024, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the intentional action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)   By CNNB or LCNB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised LCNB or CNNB to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Bank Merger.
(e)   By either CNNB or LCNB if the Requisite CNNB Vote shall not have been obtained at the CNNB Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite CNNB Vote at the CNNB Meeting or at any adjournment or postponement thereof.
(f)   By:
(i)   CNNB if (A) the CNNB Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) CNNB has complied in all respects with Section 6.06; provided, that the right of CNNB to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the concurrent payment by CNNB to LCNB of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if CNNB shall not have paid and LCNB shall not have received the Termination Fee; or
(ii)   LCNB, prior to the time the Requisite CNNB Vote is obtained, if (A) the CNNB Board shall have (1) failed to include the CNNB Recommendation in the Proxy Statement/Prospectus, or withdrawn, modified or qualified the CNNB Recommendation in a manner adverse to LCNB, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) CNNB or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.
(g)   By written notice of CNNB to LCNB only if both of the following conditions are satisfied at any time during the five (5)-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(i)   the LCNB Market Value on the Determination Date (the “Final LCNB Market Value”) is less than the number obtained by multiplying the Initial LCNB Market Price by 0.80; and
(ii)   the number obtained by dividing the Final LCNB Market Value by the Initial LCNB Market Value shall be less than the number obtained by subtracting 0.20 from the Index Ratio;
Subject, however, to the following three sentences: If CNNB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to LCNB. During the five (5) business day period commencing with LCNB’s receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Initial LCNB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Final LCNB Market Value. If within such five (5) business day period, LCNB delivers written notice to CNNB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies CNNB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means 2,714.25.
“Initial LCNB Market Value” means $15.05.
“LCNB Market Value” means, as of any specified date, the volume average weighted closing sale price of a LCNB Common Share as reported by Bloomberg® during the ten (10) consecutive trading days immediately preceding such specified date.
8.02   Effect of Termination and Abandonment; Enforcement of Agreement.
(a)   In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither LCNB nor CNNB shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.
(b) In the event that:
(i)   (A) after the date of this Agreement and prior to the CNNB Meeting, a bona fide Acquisition Proposal shall have been made known to senior management or the CNNB Board or has been made directly to the CNNB shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to CNNB, and thereafter this Agreement is terminated by LCNB pursuant to Section 8.01(b) as a result of a willful breach by CNNB; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, CNNB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CNNB shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), a fee equal to $2,000,000 (the “Termination Fee”); and
(ii)   this Agreement is terminated by CNNB or LCNB pursuant to Section 8.01(f), then CNNB shall pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), the Termination Fee no later than two (2) business days after the termination of this Agreement.
(c)   Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if CNNB fails promptly to pay Termination Fee, and, in order to obtain the payment LCNB commences a suit which results in a judgment against CNNB for payment of any such amount, CNNB shall pay the costs and expenses of LCNB (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if CNNB fails to pay the Termination Fee, then CNNB shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of LCNB in the event of a termination of this Agreement specified in this Section 8.02 under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX
Miscellaneous
9.01   No Survival.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.02   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite CNNB Vote; provided, however, that after the receipt of the Requisite CNNB Vote, there may not be, without further approval of such shareholders of CNNB, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.03   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite CNNB Vote, there may not be, without further approval of such shareholders of CNNB, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.04   Counterparts.   This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.05   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.06   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.
9.07   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.
9.08   Expenses.   Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.09   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to CNNB, to:	Cincinnati Bancorp, Inc. 6581 Harrison Avenue Cincinnati, Ohio 45247 Attention: Robert A. Bedinghaus, Chairman & CEO Email: bbedinghaus@cincinnatifederal.com
With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman kweissman@luselaw.com
If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com
With a copy to:	Dinsmore & Shohl LLP 191 W. Nationwide Boulevard, Suite 200 Columbus, OH 43215 Attention: Christian Gonzalez & Michael Dailey Email: christian.gonzalez@dinsmore.com; michael.dailey@dinsmore.com
9.10   Entire Understanding.   This Agreement, the Subsidiary Bank Merger Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as set forth in Section 6.18 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation between the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.
9.12   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
9.13   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.14   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
CINCINNATI BANCORP, INC.
By /s/ Robert A. Bedinghaus Robert A. Bedinghaus, Chairman of the Board and CEO
LCNB CORP.
By /s/ Eric J. Meilstrup Eric J. Meilstrup, President and CEO

EXHIBIT A
FORM OF SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of May 17, 2023, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), Cincinnati Bancorp, Inc., a savings and loan holding company incorporated under Maryland law (“CNNB”), and           (“Shareholder”).
WHEREAS, concurrently with the execution and delivery of this Agreement, LCNB and CNNB are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, CNNB shall be merged with and into LCNB, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.
WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of CNNB Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of CNNB Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).
WHEREAS, as an inducement and condition to entering into the Merger Agreement, LCNB has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follow:
ARTICLE I
VOTING AGREEMENT
Section 1.1   Agreement to Vote.   Shareholder hereby agrees that, during the time this Agreement is in effect, at the CNNB Meeting, and at any other meeting of the shareholders of CNNB, however called, or any adjournment or postponement thereof, Shareholder shall:
(a)   appear in person at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNNB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.
Section 1.2   Shareholder Capacity.   Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of CNNB or the CNNB Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of CNNB or the CNNB Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with

A-1-1

the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to CNNB, the CNNB Subsidiaries or their respective shareholders.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to LCNB as follows:
Section 2.1   Authority; Authorization.
(a)   Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.
(b)   This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.
(c)   Assuming the authorization, execution and delivery of this Agreement by LCNB, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.
(d)   If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.
Section 2.2   Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.
Section 2.3   Ownership of Securities.   On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of CNNB Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the CNNB Meeting or any other shareholder meeting of CNNB in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
Section 2.4   Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

A-1-2

Section 2.5   Reliance by LCNB.   Shareholder understands and acknowledges that LCNB is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.
ARTICLE III
COVENANTS
Section 3.1   No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.
(a)   Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of CNNB Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of CNNB vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than LCNB with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.
(b)   Shareholder hereby agrees to notify LCNB promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of CNNB Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.
Section 3.2   Restrictions on Transfer and Proxies; Non-Interference.
(a)   Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with LCNB’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of CNNB or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, (i) Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement and (ii) Shareholder’s estate may make transfers of Owned Shares during the term of this Agreement by will or by laws of intestate succession if the transferee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.
(b)   Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

A-1-3

Section 3.3   Reserved.
Section 3.4   Stop Transfer.   Shareholder agrees that it shall not request that CNNB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.
Section 3.5   Further Assurances; Cooperation.
(a)   Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with LCNB and CNNB in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by LCNB for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).
(b)   Shareholder consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by LCNB or CNNB to any Regulatory Authority or Governmental Authority or to security holders of LCNB or CNNB) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with LCNB and the LCNB Subsidiaries and/or CNNB, and the CNNB Subsidiaries.
Section 3.6   Non-Competition, Non-Solicitation and Non-Disparagement.
(a)   Shareholder agrees that for both (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of CNNB and any CNNB Subsidiary), and (y) a period of two (2) years from and after the Effective Time, Shareholder will not:
(i)   engage in a Competitive Business (as defined below) as an employee, officer or director (or any equivalent role); provided that the foregoing shall not prohibit the Shareholder from holding up to two percent (2%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;
(ii)   (A) solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of CNNB or any CNNB Subsidiary at the Effective Time (“Employees” and each individually an “Employee”) to leave the employ of CNNB, any CNNB Subsidiary, LCNB, or any LCNB Subsidiary, except by means of general advertising for employees not directly targeted at the Employees, or (B) hire any Employee, or cause, induce or encourage any Competitive Business to hire any Employee, except for any hiring resulting from general advertising for employees not directly targeted at the Employees; or
(iii)   on behalf of a Competitive Business, either (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person (as such term is interpreted in Section 8.6 of the Merger Agreement) having a business relationship with CNNB or any CNNB Subsidiary at the Effective Time, to discontinue, reduce or restrict such relationship, or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of CNNB or any CNNB Subsidiary at the Effective Time. For the avoidance of doubt, the Shareholder shall not be deemed to be acting “on behalf of a Competitive Business” if the Shareholder, in his professional capacity as an attorney or accountant, renders legal or financial advice to a client in good faith.
(iv)   For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, trust company, industrial bank, or registered bank holding company located within (1) the State of Ohio or (2) the Commonwealth of Kentucky.

A-1-4

(b)   Shareholder acknowledges and agrees that the business conducted by LCNB and the LCNB Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.6 are made as a necessary inducement for LCNB to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and LCNB each consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any party, the provisions of this Section 3.6 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.
(c)   Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect LCNB’s legitimate business interests and to protect the value of LCNB’s acquisition of CNNB.
(d)   Shareholder will not, at any time during the two-year period referred to in Section 3.6(a) of this Agreement, disparage LCNB or any of the LCNB Subsidiaries, or the business conducted by LCNB or any of the LCNB Subsidiaries.
ARTICLE IV
TERMINATION
Section 4.1   Termination.   This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date that is twenty four (24) months following the Effective Time.
Section 4.2   Effect of Termination.   In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any material breach of this Agreement occurring prior to the termination of this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1   Amendment; Waivers.   Any provision of this Agreement may be amended or waived only if the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.
Section 5.2   Expenses.   Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.
Section 5.3   Notices.   All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery

A-1-5

upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:
If to Shareholder:	The address provided on Attachment A hereto.
If to CNNB, to:	Cincinnati Bancorp, Inc. 6581 Harrison Avenue Cincinnati, Ohio 45247 Attention: Robert A. Bedinghaus, Chairman and CEO Email: bbedinghaus@cincinnatifederal.com
With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman Email: kweissman@luselaw.com
If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com
Section 5.4   Entire Agreement; Assignment.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of LCNB.
Section 5.5   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 5.6   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 5.7   Specific Performance; Remedies.   Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that LCNB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which LCNB may be entitled (including monetary damages), LCNB shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither LCNB nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

A-1-6

Section 5.8   Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the action.
Section 5.9   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.
Section 5.10   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.11   Counterparts.   This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 5.12   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-7

SUPPORT AGREEMENT
Signature Page
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.
SHAREHOLDER [Name]	LCNB CORP. By: Eric J. Meilstrup, President and CEO
SHAREHOLDER’S SPOUSE [Name]	CINCINNATI BANCORP, INC. By: Robert A. Bedinghaus, Chairman of the Board and CEO

A-1-8

ANNEX I
ShareholderAddressOwned Shares

A-1-9

EXHIBIT B
FORM OF SUBSIDIARY BANK MERGER AGREEMENT
AGREEMENT TO MERGE
between
CINCINNATI FEDERAL
and
LCNB NATIONAL BANK
under the charter of
LCNB NATIONAL BANK
This AGREEMENT TO MERGE (this “Agreement”) is made as of May 17, 2023 by and between CINCINNATI FEDERAL (“Cincinnati Federal”), a federal savings bank being headquartered at 6581 Harrison Avenue, City of Cincinnati, County of Hamilton, in the State of Ohio, and LCNB NATIONAL BANK (“LCNB Bank”), a national banking association being headquartered at 2 N. Broadway, City of Lebanon, County of Warren, in the State of Ohio.
WHEREAS, LCNB Corp. the parent company of LCNB Bank (“LCNB”), and Cincinnati Bancorp, Inc., the parent company of Cincinnati Federal (“CNNB”), have entered into that certain Agreement and Plan of Merger, dated as of May 17, 2023 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, CNNB shall merge with and into LCNB (the “Merger”);
WHEREAS, the Merger Agreement contemplates that immediately following the consummation of the Merger and pursuant to this Agreement, Cincinnati Federal will merge with and into LCNB Bank (the “Bank Merger”); and
WHEREAS, the boards of directors of each of Cincinnati Federal and LCNB Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1.
At the Effective Time (as defined below) Cincinnati Federal shall be merged into LCNB Bank under the charter of LCNB Bank. LCNB Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Cincinnati Federal shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).
Section 2.
The name of the Surviving Association shall be LCNB National Bank.
Section 3.
The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 2 N. Broadway, Lebanon, Warren County, Ohio and at its legally established branches. The established offices of Cincinnati Federal immediately prior to the Effective Time shall become branch facilities of the Surviving Association.
Section 4.
The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 850 shares of common stock, no par value per share, and at the Effective Time, the Surviving Association shall have 850 shares outstanding.

A-B-1

Section 5.
The Bank Merger shall have the effects set forth in 12 C.F.R. §5.33(l). All assets of Cincinnati Federal and LCNB Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for, and shall assume, all of the liabilities of every kind and description of LCNB and Cincinnati Federal, including without limitation all liabilities and obligations arising from or relating to any liquidation account previously established by Cincinnati Federal, and all liabilities arising from the operation of any trust department of Cincinnati Federal or LCNB Bank, existing as of the Effective Time.
Section 6.
Each share of capital stock of LCNB Bank, no par value per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.
Each share of capital stock of Cincinnati Federal, par value $0.01 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.
Section 7.
Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of LCNB Bank immediately prior to the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.
Section 8.
Promptly following the Effective Time, LCNB Bank shall increase by one (1) the number of directors constituting the Board of Directors of LCNB Bank and appoint one member of the Board of Directors of Cincinnati Federal, to be mutually agreed upon by the parties, to the Board of Directors of LCNB Bank, subject to LCNB Bank standard corporate governance practices and standard director evaluation process. LCNB Bank shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of LCNB Bank.
Section 9.
From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of LCNB Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.
Section 10.
This Agreement shall terminate immediately and automatically without any further action on the part of Cincinnati Federal or LCNB Bank, or any other person, upon the termination of the Merger Agreement.
Section 11.
The respective obligations of Cincinnati Federal and LCNB Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Merger in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of LCNB as the sole shareholder of LCNB Bank and by the written consent of CNNB as the sole shareholder of Cincinnati Federal, in each case as required by applicable law.

A-B-2

Section 12.
This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement, and any amendments hereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signatures on Following Page]

A-B-3

WITNESS, the signatures of the merging banks this 17th day of May, 2023, each set by its president or chief executive officer and attested to by a duly appointed officer, pursuant to a resolution of its board of directors, acting by a majority.
LCNB NATIONAL BANK
By: Name: Eric J. Meilstrup Its: President and CEO Attest: Title:
CINCINNATI FEDERAL
By: Name: Robert A. Bedinghaus Its: Chairman and CEO Attest: Title:

A-B-4

EXHIBIT C
FORM OF SETTLEMENT AGREEMENT
SETTLEMENT AGREEMENT
This Settlement Agreement (the “Settlement Agreement”) is entered into as of May 17, 2023 by and among             (the “Executive”), Cincinnati Bancorp, Inc., a Maryland corporation (“CNNB”), Cincinnati Federal, a federal savings bank (“Cincinnati Federal”), LCNB Corp., an Ohio corporation (“LCNB”) and LCNB National Bank, a national bank (“LCNB Bank”). The Executive and the entities listed above are sometimes referred to as the “Parties” for purposes of this Settlement Agreement.
WITNESSETH:
WHEREAS, concurrently with the execution of this Settlement Agreement, LCNB and CNNB have entered into an Agreement and Plan of Merger, dated as of May 17, 2023 (the “Merger Agreement”), pursuant to which CNNB will merge with and into LCNB, with LCNB as the surviving entity, followed by the merger of Cincinnati Federal with and into LCNB Bank, with LCNB Bank as the surviving entity (collectively referred to as the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and
WHEREAS, the Parties desire to enter into this Settlement Agreement, which shall supersede the Change in Control Agreement, dated as of January 22, 2020, by and between the Cincinnati Federal and the Executive (the “CIC Agreement”), in its entirety, effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments and benefits under the CIC Agreement, the Executive shall be entitled to the rights and payments set forth herein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.   Cancellation of Agreement.   Effective immediately prior to the Effective Time of the Merger, the CIC Agreement shall be cancelled in its entirety and the Parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled, this Settlement Agreement will be null and void ab initio, and the CIC Agreement will remain in full force and effect in accordance with its terms.
2.   Agreement Amount.   Subject to Sections 2.3 and 5, provided the Executive has remained employed with Cincinnati Federal to and including the Closing Date, the Executive and his dependents will receive the following payments and benefits under Sections 2.1 and 2.2:
2.1   A lump-sum cash amount, payable by Cincinnati Federal on the Closing Date, equal to three times the average of the taxable income reported in Box 1 of the Executive’s Form W-2 from Cincinnati Federal for the five (5) taxable years ending with the taxable year preceding the year in which the Closing Date occurs, which is estimated, as of the date of this Settlement Agreement, to be $      (the “Settlement Amount”), with such amount to be reduced pursuant to Section 5, if applicable.
2.2   The Executive and the Executive’s dependents will be entitled to elect continuing medical and dental coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the LCNB Bank shall pay the cost of the Executive’s (and, to the extent applicable, the Executive’s dependent’s) continuing medical and dental coverage for a period of eighteen (18) months following the Effective Time (the “COBRA Payments”). In the event paying the cost of the coverage on a non-taxable basis would result in penalties or excise taxes to LCNB Bank or LCNB Bank is unable to provide the coverage on a non-taxable basis, then the cost of the COBRA coverage paid by LCNB Bank shall be includable in the taxable income of the Executive.
2.3   In any event, the payment of the Settlement Amount, and the Executive’s right to receive the same, shall be conditioned on the Executive’s execution and delivery to Cincinnati Federal of a general release (in the form as attached to this Agreement as Exhibit A) (the “Release”), which shall be signed on the Closing Date. Contingent on the Executive’s timely execution and delivery of the Release, the Executive shall have a non-forfeitable right to payment of the Settlement Amount hereunder.

A-C-1

3.   Other Obligations.   For the avoidance of doubt, the payment of the Settlement Amount and the COBRA Payments under this Agreement shall not release Cincinnati Federal, CNNB, LCNB or LCNB Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Cincinnati Federal, including any benefits that become vested as a result of the Merger; (c) the payment of the Merger Consideration with respect to the unvested restricted stock held by the Executive and all of the CNNB stock options held by the Executive as contemplated by the Merger Agreement; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Company as contemplated by the Merger Agreement; (e) the continuing participation of the Executive under the Cincinnati Federal Savings and Loan Association Endorsement Split-Dollar Life Insurance Plan; (f) the payment of any of the Executive’s vested benefits under the Cincinnati Federal Savings and Loan Association Director Retirement Plan; and (g) rights to indemnification under applicable corporate law, the organizational documents of CNNB or Cincinnati Federal, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement.
4.   Complete Satisfaction.   In consideration of the payment of the Settlement Amount and the COBRA Payments and the Executive’s execution and delivery of the Release, the Parties hereby agree that the payment of the Settlement Amount and the COBRA Payments, in accordance with Section 2, shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the CIC Agreement.
5.   Section 280G Cut-Back.   Notwithstanding anything in this Settlement Agreement or the CIC Agreement to the contrary, if the Settlement Amount, together with any other payments or benefits to which the Executive has the right to receive from Cincinnati Federal or CNNB, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to this Settlement Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code. Any determination required under this Section 5 shall be made by LCNB and its tax advisors using the previous methodology to calculate the Settlement Amount, whose determination shall be conclusive and binding upon the Executive. Notwithstanding the foregoing, the Parties agree that the term “parachute payments” shall not include the value assigned to any non-solicitation and non-competition restrictions imposed under any other agreement entered into by the Parties.
6.   Code Section 409A Compliance.   The intent of the Parties is that payments under this Settlement Agreement either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Settlement Agreement shall be interpreted to be in compliance therewith. The Parties anticipate that the payment under this Settlement Agreement qualifies for the short-term deferral exception under Code Section 409A.
7.   General.
7.1   Heirs, Successors, and Assigns.   The terms of this Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, CNNB, Cincinnati Federal and LCNB and LCNB Bank as the respective successors of CNNB and Cincinnati Federal following the Merger.
7.2   Final Agreement.   This Settlement Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties.
7.3   Withholdings.   Cincinnati Federal and LCNB Bank, if applicable, may withhold from any amounts payable under this Settlement Agreement and the COBRA Payments such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
7.4   Governing Law.   This Settlement Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

A-C-2

7.5   Voluntary Action and Waiver.   The Executive acknowledges that by his free and voluntary act of signing below, he agrees to all the terms of this Settlement Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Settlement Agreement.
7.6   Counterparts.   This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.7   Jurisdiction/Venue.   Any action arising from this Settlement Agreement shall be brought in the state or federal courts in Hamilton County, Ohio, and the Parties hereby consent to the jurisdiction of such courts in any such action.
8.   Effectiveness.   Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall become effective as of the Effective Time of the Merger and be subject to consummation of the Merger in accordance with the terms of the Merger Agreement. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Settlement Agreement shall be deemed null and void ab initio.
[SIGNATURE PAGE FOLLOWS]

A-C-3

IN WITNESS WHEREOF, the Parties have each caused this Settlement Agreement to be executed by the Executive or its duly authorized officer, as applicable, effective as of the date first above written.
EXECUTIVE

[PRINT NAME]
CINCINNATI FEDERAL
By:

Name: Robert A. Bedinghaus
Title:  Chairman and CEO
CINCINNATI BANCORP, INC.
By:

Name: Robert A. Bedinghaus
Title:  Chairman and CEO
LCNB CORP.
By:

Name: Eric J. Meilstrup
Title:  President and CEO
LCNB NATIONAL BANK
By:

Name: Eric J. Meilstrup
Title:  President and CEO
[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

A-C-4

EXHIBIT A
GENERAL RELEASE
Pursuant to Section 2 of the Settlement Agreement by and among by and among [name] (the “Executive”), Cincinnati Bancorp, Inc., a Maryland corporation (“CNNB”), Cincinnati Federal, a federal savings bank (“Cincinnati Federal”), LCNB Corp., an Ohio corporation and LCNB National Bank, a national bank (herein after, the “Settlement Agreement”), as a condition to receiving the payments and benefits referenced in Section 2 of the Settlement Agreement, the Executive has agreed to execute this General Release as of [date] (the “Release Date”) in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Settlement Agreement.
1.   Release.   In consideration of the receipt of the payments under Section 2 of the Settlement Agreement, the Executive, for himself and his heirs, personal representatives, executors, administrators, insurers, attorneys, successors and assigns, does hereby waive, release and forever discharge Cincinnati Federal, all present and former subsidiaries, parents, affiliates, and related entities, their successors, assigns, present and former agents, representatives, managers, employees, officers, shareholders, principals, partners, investors, insurers, attorneys, directors and trustees (hereinafter, the “Released Parties”) from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, judgments, attorney’s fees, and expenses of any nature whatsoever, in law or equity, known or unknown (“Claims”) arising at any time prior to and through the Release Date that have or might have been asserted against them by the Executive, or on his behalf, including without limitation Claims relating to the Executive’s employment by Cincinnati Federal, including without limitation all Claims for discrimination, harassment, or retaliation of any type under any federal, state or local law, ordinance or regulation, all Claims under federal, state or local whistleblower or employment laws or occupational, safety and health laws, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Federal Rehabilitation Act of 1973, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information and Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, as amended, and all whistleblower statutes administered by the U.S. Occupational Safety & Health Administration, including but not limited to the Consumer Product Safety Improvement Act and the Sarbanes Oxley Act, the False Claims Act, the Employee Retirement Income Security Act of 1974, to the extent that claims under that statute may be waived, the National Labor Relations Act, the Labor Management Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, as amended, the Fair Labor Standards Act, as amended, to the extent that such claims may be waived, KRS Chapter 337, the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended, the Kentucky Civil Rights Act, KRS Chapter 344, the Kentucky Equal Opportunity Act, KRS 207.130 to KRS 207.240, and any other state or local law, regulation, ordinance, or other enactment, as well as any Claims for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful discharge, constructive discharge, outrage, loss of consortium, promissory estoppel, public policy, and any contract, tort or other common law Claims for damages or equitable Claims, except for (a) any Claims for failure of payment of the Settlement Amount, (b) compensation for services as an employee of Cincinnati Federal that have accrued but are not yet payable as of the Release Date as reflected on the books and records of Cincinnati Federal, and (e) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.18 of the Merger Agreement, it being understood and agreed that the Executive is not releasing or waiving any rights to indemnification the Executive may have under the Articles of Incorporation or Bylaws of Cincinnati Federal or CNNB (the matters referred to in the foregoing clauses (a) through (e) being referred to, individually and collectively, as the “Exclusions”) .
The Executive understands and agrees that certain facts in respect of which this Release is made may be hereafter known to be other than or different from the facts now known or believed to be true. The Executive acknowledges that the Executive has had the opportunity to discover and acquire any and all facts with respect to this Release, if any, and the Executive expressly accepts and assumes the risk that the facts may be different than the Executive understands or believes them to be, and the Executive hereby agrees that all terms, without limitation or exception, of this Release shall in all respects be effective, binding, and not subject

A-C-5

to termination or rescission because of any such difference in facts, without regard to the nature of such facts or the reason or reasons why such facts were not discovered until after the execution of this Release.
The Executive retains the right to initiate or cooperate in any Equal Employment Opportunity Commission or other administrative charge or investigation which cannot be legally waived, but the Executive gives up the right to recover any monetary damages from any Released Party as a result of such a charge. Cincinnati Federal agrees that the Executive is neither releasing nor assigning any claim which the law does not permit the Executive to release or assign.
2.   Covenant Not to Sue.   The Executive agrees not to file a lawsuit asserting any Claims that are released in this Release, and the Executive waives the right to recover in any suit or other proceeding brought on the Executive’s behalf. Should the Executive breach this Release by filing a lawsuit against any of the Released Parties based on Claims the Executive has released, except for any challenge of the Executive’s release of the Executive’s Claim under the Age Discrimination in Employment Act, the Executive hereby agrees to pay for all costs incurred by the Released Parties in defending against such Claim(s), including reasonable attorney’s fees.
3.   Inadequate Remedy at Law.   The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Paragraph 1 of this Release would be inadequate and, therefore, agrees that Cincinnati Federal and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Cincinnati Federal or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
4.   Non-Admission.   It is understood and agreed that this Release does not and shall not constitute an admission by the Released Parties of any violation of any law or right of the Executive.
5.   Voluntariness.   The Executive understands that this Release includes a complete waiver of Claims (subject only to the Exclusions) and states that the Executive has read this Release including the full release of Claims and fully understands its terms and is voluntarily entering into this Release knowingly of the Executive’s own free will.
6.   Revocation Period.   The Executive acknowledges that he has seven days after the Executive’s execution of this Release to revoke it (the “Revocation Period”). If the Executive desires to revoke this Release after execution, the Executive must notify the Cincinnati Federal in writing on or before 11:59 p.m. on the seventh day after the Executive’s execution of this Release. This Release shall not become effective or enforceable, and the consideration described above shall not be payable, until the Revocation Period described in this Paragraph has expired without a revocation.
7.   ADEA Rights.   The Executive understands that this Release includes a complete waiver of Claims, including but not limited to Claims under the Age Discrimination in Employment Act of 1967 as amended. The Executive specifically acknowledges the following:
(a)   The Executive has read this Release including the full release of Claims;
(b)   This Release and the full release of Claims are written in a manner the Executive can understand, and the Executive fully understands this Release and the full release of Claims;
(c)   The Executive is voluntarily entering into this Release knowingly of the Executive’s own free will;
(d)   The waiver specifically refers to rights or Claims arising under the Age Discrimination in Employment Act of 1967 as amended;
(e)   The Executive has not waived any rights arising after the date that the Executive executes this Release;
(f)   The payments and other consideration provided by this Release are in addition to anything of value to which the Executive is already entitled;

A-C-6

(g)   The Executive has been advised in writing to consult with an attorney prior to executing this Release and has had an opportunity to review this Release with an attorney;
(h)   The Executive has been given a period of twenty-one (21) days to consider this Release;
(i)   The Release provides her with a period of seven (7) days to revoke the Release; and
(j)   The Release will not become effective until the eighth day following its execution by the Executive.
If the Executive signs the Release prior to the expiration of the twenty-one (21) days given to the Executive within which to consider this Release, the Executive does so voluntarily and of the Executive’s own free will. The Executive should not sign this Release before the Release Date.
8.   Entire Agreement.   This Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all other oral or written promises or representations.
9.   Severability.   The invalidity, illegality or unenforceability of any provision of this Release shall not affect the validity, legality or enforceability of the remaining provisions. Should this Release be held invalid or unenforceable (in whole or in part) with respect to any particular provisions, Claims or circumstances, it shall remain fully valid and enforceable as to all other provisions, Claims and circumstances. The invalid or unenforceable provisions will become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as will be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Release, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.
10.   Choice of Law; Jurisdiction.   This Release shall be construed in accordance with the laws of the State of Ohio, without regard to its choice of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Release will be brought against either of the parties exclusively in the courts of the State of Ohio, County of Warren, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
11.   Counterparts.   This Release may be executed in several counterparts, each and every one of which may be treated as an original.
[SIGNATURE PAGE FOLLOWS]

A-C-7

DO NOT SIGN THIS RELEASE BEFORE THE RELEASE DATE.
[PRINT NAME] Date	CINCINNATI FEDERAL By: Its: Date
[SIGNATURE PAGE TO RELEASE]

A-C-8

EXHIBIT D
FORM OF CONSULTANT AGREEMENT
CONSULTANT AGREEMENT
THIS CONSULTANT AGREEMENT (“Agreement”) is made this 17th day of May, 2023, by and between LCNB National Bank (“LCNB Bank”), and             (“Consultant”).
WHEREAS, Consultant presently is employed as the             with Cincinnati Federal (“Cincinnati Federal”);
WHEREAS, LCNB Corp,, the parent of LCNB Bank (“LCNB”,) and Cincinnati Bancorp, Inc., the parent of Cincinnati Federal (“CNNB”) are parties to that certain Agreement and Plan of Merger, dated May 17, 2023 (the “Merger Agreement”), pursuant to which CNNB will merge with and into LCNB and immediately thereafter Cincinnati Federal will merge with and into LCNB Bank (collectively, the “Merger”);
WHEREAS, as of the Effective Time (as defined in the Merger Agreement) Consultant’s employment with Cincinnati Federal and CNNB will terminate and Consultant will not become employed by LCNB or LCNB Bank;
WHEREAS, Consultant has knowledge and experience acquired during his employment with Cincinnati Federal which could be useful to LCNB Bank’s business subsequent to the Merger; and
WHEREAS, LCNB Bank desires to engage Consultant as an independent contractor on the terms and subject to the conditions set forth herein, and Consultant is willing to accept the engagement on such terms and conditions.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.   Duties of Consultant.   LCNB Bank hereby retains Consultant to provide the following services to LCNB Bank: assistance with Cincinnati Federal employee transition and acclimation with LCNB Bank policies, processes and procedures; assistance with Cincinnati Federal customer retention and transition to LCNB Bank; advice on and participation in general promotion of LCNB Bank to retail and commercial customers in the Greater Cincinnati and Northern Kentucky markets; advice on general marketing and promotion of LCNB Bank in the Greater Cincinnati and Northern Kentucky markets; and other services agreed to by Consultant and LCNB Bank (the “Services”). Consultant hereby agrees to perform the Services in a competent, cooperative, productive and professional manner. Consultant will dedicate such time as is necessary to effectively perform the Services, which Consultant and LCNB Bank expect will not exceed eight (8) hours per week. Consultant will report to LCNB Bank’s CEO with respect to the Services.
2.   Compensation.   Consultant shall receive as payment in full for all Services he renders under this Agreement for a flat fee of             ($      ) per full calendar month, payable on or before the 15th day of the month following each month in which the Services were rendered. The payments due Consultant shall be prorated to the extent his services are terminated prior to the end of the Term. Consultant shall be responsible for any and all of Consultant’s expenses incurred in rendering Services pursuant to this Agreement, except as LCNB Bank may otherwise expressly authorize and agree in writing.
3.   Term and Termination.   The term of this Agreement shall commence upon the Effective Time and will end twelve (12) months thereafter (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement. This Agreement shall terminate automatically in the event of the earliest of (a) Consultant’s death, (b) Consultant’s disability rendering Consultant unable to provide the Services, or (c) the end of the Term. Notwithstanding anything to the contrary, this Agreement may be terminated immediately by LCNB Bank if Consultant does not render the Services to LCNB Bank in a manner satisfactory to it in its reasonable judgment, or if Consultant otherwise breaches this Agreement. When this Agreement is terminated as provided herein, all rights and obligations the parties may otherwise have under this Agreement shall cease as of the effective date of the termination.
If the Merger Agreement is terminated, or if the Effective Time otherwise shall not occur, this Agreement shall be null and void, ab initio and of no force and effect.

A-D-1

4.   Independent Contractor Relationship.
a)   The relationship of Consultant to LCNB Bank during the Term is that of independent contractor.
b)   Consultant is not an employee of LCNB Bank for any purpose, including, but not limited to, any benefits LCNB Bank provides to its employees, the Social Security Act, the Federal Unemployment, Tax Act, income tax, workers’ compensation, unemployment compensation, life, travel, group or disability insurance, pension or profit sharing plans, or any other expense customarily withheld or paid by an employer for an employee.
c)   Consultant shall be solely responsible for, and shall pay, all self-employment, employment, income and other taxes or sums due any federal, state or local government worldwide on account of any relationship with LCNB Bank with respect to Consultant, and Consultant will execute an affidavit to that effect if and when requested.
d)   Except as may be provided in this Agreement, Consultant shall be solely responsible for any and all other expenses of whatever kind and nature Consultant incurs in connection with providing Services pursuant to this Agreement.
5.   Nondisclosure of Confidential Information.   Consultant agrees that he shall hold in confidence all Confidential Information, and shall not disclose, publish or make use of, whether for his own or any third party’s benefit, except directly in connection with the provision of Services or as required by law, any Confidential Information. For purposes of this Agreement “Confidential Information” means with respect to or concerning the past, current or planned operations of LCNB Bank’s business: trade secrets; customer lists; customer locations; current and anticipated customer requirements; customer preferences; pricing information; customer contacts, including phone numbers, mailing addresses and email addresses; price lists; market studies; business plans; marketing plans; advertising materials; financial statements; financial projections; budgets; historical and projected sales; any other confidential and/or proprietary information concerning LCNB Bank’s business. Upon expiration of the Term or termination under Section 3, Consultant shall return and deliver forthwith to LCNB Bank any proprietary information, including all copies thereof and shall not retain or remove any secret or confidential information of any type or description without the express written consent of LCNB Bank.
6.   Assignment.   This Agreement shall inure to the benefit of and be binding upon LCNB Bank and Consultant and their respective affiliates, successors and assigns, provided that Consultant shall not have the right to assign any of his rights or obligations hereunder without the express written consent of LCNB Bank, which consent may be withheld in the sole and absolute discretion of LCNB Bank.
7.   Miscellaneous.   This Agreement supersedes all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the parties concerning the subject matter of this Agreement. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. If any provision of this Agreement is invalid or unenforceable, in whole or in part, then such provision is deemed modified or restricted to the extent and in the manner necessary to render that provision valid and enforceable. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The laws of the State of Ohio govern all matters arising out of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[signature page follows]

A-D-2

IN WITNESS WHEREOF, the undersigned have executed and delivered this Consultant Agreement on the date first written above.
Consultant [PRINT NAME]	LCNB NATIONAL BANK By: Title:

A-D-3

EXHIBIT E
FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of the 17th of May, 2023 by and between LCNB Corp, an Ohio corporation (“LCNB Corp”), LCNB National Bank, a national banking association (“LCNB Bank” and together with LCNB Corp. “LCNB”), and         , a resident of the State of         (“          ”).
W I T N E S S E T H:
WHEREAS,          is           of Cincinnati Bancorp, Inc. (“Cincinnati Bancorp”), and its wholly owned subsidiary Cincinnati Federal (“Cincinnati Federal” and together with Cincinnati Bancorp, the “Companies”), and has played a pivotal role at the Companies and has been a key officer in the management and operations of the Companies;
WHEREAS, LCNB Corp. and Cincinnati Bancorp have entered into a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2023, to cause the merger of Cincinnati Bancorp with and into LCNB Corp. and the subsequent merger of Cincinnati Federal with and into LCNB Bank, (collectively, the “Merger”); and
WHEREAS, LCNB desires to contract for certain restrictive covenants from         in order to protect its legitimate business interests from and after the consummation of the Merger.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.   Term.   The term of this Agreement shall commence on the Effective Date of the Merger (as defined in the Merger Agreement) (the “Effective Date”) and continue for a period of two (2) years thereafter (the “Term”) unless earlier terminated by mutual agreement of the parties. This Agreement shall automatically terminate and be of no force and effect, without any action of the parties, upon termination of the Merger Agreement prior to the Effective Date.
2.   Compensation.   LCNB agrees to pay    , in one lump sum on the Effective Date, an amount equal to $         (the “Compensation”) which will be reported on Form W-2.         agrees to accept the Compensation as full and complete compensation and consideration for his performance of the covenants set forth herein during the Term.
3.   Non-Competition.   In order to protect the legitimate business interests of LCNB,         hereby covenants and agrees that during the Term and except as expressly provided herein,         shall not, directly or indirectly:
a)   seek or accept employment or other work, in any capacity (including, without limitation, as a member of a board of directors), with any person, entity, or association, in any business or service of the type and nature conducted by LCNB as of the Effective Date;
b)   conspire, plan or otherwise agree with any person, entity or association to organize or develop any business or entity that directly or indirectly is competitive with, or engages in business similar to, the business of LCNB;
c)   own (except that         may acquire or otherwise own less than 5% in the aggregate of any class of any securities of a corporate entity as long as such securities are held solely as a passive investment and not with a view to controlling or directing the affairs of the entity, which shall not prohibit the exercise of any rights as a shareholder other than in a passive manner), manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any person, entity or business similar to, or which directly or indirectly is competitive with, the business of LCNB; or

A-E-1

d)   divert or attempt to divert or seek to cause any party to refrain from doing any business with LCNB.
4.   Non-Solicitation of Business.          shall not, during the Term, directly or indirectly, solicit, contact, seek business from or approach any person or entity who was a customer of Cincinnati Federal immediately before the Effective Date, on behalf of any person or entity which competes or engages in business similar to LCNB.
5.Non-Solicitation of Employees.          shall not, during the Term, hire, employ or engage, or solicit, recruit or identify for solicitation or recruitment, directly or indirectly, employees of LCNB for employment by any other person or entity.
6.   Non-Disparagement.   Each Party agrees that it will not, and will use reasonable efforts to ensure that their attorneys, agents or other representatives of each of them, respectively, will not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the other Party or any of the present or former members, shareholders, partners, employees, principals, directors or affiliates of the other Party.
7.   Non-Disclosure.           acknowledges that he has had access to certain sensitive, special and unique information of the Companies and LCNB that is confidential or proprietary with respect to the Companies’ and LCNB’s business and that are of value to LCNB.     hereby covenants and agrees that he will not use or disclose, for any purpose, any Confidential Information (as hereinafter defined). For purposes of this Agreement, “Confidential Information” means with respect to or concerning the past, current or planned operation of the Companies’ or LCNB’ business: trade secrets; customer lists; customer locations; current and anticipated customer requirements; customer preferences; pricing information; customer contacts, including phone numbers, mailing addresses and email addresses; price lists; market studies; business plans; marketing plans; advertising materials; financial statements; financial projections; budgets; historical and projected sales; any other confidential and/or proprietary information concerning the Companies’ or LCNB’s business.
8.   Remedies.           acknowledges and agrees that a breach of the covenants, promises, agreements and obligations set forth in this Agreement will result in material and irreparable injury to LCNB for which there is no adequate remedy of law and that it would not be possible to measure damages for such injury precisely. In the event of such a breach or threat thereof, LCNB shall have the right to seek specific performance, in addition to money damages (which shall include reasonable attorney’s fees).
9.   General.
a)   Waivers.   No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith.
b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to       :
                , Ohio
Email:

A-E-2

If to LCNB:       LCNB Corp.
P.O. Box 59
Lebanon, OH 45036
Attention: President & CEO
Email: emeilstrup@lcnb.com
c)   Assignment.              may not assign this Agreement. LCNB shall not assign this Agreement, except to an affiliate or successor of LCNB, without          ’s prior written consent, which consent shall not be unreasonably withheld. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns.
d)   Governing Law; Venue.   The interpretation and construction of this Agreement and (unless otherwise expressly provided herein), all amendments hereof and waivers and consents hereunder shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the substantive law of the State of Ohio, without regard to the conflicts of laws principles thereof. The parties irrevocably submit to the jurisdiction of the state or federal courts located in Warren County, Ohio, in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.
e)   Further Assurances.   The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out this Agreement.
f)   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.
g)   Interpretation; Severability; Construction.   The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.
h)   Entire Agreement.   This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof.
[Signature Page to Follow]

A-E-3

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first written above.
LCNB CORP.
By: Eric J. Meilstrup, President & CEO	[PRINT NAME]
LCNB NATIONAL BANK
By: Eric J. Meilstrup, President & CEO

A-E-4

ANNEX B
May 17, 2023
Board of Directors
Cincinnati Bancorp, Inc.
6581 Harrison Avenue
Cincinnati, OH 45247
Ladies and Gentlemen:
Cincinnati Bancorp, Inc. (“CNNB”) and LCNB Corp. (“LCNB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which CNNB will, on the terms and subject to the conditions set forth in the Agreement, merge with and into LCNB with LCNB as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of CNNB Common Stock (except for certain shares of CNNB Common Stock as specified in the Agreement) shall become and be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive, at the election of the holder thereof, either (i) 0.9274 shares of LCNB Common Stock (the “Per Share Stock Consideration”), or (ii) $17.21 in cash (the “Per Share Cash Consideration”). The Agreement provides, generally, that eighty percent (80%) of the shares of CNNB Common Stock issued and outstanding immediately prior to Effective Date shall be converted into the Per Share Stock Consideration and the remaining shares of CNNB Common Stock shall be converted into the Per Share Cash Consideration. The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the “Merger Consideration.” In addition, the Agreement provides, generally, that if CNNB’s Adjusted Shareholders’ Equity is less than $36,800,000 (the “Minimum Adjusted Shareholders’ Equity”), then the Aggregate Consideration shall be reduced dollar-for-dollar by the amount by which CNNB’s Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity. At your direction and with your consent, we have assumed for purposes of our analyses that CNNB’s Adjusted Shareholders’ Equity will not be less than the Minimum Adjusted Shareholders’ Equity. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CNNB Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 16, 2023; (ii) certain publicly available financial statements and other historical financial information of CNNB and its banking subsidiary, Cincinnati Federal, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of LCNB and its banking subsidiary, LCNB National Bank, that we deemed relevant; (iv) certain internal financial projections for CNNB for the year ending December 31, 2023 with long-term estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2027, as provided by the senior management of CNNB; (v) publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of LCNB; (vi) the pro forma financial impact of the Merger on LCNB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of LCNB, as well as estimated net income for CNNB for the years ending December 31, 2023 through December 31, 2025 with an estimated annual net income growth rate for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of LCNB; (vii) the publicly reported historical price and trading activity for CNNB Common Stock and LCNB Common Stock, including a comparison of certain stock trading information for CNNB Common Stock and LCNB Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for CNNB and LCNB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of CNNB and its representatives the business, financial condition, results of operations and prospects of CNNB and held similar discussions with certain members of the senior management of LCNB and its representatives regarding the business, financial condition, results of operations and prospects of LCNB.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CNNB, LCNB or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of CNNB and LCNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CNNB or LCNB, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of CNNB or LCNB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CNNB or LCNB, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to CNNB or LCNB. We have assumed, with your consent, that the respective allowances for loan losses for both CNNB and LCNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for CNNB for the year ending December 31, 2023 with long-term estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2027, as provided by the senior management of CNNB. In addition, Piper Sandler used publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of LCNB. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of LCNB, as well as estimated net income for CNNB for the years ending December 31, 2023 through December 31, 2025 with an estimated annual net income growth rate for the years ending December 31, 2026 and December 31, 2027, as provided by the senior management of LCNB. With respect to the foregoing information, the respective senior managements of CNNB and LCNB confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of CNNB and LCNB, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in CNNB’s or LCNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that CNNB and LCNB will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CNNB, LCNB, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that CNNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of CNNB Common Stock or LCNB Common Stock at any time or what the value of LCNB Common Stock will be once it is actually received by the holders of CNNB Common Stock.
We have acted as CNNB’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler on the day of closing of the Merger. CNNB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to CNNB in the two years preceding the date hereof. Piper Sandler did not provide any investment banking services to LCNB in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CNNB, LCNB and their respective affiliates. We may also actively trade the equity and debt securities of CNNB, LCNB and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of CNNB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of CNNB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CNNB Common Stock and does not address the underlying business decision of CNNB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CNNB or the effect of any other transaction in which CNNB might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of CNNB, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of CNNB Common Stock from a financial point of view.
Very truly yours,

Part II
Information Not Required In Prospectus
Item 20.   Indemnification of Directors and Officers.
(a)
Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:
(E)(1)   A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.
(2)   A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a)   Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b)   Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3)   To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.
(4)   Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a)   By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b)   If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c)   By the shareholders;
(d)   By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.
(5)
(a)   Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:
(i)   Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii)   Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b)   Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.
(6)   The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.
(7)   A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8)   The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9)   As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.
(b)   Regulations of LCNB
The Code of Regulations of LCNB contain the following provisions with respect to the indemnification of directors and officers:
Article VII — Indemnification
The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term “officer” as used in this Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an “officer” within the operation of this Article VII by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.
(c)   Insurance
LCNB maintains insurance policies under which directors and officers of LCNB are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of LCNB.
Item 21.   Exhibits and Financial Statement Schedules
(a)   Exhibits
See Index to Exhibits below.
(b)   Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.
Item 22.   Undertakings
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS
Exhibit Number#	Description	Exhibit Location
2.1	Agreement and Plan of Merger, dated as of May 17, 2023, by and between LCNB Corp. and Cincinnati Bancorp, Inc.	Included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4
3.1(a)	Amended and Restated Articles of Incorporation of LCNB Corp., as amended. (This document represents the Amended and Restated Articles of Incorporation of LCNB Corp. in compiled form incorporating all amendments. The compiled document has not been filed with the Ohio Secretary of State.)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, Exhibit 3.1
3.2(a)	Code of Regulations of LCNB Corp.	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, Exhibit 3(ii)
4.1	Description of LCNB’s Securities	Incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2019, Exhibit 4.1
5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith
8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	Filed herewith
10.1	LCNB Corp. Ownership Incentive Plan	Incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 15, 2002, Exhibit A (000-26121)
10.2	LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 13, 2015, Exhibit A (001-35292)
10.3	Form of Option Grant Agreement under the LCNB Corp. Ownership Incentive Plan	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005, Exhibit 10.2
10.4	Nonqualified Executive Retirement Plan	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, Exhibit 10.4
10.5	Form of Restricted Share Grant Agreement under the LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to Registrant’s 2015 Form 10-K, Exhibit 10.7
10.6	Form of Business Loan Agreement between LCNB Corp. and Bankers’ Bank	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on February 14, 2022, Exhibit 10.1
21.1	Subsidiaries of LCNB Corp.	Incorporated herein by reference to Exhibit 21 to LCNB’s 2022 Form 10-K
23.1	Consent of Independent Registered Public Accounting Firm – Plante & Moran PLLC	Filed herewith

Exhibit Number#	Description	Exhibit Location
23.2	Consent of Independent Registered Public Accounting Firm – FORVIS, LLP (formerly BKD, LLP)	Filed herewith
23.3	Consent of Independent Registered Public Accounting Firm – FORVIS, LLP (formerly BKD, LLP)	Filed herewith
23.4	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
23.5	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference
24.1	Powers of Attorney for Directors and Executive Officers of LCNB Corp.	Filed herewith
99.1	Consent of Piper Sandler & Co.	Filed herewith
99.2	Form of Proxy Card for Special Meeting of Stockholders of CNNB Bancorp, Inc.	To be filed by amendment
107.1	Filing Fee Table	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Ohio, on August 2, 2023.
LCNB Corp.
By:
/s/ Eric J. Meilstrup

Eric J. Meilstrup
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Date	Capacity
/s/ Eric J. Meilstrup Eric J. Meilstrup	August 2, 2023	President, Chief Executive Officer & Director
/s/ Spencer S. Cropper* Spencer S. Cropper	August 2, 2023	Chairman of the Board
/s/ Mary E. Bradford* Mary E. Bradford	August 2, 2023	Director
/s/ Steve P. Foster* Steve P. Foster	August 2, 2023	Director
/s/ William G. Huddle* William G. Huddle	August 2, 2023	Director
/s/ Craig M. Johnson* Craig M. Johnson	August 2, 2023	Director
/s/ Robert C. Haines II* Robert C. Haines II	August 2, 2023	Executive Vice President & Chief Financial Officer
/s/ Michael J. Johrendt* Michael J. Johrendt	August 2, 2023	Director
/s/ William H. Kaufman* William H. Kaufman	August 2, 2023	Director
/s/ Anne E. Krehbiel* Anne E. Krehbiel	August 2, 2023	Director
/s/ Takeitha W. Lawson* Takeitha W. Lawson	August 2, 2023	Director
/s/ Stephen P. Wilson* Stephen P. Wilson	August 2, 2023	Director

*
The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Eric J. Meilstrup, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:
/s/ Eric J. Meilstrup

Eric J. Meilstrup
President and Chief Executive Officer
Attorney-in-Fact